As filed with the Securities and Exchange Commission on September 28, 2015
Registration No. 333-__________
_____________________________________________________________________________________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________
IPALCO ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Indiana	4911	35-1575582
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	One Monument Circle Indianapolis, IN 46204 (317) 261-8261
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
	Judi L. Sobecki, Esq. General Counsel IPALCO Enterprises, Inc. One Monument Circle Indianapolis, IN 46204 (317) 261-8261
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
_____________________________

Copies to:
Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________________________________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                                Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)                Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
New 3.45% Senior Secured Notes due 2020	$405,000,000	100%	$405,000,000	$47,061.00
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS (SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2015)

IPALCO Enterprises, Inc.
Offer to Exchange
3.45% Senior Secured Notes due 2020
for
New 3.45% Senior Secured Notes due 2020
We are offering to exchange up to $405 million of our new registered 3.45% Senior Secured Notes due 2020 (the “new notes” or “notes”) for up to $405 million of our existing unregistered 3.45% Senior Secured Notes due 2020 (the “old notes”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture.
To exchange your old notes for new notes:

•	you are required to make the representations described on page 3 to us; and

•	you should read the section called “The Exchange Offer” on page 106 for further information on how to exchange your old notes for new notes.

The exchange offer will expire at midnight New York City time on , 2015 unless it is extended.
See “Risk Factors” beginning on page 6 of this prospectus for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2015

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We have not authorized anyone to provide you with any information other than that contained in this prospectus or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.
We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
NOTICE TO NEW HAMPSHIRE RESIDENTS
NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GAVE APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

GLOSSARY OF TERMS
The following is a list of frequently used abbreviations or acronyms that are found in this prospectus:

2016 IPALCO Notes	$400 million of 7.25% Senior Secured Notes due April 1, 2016
2018 IPALCO Notes	$400 million of 5.00% Senior Secured Notes due May 1, 2018
2020 IPALCO Notes	$405 million of 3.45% Senior Secured Notes, due July 15, 2020
AES	The AES Corporation
AES U.S. Investments	AES U.S. Investments, Inc.
Amended and Restated By-laws	Amended and Restated By-laws of IPALCO Enterprises, Inc.
ARO	Asset Retirement Obligations
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
BACT	Best Achievable Control Technology
BTA	Best Technology Available
CAA	U.S. Clean Air Act
CAIR	Clean Air Interstate Rule
CCR	Coal Combustion Residuals
CCGT	Combined Cycle Gas Turbine
CCT	Clean Coal Technology
CDPQ	CDP Infrastructure Fund GP, a wholly-owned subsidiary of La Caisse de dépôt et placement du Québec
CO2	Carbon Dioxide
COSO	Committee of Sponsoring Organizations of the Treadway Commission
CPCN	Certificate of Public Convenience and Necessity
Credit Agreement
$250,000,000 Revolving Credit Facilities Amended and Restated Credit Agreement by and among Indianapolis Power & Light Company, the Lenders Party thereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Sole Bookrunner and Sole Lead Arranger, Fifth Third Bank, as Syndication Agent and BMO Harris Bank N.A., as Documentation Agent, Dated as of May 6, 2014

CSAPR	Cross-State Air Pollution Rule
CWA	U.S. Clean Water Act
Defined Benefit Pension Plan	Employees’ Retirement Plan of Indianapolis Power & Light Company
DSM	Demand Side Management
ECCRA	Environmental Compliance Cost Recovery Adjustment
ELGs	Effluent Limitation Guidelines
EPA	U.S. Environmental Protection Agency
EPAct	Energy Policy Act of 2005
ERISA	Employee Retirement Income Security Act of 1974
EUSGUs	Electric Utility Steam Generating Units
FAC	Fuel Adjustment Clause
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FGDs	Flue-Gas Desulfurizations
FTRs	Financial Transmission Rights
GAAP	Generally accepted accounting principles in the United States
GHG	Greenhouse Gas
IBEW	International Brotherhood of Electrical Workers
IDEM	Indiana Department of Environmental Management
IOSHA	Indiana Occupational Safety and Health Administration

IPALCO	IPALCO Enterprises, Inc.
IPL	Indianapolis Power & Light Company and its consolidated subsidiary
IPL Funding	IPL Funding Corporation
IURC	Indiana Utility Regulatory Commission
kWh	Kilowatt hours
MATS	Mercury and Air Toxics Standards
Mid-America	Mid-America Capital Resources, Inc.
MISO	Midcontinent Independent System Operator, Inc.
MW	Megawatts
NAAQS	National Ambient Air Quality Standards
NERC	North American Electric Reliability Corporation
NOV	Notice of Violation
NOx	Nitrogen Oxides
NPDES	National Pollutant Discharge Elimination System
NSPS	New Source Performance Standards
Pension Plans	Employees’ Retirement Plan of Indianapolis Power & Light Company and Supplemental Retirement Plan of Indianapolis Power & Light Company
PSD	Prevention of Significant Deterioration
Purchasers	Citibank, N.A. and its affiliate, CRC Funding, LLC
RCRA	Resource Conservation and Recovery Act
Receivables Sale Agreement	Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009, as amended, as described herein
RFC	Reliability First Corporation
RSG	Revenue Sufficiency Guarantee
RSP	AES Retirement Savings Plan
SEA 340	Senate Enrolled Act 340
SEC	Securities and Exchange Commission
Service Company	AES U.S. Services, LLC
SO2	Sulfur Dioxides
Supplemental Retirement Plan	Supplemental Retirement Plan of Indianapolis Power & Light Company
Third Amended and Restated Articles of Incorporation	Third Amended and Restated Articles of Incorporation of IPALCO Enterprises, Inc.
Thrift Plan	Employees’ Thrift Plan of Indianapolis Power & Light Company
U.S.	United States of America
U.S. SBU	AES U.S. Strategic Business Unit

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SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus before making a decision to exchange your old notes for new notes, including the section entitled “Risk Factors” beginning on page 6 of this prospectus.
Unless otherwise indicated or the context otherwise requires, the terms “IPALCO,” we,” “our,” “us,” and “the Company” refer to IPALCO Enterprises, Inc., including all of its subsidiaries, collectively. The term “IPALCO Enterprises, Inc.” refers only to IPALCO Enterprises, Inc., excluding its subsidiaries and affiliates.
Our Company
IPALCO Enterprises, Inc. is a holding company incorporated under the laws of the state of Indiana. Our principal subsidiary is IPL, a regulated electric utility operating in the state of Indiana. Substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL. Our total electric revenues and net income for the fiscal year ended December 31, 2014 were $1.3 billion and $78.0 million, respectively, and for the six months ended June 30, 2015 were $624.7 million and $16.9 million, respectively. The book value of our total assets as of June 30, 2015 was $4.0 billion. All of our operations are conducted within the United States of America and principally within the state of Indiana.
IPL is engaged primarily in generating, transmitting, distributing and selling electric energy to approximately 480,000 retail customers in the city of Indianapolis and neighboring areas within the state of Indiana; with the most distant point being about 40 miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL’s service area covers about 528 square miles with an estimated population of approximately 928,000. IPL owns and operates four generating stations. Two of the generating stations are primarily coal-fired. A third station has a combination of units that use coal (base load capacity) and natural gas and/or oil (peaking capacity) for fuel to produce electricity. The fourth station is a small peaking station that uses gas-fired combustion turbine technology for the production of electricity. As of June 30, 2015, IPL’s net electric generation capacity for winter is 3,233 MW and net summer capacity is 3,115 MW.
Our principal executive offices are located at One Monument Circle, Indianapolis, Indiana 46204, and our telephone number is (317) 261-8261. Our internet website address is www.iplpower.com. The information on our website is not a part of this prospectus.
We are owned by AES U.S. Investments and CDPQ. As of June 30, 2015, AES U.S. Investments was owned by AES U.S. Holdings LLC (85%) and CDPQ (15%). AES U.S. Holdings is a wholly-owned subsidiary of AES. AES is a global power company with operations in 18 countries. AES’ executive offices are located at 4300 Wilson Boulevard, Arlington, VA, 22203, and its telephone number is (703) 522-1315.
Recent Developments
On September 15, 2015, IPL issued $260 million aggregate principal amount of first mortgage bonds, 4.70% Series, due September 2045, pursuant to Rule 144A and Regulation S under the Securities Act. Net proceeds from this offering were approximately $255.6 million, after deducting the initial purchasers’ discounts and fees and expenses for the offering payable by IPL. The net proceeds from the offering will be used to finance a portion of IPL’s construction program and our capital costs related to environmental and replacement generation projects and for other general corporate purposes.

THE EXCHANGE OFFER

Securities Offered	We are offering up to $405 million aggregate principal amount of our new 3.45% Senior Secured Notes due 2020, which will be registered under the Securities Act.
The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal
The exchange offer will expire at midnight New York City time on , 2015 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2015. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires. You may only exchange old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Federal Income Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “Material United States Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.
Failure to Tender Your Old Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest or liquidated damages. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register such untendered old notes under the Securities Act and, following this exchange offer, will be under no obligation to do so.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.
Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for the old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.
If you are an affiliate of IPALCO Enterprises, Inc., or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
If you are a broker-dealer and receive new notes for your own account in the exchange offer and/or in exchange for old notes that were acquired for your own account as a result of market-making or other trading activities:

•	you must represent that you do not have any arrangement or understanding with us or any of our affiliates to distribute the new notes;

•
you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•
you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES
The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and will be governed by the same indenture under which the old notes were issued.

Issuer	IPALCO Enterprises, Inc.
Notes Offered	$405 million aggregate principal amount of new 3.45% senior secured notes due 2020.
Maturity	July 15, 2020.
Interest Payment Dates	Interest will be payable semiannually on January 15 and July 15 of each year commencing on January 15, 2016.
Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Collateral
The notes are secured by our pledge of all of the outstanding common stock of Indianapolis Power & Light Company. The lien on the pledged shares will be shared equally and ratably with our existing senior secured notes, and, subject to certain limitations, we may secure other Indebtedness (as defined herein) equally and ratably with the notes.

Ranking
The notes will be secured and rank equally with our senior secured indebtedness secured by a pledge of the same assets. The notes will rank senior, to the extent of the assets securing such indebtedness, to our senior unsecured indebtedness and senior to our subordinated indebtedness. The notes will effectively rank junior to our subsidiaries’ liabilities.
As of June 30, 2015:
•
IPALCO had outstanding $838.5 million of senior secured indebtedness; and
•    IPL had total long-term debt (net of current maturities of $131.9 million), current liabilities and preferred stock of approximately $1.6 billion.

Optional Redemption	We may redeem some or all of the notes at any time or from time to time at a redemption price as described under the caption “Description of Notes—Optional Redemption.”
Change of Control
When a Change of Control Triggering Event (as defined herein) occurs, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest. See “Description of Notes—Repurchase at the Option of Holders.”

Covenants
The indenture governing the notes contains covenants that, among other things, will limit our ability and, in the case of restrictions on liens, the ability of our significant subsidiaries to:
•    create certain liens on assets and properties; and
•    consolidate or merge, or convey, transfer or lease all or substantially all of our consolidated properties and assets.
These covenants are subject to important exceptions and qualifications, which are described in “Description of Notes—Covenants.” The indenture does not restrict or prevent IPL or any other subsidiary from incurring unsecured indebtedness.

Book-Entry Form
The notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Transfers of the notes will be effected only through the facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances. See “Description of Notes—Global Notes.”

Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities under the indenture governing the notes having the same terms as, and ranking equally with, the notes in all respects (except for the offering price and issue date), as described more fully in “Description of Notes—Basic Terms of Notes.”

Trustee, Registrar and Paying Agent	U.S. Bank National Association.
Governing Law	The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS
If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. You should read the section captioned “Cautionary Note Regarding Forward-looking Statements” for a discussion of what types of statements are forward-looking as well as the significance of such statements in the context of this prospectus. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business, results of operations or financial condition.
Risks Related to the Exchange Offer
If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.
If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.
You must follow the exchange offer procedures carefully in order to receive the new notes.
If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you will need to contact a DTC participant to complete the book-entry transfer procedures, or otherwise complete and transmit a letter of transmittal, in each case described under “The Exchange Offer,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.
There are state securities law restrictions on the resale of the new notes.
In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.
Risks Related to the Notes
The notes will be structurally subordinated to claims of creditors of our current and future subsidiaries.
The notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries, including IPL. Our subsidiaries may also incur additional indebtedness in the future. Any right that we have to receive any assets of any of our subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. The security interest in the common stock of IPL pledged by us to secure the notes will not alter the effective subordination of the notes to the creditors of our subsidiaries.
We may incur additional indebtedness, which may affect our financial health and our ability to repay the notes.
As of June 30, 2015, we had on a consolidated basis $1.8 billion of long-term indebtedness and total common shareholders’ equity of $343.7 million. As of June 30, 2015, our long-term indebtedness includes $838.5 million aggregate principal of senior secured notes, which are secured, equally and ratably with the notes, by the pledge of all the outstanding common stock of IPL. IPL had $1.2 billion of first mortgage bonds outstanding as of June 30, 2015, which are secured by the pledge of substantially all of the assets of IPL under the terms of IPL’s mortgage and deed of trust. The indenture governing the notes does not restrict IPL’s or any of our subsidiaries’ ability to incur unsecured indebtedness. As of June 30, 2015, IPL had $55.0 million of outstanding borrowings on its unsecured, 5-year $250 million revolving credit facility and $50 million of secured indebtedness pursuant to its receivables sale facility. This level of indebtedness and related security could have important consequences, including the following:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund other corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, as needed.
We expect to incur additional debt in the future, subject to the terms of our debt agreements and we expect that IPL will incur additional debt in the future, subject to the terms of its debt agreements and regulatory approvals. To the extent we or IPL become more leveraged, the risks described above would increase. Further, our actual cash requirements in the future may be greater than expected. Accordingly, our cash flow from operations may not be sufficient to repay at maturity all of the outstanding debt as it becomes due and, in that event, we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms or at all to refinance our debt as it becomes due.
We are a holding company and are dependent on Indianapolis Power & Light Company for dividends to meet our debt service obligations.
We are a holding company with no material assets other than the common stock of our subsidiaries, and accordingly substantially all cash is generated by the operating activities of our subsidiaries, principally IPL. None of our subsidiaries, including IPL, is obligated to make any payments with respect to the notes, and none of our subsidiaries will guarantee the notes; however, the common stock of IPL is pledged to secure payment of these notes. Accordingly, our ability to make payments on the notes is dependent not only on the ability of our subsidiaries to generate cash in the future, but also on the ability of our subsidiaries to distribute cash to us. IPL’s mortgage and deed of trust, its amended articles of incorporation and its Credit Agreement contain restrictions on IPL’s ability to issue certain securities or pay cash dividends to us under certain circumstances.
We may not be able to repurchase the notes upon a change of control triggering event.
Upon the occurrence of specific kinds of change of control triggering events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest (see “Description of Notes—Repurchase at the Option of Holders”). The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a change of control triggering event because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control triggering event.
Redemptions may adversely affect your return on the notes.
The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when the prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.
Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the collateral securing the notes.
Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the common stock of IPL pledged by us to secure the notes upon the occurrence of an event of default under the indenture governing the notes. Because IPL is a regulated public utility, foreclosure proceedings and the enforcement of the pledge agreement and the right to take other actions with respect to the pledged shares of IPL common stock may be limited and subject to regulatory approval. IPL is subject to regulation at the state level by the IURC. At the federal level, it is subject to regulation by the FERC. See “Business—Regulatory Matters.” Regulation by the IURC and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, foreclosure proceedings and the enforcement of the pledge agreement and the right to take other actions with respect to the pledged shares of IPL common stock would require (i) FERC approval to the extent such actions resulted in a change in control or a transfer of the ownership of the pledged shares of IPL common stock and (ii) IURC approval to the extent such actions resulted in a transfer of the ownership of the pledged shares of IPL common stock to another Indiana utility. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.
Credit rating downgrades could adversely affect the trading price of the notes.
The trading price for the notes may be affected by our credit rating, and our credit rating may be affected by the credit rating of AES. Credit ratings are continually revised and there can be no assurance that our current credit rating or the current credit rating of AES will remain the same for any given period of time or that such ratings will not be downgraded or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Any downgrade in, or withdrawal of, our credit rating or the credit rating of AES could adversely affect the trading price of the notes or the trading markets for the notes to the extent trading markets for the notes develop. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks related to the structure or marketing of the notes. One rating agency’s rating should be evaluated independently of any other rating agency’s rating.
Risks Related to Our Business
Our electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and/or maintenance expenses, increased fuel or purchased power costs and other significant liabilities for which we may not have adequate insurance coverage.
We operate coal, oil and natural gas generating facilities, which involve certain risks that can adversely affect energy costs, output and efficiency levels. These risks include:

•	increased prices for fuel and fuel transportation as existing contracts expire or as such contracts are adjusted through price re-opener provisions or automatic adjustments;

•	unit or facility shutdowns due to a breakdown or failure of equipment or processes;

•	disruptions in the availability or delivery of fuel and lack of adequate inventories;

•	labor disputes;

•	reliability of our suppliers;

•	inability to comply with regulatory or permit requirements;

•	disruptions in the delivery of electricity;

•	the availability of qualified personnel;

•	operator error; and

•
catastrophic events such as fires, explosions, cyber-attacks, terrorist acts, acts of war, pandemic events, or natural disasters such as floods, earthquakes, tornadoes, severe winds, ice or snow storms, droughts, or other similar occurrences affecting our generating facilities.

The above risks could result in unscheduled plant outages, unanticipated operation and/or maintenance expenses, increased capital expenditures, and/or increased fuel and purchased power costs, any of which could have a material adverse effect on our operations. If unexpected plant outages occur frequently and/or for extended periods of time, this could result in adverse regulatory action and/or reduced wholesale revenues.
Additionally, as a result of the above risks and other potential hazards associated with the power generation industry, we may from time to time become exposed to significant liabilities for which we may not have adequate insurance coverage. Power generation involves hazardous activities, including acquiring, transporting and unloading fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks, such as floods, earthquakes, tornadoes, severe winds, ice or snow storms and droughts, hazards, such as fire, explosion, collapse and machinery failure, are inherent risks in our operations which may occur as a result of inadequate internal processes, technological flaws, human error or certain external events. The control and management of these risks depend upon adequate development and training of personnel and on the existence of operational procedures, preventative maintenance plans and specific programs supported by quality control systems which reduce, but do not eliminate, the possibility of the occurrence and impact of these risks.
The hazardous activities described above can also cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury and fines and/or penalties. We maintain an amount of insurance protection that we believe is adequate, but there can be no assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. A successful claim for which we are not fully insured could hurt our financial results and materially harm our financial condition. In addition, except for IPL’s large substations, transmission and distribution assets are not covered by insurance and are considered to be outside the scope of property insurance. Further, due to rising insurance costs and changes in the insurance markets, we cannot provide assurance that insurance coverage will continue to be available on terms similar to those presently available to us or at all. Any such losses not covered by insurance could have a material adverse effect on our financial condition, results of operations and cash flows.
We may not always be able to recover our costs to provide electricity to our retail customers.
We are currently obligated to supply electric energy to retail customers in our service territory. From time to time and because of unforeseen circumstances, the demand for electric energy required to meet these obligations could exceed our available electric generating capacity. When our retail customer demand exceeds our generating capacity for units operating under MISO economic dispatch, recovery of our cost to purchase electric energy in the MISO market to meet that demand is subject to a stipulation and settlement agreement. The agreement includes a benchmark which compares hourly purchased power costs to daily natural gas prices. Purchased power costs above the benchmark must meet certain criteria in order for us to fully recover them from our retail customers, such as consideration of the capacity of units available but not selected by the MISO economic dispatch. As a result, we may not always have the ability to pass all of the purchased power costs on to our customers, and even if we are able to do so, there may be a significant delay between the time the costs are incurred and the time the costs are recovered. Since these situations most often occur during periods of peak demand, the market price for electric energy at the time we purchase it could be very high under these circumstances, and we may not be allowed to recover all of such costs through our FAC. Even if a supply shortage was brief, we could suffer substantial losses that could adversely affect our results of operations, financial condition and cash flows. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters—FAC and Authorized Annual Jurisdictional Net Operating Income” for additional details regarding the benchmark and the process to cover fuel costs.
Substantially all of our electricity is generated by coal and approximately 45% of our supply of coal comes from one supplier.
Approximately 99% of the total kWh we generated was from coal in each of 2014, 2013 and 2012, and approximately 98% for the first six months of 2015 was from coal. At June 30, 2015, our existing coal contracts provided for all of our current projected requirements in 2015 and approximately 88% for the three-year period ending December 31, 2017. Although we have long-term coal contracts with four suppliers, pricing provisions in some of our long-term coal contracts allow for price changes under certain circumstances. Accordingly, because of our substantial dependence on coal to meet customer demand for electricity, our business and operations could be materially adversely affected by unexpected price volatility in the coal market, price increases pursuant to the provisions of certain of our long-term coal contracts, and the continued regulatory and political scrutiny of coal. As discussed below, regulators, politicians and non-governmental organizations have expressed concern about GHG emissions and are taking actions which, in addition to the potential physical risk associated with climate change, could have a material adverse impact on our consolidated results of operations, financial condition and cash flows.
In addition, substantially all of our coal supply is currently mined in the state of Indiana, and all of our coal supply is mined by unaffiliated suppliers or third parties. Our goal is to carry a 25-50 day system supply of coal to offset unforeseen occurrences such as equipment breakdowns and transportation or mine delays. Moreover, approximately 45% of our existing coal under contract for the three-year period ending December 31, 2017 comes from a single supplier. In recent years, the coal industry has undergone significant consolidation as a result of debt restructurings, bankruptcy proceedings and other factors. Further consolidation may result in a failure of our suppliers to fulfill their contractual obligations or fewer suppliers and, consequently, increased dependency on any one supplier. Any significant disruption in the ability of our suppliers, particularly our most significant supplier, to mine or deliver coal, or any failure on the part of our suppliers to fulfill their contractual obligations could have a material adverse effect on our business. In the event of disruptions or failures, there can be no assurance that we would be able to purchase power or find another supplier of coal on similarly favorable terms, which could also limit our ability to recover fuel costs through the FAC proceedings.

Commodity price changes may affect the operating costs and competitive position of our business.
Our business is sensitive to changes in the price of coal, the primary fuel we use to produce electricity, and to a lesser extent, to the changes in the prices of natural gas, purchased power and emissions allowances. In addition, changes in the prices of steel, copper and other raw materials can have a significant impact on our costs. Any changes in coal prices could affect the prices we charge, our operating costs and our competitive position with respect to our products and services. At June 30, 2015, we had approximately 88% of our current coal requirements for the three-year period ending December 31, 2017 under long-term contracts. The balance is yet to be purchased and will be purchased under a combination of long-term contracts, short-term contracts and on the spot market. Prices can be highly volatile in both the short-term market and on the spot market. Pricing provisions in some of our long-term coal contracts allow for price changes under certain circumstances. We are also dependent on purchased power, in part, to meet our seasonal planning reserve margins. Our exposure to fluctuations in the price of coal is limited because pursuant to Indiana law, we may apply to the IURC for a change in our FAC every three months to recover our estimated fuel costs, which may be above or below the levels included in our basic rates. In addition, we may generally recover the energy portion of our purchased power costs in these quarterly FAC proceedings subject to a benchmark (as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters”). We must present evidence in each proceeding that we have made every reasonable effort to acquire fuel and generate or purchase power or both so as to provide electricity to our retail customers at the lowest fuel cost reasonably possible.
Regulators, politicians and non-governmental organizations have expressed concern about GHG emissions and are taking actions which, in addition to the potential physical risks associated with climate change, could have a material adverse impact on our consolidated results of operations, financial condition and cash flows.
One byproduct of burning coal and other fossil fuels is the emission of GHGs, including CO2. At the federal, state and regional levels, policies are under development or have been developed to regulate GHG emissions, including by effectively putting a cost on such emissions to create financial incentives to reduce them. In 2014, IPL emitted approximately 17 million tons of CO2 from our power plants. IPL uses CO2 emission estimation methodologies supported by “The Greenhouse Gas Protocol” reporting standard on GHG emissions. Our CO2 emissions are calculated from actual fuel heat inputs and fuel type CO2 emission factors.
Any existing or future federal, state or regional legislation or regulation of GHG emissions could have a material adverse impact on our financial performance. The actual impact on our financial performance will depend on a number of factors, including among others, the degree and timing of GHG emissions reductions required under any such legislation or regulations, the price and availability of offsets, the extent to which market-based compliance options are available, the extent to which we would be entitled to receive GHG emissions allowances without having to purchase them in an auction or on the open market and the impact of such legislation or regulation on our ability to recover costs incurred through rate increases or otherwise. As a result of these factors, our cost of compliance could be substantial and could have a material adverse impact on our results of operations.
Furthermore, according to the Intergovernmental Panel on Climate Change, physical risks from climate change could include, but are not limited to, increased runoff and earlier spring peak discharge in many glacier and snow-fed rivers, warming of lakes and rivers, an increase in sea level, changes and variability in precipitation and in the intensity and frequency of extreme weather events. Physical impacts may have the potential to significantly affect our business and operations. For example, extreme weather events could result in increased downtime and operation and maintenance costs at our electric power generation facilities and our support facilities. Variations in weather conditions, primarily temperature and humidity, would also be expected to affect the energy needs of customers. A decrease in energy consumption could decrease our revenues. In addition, while revenues would be expected to increase if the energy consumption of customers increased, such increase could prompt the need for additional investment in generation capacity. Changes in the temperature of lakes and rivers and changes in precipitation that result in drought could adversely affect the operations of our fossil-fuel fired electric power generation facilities. If any of the foregoing risks materialize, costs may increase or revenues may decrease and there could be a material adverse effect on our consolidated results of operations, financial condition and cash flows.
In addition to the rules already in effect, regulatory initiatives regarding GHG emissions may be implemented in the future, although at this time we cannot predict if, how, or to what extent such initiatives would affect us. Generally, we believe costs to comply with any regulations implemented to reduce GHG emissions, including those already promulgated, would be deemed as part of the costs of providing electricity to our customers and as such, we would seek recovery for such costs in our rates. However, no assurance can be given as to whether the IURC will approve such requests. Finally, concerns over GHG emissions and their effect on the environment could lead to reduced demand for coal-fired power, which could have a material adverse effect on our consolidated results of operations, financial condition and cash flows. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters” for a more comprehensive discussion of environmental matters impacting us, including those relating to regulation of GHG emissions.

We could incur significant capital expenditures to comply with environmental laws and regulations, material fines for noncompliance with environmental laws and regulations, and/or liability relating to contamination at our past and present sites and third party waste disposal sites.
We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. A violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. The amount of capital expenditures required to comply with environmental laws or regulations could be impacted by the outcome of the EPA’s NOV described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters—New Source Review,” in which the EPA alleges that several physical changes to IPL’s generating stations were made in noncompliance with existing environmental laws. This NOV from the EPA may also result in a fine, which could be material.
In addition to five oil-fired peaking units that were retired in the second quarter of 2013, the combination of existing and expected environmental regulations make it likely that we will temporarily or permanently retire or refuel several other generating units by 2017, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters—Unit Retirements and Replacement Generation.” These units are primarily coal-fired and not equipped with the advanced environmental control technologies needed to comply with existing and expected regulations.
From time to time we are subject to enforcement actions for claims of noncompliance with environmental laws and regulations. IPL cannot assure that it will be successful in defending against any claim of noncompliance. Under certain environmental laws, we could be held responsible for costs relating to contamination at our past or present facilities and at third-party waste disposal sites. We could also be held liable for human exposure to such hazardous substances or for other environmental damage. We cannot assure that our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not adversely affect our business, results of operations, financial condition and cash flows. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters” for a more comprehensive discussion of environmental matters impacting us.
The use of derivative contracts in the normal course of business could result in losses that could negatively impact our results of operations, financial position and cash flows.
We sometimes use derivative instruments, such as swaps, options, futures and forwards, to manage commodity and financial risks. Losses could be recognized as a result of volatility in the market values of these contracts, if a counterparty fails to perform, or if the underlying transactions which the derivative instruments are intended to hedge fail to materialize. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these financial instruments can involve management’s judgment or the use of estimates. As a result, changes in the underlying assumptions or the use of alternative valuation methods could affect the reported fair value of these contracts. Although we have not used any derivative instruments recently, we may do so in the future, and their use could result in losses that could negatively impact us.
Our business is sensitive to weather and seasonal variations.
Our business is affected by variations in general weather conditions and unusually severe weather. As a result of these factors, our operating revenues and associated operating expenses are not generated evenly by month during the year. We forecast electric sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather (such as warmer winters and cooler summers) could have a material adverse impact on our revenue, operating income and net income and cash flows. Storms that interrupt services to our customers have required us in the past, and may require us in the future, to incur significant costs to restore services.
Our participation in MISO involves risks.
We are a member of MISO, a FERC-regulated regional transmission organization. MISO serves the electrical transmission needs of a 15-state area including much of the Mid-United States and Canada and maintains functional operational control over our electric transmission facilities as well as that of the other utility members of MISO. We retain control over our distribution facilities. As a result of membership in MISO and its operational control, our continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted. We offer our generation and bid our load into this market on a day-ahead basis and settle differences in real time. Given the nature of MISO’s policies regarding use of transmission facilities, and its administration of the energy and ancillary services markets, it is difficult to predict near-term operational impacts. We cannot assure MISO’s reliable operation of the regional transmission system, nor the impact of its operation of the energy and ancillary services markets.
At the federal level, there are business risks for us associated with multiple proceedings pending before the FERC related to our membership and participation in MISO. These proceedings involve such issues as transmission rates, construction of new transmission facilities, the allocation of costs of transmission expansion due to the renewable mandates of other states, and the evolving tariff requirements for resource adequacy.
To the extent that we rely, at least in part, on the performance of MISO to maintain the reliability of our transmission system, it puts us at some risk for the performance of MISO. In addition, actions taken by MISO to secure the reliable operation of the entire transmission system operated by MISO could result in voltage reductions, rolling blackouts, or sustained system-wide blackouts on IPL’s transmission and distribution system, any of which could have a material adverse effect on our results of operations, financial condition and cash flows. Please see “Business—MISO Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters.”
Our ownership by AES subjects us to potential risks that are beyond our control.
All of IPL’s common stock is owned by IPALCO, all of whose common stock is owned by AES U.S. Investments (88.4%) and CDPQ (11.6%). Due to our relationship with AES, any adverse developments and announcements concerning them may impair our ability to access the capital markets and to otherwise conduct business. In particular, downgrades in AES’s credit ratings could likely result in IPL or IPALCO’s credit ratings being downgraded.
If we were found not to be in compliance with the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties, which likely would not be recoverable from customers through regulated rates.
As an owner and operator of a bulk power transmission system, IPL is subject to mandatory reliability standards promulgated by the NERC and enforced by the FERC. The standards are based on the functions that need to be performed to ensure the bulk power system operates reliably and is guided by reliability and market interface principles. In addition, we are subject to Indiana reliability standards and targets. Compliance with reliability standards may subject us to higher operating costs or increased capital expenditures. Although we expect to recover costs and expenditures from customers through regulated rates, there can be no assurance that the IURC will approve full recovery in a timely manner. If we were found not to be in compliance with the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties, which likely would not be recoverable from customers through regulated rates and could have a material adverse effect on our results of operations, financial condition and cash flows.
We rely on access to the capital markets. General economic conditions and disruptions in the financial markets could adversely affect our ability to raise capital on favorable terms or at all, and cause increases in our interest expense.
From time to time we rely on access to capital markets as a source of liquidity for capital requirements not satisfied by operating cash flows. It is possible that our ability to raise capital on favorable terms or at all could be adversely affected by future market conditions, and we may be unable to access adequate funding to refinance our debt as it becomes due or finance capital expenditures. The extent of any impact will depend on several factors, including our operating cash flows, the overall supply and demand in the credit markets, our credit ratings, credit capacity, the cost of financing, and other general economic and business conditions. It may also depend on the performance of credit counterparties and financial institutions with which we do business.
See Note 9, “Indebtedness” to the audited Consolidated Financial Statements of IPALCO, which is included in this prospectus, for information regarding indebtedness. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure about Market Risk” for information related to market risks.
Our transmission and distribution system is subject to reliability and capacity risks.
The ongoing reliable performance of our transmission and distribution system is subject to risks due to, among other things, weather damage, intentional or unintentional damage, fires and/or explosions, plant outages, labor disputes, operator error, or inoperability of key infrastructure internal or external to us. The failure of our transmission and distribution system to fully deliver the energy demanded by customers could have a material adverse effect on our results of operations, financial condition and cash flows, and if such failures occur frequently and/or for extended periods of time, could result in adverse regulatory action. In addition, the advent and quick adaptation of new products and services that require increased levels of electrical energy cannot be predicted and could result in insufficient transmission and distribution system capacity. As with all utilities, potential concern with the adequacy of transmission capacity on IPL’s system or the regional systems operated by

MISO could result in the MISO, the NERC, the FERC or the IURC requiring us to upgrade or expand our transmission system through additional capital expenditures or share in the costs of regional expansion.
Catastrophic events could adversely affect our facilities, systems and operations.
Catastrophic events such as fires, explosions, cyber-attacks, terrorist acts, acts of war, pandemic events, or natural disasters such as floods, earthquakes, tornadoes, severe winds, ice or snow storms, droughts, or other similar occurrences could adversely affect our generation facilities, transmission and distribution systems, operations, earnings and cash flow. Our Petersburg Plant, which is our largest source of generating capacity, is located in the Wabash Valley seismic zone, adjacent to the New Madrid seismic zone, which are both areas of significant seismic activity in the central United States.
Current and future conditions in the economy may adversely affect our customers, suppliers and counterparties, which may adversely affect our results of operations, financial condition and cash flows.
Our business, results of operations, financial condition and cash flows have been and will continue to be affected by general economic conditions. As a result of slowing global economic growth, credit market conditions, fluctuating consumer and business confidence, fluctuating commodity prices, and other challenges currently affecting the general economy, some of our customers have experienced and may continue to experience deterioration of their businesses, cash flow shortages, and difficulty obtaining financing. As a result, existing customers may reduce their electricity consumption and may not be able to fulfill their payment obligations to us in the normal, timely fashion. In addition, some existing commercial and industrial customers may discontinue their operations. Furthermore, projects which may result in potential new customers may be delayed until economic conditions improve. In particular, the projected economic growth and total employment in Indianapolis are important to the realization of our forecasts for annual energy sales.
At times, we may utilize forward contracts to manage the risk associated with power purchases and wholesale power sales, and could be exposed to counterparty credit risk in these contracts. Further, some of our suppliers, customers and other counterparties, and others with whom we transact business may be experiencing financial difficulties, which may impact their ability to fulfill their obligations to us. For example, our counterparties on forward purchase contracts and financial institutions involved in our credit facility may become unable to fulfill their contractual obligations. We may not be able to enter into replacement agreements on terms as favorable as our existing agreements. If the general economic slowdown continues for significant periods or deteriorates significantly, our results of operations, financial condition and cash flows could be materially adversely affected.
Wholesale power marketing activities may add volatility to earnings.
We engage in wholesale power marketing activities that primarily involve the offering of utility-owned or contracted generation into the MISO day-ahead and real-time markets. As part of these strategies, we may also execute energy contracts that are integrated with portfolio requirements around power supply and delivery. The earnings from wholesale marketing activities may vary based on fluctuating prices for electricity and the amount of electric generating capacity, beyond that needed to meet firm service requirements. In order to reduce the risk of volatility in earnings from wholesale marketing activities, we may at times enter into forward contracts to hedge such risk. If we do not accurately forecast future commodities prices or if our hedging procedures do not operate as planned we may experience losses. We did not use such hedges in 2014, 2013 or 2012. As of June 30, 2015, no such hedges were in place.
In addition, the introduction of additional renewable energy into the MISO market could have the effect of reducing the demand for wholesale energy from other sources. The additional generation produced by renewable energy sources could have the impact of reducing market prices for energy and could reduce our opportunity to sell coal-fired and gas generation into the MISO market, thereby reducing our wholesale sales. Additionally, decreases in natural gas prices in the U.S. have the impact of reducing market prices for electricity, which can reduce our ability to sell excess generation on the wholesale market, as well as reduce our profit margin on wholesale sales.
Economic conditions relating to the asset performance and interest rates of the Pension Plans could materially and adversely impact our results of operations, financial condition and cash flows.
Pension costs are based upon a number of actuarial assumptions, including an expected long-term rate of return on pension plan assets, level of employer contributions, the expected life span of pension plan beneficiaries and the discount rate used to determine the present value of future pension obligations. Any of these assumptions could prove to be wrong, resulting in a shortfall of our Pension Plans’ assets compared to pension obligations under the Pension Plans. We are responsible for funding any shortfall of our Pension Plans’ assets compared to pension obligations under the Pension Plans, and a significant increase in our pension liabilities could materially and adversely impact our results of operations, financial condition, and cash flows. We are subject to the Pension Protection Act of 2006, which requires plans that are less than 100% funded to fully fund any funding shortfall in amortized level installments over seven years, beginning in the year of the shortfall. In addition, we must also contribute the normal service cost earned by active participants during the plan year. Each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over a new seven-year period.
Please see Note 11, “Pension and Other Postretirement Benefits” to the audited Consolidated Financial Statements of IPALCO, which is included in this prospectus, for further discussion.
Parties providing construction materials or services may fail to perform their obligations, which could harm our results of operations, financial condition and cash flows.
Our construction program calls for extensive expenditures for capital improvements and additions, including the installation of environmental upgrades, improvements to generation, transmission and distribution facilities, as well as other initiatives. As a result, we have engaged, and will continue to engage, numerous contractors and have entered into a number of agreements to acquire the necessary materials and/or obtain the required construction related services. This exposes us to the risk that these contractors and other counterparties could fail to perform, or take longer than anticipated to complete projects. In addition, some contracts provide for us to assume the risk of price escalation and availability of certain metals and key components. This could force us to enter into alternative arrangements at then-current market prices that may exceed our contractual prices and cause construction delays. It could also subject us to enforcement action by regulatory authorities to the extent that such a contractor failure resulted in a failure by IPL to comply with requirements or expectations, particularly with regard to the cost of the project. Although our agreements are designed to mitigate the consequences of a potential default by the counterparty, our actual exposure may be greater than these mitigation provisions. Any of the foregoing could result in regulatory actions, cost overruns, delays or other losses, any of which (or a combination of which) could have a material adverse impact on our results of operations, cash flow or financial position.
From time to time, we are subject to material litigation and regulatory proceedings.
We may be subject to material litigation, regulatory proceedings, administrative proceedings, audits, settlements, investigations and claims from time to time. There can be no assurance that the outcome of these matters will not have a material adverse effect on our business, results of operations, financial condition and cash flows. Please see Note 3, “Regulatory Matters” and Note 12, “Commitments and Contingencies” to the audited Consolidated Financial Statements of IPALCO, which is included in this prospectus, for a summary of significant regulatory matters and legal proceedings involving us.
The electricity business is highly regulated and any changes in regulations, adverse regulatory actions, deregulation, or new legislation could reduce revenues and/or increase costs.
As an electric utility, we are subject to extensive regulation at both the federal and state level. At the federal level, we are regulated by the FERC and the NERC and, at the state level, we are regulated by the IURC. The regulatory power of the IURC over IPL is both comprehensive and typical of the traditional form of regulation generally imposed by state public utility commissions. We face the risk of unexpected or adverse regulatory action. Regulatory discretion is reasonably broad in Indiana. We are subject to regulation by the IURC as to our services and facilities, the valuation of property, the construction, purchase, or lease of electric generating facilities, the classification of accounts, rates of depreciation, the increase or decrease in retail rates and charges, the issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue), the acquisition and sale of some public utility properties or securities and certain other matters.
Our tariff rates for electric service to retail customers consist of basic rates and charges and various adjustment mechanisms which are set and approved by the IURC after public hearings. Pursuant to statute, the IURC is to conduct a periodic review of the basic rates and charges of all Indiana utilities at least once every four years, but the IURC has the authority to review the rates of any Indiana utility at any time. Proceedings to review our basic rates and charges involve IPL, the IURC, the Indiana Office of Utility Consumer Counselor and other interested stakeholders. Our basic rates and charges were last adjusted in 1996; however, IPL filed a petition with the IURC on December 29, 2014, for authority to increase its basic rates and charges by approximately $67.8 million annually, or 5.6%. An order on this proceeding will likely be issued by the IURC in late 2015 or early 2016 with any rate change expected to become effective by early 2016. No assurances can be given as to the timing or outcome of this proceeding.
In addition, we must seek approval from the IURC through such public proceedings of our tracking mechanism factors to reflect changes in our fuel costs to generate electricity or purchased power costs and for the timely recovery of costs incurred during construction and operation of CCT facilities constructed to comply with environmental laws and regulations, recovery of costs associated with providing DSM programs, and for certain other costs. There can be no assurance that we will be granted approval of tracking mechanism factors that we request from the IURC. The failure of the IURC to approve any requested relief, or any other adverse rate determination by the IURC could have a material adverse effect on our results of operations, financial condition and cash flows.
As a result of the EPAct and subsequent legislation affecting the electric utility industry, we have been required to comply with rules and regulations in areas including mandatory reliability standards, cyber security, transmission expansion and energy efficiency. We are currently unable to predict the long-term impact, if any, to our results of operations, financial condition and cash flows as a result of these rules and regulations.
Independent of the IURC’s ability to review basic rates and charges, Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income test requirements as a condition for approval of requested changes in the FAC. Additionally, customer refunds may result if a utility’s rolling twelve-month operating income, determined at quarterly measurement dates, exceeds a utility’s authorized annual jurisdictional net operating income and there are not sufficient applicable cumulative net operating income deficiencies against which the excess rolling twelve-month jurisdictional net operating income can be offset.
Future events, including the advent of retail competition within IPL’s service territory, could result in the deregulation of part of IPL’s existing regulated business. Upon deregulation, adjustments to IPL’s accounting records may be required to eliminate the historical impact of regulatory accounting. Such adjustments, as required by FASB ASC 980 “Regulated Operations,” could eliminate the effects of any actions of regulators that have been recognized as assets and liabilities. Required adjustments could include the expensing of any unamortized net regulatory assets, the elimination of certain tax liabilities, and a write down of any impaired utility plant balances. We expect IPL to meet the criteria for the application of ASC 980 for the foreseeable future.
We are subject to employee workforce factors that could adversely affect our business, results of operations, financial condition and cash flows.
We are subject to employee workforce factors, including, among other things, loss or retirement of key personnel (approximately 59% of our employees are over the age of 50 and have an average of 25 years of experience), availability of qualified personnel, and collective bargaining agreements with employees who are members of a union. As of June 30, 2015, approximately 66% of our employees are represented by the IBEW in two bargaining units: a physical unit and a clerical-technical unit. We may not be able to successfully train new personnel as current workers with significant knowledge and expertise retire. We also may be unable to staff our business with qualified personnel in the event of significant absenteeism related to a pandemic illness. Work stoppages or other workforce issues could adversely affect our business, results of operations, financial condition and cash flows.
Information technology security vulnerabilities could have a material adverse impact on our reputation and/or our results of operations, financial condition and cash flows.
We require access to sensitive customer data in the ordinary course of business. If a significant breach of our information technology security system occurred, our reputation could be adversely affected, customer confidence could be diminished, customer information could be used for identity theft purposes, or we could be subject to costs associated with the breach. In the event of any such breach, we could be subject to fines and legal claims, which could affect our business, results of operations, financial condition and cash flows.
IPALCO is a holding company and is dependent on dividends from IPL to meet its debt service obligations.
IPALCO is a holding company with no material assets other than the common stock of its subsidiaries, and accordingly all cash is generated by the operating activities of our subsidiaries, principally IPL. IPL’s mortgage and deed of trust, its amended articles of incorporation and its Credit Agreement contain restrictions on IPL’s ability to issue certain securities or pay cash dividends to IPALCO. For example, there are restrictions that require maintenance of a leverage ratio which could limit the ability of IPL to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of these restrictions. See Note 9, “Indebtedness” to the audited Consolidated Financial Statements of IPALCO, which is included in this prospectus, for information regarding indebtedness.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes certain “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements express an expectation or belief and contain a projection, plan or assumption with regard to, among other things, our future revenues, income, expenses or capital structure. Such statements of future events or performance are not guarantees of future performance and involve estimates, assumptions and uncertainties. The words “could,” “may,” “predict,” “anticipate,” “would,” “believe,” “estimate,” “expect,” “forecast,” “project,” “objective,” “intend,” “continue,” “should,” “plan,” and similar expressions, or the negatives thereof, are intended to identify forward-looking statements unless the context requires otherwise. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter the forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.
Important factors that could cause actual results or outcomes to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our (including our affiliates) outlook include, but are not limited to, the following:

•	fluctuations in customer growth and demand;

•	impacts of weather on retail sales and wholesale prices;

•	impacts of renewable energy generation, natural gas prices and other market factors on wholesale prices;

•	weather-related damage to our electrical system;

•	fuel, commodity and other input costs;

•	generating unit availability and capacity;

•	transmission and distribution system reliability and capacity;

•	purchased power costs and availability;

•	availability and price of capacity;

•	regulatory action, including, but not limited to, the review of our basic rates and charges by the IURC;

•	federal and state legislation and regulations;

•	changes in our credit ratings or the credit ratings of AES;

•	fluctuations in the value of pension plan assets, fluctuations in pension plan expenses and our ability to fund defined benefit pension and other post-retirement plans;

•	changes in financial or regulatory accounting policies;

•	environmental matters, including costs of compliance with current and future environmental laws and requirements;

•	interest rates, inflation rates and other costs of capital;

•	the availability of capital;

•	the ability of subsidiaries to pay dividends or distributions to IPALCO;

•	level of creditworthiness of counterparties to contracts and transactions;

•	labor strikes or other workforce factors, including the ability to attract and retain key personnel;

•	facility or equipment maintenance, repairs and capital expenditures;

•	significant delays or unanticipated cost increases associated with large construction projects;

•	the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material;

•	local economic conditions;

•
catastrophic events such as fires, explosions, cyber-attacks, terrorist acts, acts of war, pandemic events, or natural disasters such as floods, earthquakes, tornadoes, severe winds, ice or snow storms, droughts, or other similar occurrences;

•	costs and effects of legal and administrative proceedings, audits, settlements, investigations and claims and the ultimate disposition of litigation;

•	industry restructuring, deregulation and competition;

•	issues related to our participation in the MISO, including the cost associated with membership, allocation of costs, the recovery of costs incurred, and the risk of default of other MISO participants;

•	changes in tax laws and the effects of our strategies to reduce tax payments;

•	the use of derivative contracts; and

•	product development, technology changes, and changes in prices of products and technologies.
Most of these factors affect us through our consolidated subsidiary, IPL. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and many are beyond our control. See “Risk Factors” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed discussion of the foregoing and certain other factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

RATIO OF EARNINGS TO FIXED CHARGES
The following table presents our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	1.28	1.96	1.80	1.98	1.74	1.97

For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (less capitalized interest) and the preferred dividend requirement of our subsidiary. Fixed charges consist of interest on all indebtedness, amortization of debt discount, the preferred dividend requirement of our subsidiary and that portion of rental expense which we believe to be representative of an interest factor.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2015. This table should be read in conjunction with the discussions under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and notes thereto included in this prospectus.

June 30, 2015
(Unaudited)	(in thousands)
Common shareholders’ equity:
Paid in capital	$383,223
Accumulated deficit	(39,566)
Total common shareholders’ equity	343,657
Cumulative preferred stock of subsidiary	59,784
Long-term debt (less current maturities) (1)	1,825,071
Total capitalization	$2,228,512

(1)
As of June 30, 2015, $165,380 of our long-term debt was classified as current maturities, exclusive of $50,000 due under our accounts receivable securitization facility and $55,000 due under our committed line of credit.

On September 15, 2015, IPL issued $260 million aggregate principal amount of first mortgage bonds, 4.70% Series, due September 2045, pursuant to Rule 144A and Regulation S under the Securities Act. Net proceeds from this offering were approximately $255.6 million, after deducting the initial purchasers’ discounts and fees and expenses for the offering payable by IPL. The net proceeds from the offering will be used to finance a portion of IPL’s construction program and our capital costs related to environmental and replacement generation projects and for other general corporate purposes. Such transaction is not reflected in the table presented as of June 30, 2015 above.

SELECTED CONSOLIDATED FINANCIAL DATA
The table below presents our selected consolidated financial and other data for the periods presented which should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.
The summary consolidated operating and other data for each of the years ended December 31, 2014, 2013 and 2012, and summary consolidated balance sheet data as of December 31, 2014 and 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements not included in this prospectus. The summary condensed consolidated operating and other data for each of the six month periods ended June 30, 2015 and 2014, and summary condensed consolidated balance sheet data as of June 30, 2015 and 2014 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period. The historical results of consolidated operations are not necessarily indicative of results to be expected for any subsequent period.

	Year Ended December 31,					Six Months Ended June 30,
	2014	2013	2012	2011	2010	2015	2014
	(dollars in thousands)
						(unaudited)
Operating Data:
Total utility operating revenues	$1,321,674	$1,255,734	$1,229,777	$1,171,924	$1,144,903	$624,678	$669,463
Utility operating income	$160,913	$150,746	$162,900	$152,653	$172,438	$66,482	$77,717
Allowance for funds used during construction	$12,344	$6,848	$2,146	$6,624	$6,427	$11,530	$4,695
Net income	$77,968	$64,049	$71,996	$60,575	$79,947	$16,944	$35,369
Balance Sheet Data (end of period):
Utility plant - net	$2,856,634	$2,553,261	$2,425,610	$2,441,347	$2,361,509	$3,101,543	$2,614,122
Total assets	$3,667,818	$3,274,065	$3,285,347	$3,271,652	$3,137,980	$3,985,386	$3,465,589
Common shareholders’ equity (deficit)	$151,271	$47,774	$(3,219)	$(5,846)	$(4,730)	$343,657	$145,417
Cumulative preferred stock of subsidiary	$59,784	$59,784	$59,784	$59,784	$59,784	$59,784	$59,784
Long-term debt (less current maturities)	$1,951,013	$1,821,713	$1,651,120	$1,760,316	$1,332,353	$1,825,071	$1,950,537
Long-term capital lease obligations	$—	$53	$6	$12	$38	$—	$—
Other Data:
Utility capital expenditures	$381,626	$242,124	$129,747	$209,851	$163,652	$286,261	$118,007

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with our audited and unaudited consolidated financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from the results suggested by these forward-looking statements. Please see “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” in this prospectus.
Executive Overview
The most important matters on which we focus in evaluating our financial condition and operating performance and allocating our resources include: (i) recurring factors which have significant impacts on operating performance such as: regulatory action, environmental matters, weather and weather-related damage in our service area, our ability to sell power in the wholesale market at a profit, and the local economy; (ii) our progress on performance improvement strategies designed to maintain high standards in several operating areas (including safety, operations, financial and enterprise-wide performance, talent management/people, capital allocation/sustainability and corporate social responsibility) simultaneously; and (iii) our short-term and long-term financial and operating strategies. For a discussion of how we are impacted by regulation and environmental matters, please see “—Regulatory Matters” and “—Environmental Matters” later in this section and “Business.”
Market Developments
We are one of many transmission system owner members in MISO. MISO is a regional transmission organization which maintains functional control over the combined transmission systems of its members and manages one of the largest energy and ancillary services markets in the United States. IPL offers the available electricity production of each of its generation assets into the MISO day-ahead and real-time markets. MISO dispatches generation assets in economic order considering transmission constraints and other reliability issues to meet the total demand in the MISO region. The increased interconnection of renewable energy to the MISO transmission system and participation of renewable energy resources in the MISO energy markets have decreased the economic dispatch of energy from coal resources. Additionally, the use of enhanced technologies to recover natural gas from shale deposits has increased natural gas supply and reserves, which has placed downward pressure on natural gas prices and, therefore, on wholesale power prices.
Weather and weather-related damage in our service area
Extreme high and low temperatures in our service area have a significant impact on revenues as many of our retail customers use electricity to power air conditioners, electric furnaces and heat pumps. The impact is partially mitigated by our declining block rate structure, which generally provides for residential and commercial customers to be charged a lower per kWh rate at higher consumption levels. Therefore, as volumes increase, the weighted average price per kWh decreases. The effect is generally more significant with high temperatures than with low temperatures as many of our customers use gas heat. In addition, because extreme temperatures have the effect of increasing demand for electricity, the wholesale price for electricity generally increases during periods of extreme hot or cold weather and, therefore, if we have available capacity not needed to serve our retail load, we may be able to generate additional income by selling power on the wholesale market (see below).
Storm activity can also have an adverse effect on our operating performance. Severe storms often damage transmission and distribution equipment, thereby causing power outages, which reduce revenues and increase repair costs. Storm-related operating expenses (primarily repairs and maintenance) were $4.6 million, $0.9 million and $1.2 million in 2014, 2013 and 2012, respectively, and $0.4 million for the first six months of 2015.
Our ability to sell power in the wholesale market at a profit
At times, we will purchase power in the wholesale market, and at other times we will have electric generation available for sale in the wholesale market in competition with other utilities and power generators. During the past five years, wholesale revenues averaged 4.7% of our total electric revenues. A decline in wholesale prices can have a significant impact on earnings, because most of our non-fuel costs are fixed in the short term and lower wholesale prices can result in lower wholesale volumes sold.
Our ability to be dispatched in the MISO market to sell power is primarily impacted by the locational market price of electricity and our variable generation costs. The amount of electricity we have available for wholesale sales is impacted by our retail load requirements, our generation capacity and our unit availability. From time to time, we must shut generating units down to perform maintenance or repairs. Generally, maintenance is scheduled during the spring and fall months when demand for power is lowest. Occasionally, it is necessary to shut units down for maintenance or repair during periods of high power demand, or we could experience an unscheduled outage during that time. See also, “—Regulatory Matters” for information about our participation in the MISO that impacts both revenues and costs associated with our energy service to our utility customers. The price of wholesale power in the MISO market, as well as our variable generating costs can be volatile and therefore our revenues from wholesale sales can fluctuate significantly from year to year. The weighted average price of wholesale MWhs we sold was $34.71, $31.29, and $28.92 in 2014, 2013 and 2012, respectively. The weighted average price of wholesale MWhs we sold in the first six months of 2015 was $28.49.
Local Economy
For the ten years ended 2014, our total retail kWh sales decreased at a compound annual rate of 0.4%. In contrast, for the ten years ended 2008, the compound annual rate was an increase of 1.2%. This decline over the past few years illustrates the impact of the weak economic environment, as well as the continued implementation of IPL’s energy efficiency program initiatives. During 2014, 40% of our revenues came from large commercial and industrial customers.
Operational Excellence
Our objective is to optimize IPL’s performance in the U.S. utility industry by focusing on the following areas: safety, operations (reliability and customer satisfaction), financial and enterprise-wide performance (efficiency and cost savings, talent management/people, capital allocation/sustainability and corporate social responsibility). We set and measure these objectives carefully, balancing them in a way and to a degree necessary to ensure a sustainably high level of performance in these areas simultaneously as compared to our peers. We monitor our performance in these areas, and where practical and meaningful, compare performance in some areas to peer utilities. Because some of our financial and enterprise-wide performance measures are company-specific performance goals, they are not benchmarked.
Our safety performance as measured by our lost work day, severity rates, and OSHA recordable incidents improved in 2014 as compared to 2013 and is near our goal of being within the top quartile in our industry. We are committed to excellence in safety performance and have implemented various programs in recent years to increase awareness and improve safety policies and practices. Among other things, these various programs are intended to bring a renewed emphasis on mitigating the hazards associated with high-risk work activities commonly experienced in the industry.
IPL has the best satisfaction rating amongst Indiana investor-owned utilities, as measured by the J.D. Power 2015 Electric Utility Residential Study. In addition, IPL ranked number one in Business Customer Satisfaction among Midwest Mid-Size Utilities in both the 2013 and 2014 J.D. Power Electric Utility Business Customer Satisfaction Study. In June 2015, we were one of only three Midwest electric utilities achieving the Most Trusted Brand Status by Cogent Reports, a division of Market Strategies International. In addition, IPL was ranked in the top ten utilities overall for community outreach. We believe these favorable ratings reflect our relatively low rates, strong reliability, corporate citizenship, and a focus on excellence in customer service.
Our performance in production reliability was slightly worse than our target in 2014. We experienced a slight increase of 0.9 percentage points in our forced outage rates associated with our generation plants in 2014 versus 2013 partially due to scheduled outages at our Petersburg Plant during the first and fourth quarters of 2014 that took longer than planned to complete required maintenance.
The IPL delivery reliability metrics for System Average Interruption Duration Index (“SAIDI”) and System Average Interruption Frequency Index (“SAIFI”) were better than our target in 2014. In 2013, IPL ranked within the top decile nationally in both SAIDI and SAIFI reliability performance. In addition, IPL had the best SAIFI reliability performance in 2013 as compared to the four Indiana investor-owned utilities and the second best SAIDI and Customer Average Interruption Duration Index performance among the investor-owned utilities (as reported in the 2013 Institute of Electrical and Electronics Engineers reliability benchmarking survey).
Short-term and long-term financial and operating strategies.
Our financial management plan is closely integrated with our operating strategies. Key aspects of our financial planning include rigorous budgeting and analysis, maintaining sufficient levels of liquidity and a prudent dividend policy at both our subsidiary and holding company levels. This strategy allows us to remain flexible in the face of evolving environmental legislation and regulatory initiatives in our industry, as well as weak economic conditions.

Results of Operations
In addition to the discussion on operations below, please see the statistical information table included under “Business” for additional data such as kWh sales and number of customers by customer class.
Comparison of year ended December 31, 2014 and year ended December 31, 2013
Utility Operating Revenues
Utility operating revenues increased in 2014 from the prior year by $65.9 million, which resulted from the following changes (dollars in thousands):

	2014	2013	Change	Percentage Change
Utility Operating Revenues:
Retail Revenues	$1,217,522	$1,172,652	$44,870	3.8%
Wholesale Revenues	83,208	62,734	20,474	32.6%
Miscellaneous Revenues	20,944	20,348	596	2.9%
Total Utility Operating Revenues	$1,321,674	$1,255,734	$65,940	5.3%

Heating Degree Days:
Actual	6,238	5,647	591	10.5%
30-year Average	5,240	5,474

Cooling Degree Days:
Actual	900	1,160	(260)	(22.4)%
30-year Average	1,154	1,048

The increase in retail revenues of $44.9 million was primarily due to a net increase in the weighted average price per kWh sold ($45.9 million), partially offset by a slight decrease in the volume of kWh sold ($1.0 million). The $45.9 million increase in the weighted average price per kWh sold was primarily due to increases in (i) fuel revenues of $43.9 million and (ii) environmental rate adjustment mechanism revenues of $7.3 million; partially offset by a decrease in DSM program rate adjustment mechanism revenues of $3.5 million. The increase in fuel revenues was offset by increases in fuel and purchased power costs as described below. Likewise, the vast majority of the increases in environmental rate adjustment mechanism revenues were offset by increased operating expenses, including depreciation and amortization, while the decreases in DSM rate adjustment mechanism revenues were offset by decreased operating expenses. The $1.0 million decrease in the volume of electricity sold was primarily due to cooler temperatures in our service territory during the summer of 2014 versus the comparable period (as demonstrated by the 22% decrease in cooling degree days, as shown above).
The increase in wholesale revenues of $20.5 million was primarily due to a 20% increase in the quantity of kWh sold ($12.3 million) and an 11% increase in the weighted average price per kWh sold ($8.2 million) as IPL’s coal-fired generation was called upon by MISO to produce electricity more often during 2014 versus 2013. We believe the higher market prices in 2014 were heavily influenced by the impact that the colder temperatures during the beginning of the year had on demand for electricity in the MISO wholesale market. Our ability to be dispatched in the MISO market is primarily impacted by the locational marginal price of electricity and variable generation costs. The amount of electricity available for wholesale sales is impacted by our retail load requirements, our generation capacity and unit availability.

Utility Operating Expenses
The following table illustrates our primary operating expense changes from 2013 to 2014 (in millions):

2013 Operating Expenses	$1,105.0
Increase in fuel costs	34.8
Increase in power purchased	22.4
Decrease in pension expenses	(15.9)
Increase in income taxes – net	11.7
Decrease in DSM program costs	(3.6)
Increase in salaries, wages and benefits (excluding pension expenses)	3.6
Increase in depreciation and amortization costs	3.0
Other miscellaneous variances – individually immaterial	(0.2)
2014 Operating Expenses	$1,160.8

The $34.8 million increase in fuel costs was primarily due to (i) a $14.3 million increase in the price of coal we consumed during the comparable periods; (ii) a $10.6 million increase in deferred fuel costs as the result of variances between estimated fuel and purchased power costs in our FAC and actual fuel and purchased power costs; (iii) a $4.6 million increase in the quantity of fuel consumed as the result of an increase in total electricity sales volume in the comparable periods; and (iv) a $4.1 million increase in the price of natural gas we consumed during the comparable periods. We are generally permitted to recover underestimated fuel and purchased power costs to serve our retail customers in future rates through the FAC proceedings and, therefore, the costs are deferred when incurred and amortized into expense in the same period that our rates are adjusted to reflect these costs.
The $22.4 million increase in purchased power costs was primarily due to a 50% increase in the market price of purchased power ($39.7 million), partially offset by a 22% decrease in the volume of power purchased during the period ($17.5 million). The market price of purchased power is influenced primarily by changes in the market price of delivered fuel (primarily natural gas), the price of environmental emissions allowances, the supply of and demand for electricity, and the time of day in which power is purchased. In the comparable periods, the increase in natural gas prices had the largest impact on the market price of purchased power. The volume of power we purchase each period is primarily influenced by our retail demand, our generating unit capacity and outages, and the fact that at times it is less expensive for us to buy power in the market than to produce it ourselves.
The $15.9 million decrease in pension expenses, which is included in “Other operating expenses” on our Consolidated Statements of Income, was primarily due to a $13.0 million decrease in the recognized actuarial loss. Please see “—Critical Accounting Policies—Pension Costs” for more details. The $11.7 million increase in income taxes – net was primarily due to the tax effect of the increase in pretax net operating income, for the reasons previously described above under “—Utility Operating Revenues.” The decrease in DSM program costs of $3.6 million, which are included in “Other operating expenses” on our Consolidated Statements of Income and are recoverable through customer rates, was correlated to a decrease in DSM program rate adjustment mechanism retail revenues. The increase in salaries, wages and benefits (excluding pension expenses) of $3.6 million was primarily due to both employee headcount and rate increases. The increase in depreciation and amortization costs of $3.0 million was primarily due to additional assets placed in service.
Other Income and Deductions
Other income and deductions increased $5.0 million from income of $22.3 million in 2013 to income of $27.3 million in 2014, reflecting a 22% increase. The increase was primarily due to a $3.1 million increase in the allowance for equity funds used during construction as a result of increased construction activity.
Interest and Other Charges
Interest and other charges increased $1.3 million, or 1%, during 2014 primarily due to higher interest on long-term debt of $3.5 million mostly as a result of IPL’s debt issuance in June 2014 of $130 million aggregate principal amount of first mortgage bonds, 4.50% Series, due June 2044. This increase was partially offset by a $2.4 million change in the allowance for borrowed funds used during construction as a result of increased construction activity.

Comparison of year ended December 31, 2013 and year ended December 31, 2012
Utility Operating Revenues
Utility operating revenues increased in 2013 from the prior year by $26.0 million, which resulted from the following changes (dollars in thousands):

	2013	2012	Change	Percentage Change
Utility Operating Revenues:
Retail Revenues	$1,172,652	$1,171,516	$1,136	0.1%
Wholesale Revenues	62,734	37,822	24,912	65.9%
Miscellaneous Revenues	20,348	20,439	(91)	(0.4)%
Total Utility Operating Revenues	$1,255,734	$1,229,777	$25,957	2.1%

Heating Degree Days:
Actual	5,647	4,399	1,248	28.4%
30-year Average	5,474	5,548

Cooling Degree Days:
Actual	1,160	1,534	(374)	(24.4)%
30-year Average	1,048	1,041

The increase in wholesale revenues of $24.9 million was primarily due to a 53% increase in the quantity of kWh sold ($20.2 million) and an 8% increase in the weighted average price per kWh sold ($4.7 million) as IPL’s coal-fired generation was called upon by MISO to produce electricity more often during 2013 versus 2012. This was primarily due to increased natural gas prices in the spring of 2013, which drove up wholesale electricity prices. Our ability to be dispatched in the MISO market is primarily impacted by the locational market price of electricity and variable generation costs. The amount of electricity available for wholesale sales is impacted by our retail load requirements, generation capacity and unit availability.
Utility Operating Expenses
The following table illustrates our primary operating expense changes from 2012 to 2013 (in millions):

2012 Operating Expenses	$1,066.9
Increase in fuel costs	35.8
Decrease in power purchased	(27.0)
Increase in maintenance expenses	13.3
Increase in DSM program costs	11.6
Decrease in income taxes – net	(8.6)
Increase in depreciation and amortization costs	5.5
Increase in salaries, wages and benefits (excluding pension expenses)	4.0
Decrease in pension expenses	(2.8)
Other miscellaneous variances – individually immaterial	6.3
2013 Operating Expenses	$1,105.0

The $35.8 million increase in fuel costs was primarily due to a $32.9 million increase in the quantity of fuel consumed as the result of an increase in total electricity sales volume in the comparable periods. This increase was also attributed to fuel cost increases of $2.3 million as the result of variances between estimated fuel and purchased power costs in our FAC and actual fuel and purchased power costs. We are generally permitted to recover underestimated fuel and purchased power costs to serve our retail customers in future rates through the FAC proceedings and, therefore, the costs are deferred when incurred and amortized into expense in the same period that our rates are adjusted to reflect these costs.

The $27.0 million decrease in purchased power costs was primarily due to a 40% decrease in the volume of power purchased during the period ($42.2 million), partially offset by a 23% increase in the market price of purchased power ($14.8 million). As described previously, IPL’s units were called upon more often in 2013, which reduced the amount of electricity IPL needed to purchase in order to serve its retail load requirements.
Maintenance expenses increased $13.3 million compared to 2012 primarily due to the timing and duration of major generating unit overhauls (including a 70-day scheduled outage at our 415 MW Petersburg unit 2 generating station during the fourth quarter of 2013). We had no such extended outages in 2012.
The increase in DSM program costs of $11.6 million, which are recoverable through customer rates, was attributed to the continued implementation of IPL’s energy efficiency program initiatives. The increase in DSM program costs is correlated to the increase in DSM program rate adjustment mechanism retail revenues.
The $8.6 million decrease in income taxes—net was primarily due to the tax effect of the decrease in pretax net operating income, for the reasons previously described. The increase in depreciation and amortization of $5.5 million was primarily due to additional assets placed in service. The increase in salaries, wages and benefits (excluding pension expenses) of $4.0 million was primarily due to both rate increases and overtime for generating unit outages. Pension expenses decreased $2.8 million in 2013 due to (i) a higher than expected return on assets and (ii) an increase in amount of, and accelerated timing of, employer contributions, partially offset by a decrease in the discount rate used to value pension liabilities. Please see “—Critical Accounting Policies—Pension Costs” for more details.
Other Income and Deductions
Other income and deductions increased $4.0 million, or 22%, from income of $18.3 million in 2012 to income of $22.3 million in 2013. This increase was primarily due to (i) a $3.2 million increase in the allowance for equity funds used during construction as a result of increased construction activity and (ii) a $1.3 million increase in the income tax benefit, which was primarily due to the change in pretax nonoperating income during the comparable periods.
Comparison of three months ended June 30, 2015 and three months ended June 30, 2014
Utility Operating Revenues
Utility operating revenues during the three months ended June 30, 2015 decreased by $21.7 million compared to the same period in 2014, which resulted from the following changes (dollars in thousands):

	Three Months Ended June 30,		Change	Percentage Change
	2015	2014
Utility Operating Revenues:
Retail Revenues	$280,952	$288,782	$(7,830)	(2.7)%
Wholesale Revenues	6,624	20,239	(13,615)	(67.3)%
Miscellaneous Revenues	4,901	5,139	(238)	(4.6)%
Total Utility Operating Revenues	$292,477	$314,160	$(21,683)	(6.9)%

Heating Degree Days:
Actual	408	512	(104)	(20.3)%
30-year Average	499	507

Cooling Degree Days:
Actual	399	342	57	16.7%
30-year Average	339	339

The decrease in retail revenues of $7.8 million was primarily due to a decrease in the weighted average price per kWh sold ($6.0 million) and a 1% decrease in the volume of kWh sold ($1.8 million). The $6.0 million decrease in the weighted average price per retail kWh sold was primarily due to decreases in fuel revenues of $8.7 million; partially offset by increases in environmental rate adjustment mechanism revenues of $3.1 million. The $1.8 million decrease in the volume of kWh sold was primarily due to milder temperatures in our service territory during the second quarter of 2015 versus the comparable period in 2014 (as demonstrated by the 20% decrease in heating degree days, as shown above).

The decrease in wholesale revenues of $13.6 million was primarily due to a 62% decrease in the quantity of kWh sold ($12.5 million) and a decrease in the weighted average price per kWh sold ($1.1 million) as IPL’s coal-fired generation was not called upon by MISO to produce electricity as often during the second quarter of 2015 compared to the second quarter of 2014. Our ability to be dispatched in the MISO market is primarily driven by the locational market price of electricity and variable generation costs. The amount of electricity available for wholesale sales is impacted by our retail load requirements, our generation capacity and unit availability. Unit availability was unfavorably impacted by increased planned outages in the three months ended June 30, 2015.
Utility Operating Expenses
The following table illustrates our primary operating expense changes from the three months ended June 30, 2014 to the three months ended June 30, 2015 (dollars in millions):

Operating expenses for the three months ended June 30, 2014	$281.0
Decrease in fuel costs	(20.8)
Increase in maintenance expenses	8.0
Increase in power purchased	5.0
Decrease in depreciation and amortization	(3.4)
Decrease in income taxes – net	(2.4)
Decrease in DSM program costs	(1.4)
Other miscellaneous variances	0.4
Operating expenses for the three months ended June 30, 2015	$266.4

The $20.8 million decrease in fuel costs was primarily due to (i) a $16.8 million decrease in the quantity of fuel consumed as the result of a decrease in total kWh sales volume in the comparable period, and (ii) a $10.2 million decrease in deferred fuel costs as the result of variances between estimated fuel and purchased power costs in our FAC and actual fuel and purchased power costs; partially offset by (iii) a $4.0 million increase in the price of coal we consumed during the comparable period, and (iv) a $3.4 million increase in the price of natural gas we consumed during the comparable period. We are generally permitted to recover underestimated fuel and purchased power costs to serve our retail customers in future rates through the FAC proceedings and, therefore, the costs are deferred when incurred and amortized into expense in the same period that our rates are adjusted to reflect these costs.
Maintenance expenses increased $8.0 million versus the comparable period primarily due to increased planned outages.
The $5.0 million increase in purchased power costs was primarily due to a 120% increase in the volume of power purchased during the period ($25.0 million), partially offset by a 39% decrease in the market price of purchased power ($20.0 million). The volume of power we purchase each period is primarily influenced by our retail demand, our generating unit capacity and outages, and the fact that at times it is less expensive for us to buy power in the market than to produce it ourselves. The market price of purchased power is influenced primarily by changes in the market price of delivered fuel (primarily natural gas), the price of environmental emissions allowances, the supply of and demand for electricity, and the time of day in which power is purchased.
The decrease in depreciation and amortization costs of $3.4 million was primarily due to asset retirements largely attributed to MATS compliance, as depreciation on new MATS assets is being deferred as a regulatory asset for future collection. The $2.4 million decrease in income taxes—net was primarily due to the tax effect of the decrease in pretax net operating income, for the reasons previously described under —Utility Operating Revenues. The decrease in DSM program costs of $1.4 million, which are included in “Other operating expenses” on our Unaudited Condensed Consolidated Statements of Operations and are recoverable through customer rates, is correlated to a decrease in DSM program rate adjustment mechanism retail revenues as a result of timing differences in spending patterns.
Other Income and Deductions
Other income and deductions decreased $10.6 million from income of $6.2 million for the three months ended June 30, 2014 to a loss of $4.4 million for the same period in 2015. The decrease was primarily due to a $19.3 million loss on early extinguishment of debt for $366.5 million of the 2016 IPALCO Notes that were tendered in June 2015. This decrease was partially offset by (i) an increase in the income tax benefit of $7.2 million, which was primarily due to the change in pretax nonoperating income during the comparable periods, and (ii) a $1.7 million increase in the allowance for equity funds used during construction as a result of increased construction activity.
Interest and Other Charges
Interest and other charges decreased $0.7 million, or 3%, for the three months ended June 30, 2015 primarily due to a $1.8 million change in the allowance for borrowed funds used during construction as a result of increased construction activity. This was partially offset by higher interest on long-term debt of $1.0 million mostly as a result of IPL’s debt issuance in June 2014 of $130 million aggregate principal amount of first mortgage bonds, 4.50% Series, due June 2044.
Comparison of six months ended June 30, 2015 and six months ended June 30, 2014
Utility Operating Revenues
Utility operating revenues during the six months ended June 30, 2015 decreased by $44.8 million compared to the same period in 2014, which resulted from the following changes (dollars in thousands):

	Six Months Ended June 30,		Change	Percentage Change
	2015	2014
Utility Operating Revenue:
Retail Revenues	$602,113	$617,485	$(15,372)	(2.5)%
Wholesale Revenues	12,306	41,352	(29,046)	(70.2)%
Miscellaneous Revenues	10,259	10,626	(367)	(3.5)%
Total Utility Operating Revenues	$624,678	$669,463	$(44,785)	(6.7)%

Heating Degree Days:
Actual	3,644	3,985	(341)	(8.6)%
30-year Average	3,222	3,217

Cooling Degree Days:
Actual	399	342	57	16.7%
30-year Average	343	343

The decrease in retail revenues of $15.4 million was primarily due to a 2% decrease in the volume of kWh sold ($9.0 million) and a decrease in the weighted average price per kWh sold ($6.4 million). The $9.0 million decrease in the volume of kWh sold was primarily due to warmer temperatures in our service territory during the winter heating season of 2015 versus the comparable period (as demonstrated by the 9% decrease in heating degree days, as shown above). The $6.4 million decrease in the weighted average price per kWh sold was primarily due to decreases in (i) fuel revenues of $11.3 million and (ii) DSM program rate adjustment mechanism revenues of $5.9 million; partially offset by an increase in environmental rate adjustment mechanism revenues of $8.4 million.
The decrease in wholesale revenues of $29.0 million was primarily due to a 59% decrease in the quantity of kWh sold ($24.4 million) and a 27% decrease in the weighted average price per kWh sold ($4.6 million) as IPL’s coal-fired generation was not called upon by MISO to produce electricity as often during the first half of 2015 compared to the first half 2014. Our ability to be dispatched in the MISO market is primarily driven by the locational market price of electricity and variable generation costs. The amount of electricity available for wholesale sales is impacted by our retail load requirements, our generation capacity and unit availability. Unit availability was unfavorably impacted by increased planned outages in the three months ended June 30, 2015.

Utility Operating Expenses
The following table illustrates our primary operating expense changes from the six months ended June 30, 2014 to the six months ended June 30, 2015 (dollars in millions):

Operating Expenses for the six months Ended June 30, 2014	$591.7
Decrease in fuel costs	(39.4)
Increase in power purchased	9.9
Decrease in DSM program costs	(8.4)
Increase in maintenance expenses	7.3
Decrease in depreciation and amortization	(3.1)
Other miscellaneous variances – individually immaterial	0.2
Operating Expenses for the six months Ended June 30, 2015	$558.2

The $39.4 million decrease in fuel costs was primarily due to (i) a $27.3 million decrease in the quantity of fuel consumed as the result of a decrease in total kWh sales volume in the comparable periods, (ii) a $7.5 million decrease in the price of natural gas we consumed during the comparable periods, (iii) a $6.0 million decrease in deferred fuel costs as the result of variances between estimated fuel and purchased power costs in our FAC and actual fuel and purchased power costs; partially offset by (iv) a $2.8 million increase in the price of coal we consumed during the comparable periods. We are generally permitted to recover underestimated fuel and purchased power costs to serve our retail customers in future rates through the FAC proceedings and, therefore, the costs are deferred when incurred and amortized into expense in the same period that our rates are adjusted to reflect these costs.
The $9.9 million increase in purchased power costs was primarily due to a 90% increase in the volume of power purchased during the period ($45.2 million), partially offset by a 34% decrease in the market price of purchased power ($35.3 million). The volume of power we purchase each period is primarily influenced by our retail demand, our generating unit capacity and outages, and the fact that at times it is less expensive for us to buy power in the market than to produce it ourselves. The market price of purchased power is influenced primarily by changes in the market price of delivered fuel (primarily natural gas), the price of environmental emissions allowances, the supply of and demand for electricity, and the time of day in which power is purchased.
The decrease in DSM program costs of $8.4 million, which are included in “Other operating expenses” on our Unaudited Condensed Consolidated Statements of Operations and are recoverable through customer rates, is correlated to a decrease in DSM program rate adjustment mechanism retail revenues as a result of timing differences in spending patterns. Maintenance expenses increased $7.3 million versus the comparable period primarily due to increased planned outages. The decrease in depreciation and amortization costs of $3.1 million was primarily due to asset retirements largely attributed to MATS compliance, as depreciation on new MATS assets is being deferred as a regulatory asset for future collection.
Other Income and Deductions
Other income and deductions decreased $8.4 million from income of $12.6 million for the six months ended June 30, 2014 to income of $4.2 million for the same period in 2015, reflecting a 67% decrease. The decrease was primarily due to a $19.3 million loss on early extinguishment of debt for $366.5 million of 2016 IPALCO Notes that were tendered in June 2015. This decrease was partially offset by (i) an increase in the income tax benefit of $7.4 million, which was primarily due to the change in pretax nonoperating income during the comparable periods, and (ii) a $3.3 million increase in the allowance for equity funds used during construction as a result of increased construction activity.
Interest and Other Charges
Interest and other charges decreased $1.2 million, or 2%, for the six months ended June 30, 2015 primarily due to a $3.5 million change in the allowance for borrowed funds used during construction as a result of increased construction activity. This was partially offset by higher interest on long-term debt of $2.2 million mostly as a result of IPL’s debt issuance in June 2014 of $130 million aggregate principal amount of first mortgage bonds, 4.50% Series, due June 2044.

Liquidity and Capital Resources
As of June 30, 2015, we had unrestricted cash and cash equivalents of $56.7 million and available borrowing capacity of $194.5 million under our $250.0 million unsecured revolving credit facility after outstanding borrowings and existing letters of credit. All of IPL’s long-term borrowings must first be approved by the IURC and the aggregate amount of IPL’s short-term indebtedness must be approved by the FERC. We have approval from FERC to borrow up to $500 million of short-term indebtedness outstanding at any time through July 28, 2016. In December 2013, we received an order from the IURC granting us authority through December 31, 2016 to, among other things, issue up to $425 million in aggregate principal amount of long-term debt (inclusive of $130 million and $260 million of IPL first mortgage bonds issued in June 2014 and September 2015, respectively), refinance up to $171.9 million in existing indebtedness, and have up to $500 million of long-term credit agreements and liquidity facilities outstanding at any one time. In June 2015, we filed a petition with the IURC seeking authority to issue additional amounts of long-term debt, among other things, to meet the financing needs associated with our environmental and replacement generation projects. At this time, we cannot predict if or when that request will be granted. We also have restrictions on the amount of new debt that may be issued due to contractual obligations of AES and by financial covenant restrictions under our existing debt obligations. We do not believe such restrictions will be a limiting factor in our ability to issue debt in the ordinary course of prudent business operations.
We believe that existing cash balances, cash generated from operating activities and borrowing capacity on our committed credit facility will be adequate for the foreseeable future to meet anticipated operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures and to pay dividends to AES U.S. Investments, Inc. and CDPQ. Sources for principal payments on outstanding indebtedness and nonrecurring capital expenditures are expected to be obtained from: (i) existing cash balances; (ii) cash generated from operating activities; (iii) borrowing capacity on our committed credit facility; and (iv) additional debt financing. In addition, due to current and expected future environmental regulations and replacement generation projects, it is expected that equity capital will continue to be used as a significant funding source, as it was in 2015, 2014 and 2013 (see below). AES has approved significant equity investments in IPL for its proposed nonrecurring capital expenditures through 2017; however, AES is under no contractual obligation to provide such equity capital and there can be no assurance we will receive capital contributions in the amounts or at the times funding may be required. In June 2014 and July 2013, IPALCO received equity capital contributions of $106.4 million and $49.1 million, respectively, from AES for funding needs related to IPL’s environmental and replacement generation projects, which IPALCO then made the same investment in IPL. In addition, in April 2015, IPALCO received an equity capital contribution of $214.4 million from the issuance of 11,818,828 shares of common stock to CDPQ for funding needs primarily related to IPL’s environmental construction program, which IPALCO then made the same investment in IPL. CDPQ has committed to approximately $135 million of additional investments in IPALCO through 2016, which will be used primarily to help fund existing environmental and replacement generation projects at IPL.
IPL First Mortgage Bonds
IPALCO has classified its outstanding $131.9 million aggregate principal amount of 4.90% IPL first mortgage bonds as short-term indebtedness as they are due January 2016. For further discussion, please see Note 5, “Indebtedness—IPL First Mortgage Bonds” to the unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2015, which is included in this prospectus, for information regarding indebtedness. In addition, on September 15, 2015, IPL issued $260 million aggregate principal amount of first mortgage bonds, 4.70% Series, due September 2045, pursuant to Rule 144A and Regulation S under the Securities Act. See “Summary—Recent Developments.”
IPALCO’s Senior Secured Notes
In June 2015, IPALCO completed the sale of the 2020 IPALCO Notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. For further discussion, please see Note 5, “Indebtedness—IPALCO’s Senior Secured Notes” to the unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2015, which is included in this prospectus, for information regarding indebtedness.
Historical Cash Flow Analysis
Our principal sources of funds for the six months ended June 30, 2015 were: long-term debt borrowings of $404.7 million (net of discounts); net cash provided by operating activities of $83.3 million; and net short term borrowings of $55.0 million. The long-term borrowings were primarily used to repurchase our outstanding 2016 IPALCO Notes. Net cash provided by operating activities is net of cash paid for interest of $57.2 million and pension funding of $25.0 million. The principal uses of funds in the first six months of 2015 included: the aforementioned repurchase of our outstanding 2016 IPALCO Notes and related fees as well as capital expenditures of $286.3 million. The principal uses of funds in the first six months of 2014 included capital expenditures of $118.0 million.

Our principal sources of funds in 2014 were net cash provided by operating activities of $254.0 million, net borrowings of $128.4 million, and an equity capital contribution of $106.4 million from AES in June of 2014 for funding needs related to IPL’s environmental and replacement generation projects. Net cash provided by operating activities is net of cash paid for interest of $103.9 million and pension funding of $54.1 million. Net cash provided by operating activities in 2014 was $42.6 million higher than in 2013 primarily due to favorable adjustments in deferred income taxes attributed to the cumulative effect of accelerated deductions related to repairs of tangible property (please see “—IRS Regulations” below for more details). The principal uses of funds in 2014 included capital expenditures of $381.6 million and dividends to AES of $78.4 million. The increase in capital expenditures of $139.5 million in 2014 versus 2013 was primarily driven by spending for IPL’s environmental and replacement generation projects.
Our principal sources of funds in 2013 were net cash provided by operating activities of $211.4 million, net borrowings of $59.4 million, and an equity capital contribution of $49.1 million from AES in July of 2013 for funding needs related to IPL’s environmental construction program. Net cash provided by operating activities is net of cash paid for interest of $106.2 million and pension funding of $49.7 million. The principal uses of funds in 2013 included capital expenditures of $242.1 million and dividends to AES of $59.5 million. The increase in capital expenditures of $112.4 million in 2013 versus 2012 was primarily driven by spending to comply with the MATS rule (please see “—Environmental Matters—MATS” below for more details).
Our principal sources of funds in 2012 were net cash provided by operating activities of $214.8 million. Net cash provided by operating activities is net of cash paid for interest of $103.3 million and pension funding of $48.3 million. Net cash provided by operating activities in 2012 was $31.7 million higher than in 2011 primarily due to lower repairs and maintenance costs in 2012 and a $12.6 million swap termination payment made in 2011. The principal uses of funds in 2012 included capital expenditures of $129.7 million, dividends to AES of $66.6 million and the payoff in 2012 of $14 million on the revolving credit facility.
Capital Requirements
Capital Expenditures
Our construction program is composed of capital expenditures necessary for prudent utility operations and compliance with environmental laws and regulations, along with discretionary investments designed to replace aging equipment or improve overall performance. Our capital expenditures totaled $286.3 million and $118.0 million for the six-month periods ended June 30, 2015 and 2014, respectively. The increase in capital expenditures of $168.3 million in the first six months of 2015 versus 2014 was primarily driven by construction costs related to replacement generation and our environmental construction program. Construction expenditures during the first six months of 2015 and 2014 were financed primarily with internally generated cash provided by operations, borrowings on our credit facility, long-term borrowings, and equity capital contributions.
Our capital expenditures totaled $381.6 million, $242.1 million, and $129.7 million in 2014, 2013 and 2012, respectively, and were financed primarily with internally generated cash provided by operations, borrowings on our credit facility, long-term borrowings, equity capital contributions from AES and, to a lesser extent, federal grants for IPL’s smart energy projects.
Our capital expenditure program, including development and permitting costs, for the three-year period from 2015 to 2017 is currently estimated to cost approximately $513 million (excluding environmental compliance and replacement generation costs), including amounts already spent in the first six months of 2015. It includes approximately $283 million for additions, improvements and extensions to transmission and distribution lines, substations, power factor and voltage regulating equipment, distribution transformers and street lighting facilities. The capital expenditure program also includes approximately $162 million for power plant-related projects and $68 million for other miscellaneous equipment.
In addition to the amounts listed above, IPL plans to spend additional amounts related to environmental compliance, including $136 million for the three-year period from 2015 to 2017 to comply with MATS. IPL plans to spend a total of approximately $454 million for this project (of which $377 million has been expended through June 30, 2015).
IPL also plans to spend a total of approximately $626 million (of which $218 million has been expended through June 30, 2015) on replacement generation costs through 2017 as a result of the retirement of existing facilities not equipped with advanced environmental control technologies required to comply with existing and expected regulations. Of this amount, $526 million is projected to be expended in the three-year period from 2015 to 2017.
Other environmental expenditures include costs for compliance with the NPDES permit program under the CWA. The costs for NPDES at our Petersburg Plant for 2015 to 2017 are expected to be $207 million. IPL plans to spend a total of $224 million for this project (of which $59 million has been expended through June 30, 2015). Also, as a result of environmental regulations, IPL plans to refuel Unit 7 at Harding Street converting from coal-fired to natural gas-fired. The 2015-to-2017 cost of the projects necessary to complete this conversion, including costs for NPDES, MATS compliance and dry ash handling, are expected to be $102 million (IPL plans to spend a total of $108 million on this project, including amounts already expended through June 30, 2015). IPL also plans to spend $2 million on preliminary studies and engineering related to cooling water intake requirements in sections 316(a) and 316(b) of the CWA.
Contractual Cash Obligations
Our non-contingent contractual obligations as of June 30, 2015 are set forth below:

	Total	Less than 1 Year	Payment due 1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Long-term debt	$1,993.8	$165.4	$424.6	$ —	$1,403.8
Interest obligations(1)	1,336.0	119.6	175.6	134.3	906.5
Purchase obligations (2):
Coal, gas, purchased power and related transportation	2,169.0	325.1	593.5	227.6	1,022.8
Other	64.4	11.4	18.1	8.1	26.8
Accounts receivable securitization	50.0	50.0	—	—	—
Pension funding(3)	—	—	—	—	—
Total(4)	$5,613.2	$671.5	$1,211.8	$370.0	$3,359.9

(1)	Represents interest payment obligations related to fixed and variable rate debt. Interest related to variable rate debt is calculated using the rate in effect at June 30, 2015.

(2)
Does not include purchase orders or normal purchases for goods or services: (1) for which there is not also an enforceable contract; or (2) which does not specify all significant terms, including fixed or minimum quantities. Does not include contractual commitments that can be terminated by us without penalty on notice of 90 days or less. Does not include all construction or related contracts that do not fit the parameters described for this table.

(3)
IPL elected to fund $25.0 million during January 2015 which satisfies all funding requirements in the calendar year 2015 for the defined benefit plan. We currently do not expect to make additional pension funding payments in 2015. For years 2016 and thereafter, our contractual obligation for pension funding can fluctuate due to various factors. Please see “—Pension Funding” below and Note 11, “Pension and Other Postretirement Benefits” in the audited Consolidated Financial Statements of IPALCO included in this prospectus for further discussion.

(4)
Does not include an uncertain tax liability of $7.1 million (tax and related interest) as of June 30, 2015 because it is not possible to determine in which future period or periods that the non-current income tax liability for uncertain tax positions might be paid.

Common Stock Dividends
All of IPALCO’s outstanding common stock is held by AES U.S. Investments and CDPQ. During the first six months of 2015 and 2014, we paid a total of $37.6 million and $42.8 million, respectively, in dividends to our shareholders. During 2014, 2013 and 2012, we paid $78.4 million, $59.5 million, and $66.6 million, respectively, in dividends to AES. Future distributions to AES U.S. Investments and CDPQ will be determined at the discretion of our board of directors and will depend primarily on dividends received from IPL. Dividends from IPL are affected by IPL’s actual results of operations, financial condition, cash flows, capital requirements, regulatory considerations, and such other factors as IPL’s board of directors deems relevant.
IRS Regulations
On September 13, 2013, the Internal Revenue Service released final regulations addressing the acquisition, production and improvement of tangible property and proposed regulations addressing the dispositions of property. These regulations replace previously issued temporary regulations and are effective for tax years beginning on or after January 1, 2014. IPL management has opted to fully implement the new regulations effective with its 2014 income tax return. IPL has recorded the tax effect of a $245.9 million favorable Internal Revenue Code Section 481(a) adjustment to its balance sheet as a result of the regulations. This amount represents the cumulative effective of accelerated deductions related to repairs of tangible property through December 31, 2013. The adjustment does not impact the income statement.

Pension Plans
We contributed $25.0 million and $54.1 million to the Pension Plans during the first six months of 2015 and 2014, respectively. We contributed $54.1 million, $49.7 million, and $48.3 million to the Pension Plans in 2014, 2013 and 2012, respectively. We currently do not expect to make additional pension funding payments in 2015. Funding for the qualified Defined Benefit Pension Plan is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under ERISA, as amended by the Pension Protection Act of 2006, as well as targeted funding levels necessary to meet certain thresholds.
From an ERISA funding perspective, IPL’s funding target liability shortfall was estimated to be approximately $19 million as of January 1, 2015. The shortfall must be funded over seven years. In addition, IPL must also contribute the normal service cost earned by active participants during the plan year. The ERISA funding of normal cost is expected to be about $7.8 million in 2015, which includes $3.0 million for plan expenses. Each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over a new seven-year period. IPL elected to fund $25.0 million in January 2015, which satisfies all funding requirements for the calendar year 2015. The $25.0 million contribution includes the $7.8 million referenced above. IPL’s funding policy for the Pension Plans is to contribute annually no less than the minimum required by applicable law, and no more than the maximum amount that can be deducted for federal income tax purposes. Benefit payments made from the Pension Plans for the years ended December 31, 2014, 2013 and 2012 were $32.6 million, $51.0 million, and $30.3 million, respectively. Benefit payments made from the Pension Plans for the six months ended June 30, 2015 were $16.5 million.
See also “—Critical Accounting Policies” and Note 11, “Pension and Other Postretirement Benefits,” to our audited Consolidated Financial Statements for further discussion of Pension Plans.
Capital Resources
IPALCO is a holding company, and accordingly substantially all of its cash is generated by the operating activities of its subsidiaries, principally IPL. None of its subsidiaries, including IPL, is obligated under or has guaranteed to make payments with respect to the 2018 IPALCO Notes or the notes; however, all of IPL’s common stock is pledged to secure these notes. Accordingly, IPALCO’s ability to make payments on the 2018 IPALCO Notes or the notes depends on the ability of IPL to generate cash and distribute it to IPALCO.
While we believe that our sources of liquidity will be adequate to meet our needs, this belief is based on a number of material assumptions, including, without limitation, assumptions about weather, economic conditions, our credit ratings and those of AES and IPL, regulatory constraints, environmental regulation, pension obligations and equity capital contributions. If and to the extent these assumptions prove to be inaccurate, our sources of liquidity may be affected. Moreover, changes in these factors or in the bank or other credit markets could reduce available credit or our ability to renew existing credit facilities on acceptable terms. The absence of adequate liquidity could adversely affect our ability to operate our business, and our results of operations, financial condition and cash flows.
Indebtedness
Line of Credit
In May 2014, IPL entered into an amendment and restatement of its 5-year $250 million revolving credit facility with a syndication of banks, as discussed in Note 9, “Indebtedness – Line of Credit” to the audited Consolidated Financial Statements of IPALCO. This credit agreement is an unsecured committed line of credit to be used: (i) to finance capital expenditures; (ii) to refinance indebtedness under the existing credit agreement; (iii) to support working capital; and (iv) for general corporate purposes and matures on May 6, 2019.
IPL First Mortgage Bonds
In June 2013, IPL issued $170 million aggregate principal amount of first mortgage bonds, 4.65% Series, due June 2043. Net proceeds from this offering were approximately $167.9 million, after deducting the initial purchasers’ discounts, fees and expenses for the offering payable by IPL. The net proceeds from the offering were used in June of 2013 to finance the redemption of $110 million aggregate principal amount of IPL first mortgage bonds, 6.30% Series, due July 2013, and to pay related fees, expenses and applicable redemption prices. We used all remaining proceeds to finance a portion of our environmental construction program and for other general corporate purposes.
In June 2014, IPL issued $130 million aggregate principal amount of first mortgage bonds, 4.50% Series, due June 2044. Net proceeds from this offering were approximately $126.8 million, after deducting the initial purchasers’ discounts, fees and expenses for the offering payable by IPL. The net proceeds from the offering were used: (i) to finance a portion of IPL’s construction program; (ii) to finance a portion of IPL’s capital costs related to environmental and replacement generation projects; and (iii) for other general corporate purposes.
On September 15, 2015, IPL issued $260 million aggregate principal amount of first mortgage bonds, 4.70% Series, due September 2045, pursuant to Rule 144A and Regulation S under the Securities Act. Net proceeds from this offering were approximately $255.6 million, after deducting the initial purchasers’ discounts and fees and expenses for the offering payable by IPL. The net proceeds from the offering will be used to finance a portion of IPL’s construction program and our capital costs related to environmental and replacement generation projects and for other general corporate purposes.
Credit Ratings
Our ability to borrow money or to refinance existing indebtedness and the interest rates at which we can borrow money or refinance existing indebtedness are affected by our credit ratings. In addition, the applicable interest rates on IPL’s credit facility (as well as the amount of certain other fees on the credit facility) are dependent upon the credit ratings of IPL. Downgrades in the credit ratings of AES could result in IPL’s and/or IPALCO’s credit ratings being downgraded. Any reduction in our debt or credit ratings may adversely affect the trading price of our outstanding debt securities.
In April 2012, Fitch Ratings downgraded the Issuer Default Rating of IPALCO to ‘BB+’ from ‘BBB-’ and downgraded the instrument rating of IPALCO’s senior secured notes by one notch to ‘BB+’ from ‘BBB-’. In addition, Fitch Ratings affirmed the Issuer Default Rating of IPL at ‘BBB-’, as well as affirmed IPL’s security ratings. In a press release announcing the downgrade, Fitch Ratings cited various factors to explain the downgrade, including, but not limited to: IPALCO’s highly leveraged capital structure, the sole support IPALCO receives from the upstream distributions from IPL, a rise in operating costs including pension expenses, significant levels of capital spending for environmental compliance at IPL and lower wholesale power pricing.
In February 2013, S&P announced that it had revised its criteria for rating utility first mortgage bonds. As a result of the revised criteria, S&P upgraded the rating of IPL’s Senior Secured first mortgage bonds by one notch to ‘BBB+’ from ‘BBB’.
In November 2013, S&P announced that it had revised its criteria for long-term issuer credit ratings. As a result of the revised criteria, S&P downgraded the long-term issuer credit ratings of IPALCO and IPL to ‘BB+’ from ‘BBB-’ in December 2013. The downgrade reflects S&P’s assessment that the cumulative value provided by existing structural protections insulate the credit quality of IPALCO and IPL from our ultimate parent, AES, on a sufficient basis to support a 2-notch rating differential instead of the prior 3-notch rating differential. Debt instrument ratings were affirmed.
In January 2014, Moody’s upgraded the ratings of IPALCO and IPL by one notch in line with their more favorable view of the relative credit supportiveness of the U.S. regulatory framework for electric and gas utilities.
The credit ratings of IPALCO and IPL as of September 28, 2015, are as follows:

	Moody’s	S&P	Fitch Ratings
IPALCO Issuer Rating/Corporate Credit Rating/ Long-term Issuer Default Rating	-	BB+	BB+
IPALCO Senior Secured Notes	Baa3	BB+	BB+
IPL Issuer Rating/Corporate Credit Rating/ Long-term Issuer Default Rating	Baa1	BB+	BBB-
IPL Senior Secured	A2	BBB+	BBB+

We cannot predict whether our current credit ratings or the credit ratings of IPL will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. A security rating is not a recommendation to buy, sell or hold securities. Such ratings may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.
Dividend and Capital Structure Restrictions
IPL’s mortgage and deed of trust and its amended articles of incorporation contain restrictions on IPL’s ability to issue certain securities or pay cash dividends. So long as any of the several series of bonds of IPL issued under its mortgage remains outstanding, and subject to certain exceptions, IPL is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock of any class, or in the purchase or redemption of such shares, to the aggregate of its net income, as defined in the mortgage, after December 31, 1939. The amount which these mortgage provisions would have permitted IPL to declare and pay as dividends at June 30, 2015, exceeded IPL’s retained earnings at that date. In addition, pursuant to IPL’s articles, no dividends may be paid or accrued and no other distribution may be made on IPL’s common stock unless dividends on all outstanding shares of IPL preferred stock have been paid or declared and set apart for payment.
IPL is also restricted in its ability to pay dividends if it is in default under the terms of its credit facility, which could happen if IPL fails to comply with certain covenants. These covenants, among other things, require IPL to maintain total debt to total capitalization not in excess of 0.65 to 1, in order to pay dividends. As of June 30, 2015 and as of the filing of this prospectus, IPL was in compliance with all covenants and no event of default existed.
IPL’s amended articles of incorporation also require that, so long as any shares of preferred stock are outstanding, the net income of IPL, as specified in the articles, be at least one and one-half times the total interest on the funded debt and the pro forma dividend requirements on the outstanding, and any proposed, preferred stock before any additional preferred stock is issued. IPL’s mortgage and deed of trust requires that net earnings as calculated thereunder be at least two and one-half times the annual interest requirements before additional bonds can be authenticated on the basis of property additions. As of June 30, 2015, these requirements would not materially restrict IPL’s ability to issue additional preferred stock or first mortgage bonds in the ordinary course of prudent business operations.
Regulatory Matters
General
IPL is a regulated public utility principally engaged in providing electric service to the Indianapolis metropolitan area. As a regulated entity, we are required to use certain accounting methods prescribed by regulatory bodies which may differ from accounting methods required to be used by nonregulated entities.
An inherent business risk facing any regulated public utility is that of unexpected or adverse regulatory action. Regulatory discretion is reasonably broad in Indiana, as it is elsewhere. We attempt to work cooperatively with regulators and those who participate in the regulatory process, while remaining vigilant in protecting or asserting our legal rights in the regulatory process. We take an active role in addressing regulatory policy issues in the current regulatory environment. Additionally, there is increased activity by environmental regulators, which has had and will continue to have a significant impact on our operations and financial statements for the foreseeable future. We have recently received orders from the IURC approving our compliance plans for the EPA’s MATS rules, which include additional environmental controls, unit retirements and refuelings, and replacement generation, and for our plans for compliance with recently issued wastewater requirements.
(See “—Environmental Matters.”)
Basic Rates and Charges
Our basic rates and charges represent the largest component of our annual revenues. Our basic rates and charges are determined after giving consideration, on a pro-forma basis, to all allowable costs for ratemaking purposes including a fair return on the fair value of the utility property used and useful in providing service to customers. These basic rates and charges are set and approved by the IURC after public hearings. Such proceedings, which have occurred at irregular intervals, and involve IPL, the IURC, the Indiana Office of Utility Consumer Counselor, and other interested stakeholders. Pursuant to statute, the IURC is to conduct a periodic review of the basic rates and charges of all Indiana utilities at least once every four years, but the IURC has the authority to review the rates of any Indiana utility at any time. Once set, the basic rates and charges authorized do not assure the realization of a fair return on the fair value of invested property.
Our basic rates and charges were last adjusted in 1996; however, IPL filed a petition with the IURC on December 29, 2014, for authority to increase its basic rates and charges by approximately $67.8 million annually, or 5.6%. An order on this proceeding will likely be issued by the IURC in late 2015 or early 2016 with any rate change expected to become effective by early 2016. The petition also includes requests to implement rate adjustment mechanisms for short term recovery of fluctuations in the following costs: (1) capacity purchase costs; (2) off-systems sales margins; and (3) MISO non-fuel charges (MISO fuel charges are already included in the FAC rate mechanism as described below). No assurances can be given as to the timing or outcome of this proceeding. See also “—Downtown Underground Network Investigation and Rate Case”
Our declining block rate structure generally provides for residential and commercial customers to be charged a lower per kWh rate at higher consumption levels. Therefore, as volumes increase, the weighted average price per kWh decreases. Numerous factors including, but not limited to, weather, inflation, customer growth and usage, the level of actual operating and maintenance expenditures, capital expenditures including those required by environmental regulations, fuel costs, generating unit availability and purchased power costs, can affect the return realized.
Downtown Underground Network Investigation and Rate Case
In response to recent underground network incidents that occurred in the downtown Indianapolis area, the IURC issued an order on March 20, 2015 opening an investigation of our ongoing investment in, and operation and maintenance of, our network facilities. The IURC has combined this pending investigation with our petition filed in 2014 to increase our basic rates and charges. The ultimate impact of the investigation on the rate case cannot be predicted beyond the potential for delay in the final determination of our change in basic rates and charges. On July 27, 2015, the other parties to the IURC proceedings filed their respective evidence challenging our proposal to increase basic rates and charges. The case remains pending and we are currently assessing the merits of the various positions taken by the parties in the case and developing our responses to those positions, including by filing rebuttal testimony to the base rate increase request with the IURC on September 4, 2015. The hearing on this matter began in September 2015 and is expected to conclude by early October 2015.
FAC and Authorized Annual Jurisdictional Net Operating Income
IPL may apply to the IURC for a change in IPL’s fuel charge every three months to recover IPL’s estimated fuel costs, including the energy portion of purchased power costs, which may be above or below the levels included in IPL’s basic rates and charges. IPL must present evidence in each FAC proceeding that it has made every reasonable effort to acquire fuel and generate or purchase power or both so as to provide electricity to its retail customers at the lowest fuel cost reasonably possible.
Independent of the IURC’s ability to review basic rates and charges, Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income test requirements as a condition for approval of requested changes in the FAC. Additionally, customer refunds may result if a utility’s rolling twelve-month operating income, determined at quarterly measurement dates, exceeds a utility’s authorized annual jurisdictional net operating income and there are not sufficient applicable cumulative net operating income deficiencies against which the excess rolling twelve-month jurisdictional net operating income can be offset.
ECCRA
IPL may apply to the IURC for approval of a rate adjustment known as the ECCRA every six months to recover costs to install and/or upgrade CCT equipment. The total amount of IPL’s CCT equipment approved for ECCRA recovery as of December 31, 2014 was $827 million. The jurisdictional revenue requirement that was approved by the IURC to be included in IPL’s rates for the six-month period from September 2015 through February 2016 was $78.4 million. During the years ended December 31, 2014, 2013 and 2012 and the six months ended June 30, 2015, we made total CCT expenditures of $176.3 million, $126.6 million, and $15.0 million and $72.2 million, respectively. The vast majority of such costs are recoverable through our ECCRA filings. Also, see “—Environmental Matters” for discussion of recovery of costs to comply with current and expected environmental laws and regulations.
DSM
In March 2014, legislation, referred to as the SEA 340, was approved that effectively ended the IURC’s energy efficiency targets established in a 2009 statewide Generic DSM Order. Although SEA 340 puts an end to established efficiency targets, IPL will continue to offer cost-effective energy efficiency and demand response programs as one of many resources to meet future demand for electricity.
In December 2014, we received approval from the IURC of our 2015-2016 DSM plan. The approval includes cost recovery on a set of DSM programs to be offered in 2015-2016 that is similar to the 2014 set of programs. Similar to the current DSM framework, we are eligible to receive performance incentives dependent upon the level of success of the programs. Additionally, we were granted authority to record a regulatory asset for recovery in a future base rate case proceeding for lost margins which result from decreased kWh related to implementation of these DSM programs.
IPL’s Smart Energy Project
In 2010, IPL was awarded a smart grid investment grant for $20 million as part of its $48.9 million Smart Energy Project (including smart grid technology), which provides IPL’s customers with tools to help them more efficiently use electricity and included an upgrade of IPL’s electric delivery system infrastructure. Under the grant, the U.S. Department of Energy provided $20 million of nontaxable reimbursements to IPL for capitalized costs associated with IPL’s Smart Energy Project. These reimbursements were accounted for as a reduction of the capitalized Smart Energy Project costs. We received the final grant reimbursement in 2013.

Wind and Solar Power Purchase Agreements
We are committed under a power purchase agreement to purchase approximately 100 MW of wind-generated electricity per year through 2029 from a wind project in Indiana. We are also committed under another agreement to purchase approximately 200 MW of wind-generated electricity per year for 20 years from a project in Minnesota, which began commercial operation in October 2011. In addition, we have 97 MW of solar-generated electricity in our service territory under contract in 2015, of which 83 MW was in operation as of June 30, 2015. We have authority from the IURC to recover the costs for all of these agreements through an adjustment mechanism administered within the FAC.
MISO Real Time RSG
MISO collects RSG charges from market participants to pay for generation dispatched when the costs of such generation are not recovered in the market clearing price. Over the past several years, there have been disagreements between interested parties regarding the calculation methodology for RSG charges and how such charges should be allocated among the individual MISO participants, including IPL. Under the methodology currently in effect, RSG charges have little effect on IPL’s financial statements as the vast majority of such charges are considered to be fuel costs and are recoverable through IPL’s FAC, while the remainder is being deferred for future recovery in accordance with GAAP. However, the IURC’s orders in IPL’s FAC 77, 78 and 79 proceedings approved IPL’s FAC factor on an interim basis, subject to refund, pending the outcome of a FERC proceeding regarding RSG charges and any subsequent appeals therefrom. In a recent FAC proceeding, IPL requested that the subject to refund designation be removed and that FAC 77, 78 and 79 proceedings be made final with no modifications. In February 2014, the IURC issued an order approving IPL’s request.
MISO Transmission Expansion Cost Sharing and FERC Order 1000
Beginning in 2007, MISO transmission system owner members including IPL began to share the costs of transmission expansion projects with other transmission system owner members after such projects were approved by the MISO board of directors. Upon approval by the MISO board of directors the transmission system owner members must make a good faith effort to build and/or pay for the projects. Costs allocated to IPL for the projects of other transmission system owner members are collected by MISO per their tariff.
On July 21, 2011, the FERC issued Order 1000, amending the transmission planning and cost allocation requirements established in Order No. 890. Through Order 1000, the FERC:

(1)	requires public utility transmission providers to participate in a regional transmission planning process and produce a regional transmission plan;

(2)
requires public utility transmission providers to amend their open access transmission tariffs to describe how public policy requirements will be considered in local and regional transmission planning processes;

(3)	removes the federal right of first refusal for certain transmission facilities; and

(4)	seeks to improve coordination between neighboring transmission planning regions for interregional facilities.
MISO’s approved tariff in part already complies with Order 1000. However, Order 1000 will result in changes to transmission expansion costs charged to us by MISO. Such changes relate to public policy requirements for transmission expansion within the MISO footprint, such as to comply with renewable mandates of other states within the footprint. These charges are difficult to estimate, but are expected to be material to us within a few years; however, it is probable, but not certain, that these costs will be recoverable, subject to IURC approval. Through June 30, 2015, we have deferred as a regulatory asset $13.6 million of MISO transmission expansion costs.
Senate Bill 560
In April 2013, Senate Bill 560 became law in Indiana. This law provides more regulatory flexibility to the current process for reviewing necessary utility system improvements and determining appropriate rates. The law allows utilities to propose a seven-year infrastructure plan for distribution, transmission and storage to the IURC and, if the plan is considered reasonable by the IURC, the utility could recover its investment in facilities identified in the plan in a timely manner. In addition, when Indiana utilities apply for a change in their basic rates and charges, if new rates are not approved by the IURC within 300 days after the utility filed its case-in-chief, the law allows the utility to implement temporary rates including 50% of the proposed increase. Such temporary rates would be subject to a reconciliation implemented via a credit or surcharge in equal amounts each month for six months, if the IURC’s final order established rates were to differ from the temporary rates previously placed into effect. The IURC would be allowed to extend the 300-day deadline by 60 days, for good cause. Both provisions, as well as an additional provision that allows utilities to utilize a forward-looking test year in rate cases, recognize the capital-intensive nature of the energy industry and seek to reduce lag time between a utility’s investment and the opportunity to recover the investment through rates.
Environmental Matters
We are subject to various federal, state, regional and local environmental protection and health and safety laws, as well as regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, suspension or revocation of permits and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits
From time to time, we are subject to enforcement actions for claims of noncompliance with environmental laws and regulations. IPL cannot assure that it will be successful in defending against any claim of noncompliance. However, with the possible exception of the NOV from the EPA (see “—New Source Review” below), we do not believe any currently open environmental investigations will result in fines material to our results of operations, financial condition and cash flows.
Under certain environmental laws, we could be held responsible for costs relating to contamination at our past or present facilities and at third-party waste disposal sites. We could also be held liable for human exposure to such hazardous substances or for other environmental damage. Our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances may adversely affect our business, results of operations, financial condition and cash flows. A discussion of the legislative and regulatory initiatives most likely to affect us follows.
MATS
In April 2012, the EPA’s rule to establish maximum achievable control technology standards for each hazardous air pollutant regulated under the CAA emitted from coal and oil-fired electric utilities, known as “MATS”, became effective. IPL management has developed a plan to comply with this rule. Most of our coal-fired capacity has acid gas scrubbers or comparable control technologies; however, there are other improvements to such control technologies that are necessary to achieve compliance. Under the CAA, compliance with MATS is required by April 16, 2015; however, the compliance period for certain units, or groups of units, may be extended by state permitting authorities (for up to one additional year) or through a CAA administrative order from the EPA (for another additional year). In December 2012, IDEM granted a one-year extension to April 16, 2016 covering all coal-fired units at Harding Street and Eagle Valley, in addition to Unit 3 and Unit 4 at Petersburg. In February 2013, IDEM granted a three-month extension on Petersburg Unit 2 to July 16, 2015, and that unit is in compliance with the MATS rule.
On August 14, 2013, the IURC approved IPL’s MATS plan, which includes investing up to $511 million in the installation of new pollution control equipment on IPL’s five largest base load generating units. These coal-fired units are located at IPL’s Petersburg and Harding Street generating stations. The IURC also approved IPL’s request to recover operating and construction costs for this equipment (including a return) through a rate adjustment mechanism, with certain stipulations. IPL plans to spend a total of $454 million for this project as approximately $51 million of costs will largely be avoided since IPL’s plans to refuel Harding Street Station Unit 7 from coal to natural gas was approved (see “—Unit Retirements and Replacement Generation” below).
Several lawsuits challenging the MATS rule have been filed by other parties and consolidated into a single proceeding before the U.S. Court of Appeals for the District of Columbia Circuit. In April 2014, the U.S. Court of Appeals issued an opinion upholding the MATS rule. In July 2014, numerous states and two trade groups petitioned the U.S. Supreme Court to review this opinion, and in November 2014, the U.S. Supreme Court agreed to such review. On June 29, 2015, the U.S. Supreme Court remanded MATS to the D.C. Circuit due to the EPA’s failure to consider costs before deciding to regulate power plants under section 112 of the CAA. Further proceedings are expected; however, in the meantime, MATS remains in effect until the D.C. Circuit acts. We currently cannot predict the outcome of this litigation, or its impact, if any, on our MATS compliance planning or ultimate costs.
On June 20, 2014, IPL contemporaneously filed a waiver request or in the alternative, a complaint with the FERC requesting a waiver or changes to MISO rules that will allow IPL to keep 216 MW of reliable capacity available at its Eagle Valley generating station from June 1, 2015, through April 15, 2016. Both of these filings request that the FERC either waive or reform certain requirements of the MISO tariff for failing to address the specific circumstances resulting from compliance with

MATS. IPL maintains that MISO has not addressed several aspects of the issue created by the disconnect between the MATS compliance deadline (April 16, 2016) and the end of the MISO planning year for capacity purposes (June 1, 2016). On October 15, 2014, this waiver request was approved by the FERC.
On February 17, 2015, the EPA published a proposed rule that makes corrections and clarifies several issues associated with implementation of the MATS rule.
Environmental Wastewater Requirements
In August 2012, IDEM issued NPDES permits to the IPL Petersburg, Harding Street, and Eagle Valley generating stations, which became effective in October 2012. NPDES permits regulate specific industrial wastewater and storm water discharges to the waters of Indiana under Section 402 of the CWA. These permits set new water quality-based effluent discharge limits for the Petersburg and Harding Street facilities, as well as monitoring and other requirements designed to protect human and aquatic life, with full compliance with the new effluent limitations required by October 2015. In April 2013, IPL received an extension to the compliance deadline through September 2017 for IPL’s Harding Street and Petersburg facilities through agreed orders with IDEM.
IPL conducted studies to determine the operational changes and control equipment necessary to comply with the new limitations. In developing its compliance plans, IPL made assumptions about the outcomes and implications of Federal rulemakings with respect to CCRs (final rule announced in December 2014), cooling water intake (final rule effective as of October 2014) and the final wastewater “ELGs” expected in September 2015 and described below.
On October 16, 2014, IPL filed its wastewater compliance plans with the IURC. On July 29, 2015, we received approval for a CPCN from the IURC to convert Unit 7 at the Harding Street Station from coal-fired to natural gas-fired, and also to install and operate wastewater treatment technologies at its Harding Street Station and Petersburg Generation Station in southern Indiana. We expect to invest $326 million in these projects to ensure compliance with the wastewater treatment requirements by 2017.
On June 29, 2015, the EPA and the U.S. Army Corps of Engineers published a rule defining federal jurisdiction over waters of the United States. On the day the rule was published, several states sued to challenge the rule. Since then, other states and industry groups have also sued. This rule, which became effective on August 28, 2015, may expand or otherwise change the number and types of waters or features subject to federal permitting. On August 27, 2015, however, the U.S. District Court for the District of North Dakota issued a stay of effectiveness for the rule, which applies in just the thirteen states (which do not include Indiana) challenging the rule in that litigation. We cannot at this time determine the timing or impact of this regulation or litigation, but it could have a material impact on our business, financial condition or results of operations.
In June 2013, the EPA published proposed rules, commonly known as ELGs to reduce toxic pollutants discharged into waterways by power plants. The proposed ELGs are intended to update the existing technology-based rules for controlling the discharge of pollutants from various waste streams associated with steam electric generating facilities. Under a consent decree, the EPA is required to finalize the ELGs by September 2015. The final ELGs will likely impact IPL’s operations, but it is too early to determine whether the impact will be material.
We expect to recover through our environmental rate adjustment mechanism any operating or capital expenditures related to compliance with these NPDES permit requirements. Recovery of these costs is sought through an Indiana statute that allows for 80% recovery of qualifying costs through a rate adjustment mechanism with the remainder recorded as a regulatory asset to be considered for recovery in the next base rate case proceeding; however, there can be no assurances that we will be successful in that regard. In light of the uncertainties at this time, we cannot predict the impact of these regulations on our consolidated results of operations, cash flows, or financial condition, but it is expected to be material.
Climate Change Legislation and Regulation
One byproduct of burning coal and other fossil fuels is the emission of GHGs, including CO2. We face certain risks related to existing and potential federal, state, regional and local GHG legislation and regulations, including risks related to increased capital expenditures or other compliance costs which could have a material adverse effect on our results of operations, financial condition and cash flows.

The possible impact of any existing or future federal, regional or state GHG legislation, regulations or proposals will depend on various factors, including but not limited to:

•
The geographic scope of legislation and/or regulation (e.g., federal, regional, state), which entities are subject to the legislation and/or regulation (e.g., electricity generators, load-serving entities, electricity deliverers, etc.), the enactment date of the legislation and/or regulation and the compliance deadlines set forth therein;

•
The level of reductions of GHGs being sought by the regulation and/or legislation (e.g., 10%, 20%, 50%, etc.) and the year selected as a baseline for determining the amount or percentage of mandated GHG reduction (e.g., 10% reduction from 1990 emission levels, 20% reduction from 2000 emission levels, etc.);

•	The legislative and/or regulatory structure (e.g., a GHG cap-and-trade program, a carbon tax, GHG emission limits, etc.);

•	In any cap-and-trade program, the mechanism used to determine the price of emission allowances or offsets to be auctioned by designated governmental authorities or representatives;

•	The price of offsets and emission allowances in the secondary market, including any price floors or price caps on the costs of offsets and emission allowances;

•	The operation of and emissions from regulated units;

•
The permissibility of using offsets to meet reduction requirements and the requirements of such offsets (e.g., type of offset projects allowed, the amount of offsets that can be used for compliance purposes, any geographic limitations regarding the origin or location of creditable offset projects), as well as the methods required to determine whether the offsets have resulted in reductions in GHG emissions and that those reductions are permanent (i.e., the verification method);

•
Whether the use of proceeds of any auction conducted by responsible governmental authorities is reinvested in developing new energy technologies, is used to offset any cost impact on certain energy consumers or is used to address issues unrelated to power;

•
How the price of electricity is determined, including whether the price includes any costs resulting from any new climate change legislation and the potential to transfer compliance costs pursuant to legislation, market or contract, to other parties;

•	Any impact on fuel demand and volatility that may affect the market clearing price for power;

•	The effects of any legislation or regulation on the operation of power generation facilities that may in turn affect reliability;

•	The availability and cost of carbon control technology;

•	Whether federal legislation regulating GHG emissions will preclude the EPA from regulating GHG emissions under the CAA or preempt private nuisance suits or other litigation by third parties;

•	Any opportunities to change the use of fuel at the generation facilities or opportunities to increase efficiency; and

•	Our ability to recover any resulting costs from our customers and the timing of such recovery.
Except as noted in the discussion below, at this time, we cannot estimate the costs of compliance with existing, proposed or potential federal, state or regional GHG emissions reductions legislation or initiatives due in part to the fact that many of these proposals are in earlier stages of development and any final laws or regulations, if adopted, could vary drastically from current proposals. Any federal, state or regional legislation adopted in the United States that would require the reduction of GHG emissions could have a material adverse effect on our business and/or results of operations, financial condition and cash flows.
The U.S. Congress has considered several different draft bills pertaining to GHG legislation, including comprehensive GHG legislation that would impact many industries and more limited legislation focusing only on the utility and electric generation industry. Although no legislation pertaining to GHG emissions has been passed to date by the U.S. Congress, similar legislation may be considered or passed by the U.S. Congress in the future. In addition, in the past Midwestern state governors (including the Governor of Indiana) and the premier of Manitoba, Canada committed to reduce GHG emissions through the implementation of a cap-and-trade program pursuant to the Midwestern Greenhouse Gas Reduction Accord. Though the participating states and province are no longer pursuing this commitment, similar state or regional initiatives may be pursued in the future.
In January 2011, the EPA began regulating GHG emissions from certain stationary sources under the so-called “Tailoring Rule.” The regulations are being implemented pursuant to two CAA programs: the Title V Operating Permit program and the program requiring a permit if undergoing certain new construction or major modifications, the PSD program. Obligations relating to Title V permits include recordkeeping and monitoring requirements. Sources subject to PSD can be required to implement BACT. In June 2014, the U.S. Supreme Court ruled that the EPA had exceeded its statutory authority in issuing the Tailoring Rule by regulating under the PSD program sources based solely on their GHG emissions. However, the U.S. Supreme Court also held that the EPA could impose GHG BACT requirements for sources already required to implement PSD for certain other pollutants. Therefore, if future modifications to IPL’s sources require PSD review for other pollutants, it may also trigger GHG BACT requirements. The EPA has issued guidance on what BACT entails for the control of GHG and individual states are now required to determine what controls are required for facilities within their jurisdiction on a case-by-case basis. In December 2010, the Indiana Air Pollution Control Board adopted a final rule implementing the Tailoring Rule in Indiana, and the rule was published in the Indiana Register in March 2011. The ultimate impact of the BACT requirements applicable to us on our operations cannot be determined at this time as IPL will not be required to implement BACT until IPL constructs a new major source or makes a major modification of an existing major source. However, the cost of compliance could be material.
On August 3, 2015, the EPA finalized CO2 emissions rules for existing and newly constructed fossil-fueled EUSGUs and combustion turbines. The rules for existing power plants, called the Clean Power Plan, set state-specific CO2 emissions targets beginning in 2022, with an expected total U.S. power sector emissions reduction of 32% from 2005 levels by 2030. The Clean Power Plan requires states to submit implementation plans to meet the standards set forth in the rule by September 6, 2016, with the possibility of a two-year extension under certain circumstances.
The EPA also finalized CO2 standards for newly constructed, modified and reconstructed power plants on August 3, 2015. The NSPS for newly constructed coal-fueled EUSGUs generally would need to rely upon partial implementation of carbon capture and storage technology or other pollution control technology to comply. In addition, newly constructed and reconstructed natural gas-fired combustion turbines must meet a standard of no greater than 1,000 pounds of CO2 per megawatt hour. We are currently reviewing the August 2015 rules and assessing the impact on our operations. Among other things, we could be required to make efficiency improvements to our existing facilities. Various states, including Indiana, and certain regulated entities have filed lawsuits challenging the Clean Power Plan. It is too soon to determine what impact the rules for new, existing, modified and reconstructed power plants, and Indiana’s corresponding state implementation plan for existing power plants or the EPA’s federal implementation plan, will have on us, whether they will survive judicial and other challenges, and if so, whether they will materially impact our business, operations or financial condition.
Based on the above, there is some uncertainty with respect to the impact of GHG rules on IPL. The GHG BACT requirements will not apply at least until we construct a new major source or make a major modification of an existing major source, and the proposed NSPS, if finalized in its current form, will not require us to comply with an emissions standard until we construct a new electric generating unit. The planned CCGT at Eagle Valley is currently expected to comply with the applicable GHG BACT requirements and the final NSPS limit. Other than the CCGT discussed above, we do not have any other planned major modifications of an existing source or plans to construct a new major source at this time. Furthermore, the EPA, states, and other utilities are still evaluating potential impacts of the Clean Power Plan in our industry. In light of these uncertainties, we cannot predict the impact of the EPA’s current and future GHG regulations on our consolidated results of operations, cash flows, or financial condition, but it could be material.
Unit Retirements and Replacement Generation
In the second quarter of 2013, IPL retired in place five oil-fired peaking units with an average life of approximately 61 years (approximately 168 MW net capacity in total). Although these units represented approximately 5% of IPL’s generating capacity, they were seldom dispatched by MISO in recent years due to their relatively higher production cost and in some instances repairs were needed. In accordance with FERC accounting guidelines and standard utility practice for composite depreciation, these retirements were recorded as a reduction of $19.8 million to both “Utility Plant in Service” and “Accumulated Depreciation” on our consolidated balance sheets, with no gain or loss recognized.
In addition to the generating units IPL retired in the second quarter of 2013, IPL has several other generating units that we expect to retire or refuel by 2017. These units are primarily coal-fired and represent 472 MW of net capacity in total. To replace this generation, IPL filed a petition and case-in-chief with the IURC in April 2013 seeking a CPCN to build a 550 to 725 MW CCGT at its Eagle Valley Station site in Indiana and to refuel Harding Street Station Units 5 and 6 from coal to natural gas (approximately 100 MW net capacity each). In May 2014, IPL received an order on the CPCN from the IURC authorizing the refueling project and granting approval to build a 644 to 685 MW CCGT at a total budget of $649 million. The current estimated cost of these projects is $626 million. IPL requested and was granted authority to accrue post in-service allowance for debt and equity funds used during construction and to defer the recognition of depreciation expense of the CCGT and refueling project until such time that we are allowed to collect both a return and depreciation expense on the CCGT and refueling project. The CCGT is expected to be placed into service in April 2017, and the refueling project is expected to be completed by early 2016. The costs to build and operate the CCGT and for the refueling project, other than fuel costs, will not be recoverable by IPL through rates until the conclusion of a base rate case proceeding with the IURC after the assets have been placed in service.
On October 3, 2014, IPL filed a petition and case-in-chief with the IURC seeking a CPCN to refuel Harding Street Station Unit 7 from coal to natural gas (about 410 MW net capacity). This conversion is part of IPL’s overall wastewater compliance plan for its power plants and was approved by the IURC (as discussed in “—Environmental Wastewater Requirements” above).
New Source Review
In October 2009, IPL received an NOV and Finding of Violation from the EPA pursuant to the CAA Section 113(a). The NOV alleges violations of the CAA at IPL’s three primarily coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the PSD and nonattainment New Source Review requirements under the CAA. Since receiving the letter, IPL management has met with the EPA staff regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay substantial civil penalties, install additional pollution control technology on coal-fired electric generating units, retire existing generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard. IPL has recorded a contingent liability related to this matter.
CSAPR
In March 2005 the EPA signed the federal CAIR, which imposed restrictions against polluting the air of downwind states. At the time, CAIR established a two-phase regional “cap and trade” program for SO2 and NOx emissions that requires the largest reduction in air pollution in more than a decade. CAIR covers 27 states, including Indiana, and the District of Columbia.
On July 6, 2011, the EPA announced a new rule to replace CAIR, that will require the further reduction of SO2 and NOx emissions from power plants in 28 states, including Indiana, that contribute to ozone and/or fine particle pollution in other states. This rule, known as the CSAPR, required initial compliance by January 1, 2012 for SO2 and annual NOx reductions, and May 1, 2012 for ozone season reductions. On December 30, 2011, the U.S. Court of Appeals for the District of Columbia issued an order staying implementation of CSAPR pending resolution of legal challenges to the rule. The Court further ordered that CAIR remain in place while CSAPR was stayed. In August 2012, the U.S. Court of Appeals issued a ruling vacating CSAPR. The Court ruling also required EPA to continue administering CAIR.
In June 2013, the U.S. Supreme Court agreed to review the D.C. Circuit Court’s decision to vacate the CSAPR and in April 2014, reversed the 2012 decision by the D.C. Circuit Court, reinstating CSAPR, and remanded the case to the D.C. Circuit Court for further proceedings consistent with the U.S. Supreme Court decision. In June 2014, the U.S. Department of Justice, on behalf of the EPA, filed a motion with the D.C. Circuit Court to lift the stay on CSAPR and on October 23, 2014, the D.C. Circuit Court lifted the stay. On November 21, 2014, EPA announced a Notice of Data Availability and a final interim rule that addresses allocations of emission allowances to certain units for compliance with the CSAPR. These allowance allocations, which supersede the allocations announced in a 2011 NODA, reflect the changes to CSAPR made in subsequent rulemakings, as well as “re-vintaging” of previously recorded allowances so as to account for the impact of the tolling of the CSAPR deadlines pursuant to an order issued by the D.C. Circuit Court. On July 28, 2015, the D.C. Circuit Court held invalid the 2014 SO2 emissions budgets for Alabama, Georgia, South Carolina, and Texas, as well as the 2014 ozone-season NOx budgets for Florida, Maryland, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia, and West Virginia. It rejected all of the petitioners’ other challenges to the rule. The budgets remain in place pending reconsideration. While we are currently unable to determine the full impact of the reinstatement of CSAPR, the rule and future revisions may have a material impact on IPL.
NAAQS
Under the CAA, the EPA sets NAAQS for six criteria pollutants considered harmful to public health and the environment, including particulate matter, NOx, ozone and SO2, which result from coal combustion. Areas meeting the NAAQS are designated attainment areas while those that do not meet the NAAQS are considered nonattainment areas. Each state must develop a plan to bring nonattainment areas into compliance with the NAAQS, which may include imposing operating limits on individual plants. The EPA is required to review NAAQS at five-year intervals.
Ozone. Over the past several years, the EPA has tightened the NAAQS for ground level ozone by lowering the standard for daily emissions of ozone from 0.080 parts per million to 0.075 parts per million. In July 2013, the U.S. Circuit Court of Appeals upheld the 0.075 parts per million standard. Based on this ozone daily emission standard, it would be expected that several areas that are currently designated as in attainment for ozone may be redesignated as nonattainment, including areas where IPL’s Eagle Valley and Harding Street plants are located. In December 2013 eight northeastern states petitioned the EPA to add nine upwind states, including Indiana, to the Ozone Transport Region, a group of states required to impose enhanced restrictions on ozone emissions. If the petition is granted, our facilities could be subject to such enhanced requirements.
On December 17, 2014, the EPA published a proposed rule revising NAAQS for ozone. The EPA is proposing to lower the primary and secondary standards to a level within a range of 65 to 70 parts per billion. The EPA also is proposing revisions in data handling conventions and monitoring requirements for ozone, and revisions to the regulations for the PSD program to add a transition provision for certain applications. The EPA intends to issue a final rule regarding the ozone NAAQS by October 2015, but it is too early to determine whether it will materially impact IPL. The EPA intends to make attainment/nonattainment designations for any revised standards by October 2017. Those designations likely would be based on 2014-2016 air quality data.
Fine Particulate Matter. In 2005, several areas in the state of Indiana were designated as nonattainment for fine particulate matter for the 1997 daily and annual standards, which include the areas where our Eagle Valley, Petersburg, and Harding Street plants are located. In 2006, the EPA lowered the daily standard for fine particulate matter from 65 micrograms per cubic meter to 35 micrograms per cubic meter. With respect to the daily standard, in October 2009, the EPA announced plans to designate areas as nonattainment based on new data, and all areas where our plants are located, despite the more stringent standard, will be in attainment with the daily standard according to the EPA.
With respect to the annual standard, the EPA published in the Federal Register a final rule revising the NAAQS for particulate matter in January 2013. Among other things, the final rule lowers the primary annual PM2.5 standard from 15 to 12 micrograms per cubic meter of air. IDEM recommended to EPA that all monitored areas in Indiana be designated as attainment. On January 15, 2015, EPA published its final attainment designations for the 2012 standard. Compliance would be required by 2020. No IPL operations are located in nonattainment areas.
NOX and SO2. On April 12, 2010, a one-hour primary NAAQS became effective for NOX. Additionally, on August 23, 2010, a new one-hour SO2 primary NAAQS became effective. The final rule implementing the one-hour SO2 NAAQS also requires an increased amount of ambient SO2 monitoring sites. On August 5, 2013, EPA published in the Federal Register its final designation, which include portions of Marion, Morgan, and Pike counties as nonattainment with respect to the one-hour SO2 standard.
On September 10, 2014, IDEM published its proposed rule establishing reduced SO2 limits for IPL facilities in accordance with a new one-hour standard of 75 parts per billion, for the areas in which IPL’s Harding Street, Petersburg, and Eagle Valley Generating Stations operate. The expected compliance date for these requirements is January 1, 2017. No impact is expected for Eagle Valley or Harding Street Generating Stations because these facilities will cease coal combustion prior to the compliance date. It is expected that improvements to the existing FGDs at Petersburg will be required in order to comply. IPL has engaged an engineering firm to further assess potential compliance measures and associated costs and timing. While costs associated with the proposed rule cannot accurately be predicted at this time, they could be material.
Based on these current and potential ambient standards, the state of Indiana will be required to determine whether certain areas within the state meet the NAAQS. With respect to Marion, Morgan and Pike Counties, as well as any other areas determined to be in “nonattainment,” the state of Indiana will be required to modify its State Implementation Plan to detail how the state will regain its attainment status. As part of this process, it is possible that the IDEM or the EPA may require reductions of emissions from our generating stations to reach attainment status for ozone, fine particulate matter or SO2. At this time, we cannot predict what the impact will be to IPL with respect to these new ambient standards, but it could be material.
Waste Management and CCR
In the course of operations, our facilities generate solid and liquid waste materials requiring eventual disposal or processing. Waste materials generated at our electric power and distribution facilities include CCR, oil, scrap metal, rubbish, small quantities of industrial hazardous wastes such as spent solvents, tree-and-land-clearing wastes and polychlorinated biphenyl contaminated liquids and solids. We endeavor to ensure that all our solid and liquid wastes are disposed of in accordance with applicable national, regional, state and local regulations. With the exception of CCR, waste materials are not usually physically disposed of on our property, but are shipped off site for final disposal, treatment or recycling. Approximately 40% of our CCR are beneficially used off-site as a raw material for production of wallboard, concrete or cement and as a construction material in structural fills and approximately 60% is disposed off-site in permitted disposal facilities. A small amount of CCR, which consists of bottom ash, fly ash and air pollution control wastes, is disposed of at our Petersburg coal-fired power generation plant using engineered, permitted landfills.
On June 21, 2010, the EPA published in the Federal Register a proposed rule that establishes regulation of coal combustion residues under the RCRA. The proposed rule consists of two options pursuant to which CCRs could be regulated as special waste under Subtitle C of RCRA or as non-hazardous solid waste under Subtitle D of RCRA. On December 19, 2014, the EPA announced the final CCR rule, which is to regulate CCRs under the less restrictive non-hazardous solid waste designation. The EPA published in the Federal Register a final rule on April 17, 2015, and it will become effective by on October 19, 2015. Generally, the rule establishes national minimum criteria for existing and new CCR landfills and existing and new CCR surface impoundments (ash ponds), including location restrictions, design and operating criteria, groundwater-monitoring and corrective action, and closure requirements and post closure care. We are currently reviewing the final rule and assessing the impact on our operations. Our business, financial condition or results of operations could be materially and adversely affected by this rule.
Cooling Water Intake Regulations
We use water as a coolant at our generating facilities. Under the CWA, cooling water intake structures are required to reflect the BTA for minimizing adverse environmental impact. On August 15, 2014, the EPA published its final standards to protect fish and other aquatic organisms drawn into cooling water systems at large power plants and other industrial facilities that withdraw from waters of the United States greater than two million gallons per day of which more than 25% is used for cooling. The final rule became effective on October 14, 2014. These standards, based on Section 316(b) of the CWA, require affected facilities to choose amongst seven BTA options to reduce fish impingement. In addition, facilities that withdraw water from a source water body above a minimum actual volume must conduct studies to assist permitting authorities to determine whether and what site-specific controls, if any, would be required to reduce entrainment of aquatic organisms. This decision process would include public input as part of a permit renewal or permit modification. It is possible this process could result in the need to install closed-cycle cooling systems (closed-cycle cooling towers), or other technology. Finally, the standards require that new units added to an existing facility must reduce both impingement and entrainment that achieves one of two alternatives under national BTA standards. IPL’s NPDES permits will be updated with the requirements of this rule, including any source-specific requirements arising from the evaluation process described above. As a result, it is not yet possible to predict the total impacts of this recent final rule at this time, including any challenges to such final rule and the outcome of any such challenges. However, if additional capital expenditures are necessary, they could be material. We would seek recovery of these capital expenditures; however, there is no guarantee we would be successful in that regard.
Summary
Environmental laws and regulations presently require us to incur material capital expenditures and operating costs. We expect to incur material costs, both in capital expenditures and ongoing operating and maintenance costs, to comply with the MATS rule (up to $454 million in capital expenditures), NPDES permit requirements at our Petersburg plant (up to $224 million in capital expenditures), and plans to refuel Unit 7 at Harding Street converting from coal-fired to natural gas-fired (up to $108 million in capital expenditures; which includes costs for NPDES, MATS preservation and dry ash handling), and, to a lesser extent to which we cannot predict, other expected environmental regulations related to: CCRs; cooling water intake; NAAQS; EPA’s proposed and final regulations related to GHG emissions from power plants; and ELGs. In addition, the combination of existing and expected environmental regulations, the IURC’s approval of our replacement generation plan and other economic factors make it likely that we will temporarily or permanently retire or refuel several of our existing, primarily coal-fired, smaller and older generating units within the next few years (the total estimated costs of these projects is $626 million, as discussed in “—Unit Retirements and Replacement Generation” above). We would expect to seek recovery of both capital and operating costs related to all such compliance, although there can be no assurances that we would be successful in that regard. In addition, environmental laws are complex, change frequently and have tended to become more stringent over time. As a result, our operating expenses and continuing capital expenditures associated with environmental matters may increase. More stringent standards may also limit our operating flexibility and have a negative impact on our wholesale volumes and margins. Depending on the level and timing of recovery allowed by the IURC, these costs could materially and adversely affect our results of operations, financial condition and cash flows. We may seek recovery of any operating or capital expenditures; however, there can be no assurances that we would be successful in that regard.

Critical Accounting Policies
General
We prepare our consolidated financial statements in accordance with GAAP. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period presented. Therefore, the possibility exists for materially different reported amounts under different conditions or assumptions. Significant accounting policies used in the preparation of the consolidated financial statements are described in Note 2, “Summary of Significant Accounting Policies” to the audited Consolidated Financial Statements of IPALCO included in this Prospectus. This section addresses only those accounting policies involving amounts material to our financial statements that require the most estimation, judgment or assumptions and should be read in conjunction with Note 2, “Summary of Significant Accounting Policies” to the audited Consolidated Financial Statements of IPALCO included in this prospectus.
Regulation
As a regulated utility, we apply the provisions of ASC 980 “Regulated Operations,” which gives recognition to the ratemaking and accounting practices of the IURC and the FERC. In accordance with ASC 980, we have recognized total regulatory assets of $427.7 million, $419.3 million and $371.9 million as of June 30, 2015, December 31, 2014 and 2013, respectively, and total regulatory liabilities of $662.4 million, $638.9 million and $598.2 million as of June 30, 2015, December 31, 2014 and 2013, respectively. Regulatory assets generally represent incurred costs that have been deferred because such costs are probable of future recovery in customer rates. Regulatory assets have been included as allowable costs for ratemaking purposes, as authorized by the IURC or established regulatory practices. Regulatory liabilities generally represent obligations to make refunds or future rate reductions to customers for previous overcollections or the deferral of revenues collected for costs that IPL expects to incur in the future. Specific regulatory assets and liabilities are disclosed in Note 6, “Regulatory Assets and Liabilities” to the audited Consolidated Financial Statements of IPALCO included in this prospectus.
The deferral of costs (as regulatory assets) is appropriate only when the future recovery of such costs is probable. In assessing probability, we consider such factors as specific orders from the IURC, regulatory precedent and the current regulatory environment. To the extent recovery of costs is no longer deemed probable, related regulatory assets would be required to be expensed in current period earnings. Our regulatory assets and liabilities have been created pursuant to a specific order of the IURC or established regulatory practices, such as other utilities under the jurisdiction of the IURC being granted recovery of similar costs. It is probable, but not certain, that these regulatory assets will be recoverable, subject to IURC approval.
Revenue Recognition
Revenues related to the sale of energy are generally recognized when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers is based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is accrued. In making our estimates of unbilled revenue, we use complex models that consider various factors including daily generation volumes; known amounts of energy usage by nearly all residential, small commercial and industrial customers; estimated line losses; and estimated customer rates based on prior period billings. Given the use of these models, and that customers are billed on a monthly cycle, we believe it is unlikely that materially different results will occur in future periods when revenue is billed. The effect on 2014 revenues and ending unbilled revenues of a one percentage point increase and decrease in the estimated line losses for the month of December 2014 is ($0.4 million) and $0.4 million, respectively. At December 31, 2014 and 2013, customer accounts receivable include unbilled energy revenues of $48.4 million and $50.1 million, respectively, on a base of annual revenue of $1.3 billion in each of 2014 and 2013. Unbilled energy revenues as of June 30, 2015 were $45.9 million. An allowance for potential credit losses is maintained and amounts are written off when normal collection efforts have been exhausted.
Pension Costs
We contributed $54.1 million, $49.7 million, and $48.3 million to the Pension Plans in 2014, 2013 and 2012, respectively, and have contributed $25.0 million through the six months ended June 30, 2015.
Approximately 86% of IPL’s active employees are covered by the Defined Benefit Pension Plan, as well as the Thrift Plan. The Defined Benefit Pension Plan is a qualified defined benefit plan, while the Thrift Plan is a qualified defined contribution plan. The remaining 14% of active employees are covered by the RSP. The RSP is a qualified defined contribution plan containing a profit sharing component. All non-union new hires are covered under the RSP, while IBEW physical unit union new hires are covered under the Defined Benefit Pension Plan and Thrift Plan. The IBEW clerical-technical unit new hires are no longer covered under the Defined Benefit Pension Plan but do receive an annual lump sum company contribution into the Thrift Plan. This lump sum is in addition to IPL’s matching of participant contributions up to 6% of base compensation. The Defined Benefit Pension Plan is noncontributory and is funded through a trust. Benefits are based on each individual employee’s pension band and years of service as opposed to their compensation. Pension bands are based primarily on job duties and responsibilities. Effective April 1, 2015, benefits for non-union participants in the Defined Benefit Pension Plan will be based on salary and years of service.
Reported expenses relevant to the Defined Benefit Pension Plan are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience, including the performance of plan assets and actual benefits paid out in future years. Pension costs associated with the Defined Benefit Pension Plan are impacted by the level of contributions made to the plan, earnings on plan assets, the adoption of new mortality tables, and employee demographics, including age, job responsibilities and employment periods. Changes made to the provisions of the Defined Benefit Pension Plan may impact current and future pension costs. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the corporate bond discount rates, as well as the adoption of a new mortality tables used in determining the projected benefit obligation and pension costs.
Additionally, a small group of former officers and their surviving spouses are covered under a funded non-qualified supplemental pension plan. The total number of participants in the plan as of June 30, 2015 was 25. The plan is closed to new participants.
From a FASB financial statement perspective, IPL’s total unfunded pension liability was approximately $91.2 million as of December 31, 2014, of which the Defined Benefit Pension Plan liability and the Supplemental Retirement Plan liability represented $90.1 million and $1.1 million, respectively. The unfunded pension liability was $62.7 million as of June 30, 2015 which includes updates for applicable pension expense components (service cost, interest cost, and expected return on assets) and employer contributions. The pension liability (asset) is only adjusted for actuarial valuations at year-end unless a significant event occurs during the year.
Pension plan assets consist of investments in equities (domestic and international), fixed income securities, and short-term securities. Differences between actual portfolio returns and expected returns may result in increased or decreased pension costs in future periods. Pension costs are determined as of the plan’s measurement date of December 31, 2014. Pension costs are determined for the following year based on the market value of pension plan assets, expected level of employer contributions, a discount rate used to determine the projected benefit obligation and the expected long-term rate of return on plan assets.
For 2014, pension expense was determined using an assumed long-term rate of return on plan assets of 7.00%. As of the December 31, 2014 measurement date, IPL decreased the discount rate from 4.92% to 4.06% for the Defined Benefit Pension Plan and decreased the discount rate from 4.64% to 3.82% for the Supplemental Retirement Plan. The discount rate assumption affects the pension expense determined for 2015. In addition, IPL decreased the expected long-term rate of return on plan assets from 7.00% to 6.75% effective January 1, 2015. The expected long-term rate of return assumption affects the pension expense determined for 2015. The effect on 2015 total pension expense of a 25 basis point increase and decrease in the assumed discount rate is ($1.7 million) and $1.7 million, respectively. The effect on 2015 total pension expense of a one percentage point increase and decrease in the expected long-term rate of return on plan assets is ($6.7 million) and $6.7 million, respectively.
During the year 2014, our Pension Plans realized a net actuarial loss of $58.4 million. The net actuarial loss is comprised of two parts: (1) a $90.7 million pension liability actuarial loss primarily due to a decrease in the discount rate used to value pension liabilities (resulting in a loss of $73.4 million) and the adoption of a new mortality table (resulting in a loss of $19.4 million); partially offset by (2) a $32.3 million pension asset actuarial gain primarily due to higher than expected return on assets.
In determining the discount rate to use for valuing liabilities we use the market yield curve on high-quality fixed income investments as of December 31, 2014. We project the expected benefit payments under the plan based on participant data and based on certain assumptions concerning mortality, retirement rates, termination rates, etc. The expected benefit payments for each year are discounted back to the measurement date using the appropriate spot rate for each half-year from the yield curve, thereby obtaining a present value of all expected future benefit payments using the yield curve. Finally, an equivalent single discount rate is determined which produces a present value equal to the present value determined using the full yield curve.

The yield curve we utilize was created by deriving the rates for hypothetical zero coupon bonds from high-yield AA-rated coupon bonds of varying maturities between 0.5 and 30 years. Non-callable bonds and outliers (defined as bonds with yields outside of two standard deviations from the mean) are excluded in computing the yield curve. Using the bond universe just described, regression analysis using least squares regression is used to determine the best-fitting regression curve that links yield-to-maturity to time-to-maturity. We then convert the regressed coupon yield curve into a spot rate curve using the standard “bootstrapping” technique, which assumes that the price of a coupon bond for a given maturity equals the present value of the underlying bond cash flows using zero-coupon spot rates. In making this conversion, we assume that the regressed coupon yield at each maturity date represents a coupon-paying bond trading at par. We also convert the bond-equivalent (compounded semiannually) yields to effective annual yields during this process. After the yield curve is constructed, the Above Mean curve is constructed from the high-quality bonds in the initial yield curve construct that have a yield higher than the regression mean. The pension cash flows are produced for each year into the future until no more benefit payments are expected to be paid, and represent the cash flows used to produce the pension benefit obligation for pension valuations. The pension cash flows are matched to the appropriate spot rates and discounted back to the measurement date. The cash flows after 30 years are discounted assuming the 30-year spot rate remains constant beyond 30 years. Once the present value of the cash flows as of the measurement date has been determined using the spot rates from the Above Mean curve, a single equivalent discount rate is developed. This rate is the single uniform discount rate that, when applied to the same cash flows, results in the same present value of the cash flows as of the measurement date.
In establishing our expected long-term rate of return assumption, we utilize a capital market assumption model developed by the Pension Plan’s investment consultant. This model takes into consideration risk, return and correlation assumptions across asset classes. A combination of quantitative analysis of historical data and qualitative judgment is used to capture trends, structural changes and potential scenarios not reflected in historical data.
The result of the analyses is a series of inputs that produce a picture of how the plan consultant believes portfolios are likely to behave through time. Capital market assumptions are intended to reflect the behavior of asset classes observed over several market cycles. Stress assumptions are also examined, since the characteristics of asset classes are constantly changing. A dynamic model is employed to manage the numerous assumptions required to estimate portfolio characteristics under different base currencies, time horizons, and inflation expectations.
The Pension Plan consultant develops forward-looking, long-term capital market assumptions for risk, return, and correlations for a variety of global asset classes, interest rates, and inflation. These assumptions are created using a combination of historical analysis, current market environment assessment and by applying the consultant’s own judgment. The consultant then determines an equilibrium long-term rate of return. We then take into consideration the investment manager/consultant expenses, as well as any other expenses expected to be paid out of the Pension Plan’s trust. Finally, we have the Pension Plan’s actuary perform a tolerance test of the consultant’s equilibrium expected long-term rate of return. We use an equilibrium expected long-term rate of return compatible with the actuary’s tolerance level.
Impairment of Long-lived Assets
GAAP requires that we measure long-lived assets for impairment when indicators of impairment exist. If an asset is deemed to be impaired, we are required to write down the asset to its fair value with a charge to current earnings. The net book value of our utility plant assets was $3.1 billion at June 30, 2015, and $2.9 billion and $2.6 billion as of December 31, 2014 and 2013, respectively. We do not believe any of these assets are currently impaired. In making this assessment, we consider such factors as: the overall condition and generating and distribution capacity of the assets; the expected ability to recover additional expenditures in the assets, such as CCT projects; the anticipated demand and relative pricing of retail electricity in our service territory and wholesale electricity in the region; and the cost of fuel.
Income Taxes
We are subject to federal and state of Indiana income taxes. Our income tax provision requires significant judgment and is based on calculations and assumptions that are subject to examination by the U.S. Internal Revenue Service and other tax authorities. We regularly assess the potential outcome of tax examinations when determining the adequacy of our income tax provisions by considering the technical merits of the filing position, case law, and results of previous tax examinations. ASC 740 prescribes a more-likely-than-not recognition threshold and measurement requirements for financial statement reporting of our income tax positions. Tax reserves have been established, which we believe to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted only when there is more information available or when an event occurs necessitating a change to the reserves. While we believe that the amount of the tax reserves is reasonable, it is possible that the ultimate outcome of future examinations may exceed current reserves in amounts that could be material.

Contingencies
We accrue for loss contingencies when the amount of the loss is probable and estimable. We are subject to various environmental regulations, and are involved in certain legal proceedings. If our actual environmental and/or legal obligations are different from our estimates, the recognition of the actual amounts may have a material impact on our results of operations, financial condition and cash flows; although that has not been the case during the periods discussed in this prospectus. Please see Note 12, “Commitments and Contingencies” in “Financial Statements and Supplementary Data” of the audited Consolidated Financial Statements of IPALCO included in this prospectus for information about significant contingencies involving us. As of June 30, 2015, December 31, 2014 and December 31, 2013, total loss contingencies accrued were $5.5 million, $5.2 million and $4.3 million, respectively, which were included in Other Current Liabilities on the Consolidated Balance Sheets.
New Accounting Standards
Please see Note 2, “Summary of Significant Accounting Policies” to the Audited Consolidated Financial Statements of IPALCO included in this prospectus for a discussion of new accounting pronouncements and the potential impact to our results of operations, financial condition, and cash flows.
Quantitative and Qualitative Disclosures About Market Risk
Overview
The primary market risks to which we are exposed are those associated with environmental regulation, debt and equity investments, fluctuations in interest rates and the prices of fuel, wholesale power, SO2 allowances and certain raw materials, including steel, copper and other commodities. We sometimes use financial instruments and other contracts to hedge against such fluctuations, including, on a limited basis, financial and commodity derivatives. We generally do not enter into derivative instruments for trading or speculative purposes.
Environmental Regulation
We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, and permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits. For further discussion, please see “—Environmental Matters.”
Wholesale Sales
We engage in wholesale power marketing activities that primarily involve the offering of utility-owned or contracted generation into the MISO day-ahead and real-time markets. Our ability to compete effectively in the wholesale market is dependent on a variety of factors, including our generating availability, the supply of wholesale power, the demand by load-serving entities, and the formation of IPL’s offers into the market. Our wholesale revenues are generated primarily from sales directly to the MISO energy market. The average price per MWh we sold in the wholesale market was $34.71, $31.29 and $28.92 in 2014, 2013 and 2012, respectively. The weighted average price of wholesale MWhs we sold in the first six months of 2015 was $28.49. During the past five years, wholesale revenues represented 4.7% of our total electric revenues on average. A decline in wholesale prices can have a significant impact on earnings, because most of our nonfuel costs are fixed in the short term and lower wholesale prices can result in lower wholesale volumes sold.
Equity Market Risk
Our Pension Plans are impacted significantly by the economy as a result of the Pension Plans being significantly invested in common equity securities. The performance of the Pension Plans’ investments in such common equity securities and other instruments impacts our earnings as well as our funding liability. Please see Note 11, “Pension and Other Postretirement Benefits” to the audited Consolidated Financial Statements of IPALCO included in this prospectus for additional Pension Plan information.

Inflation
During 2009, the recession had the effect of halting the rapid inflation on certain raw materials, including steel, copper and other commodities, to the point where some costs have even declined. Inflation on raw materials remained low in 2012, 2013 and 2014. These and other raw materials serve as inputs to many operating and maintenance processes fundamental to the electric utility industry. There can be no assurance that commodity prices will remain low in the future. Lower prices reduce our operating and maintenance costs and improve our liquidity. The primary area in which inflation has continued to increase at a steep rate is in the cost of health care provided to our employees. This has negatively impacted our results of operations, financial condition and cash flows in recent years.
Interest Rate Risk
We use long-term debt as a significant source of capital in our business, which exposes us to interest rate risk. We do not enter into market risk sensitive instruments for trading purposes. We manage our exposure to interest rate risk through the use of fixed-rate debt and by refinancing existing long-term debt at times when it is deemed economic and prudent. In addition, IPL’s credit facility bears interest at variable rates based either on the Prime interest rate or on the London InterBank Offer Rate. Fair values relating to financial instruments are dependent upon prevalent market rates of interest, primarily the London InterBank Offer Rate. At June 30, 2015, we had approximately $1,993.8 million principal amount fixed rate debt and $105 million principal amount variable rate debt outstanding.
Variable rate debt at June 30, 2015 was comprised of $50 million under the accounts receivable securitization facility and $55 million under the revolving credit facility. Based on amounts outstanding as of June 30, 2015, the effect of a 25 basis point change in the applicable rates on our variable-rate debt would increase or decrease our annual interest expense and cash paid for interest by $0.3 million and $(0.3 million), respectively.
The following table shows our consolidated indebtedness (in millions) by maturity as of June 30, 2015:

	2015	2016	2017	2018	2019	Thereafter	Total	Fair Value
Fixed-rate debt	$—	$165.4	$24.6	$400.0	$—	$1,403.8	$1,993.8	$2,138.2
Variable-rate debt	105.0	—	—	—	—	—	105.0	105.0
Total Indebtedness	$105.0	$165.4	$24.6	$400.0	$—	$1,403.8	$2,098.8	$2,243.2

Weighted Average Interest Rates by Maturity	2.52%	5.38%	5.40%	5.00%	N/A	4.78%	4.77%

For further discussion of our fair value of our indebtedness and book value of our indebtedness please see Note 5, “Fair Value Measurements” and Note 9, “Indebtedness” to the audited Consolidated Financial Statements of IPALCO.
Fuel
We have limited exposure to commodity price risk for the purchase of coal, the primary fuel used by us for the production of electricity. We manage this risk by providing for, as of June 30, 2015, all of our current projected burn through 2015 and approximately 88% of our current projected burn for the three-year period ending December 31, 2017, under long-term contracts. Pricing provisions in some of our long-term coal contracts allow for price changes under certain circumstances. Coal purchases made in 2015 under existing contracts are expected to be made at prices that are slightly higher than our weighted average price in 2014. Our exposure to fluctuations in the price of coal is limited because pursuant to Indiana law, we may apply to the IURC for a change in our fuel charge every three months to recover our estimated fuel costs, which may be above or below the levels included in our basic rates. We must present evidence in each FAC proceeding that we have made every reasonable effort to acquire fuel and generate or purchase power or both so as to provide electricity to our retail customers at the lowest fuel cost reasonably possible.
Power Purchased
We depend on purchased power, in part, to meet our retail load obligations. As a result, we also have limited exposure to commodity price risk for the purchase of electric energy for our retail customers. Purchased power costs can be highly volatile. We are generally allowed to recover, through our FAC, the energy portion of purchased power costs incurred to meet jurisdictional retail load. In certain circumstances, we may not be allowed to recover a portion of purchased power costs incurred to meet our jurisdictional retail load. See “—Regulatory Matters—FAC and Authorized Annual Jurisdictional Net Operating Income.”

Retail Energy Market
The legislatures of several states have enacted laws that would allow various forms of competition or that experiment with allowing some form of customer choice of electricity suppliers for retail sales of electric energy. Indiana has not done so. In Indiana, competition among electric energy providers for sales has focused primarily on the sale of bulk power to other public and municipal utilities. Indiana law provides for electricity suppliers to have exclusive retail service areas. In order to increase sales, we work to attract new customers into our service territory. Although the retail sales of electric energy are regulated, we face competition from other energy sources. For example, customers have a choice of installing electric or natural gas home and hot water heating systems.
Counterparty Credit Risk
At times, we may utilize forward purchase contracts to manage the risk associated with power purchases, and could be exposed to counterparty credit risk in these contracts. We manage this exposure to counterparty credit risk by entering into contracts with companies that are expected to fully perform under the terms of the contract. Individual credit limits are implemented for each counterparty to further mitigate credit risk. We may also require a counterparty to provide collateral in the event certain financial benchmarks are not maintained, or certain credit ratings are not maintained.
We are also exposed to counterparty credit risk related to our ability to collect electricity sales from our customers, which may be impacted by volatility in the financial markets and the economy. Historically, our write-offs of customer accounts have been immaterial, which is common for the electric utility industry.

BUSINESS
Overview
IPALCO Enterprises, Inc. is a holding company incorporated under the laws of the state of Indiana. Our principal subsidiary is IPL, a regulated electric utility operating in the state of Indiana. Substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL. Our business segments are electric and “all other.” Our total electric revenues and net income for the fiscal year ended December 31, 2014 were $1.3 billion and $78.0 million, respectively, and for the six months ended June 30, 2015 were $624.7 million and $16.9 million, respectively. The book value of our total assets as of June 30, 2015 was $4.0 billion. All of our operations are conducted within the United States of America and principally within the state of Indiana.
Our principal executive offices are located at One Monument Circle, Indianapolis, Indiana 46204, and our telephone number is (317) 261−8261. Our internet website address is www.iplpower.com. The information on our website is not a part of this prospectus.
Indianapolis Power & Light Company
IPALCO owns all of the outstanding common stock of IPL. IPL was incorporated under the laws of the state of Indiana in 1926. IPL is engaged primarily in generating, transmitting, distributing and selling electric energy to approximately 480,000 customers in the city of Indianapolis and neighboring areas within the state of Indiana; with the most distant point being about 40 miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL’s service area covers about 528 square miles with an estimated population of approximately 928,000. IPL owns and operates four generating stations. Two of the generating stations are primarily coal-fired. The third station has a combination of units that use coal (base load capacity) and natural gas and/or oil (peaking capacity) for fuel to produce electricity. The fourth station is a small peaking station that uses gas-fired combustion turbine technology for the production of electricity. IPL’s net electric generation capacity for winter is 3,233 MW and net summer capacity is 3,115 MW. IPL’s generation, transmission and distribution facilities are further described below under “—Properties.” There have been no significant changes in the services rendered by IPL during 2014 or the first six months of 2015.
The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, the operating revenues and associated operating expenses are not generated evenly by month during the year. IPL’s business is not dependent on any single customer or group of customers. Additionally, retail kWh sales, after adjustments for weather variations, have historically been impacted by changes in service territory economic activity as well as the number of retail customers we have. For the ten years ended 2014, IPL’s retail kWh sales decreased at a compound annual rate of 0.4%. Conversely, the number of our retail customers grew at a compound annual rate of 0.4% during that same period. Going forward, we expect modest retail kWh sales growth annually, which is negatively impacted by our demand-side management programs and other energy efficiency mandates. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters—DSM” for more details. IPL’s electricity sales for 2010 through 2014, and for the six months ended June 30, 2015 are set forth in the table of statistical information included at the end of this section.
IPL is a transmission company member of RFC. RFC is one of eight Regional Reliability Councils under the NERC, which has been designated as the Electric Reliability Organization under the EPAct. RFC seeks to preserve and enhance electric service reliability and security for the interconnected electric systems within the RFC geographic area by setting and enforcing electric reliability standards. RFC members cooperate under agreements to augment the reliability of its members’ electricity supply systems in the RFC region through coordination of the planning and operation of the members’ generation and transmission facilities. Smaller electric utility systems, independent power producers and power marketers can participate as full members of RFC. In addition, IPL is one of many transmission system owner members of MISO, a regional transmission organization which maintains functional control over the combined transmission systems of its members and manages one of the largest energy markets in the U.S. IPL participates in the MISO’s energy and operating reserves markets and each asset owner receives separate day-ahead, real-time, and FTRs market settlement statements for each operating day (see “—Regulatory Matters—MISO Operations” below for more details).
Regulatory Matters
Regulation
IPL is subject to regulation by the IURC with respect to the following: our services and facilities; retail rates and charges; the valuation of property; the construction, purchase, or lease of electric generating facilities; the classification of accounts; rates of depreciation; the issuance of securities (other than indebtedness payable less than twelve months after the date of issue); the acquisition and sale of some public utility properties or securities; and certain other matters. The regulatory power of the IURC over our business is both comprehensive and typical of the traditional form of regulation generally imposed by state public utility commissions.
In addition, IPL is subject to the jurisdiction of the FERC with respect to, among other things, short-term borrowings not regulated by the IURC, the sale of electricity at wholesale, the transmission of electric energy in interstate commerce, the classification of accounts, reliability standards, and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act. As a regulated entity, IPL is required to use certain accounting methods prescribed by regulatory bodies which may differ from those accounting methods required to be used by non-regulated entities. We maintain our books and records consistent with GAAP reflecting the impact of regulation. See Note 2, “Summary of Significant Accounting Policies” to the audited Consolidated Financial Statements of IPALCO, together with the related notes in the unaudited Condensed Consolidated Financial Statements for the six months ended June 30, 2015, included in this prospectus.
We are also affected by the regulatory jurisdiction of the EPA, at the federal level, and the IDEM, at the state level. Other significant regulatory agencies affecting us include, but are not limited to, the NERC, the U.S. Department of Labor, and the IOSHA.
Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters” for a more comprehensive discussion of regulatory matters impacting us.
Retail Ratemaking
IPL’s tariff rates for electric service to retail customers consist of basic rates and charges which are set and approved by the IURC after public hearings (see below). In addition, IPL’s rates include various adjustment mechanisms including, but not limited to, those to reflect changes in fuel costs to generate electricity or purchased power prices, referred to as the FAC and for the timely recovery of costs incurred to comply with environmental laws and regulations referred to as ECCRA. Each of these tariff rate components may be set and approved by the IURC in separate proceedings at different points in time. For example, FAC proceedings occur on a quarterly basis and the ECCRA proceedings occur on a semi-annual basis. These components function somewhat independently of one another, but the overall structure of our rates and charges would be subject to review at the time of any review of our basic rates and charges. Our basic rates and charges were last adjusted in 1996; however, IPL filed a petition with the IURC on December 29, 2014, for authority to increase its basic rates and charges by approximately $67.8 million annually, or 5.6%. An order on this proceeding will likely be issued by the IURC in late 2015 or early 2016 with any rate change expected to become effective by early 2016. No assurances can be given as to the timing or outcome of this proceeding. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters” for a more detailed discussion of our basic rates, charges and material adjustment mechanisms.
MISO Operations
IPL is one of many transmission system owner members in MISO. MISO is a regional transmission organization which maintains functional control over the combined transmission systems of its members and manages one of the largest energy and ancillary services markets in the U.S. MISO policies are developed, in part, through a stakeholder process in which we are an active participant. We focus our participation in this process primarily on items that could impact our customers, results of operations, financial condition and cash flows. Additionally, we attempt to influence MISO and FERC policy by filing comments with MISO, the FERC or the IURC.
MISO has functional control of our transmission facilities and our transmission operations are integrated with those of MISO. Our participation and authority to sell wholesale power at market-based rates are subject to the FERC jurisdiction. Transmission service over our facilities is provided through the MISO’s tariff.
As a member of the MISO, we offer our available electricity production of each of our generation assets into the MISO day-ahead and real-time markets. MISO dispatches generation assets in economic order considering transmission constraints and other reliability issues to meet the total demand in the MISO region. MISO settles hourly offers and bids based on locational marginal prices, which is pricing for energy at a given location based on a market clearing price that takes into account physical limitations, generation, and demand throughout the MISO region. MISO evaluates the market participants’ energy offers and demand bids optimizing for energy and ancillary services products to economically and reliably dispatch the entire MISO system. The IURC has authorized IPL to recover, through FAC proceedings, the fuel portion of its costs from MISO, including all specifically identifiable ancillary services market costs, and to defer certain operational, administrative and other costs from MISO and seek recovery in IPL’s next basic rate case proceeding. Total MISO costs deferred as long-term regulatory assets were $110.5 million and $97.5 million as of December 31, 2014 and December 31, 2013, respectively, and $119.4 million as of June 30, 2015.

We have preserved our right to withdraw from MISO by tendering our Notice of Withdrawal (subject to the FERC and the IURC approval). We have made no decision to seek withdrawal from MISO at this time. We will continue to assess the relative costs and benefits of being a MISO member, as well as actively advocate for our positions through the existing MISO stakeholder process and in filings at the FERC or IURC.
Please see also, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters.”
Environmental Matters
We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, suspension or revocation of permits and/or facility shutdowns.
The section “Environmental Matters” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” describes environmental laws, potential changes in environmental laws and other risks that we believe may be significant to our business as well as an NOV and Finding of Violation from the EPA pursuant to the CAA Section 113(a). The NOV may result in a fine and/or costs associated with the installation of additional pollution control technology systems and/or supplemental environmental projects, which could be material. That discussion also includes more detail on our plan to comply with EPA’s 2012 rule to establish maximum achievable control technology standards for certain hazardous air pollutants regulated under the CAA emitted from coal and oil-fired electric utilities, known as MATS. It also discusses updated permitting requirements in two 2012 NPDES permits. We expect to incur material costs, both in capital expenditures and ongoing operating and maintenance costs, to comply with the MATS rule and NPDES permit requirements, and, to a lesser extent to which we cannot predict, other expected environmental regulations related to: CCR; cooling water intake; NAAQS; GHG emissions from power plants, including the Clean Power Plan; the CSAPR; and ELGs. We expect to seek recovery of both capital and operating costs related to such compliance, although there can be no assurance that we would be successful.
We also expect to expend significant capital on replacement generation costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters—Unit Retirements and Replacement Generation” for additional details.
Energy Supply
Approximately 99% of the total kWh we generated was from coal in each of 2014, 2013 and 2012, and approximately 98% for the first six months of 2015. Our existing coal contracts provide for all of our current projected requirements in 2015 and approximately 88% for the three-year period ending December 31, 2017. We have long-term coal contracts with four suppliers. Approximately 45% of our existing coal under contract for the three-year period ending December 31, 2017 comes from one supplier. We have two contracts with this supplier, which employs non-unionized labor, for the provision of coal from four separate mines. Pricing provisions in some of our long-term coal contracts allow for price changes under certain circumstances. Substantially all of our coal is currently mined in the state of Indiana, and all of our coal supply is mined by unaffiliated suppliers or third parties. Our goal is to carry a 25-50 day system supply of coal to offset unforeseen occurrences such as equipment breakdowns and transportation or mine delays.
Natural gas and fuel oil provided the remaining kWh generation. Natural gas is used in our combustion turbines. Fuel oil is used for start-up and flame stabilization in coal-fired generating units, as primary fuel in two older combustion turbines, and as an alternate fuel in two combustion turbines.
Additionally, we meet the electricity demands of our retail customers with power purchased under wind and solar energy power purchase agreements and by purchases in MISO. We are committed under two separate power purchase agreements to purchase approximately 300 MW per year of wind-generated electricity. We have 97 MW of solar-generated electricity in our service territory under contract in 2015, of which 83 MW was in operation as of June 30, 2015. Total electricity sold to our retail customers in 2014 came from the following sources: IPL-owned coal-fired steam generation of 92.1%, IPL-owned natural gas turbines of 0.6%, wind power purchases of 3.6%, solar power purchases of 0.6%, and the remaining 3.1% from the wholesale power market.

Service Company
In December 2013, an agreement was signed, effective January 1, 2014, whereby the Service Company began providing services including operations, accounting, legal, human resources, information technology and other corporate services on behalf of companies that are part of the U.S. SBU, including among other companies, IPALCO and IPL. The Service Company allocates the costs for these services based on cost drivers designed to result in fair and equitable allocations. This includes ensuring that the regulated utilities served, including IPL, are not subsidizing costs incurred for the benefit of non-regulated businesses. Total costs incurred by the Service Company during the first six months of 2015 on our behalf were $11.9 million. Total costs incurred by us on behalf of the Service Company were $3.7 million during the first six months of 2015. We also had a prepaid balance of $3.5 million to the Service Company as of June 30, 2015.
Employees
As of June 30, 2015, IPL had 1,410 employees of whom 1,312 were full time. Of the total employees, 905 were represented by the IBEW in two bargaining units: a physical unit and a clerical-technical unit. In February 2014, the membership of the IBEW clerical-technical unit ratified a three-year labor agreement with us that expires on February 20, 2017. In December 2012, the IBEW physical unit ratified a three-year agreement with us that expires on December 14, 2015. Both collective bargaining agreements shall continue in full force and effect from year to year unless either party provides prior written notice at least sixty days prior to the expiration, or anniversary thereof, of its desire to amend or terminate the agreement. As of June 30, 2015, neither IPALCO nor any of its majority-owned subsidiaries other than IPL had any employees.
Properties
Our executive offices are located at One Monument Circle, Indianapolis, Indiana. This facility and the remainder of our material properties in our business and operations are owned directly by IPL. The following is a description of these material properties.
We own two distribution service centers in Indianapolis. We also own the building in Indianapolis that houses our customer service center.
We own and operate four generating stations all within the state of Indiana. Two of the generating stations are primarily coal-fired stations. The third station has a combination of units that use coal (base load capacity) and natural gas and/or oil (peaking capacity) for fuel to produce electricity. The fourth station is a small peaking station that uses gas-fired combustion turbine technology for the production of electricity. For electric generation, the net winter capacity is 3,233 MW and net summer capacity is 3,115 MW. Our highest summer peak level of 3,139 MW was recorded in August 2007 and the highest winter peak level of 2,971 MW was recorded in January 2009.
Our sources of electric generation are as follows:

Fuel	Name	Number of Units	Winter Capacity (MW)	Summer Capacity (MW)	Location
Coal	Petersburg	4	1,711	1,711	Pike County, Indiana
	Harding Street	3	610	610	Marion County, Indiana
	Eagle Valley	4	263	260	Morgan County, Indiana
	Total	11	2,584	2,581
Gas	Harding Street	3	385	322	Marion County, Indiana
	Georgetown	2	200	158	Marion County, Indiana
	Total	5	585	480
Oil	Petersburg	3	8	8	Pike County, Indiana
	Harding Street	3	53	43	Marion County, Indiana
	Eagle Valley	1	3	3	Morgan County, Indiana
	Total	7	64	54
Grand Total		23	3,233	3,115

Net electrical generation during 2014 at the Petersburg, Harding Street, Eagle Valley and Georgetown plants accounted for approximately 71.0%, 24.2%, 4.7% and 0.1%, respectively, of our total net generation.
Our electric system is directly interconnected with the electric systems of Indiana Michigan Power Company, Vectren Corporation, Hoosier Energy Rural Electric Cooperative, Inc., and the electric system jointly owned by Duke Energy Indiana, Indiana Municipal Power Agency and Wabash Valley Power Association, Inc. Our transmission system includes 458 circuit miles of 345,000 volt lines and 377 circuit miles of 138,000 volt lines. The distribution system consists of 4,811 circuit miles underground primary and secondary cables and 6,126 circuit miles of overhead primary and secondary wire. Underground street lighting facilities include 762 circuit miles of underground cable. Also included in the system are a total of 142 substations. Depending on the voltage levels at the substation, some substations may be considered both a bulk power substation and a distribution substation. The number of bulk power substations is 73, and the number of distribution substations is 121, reflecting the fact that 52 substations are considered both bulk power and distribution substations.
All critical facilities we own are well maintained, in good condition and meet our present needs. Currently, our plants generally have enough capacity to meet the needs of our retail customers when all of our units are available. During periods when our generating capacity is not sufficient to meet our retail demand, or when MISO provides a lower cost alternative to some of our available generation, we purchase power on the MISO wholesale market.
Mortgage Financing on Properties
IPL’s mortgage and deed of trust secures first mortgage bonds issued by IPL. Pursuant to the terms of the mortgage and deed of trust, substantially all property owned by IPL is subject to a direct first mortgage lien securing indebtedness of $1,155.3 million at June 30, 2015. On September 15, 2015, IPL issued $260.0 million aggregate principal amount of first mortgage bonds, 4.70% Series, due September 2045. In addition, IPALCO has outstanding $805 million of Senior Secured Notes which are secured by its pledge of all of the outstanding common stock of IPL.
Statistical Information on Operations
The following table of statistical information presents additional data on our operations:

	Six Months Ended June 30,		Twelve Months Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Operating Revenues (in thousands):
Residential	$244,859	$252,747	$485,779	$472,630	$466,294	$438,204	$427,899
Small commercial and industrial	96,943	98,439	193,213	185,241	183,681	174,934	170,345
Large commercial and industrial	254,896	260,893	527,719	504,038	510,669	482,223	455,458
Public lighting	5,415	5,405	10,811	10,743	10,872	10,910	10,857
Revenues – retail customers	602,113	617,485	1,217,522	1,172,652	1,171,516	1,106,271	1,064,559
Wholesale	12,306	41,352	83,208	62,734	37,822	43,181	60,964
Miscellaneous	10,563	10,931	20,944	20,348	20,439	22,472	19,380
Total utility operating revenues	$624,983	$669,767	$1,321,674	$1,255,734	$1,229,777	$1,171,924	$1,144,903

kWh Sales (in millions):
Residential	2,702	2,811	5,269	5,243	5,144	5,266	5,501
Small commercial and industrial	960	975	1,888	1,882	1,862	1,887	1,957
Large commercial and industrial	3,334	3,367	6,778	6,841	6,945	7,012	7,086
Public lighting	26	30	59	63	64	64	65
Sales – retail customers	7,023	7,183	13,994	14,029	14,015	14,229	14,609
Wholesale	432	1,054	2,397	2,005	1,308	1,418	1,928
Total kWh sold	7,455	8,237	16,391	16,034	15,323	15,647	16,537

Retail Customers at End of Period:
Residential	427,563	423,853	427,866	424,201	419,867	417,153	416,276
Small commercial and industrial	47,772	47,430	47,534	47,360	47,108	46,974	46,844
Large commercial and industrial	4,759	4,764	4,749	4,727	4,645	4,630	4,628
Public lighting	948	941	945	935	957	954	948
Total retail customers	481,042	476,988	481,094	477,223	472,577	469,711	468,696

Legal Proceedings
We are involved in certain claims, suits and legal proceedings in the normal course of business. We have accrued for litigation and claims where it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We believe, based upon information we currently possess and taking into account established reserves for estimated liabilities and our insurance coverage, that the ultimate outcome of these proceedings and actions is unlikely to have a material adverse effect on our financial statements, with the possible exception of the NOV from the EPA (please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters—New Source Review”). It is reasonably possible, however, that some matters could be decided unfavorably to us and could require us to pay damages or make expenditures in amounts that could be material but cannot be estimated as of June 30, 2015.
Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters,” and Note 3, “Regulatory Matters” and Note 12, “Commitments and Contingencies” to the Audited Consolidated Financial Statements of IPALCO, included in this prospectus, for a summary of significant legal proceedings involving us. We are also subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business.
Market for IPALCO’s Common Equity and Related Stockholder Matters
Throughout all of 2014, all of the outstanding common stock of IPALCO has been owned by either AES and/or AES U.S. Investments. As of September 15, 2015, all of the outstanding common stock of IPALCO is owned by AES U.S. Investments (88.4%) and CDPQ (11.6%). As a result, our stock is not listed for trading on any stock exchange.
Dividends
During 2014, 2013 and 2012, we paid dividends to AES totaling $78.4 million, $59.5 million and $66.6 million, respectively. We paid dividends to AES and CDPQ totaling $37.6 million during the six months ended June 30, 2015. Future distributions will be determined at the discretion of the board of directors of IPALCO and will depend primarily on dividends received from IPL and such other factors as the board of directors of IPALCO deems relevant. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” of this prospectus for a discussion of limitations on dividends from IPL. In order for us to make any dividend payments to AES and/or CDPQ, we must, at the time and as a result of such dividends, either maintain certain credit ratings on our senior long-term debt or be in compliance with leverage and interest coverage ratios contained in IPALCO’s Articles of Incorporation. We do not believe this requirement will be a limiting factor in paying dividends in the ordinary course of prudent business operations.

MANAGEMENT
Set forth below is certain information regarding IPALCO executive officers and directors as of September 1, 2015. IPALCO was acquired by AES in March 2001, and is currently a majority-owned subsidiary of AES U.S. Investments. IPL is our primary operating subsidiary. AES manages its business through a geographically focused strategic business unit (“SBU”) platform. AES businesses in the United States, including IPL and IPALCO, are part of the US SBU; however, the US SBU is not a legal entity. The Service Company, another subsidiary of AES, is a service company established in late 2013 to provide operational and corporate services on behalf of companies that are part of the US SBU, including among other companies, IPL and IPALCO. As a result of this structure, IPL and IPALCO do not directly employ all of the executives responsible for the management of our business. There are no family relationships among our Directors and Executive Officers.

Name	Age	Position
Thomas M. O’Flynn	55	Director, Chairman of the Board of IPALCO
Kenneth J. Zagzebski	56	Director of IPALCO and IPL, President and Chief Executive Officer of IPALCO, Interim President and Chief Executive Officer of IPL
Renauld Faucher	51	Director of IPALCO
Paul L. Freedman	45	Director of IPALCO
Craig L. Jackson	42	Director of IPALCO, Chief Financial Officer of IPALCO and Vice President and Chief Financial Officer of IPL
Andrew J. Horrocks	60	Director of IPALCO
Michael S. Mizell	47	Director of IPALCO and IPL
Oliver Renault	37	Director of IPALCO
Richard A. Sturges	52	Director of IPALCO
Margaret E. Tigre	37	Director of IPALCO
Judi Sobecki	43	General Counsel and Secretary of IPALCO and Vice President, General Counsel and Secretary of IPL
James Valdez	44	Vice President Human Resources, US SBU

Thomas M. O’Flynn, 55, has been a Director of IPALCO since February 2015 and is the Chairman of the Board. Mr. O’Flynn has served as Executive Vice President and Chief Financial Officer of AES since September of 2012. Mr. O’Flynn also serves as a director or officer of other AES affiliates. Mr. O’Flynn brings to the Board of Directors his perspective as a senior financial executive well versed in finance and accounting. Previously, Mr. O’Flynn served as Senior Advisor to the private equity group of Blackstone in the power and utility sector from 2010 to 2012. During this period, Mr. O’Flynn also served as Chief Operating Officer and Chief Financial Officer of Transmission Developers, Inc., a Blackstone portfolio company that develops innovative power transmission projects in an environmentally responsible manner. From 2001 to 2009, he served as the Chief Financial Officer of PSEG, a New Jersey-based merchant power and utility company. He also served as President of PSEG Energy Holdings from 2007 to 2009. From 1986 to 2001, Mr. O’Flynn was in the Global Power and Utility Group of Morgan Stanley. He served as a Managing Director for his last five years at Morgan Stanley and served as the head of the North American Power Group from 2000 to 2001. At Morgan Stanley, he was responsible for senior client relationships and led a number of large merger, financing, restructuring and advisory transactions. Mr. O’Flynn also served on the Board of Silver Ridge Power, a joint venture between AES and Riverstone Holdings LLC from September 2012 through July 2014. Mr. O’Flynn has a B.A. in Economics from Northwestern University and an M.B.A. from the University of Chicago. He is also currently on the board of directors of the New Jersey Performing Arts Center and is Chairman of the Institute for Sustainability and Energy at Northwestern University.
Kenneth J. Zagzebski, 56, has been a Director of IPL and IPALCO since March 2009. Mr. Zagzebski has also served as President and Chief Executive Officer of IPALCO since April 2011. Since July 1, 2015, Mr. Zagzebski has served as Interim President and Chief Executive Officer of IPL. In the past, he has also served as President and Chief Executive Officer of IPL from April 2011 until June 2013 and March 2014, respectively. Mr. Zagzebski is President of the US SBU of AES, which includes IPALCO and IPL, and a Vice President of AES. He is also President, Chief Executive Officer and Director of DPL Inc. (“DPL”), a Director of The Dayton Power and Light Company (“DP&L”), and an officer and Director of other AES affiliates. Mr. Zagzebski joined IPL as Senior Vice President of Customer Operations in September 2007 and was responsible for the Power Delivery, Customer Services and Enterprise Information Systems business groups. Mr. Zagzebski has more than 25 years’ industry experience in diverse executive management, business development and financial roles, including Vice President and Chief Operating Officer for Field Operations at Xcel Energy. His background also includes experience in international energy as Executive Director of NRG Energy Asia-Pacific region, from 1997 to September 1999 where he was responsible for the company’s Asia-Pacific investments. Mr. Zagzebski’s broad industry experience and extensive knowledge and understanding of IPL and IPALCO allow him to provide invaluable insight to the Board of Directors. Mr. Zagzebski has a Bachelor’s degree from the University of Wisconsin, Eau Claire, and an M.B.A. from the Carlson School of Management at the University of Minnesota. Mr. Zagzebski currently Chairs the Marian University Academy For Teaching and Learning Leadership Board of Visitors and serves on the board of directors of the YMCA of Greater Indianapolis and the board of directors of the Central Indiana Corporate Partnership.
Renaud Faucher, 51, has been a Director of IPALCO since February 2015, when he was nominated by CDPQ to serve on IPALCO’s Board of Directors. Mr. Faucher brings extensive experience in construction, project management and finance to the Board of Directors. Mr. Faucher joined CDPQ in 2006 as a Director in the Infrastructure and Energy team with a focus on asset management. From 1998 to 2006, he held different positions within wholly owned subsidiaries of Hydro-Québec, as Director, Investments, Vice President, Finance and Vice President, Risk Management. From 1992 to 1998, Mr. Faucher worked on the financing and management of independent power plants across Canada. From 1986 to 1990, Mr. Faucher worked as a project engineer on the construction of large infrastructure projects in Canada and Europe, including the Channel Tunnel project. Mr. Faucher currently sits on the board of Colonial Pipeline and Gaz Metro (Québec gas LDC). He sits on various boards and committees related to Invenergy Wind. Previously, Mr. Faucher was on the members’ committee of Cross-Sound Cable Company LLC (a submarine transmission cable between Connecticut and Long Island), and a director of Heathrow Airport Holdings Limited (formerly BAA Limited) and Southern Star Central Gas Pipeline (an interstate pipeline in the United States). Mr. Faucher holds a Bachelor’s degree in Civil Engineering from École Polytechnique de Montréal, as well as an M.B.A. from Concordia University and a DESS (specialized graduate diploma) in Accounting from ESG-UQAM. He is also a Chartered Professional Accountant (CPA, CMA).

Paul L. Freedman, 45, has been a Director of IPALCO since February 2015. Mr. Freedman joined AES in 2007, and has served as the General Counsel, North America Generation at AES since 2011. AES is the ultimate parent company of IPALCO. Mr. Freedman also serves as a Director of DP&L, which is also owned by AES. Mr. Freedman has held several positions at AES including Senior Corporate Counsel from 2010 to 2011. Mr. Freedman also serves as a director or officer of other AES affiliates. Mr. Freedman brings to the Board of Directors his legal and industry experience together with his experience at AES in a wide range of areas, including commercial transactions, financings, regulatory and environmental matters, and corporate governance. Prior to joining AES, Mr. Freedman was Chief Counsel for credit programs at the U.S. Agency for International Development and he previously worked as an associate at the law firms of White & Case, LLP and Freshfields. Mr. Freedman received a B.A. from Columbia University and a J.D. from the Georgetown University Law Center.
Craig L. Jackson, 42, has been a Director of IPALCO since February 2015. Mr. Jackson is Chief Financial Officer of IPALCO and the US SBU and serves as Vice President and Chief Financial Officer of IPL. Mr. Jackson has served in various capacities within the utility finance and accounting sectors, primarily with DP&L and its affiliates, which companies are also owned by AES. Mr. Jackson has served as DP&L’s Chief Financial Officer since May 2012, as a Director since May 2015, and as Vice President since July 2015. Mr. Jackson has also served as DPL’s Chief Financial Officer since July 2012. Mr. Jackson joined DPL in 2004 and has held various positions of increasing responsibility in the finance and accounting organizations at DPL. He also serves as a director or officer of other affiliates of AES. Mr. Jackson brings substantial finance and accounting experience with regulated utilities to the Board of Directors. Mr. Jackson received a B.S. in business administration from Bloomsburg University and an M.B.A. from Wright State University.
Andrew J. Horrocks, 60, has been a Director of IPALCO since February 2015. In July 2014, Mr. Horrocks was appointed Chief Operating Officer of the US SBU, which includes IPALCO and IPL, IPALCO’s primary operating subsidiary. Mr. Horrocks joined AES in September 1997 and has helped manage AES’ generation businesses for the last 17 years in six international markets, including as the country manager for AES in the Philippines and Hungary where he was responsible for guiding three AES power stations through market deregulation. Mr. Horrocks also serves as a director or officer of other AES affiliates. Mr. Horrocks brings this substantial background in the generation business including power plant operations, construction and energy sector commercial activity to IPALCO’s Board of Directors. Prior to joining the US SBU, he was the Chief Operating Officer for the Asia Strategic Business Unit of AES. Prior to joining AES, Mr. Horrocks served in the Royal Navy in their nuclear fleet and graduated from the Royal Navy Electrical Engineering School and the Nuclear Engineering Academy.
Michael S. Mizell, 47, has been a Director of IPALCO since February 2015 and has been a Director of IPL since July 2015. Mr. Mizell has served as the Midwest Market Business Leader for the US SBU since March 2015. Mr. Mizell also serves on the Board of Directors of DP&L and DPL and as a director or officer of other AES affiliates. Mr. Mizell served as General Counsel of IPL and IPALCO from March 2014 to March 2015, and as General Counsel of the US SBU from June 2013 to

March 2015. Mr. Mizell also recently served as DP&L’s Senior Vice President and General Counsel, a position he held from September 2012 to March 2015. Mr. Mizell has served in various capacities within the energy industry and brings more than 25 years of combined legal and strategic business planning experience to the Board of Directors. Mr. Mizell received a B.S. degree from Nova Southeastern University and a J.D. from the Cumberland School of Law at Samford University.
Olivier Renault, 37, has been a Director of IPALCO since February 2015 and serves as a nominee of CDPQ. Mr. Renault brings his background in utility transactions and finance to the Board of Directors. Mr. Renault rejoined CDPQ in 2010 as a Director in the Infrastructure and Energy team with a focus on transaction origination and execution in North America. From 2008 to 2010, Mr. Renault was a senior principal with Arcus Infrastructure Partners (formerly Babcock & Brown European Infrastructure Fund), a European-focused infrastructure fund based in London with approximately €2.0 billion under management. From 2005 to 2008, Mr. Renault was a Manager with CDPQ’s infrastructure and energy team. From 2001 to 2005, Mr. Renault was with PwC’s infrastructure finance advisory team based in Montreal and in London. Mr. Renault has been involved with some of CDPQ’s largest transactions in the energy sector, such as Invenergy Wind, Southern Star Central Gas Pipeline, Astoria Power and Enbridge Energy Partners in the United States, as well as Fluxys and Interconnector UK (regulated gas transmission) in Europe. He currently sits on various boards and committees related to Invenergy Wind and is a director of Southern Star Central Corp. Previously, Mr. Renault was a director of Interconnector UK. Mr. Renault holds a Bachelor’s degree in Commerce specializing in accounting from Université du Québec à Montréal (ESG-UQAM). He is a CFA charterholder.
Richard A. Sturges, 52, has been a Director of IPALCO since February 2015. Mr. Sturges brings over 17 years’ experience in the electric industry to the Board of Directors. Since joining AES in 2006, Mr. Sturges has held several positions including Director of Finance for North America, Director and Vice President Portfolio Management and, currently, Vice President Mergers & Acquisitions. Mr. Sturges also serves as an officer and director of other AES affiliates. Previously, Mr. Sturges served as Director, Finance for National Energy and Gas Transmission, Inc. Mr. Sturges holds a Bachelor of Engineering Science from Johns Hopkins University and a Masters in Public and Private Management from Yale University.
Margaret E. Tigre, 37, has been a Director of IPALCO since February 2015. Ms. Tigre brings more than 16 years of financial experience, including eight years in the electric industry, to the Board of Directors. Since joining AES in 2007, Ms. Tigre has held several positions including Chief of Staff to the Chief Executive Officer, Vice President Corporate Tax and, currently, Vice President and Chief Corporate Tax Officer. Ms. Tigre also serves as a director or officer of other AES affiliates. Ms. Tigre holds a B.S. from George Mason University.
Judi Sobecki, 43, is General Counsel and Secretary of IPALCO and the US SBU and serves as Vice President, General Counsel and Secretary of IPL. Ms. Sobecki oversees all legal matters for AES’ U.S. operations, including IPL and IPALCO. She also leads the U.S. environmental policy team, which represents AES and its affiliates before environmental enforcement agencies, and serves as an officer of other AES affiliates. Previously, Ms. Sobecki served as Assistant General Counsel, Regulatory for the US SBU. In that role, she supported all of AES’ U.S. businesses in connection with state public utility commission regulatory matters. Ms. Sobecki also serves as General Counsel and Secretary of DPL and Vice President, General Counsel and Secretary of DP&L. Prior to joining DPL and DP&L, Ms. Sobecki spent over 10 years in a private law practice as a civil trial lawyer, with many of those years representing DP&L in a variety of matters. Ms. Sobecki received a B.S. from Kent State University and a J.D. from Case Western Reserve University.
James Valdez, 44, is Vice President, Human Resources for the US SBU. Mr. Valdez joined the AES family of companies in April 2014. Mr. Valdez has over 18 years of comprehensive human resources experience in employee relations, labor relations, change management, strategic planning and safety. Prior to joining AES, Mr. Valdez held human resource leadership positions at PepsiCo in the Frito-Lay Division where he worked in human resources in various manufacturing and distribution environments. Mr. Valdez’ most recent position with Frito-Lay was Senior Director of Human Resources of a large sales/distribution business, a position he held from October 2010 until April 2014. Prior to joining PepsiCo in 2001, Mr. Valdez was Human Resources Manager for EndWave Corporation with a strong focus on building the human resources function in a start-up environment, including through change management and mergers and acquisition integration. Mr. Valdez started his human resources career in the health services industry. Mr. Valdez received a B.S. from California State University, Bakersfield.
Corporate Governance

The Board of Directors of IPALCO has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by the Board. The Board may designate from among its members an executive committee and one or more other committees in the future.

IPALCO’s securities are not quoted on an exchange that has requirements that a majority of the Board be independent, and IPALCO is not currently otherwise subject to any law, rule or regulation requiring that all or any portion of the Board include “independent” directors, nor is IPALCO required to establish or maintain an Audit Committee, Audit Committee Financial Expert or other committee.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation that were paid or awarded to, or earned by, our named executive officers (“NEOs”) in 2014. The compensation paid to our NEOs is set forth in the “Summary Compensation Table” below. Our NEOs for 2014 were:

•	Kenneth Zagzebski, our President and CEO, President of the US SBU, and, as of July 2015, Interim President and CEO of IPL;

•	Craig Jackson, our CFO, CFO of the US SBU and Vice President and CFO of IPL;

•	Andrew Horrocks, Chief Operating Officer of the US SBU;

•	Kelly Huntington, President and CEO of IPL until June 2015; and

•	Michael Mizell, our General Counsel and General Counsel of the US SBU and IPL, until March 2015, and currently, Midwest Market Business Leader of the US SBU.
Mr. Zagzebski is also an officer of AES, and, as discussed below, his 2014 compensation was determined in accordance with AES’ compensation practices and policies.
Background
In order to better understand our compensation programs for our NEOs, we think that it is helpful to better understand how the management of IPALCO is operated within the AES family of corporations. IPALCO was acquired by AES in March 2001 and its common stock is owned by AES U.S. Investments (88.4%) and CDPQ (11.6%). IPL is our primary operating subsidiary. Some of the key members of our management team are exclusively employed by IPL or IPALCO, and a number of others are employed by other AES companies and perform roles for both IPALCO and other AES entities. In 2014, each of the NEOs, other than Ms. Huntington, performed roles for both IPALCO and other AES companies.
AES manages its business through a geographically-focused strategic business unit platform. AES’ businesses in the United States, including IPL and IPALCO, are part of the US SBU; however, the US SBU is not a legal entity. AES also has an indirectly wholly-owned subsidiary, the Service Company, which was established in late 2013. The Service Company provides services, including operations, accounting, legal, human resources, information technology and other corporate services on behalf of companies that are part of the US SBU, including among other companies, IPL and IPALCO. As a result of this structure, IPL and IPALCO do not directly employ all of the executives responsible for the management of our business. In 2014, our NEOs were all executive officers of one or more of IPL, IPALCO, the US SBU and the Service Company.
The Service Company allocates the costs for services provided based on cost drivers designed to result in fair and equitable allocations pursuant to a Cost Alignment and Allocation Manual (the “CAAM”). As a result, the costs associated with our executive compensation for those officers performing work for other entities are also allocated pursuant to the terms of the CAAM, based on the amount of time that each executive officer devotes to our business. The executive compensation reported in this prospectus reflects the entire compensation paid or awarded to, or earned by, each NEO, and not just the portion of such compensation that is allocated to IPL and IPALCO.
Our Executive Compensation Philosophy and Objectives
Our compensation philosophy is consistent with AES’ compensation philosophy, which emphasizes pay-for-performance. Our compensation philosophy is to provide compensation to each of our NEOs that is commensurate with his or her position, experience, and scope of responsibilities, to furnish incentives sufficient for each NEO to meet and exceed short-term and long-term corporate objectives, and to provide executive compensation and incentives that will attract, motivate, and retain a highly skilled management team.
Consistent with this philosophy and our goal of aligning our executives’ compensation with company performance, the key features of our executive compensation program include the following:

•
Our compensation program allocates a significant portion of each NEO’s total compensation to short- and long-term performance goals. As such, payouts are dependent upon the strategic, financial, and operational performance of AES and the US SBU, which includes IPL and IPALCO, and the performance of the AES stock price and performance units;

•	Our compensation program is continually reviewed to ensure that it meets our objectives and executive compensation philosophy and remains competitive; and

•
We generally do not provide any perquisites to our NEOs. Mr. Horrocks received certain expatriate benefits, and Messrs. Horrocks, Jackson and Mizell received certain relocation benefits in 2014, as described in further detail below.

In order to meet these objectives, our total compensation structure includes a mix of short-term compensation, in the form of base salaries, annual cash bonuses, and long-term compensation in the form of parent-equity and cash-based performance awards. As part of their total compensation packages, Messrs. Jackson and Mizell participate in the retirement program of our sister company, The Dayton Power and Light Company Retirement Income Plan (the “DP&L Retirement Income Plan”), as more fully described herein.
Our Compensation Process
The Chief Operating Officer of AES (the “AES COO”), Mr. Bernerd Da Santos, works with Mr. James Valdez, Vice President Human Resources for the US SBU and the Service Company, to design and review the compensation for our CEO.
Our CEO, our Vice President Human Resources and the AES COO (together, the “Executive Compensation Review Team”) have the responsibility of designing, reviewing, and administering compensation for the other officers of the US SBU, the Service Company, IPL, and IPALCO, including for our NEOs (other than our CEO). The Executive Compensation Review Team, with assistance from internal human resources and compensation professionals, determines the appropriate amount and mix of compensation for our other NEOs based on the operational performance of IPL, IPALCO, the US SBU, and AES, individual performance, and experience, as well as the exercise of discretion.
Awards of short-term compensation in the form of annual cash bonuses were made to our NEOs under the AES Performance Incentive Plan (the “PI Plan”) and are determined by the Executive Compensation Review Team. Awards of long-term compensation were made to our NEOs under the AES 2003 Long Term Compensation Plan, as amended and restated (the “LTC Plan”) and are determined by the Board of Directors of AES based upon the recommendations of the Executive Compensation Review Team.
The determination as to the appropriate use and weight of cash versus non-cash, fixed versus variable and short- versus long-term components of executive compensation is subjective, based on the relative importance of each component in meeting the overall objectives of AES, the US SBU, IPL and IPALCO, and factors relevant to the individual executive. As a nonpublic company, we are not required to hold a shareholder advisory vote on our executive compensation, or a “Say-on-Pay” vote.
Our CEO’s compensation is higher than the compensation paid to our other NEOs, largely due to the scope of his position and his overall responsibility for the strategy and direction of IPL, IPALCO and the US SBU. When compared to our other NEOs, our CEO’s total compensation is more heavily weighted towards incentive compensation.
Elements of Compensation
The fundamental elements of our compensation program are:

•	base salary;

•	performance-based short-term cash bonuses under IPL’s Performance Incentive Plan, or the PI Plan;

•	cash-based incentive awards granted under the LTC Plan;

•	equity incentive awards granted under the LTC Plan, for which there is a public market; and

•	other broad-based benefits, such as retirement and health and welfare benefits.
Our compensation program does not target a specific allocation of cash versus equity compensation, nor does it target a specific allocation between short- and long-term compensation. Instead, as discussed further below, the Executive Compensation Review Team sets each individual element of total compensation based on a review of:

•	individual performance against pre-set goals and objectives for the year, US SBU performance, which includes IPL and IPALCO, and AES performance;

•	individual experience and expertise;

•	position and scope of responsibilities; and

•	an individual’s future prospects with the Company and AES.
Base Salary
Base salary represents the “fixed” component of our executive compensation program for our NEOs. We provide our NEOs with base salaries in order to provide fixed cash compensation that is competitive and reflects experience, responsibility, and expertise. Base salaries are reviewed annually and are adjusted as appropriate. Base salary is also reviewed for an executive officer if there is a promotion or a newly appointed executive officer. Internal company salary guidance regarding annual base pay adjustments is also taken into consideration, and adjustments to base salaries are made when needed to reflect individual performance and address internal equity. Please see the “Salary” column of the Summary Compensation Table below for the base salary amounts paid to our NEOs for the years indicated.
2014 Performance Incentive Plan Payouts
In addition to base salaries, in 2014 we provided performance-based, annual cash bonuses under the PI Plan. Each NEO’s PI Plan opportunity is assessed and approved annually, with targets ranging from 50% to 85% of base salary for each NEO. These awards are made based on:

•	the achievement of AES and US SBU safety, financial, operational, and strategic or enterprise objectives; and

•	considerations relating to individual performance accomplishments and contributions.
AES’ performance is a key factor in determining whether awards will be made under the PI Plan for the relevant fiscal year. In 2014, payments under the PI Plan were determined based on the AES and US SBU 2014 performance measures as described in the tables below.
Adjusted Earnings Per Share (“Adjusted EPS”), Adjusted Pretax Contribution (“Adjusted PTC”), Subsidiary Distributions, and Proportional Free Cash Flow are reconciled to the nearest GAAP measure in the section titled “Non-GAAP Measures.”
While goals are set for specific safety measures, as described in the tables below, the Compensation Committee of the AES Board of Directors (the “AES Compensation Committee”) approves a safety score for AES based on its qualitative assessment of performance, and our Executive Compensation Review Team approves a safety score for the US SBU based on its qualitative assessment of performance.
Targets for the 2014 financial measures for AES and the SBU were equal to 2014 budget, subject to pre-established guidelines for adjusting the targets in the event of certain portfolio changes during the year. If a minimum level is achieved for each financial measure, the financial measure scores will range from 50% to 200%. A 50% score corresponds to actual results at 80% of the target goal. A 200% score corresponds to actual results at or above 120% of the target goal. For AES and the US SBU, each key performance indicator (“KPI”) is weighted and has a threshold, target and maximum performance goal set at the beginning of the year. The final index score may range from 0% to 200%.
We also set goals with respect to the following enterprise objectives: overall overhead cost savings, development and succession plans, and business development / portfolio management activities, as applicable. The AES Compensation Committee approves the score for AES based on its qualitative assessment of performance on its enterprise objectives, and our Executive Compensation Review Team approves a score for the US SBU based on its qualitative assessment of performance on its enterprise objectives.
AES 2014 Actual Results
In February 2015, the AES Compensation Committee determined that AES had achieved positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $4,145 million, which reflected a level of performance such that awards would be payable under the PI Plan. The AES Compensation Committee exercised negative discretion to pay the 2014 corporate performance score based on actual results on the pre-established performance measures as shown below. As a result, the AES performance score for 2014 was determined to be 82%, as follows:

Measurement Category	Target	Actual Result	Weight	Final Score (as % of Target)
Safety	• workplace safety incidents • improvement in lost time incident (“LTI”) case rate • Monthly safety walk targets • Monthly safety meeting attendance	• Safety incidents occurred during year • 2014 LTI case rate improved relative to 2013 • Number of safety walks exceeded target • Monthly safety meeting attendance exceeded target	10%	90% (qualitative assessment)
Financial	• Adjusted EPS: $1.34 (25% weight) • Proportional Free Cash Flow: $1,153 million (20%) weight • Subsidiary Distributions: $1,150 million (15% weight)	• Adjusted EPS: $1.30 • Proportional Free Cash Flow: $891 million • Subsidiary Distributions: $1,151 million (1)	60%	64%
Operational KPIs	Generation KPIs • Commercial availability (43.26%) • Equivalent forced outage factor (34.08%) • Heat rate (20.41%) • Days sales outstanding (2.25%) Distribution KPIs • System Average Interruption Duration Index (38.39%) • System Average Interruption Frequency Index (26.63%) • Non-technical losses (5.87%) • Customer service (18.54%) • Days sales outstanding (10.57%)	• Operational KPI Score of 106	20%	106%
Enterprise Objectives	Cost and Efficiency Targets • Overall overhead cost savings from 2011 Base: $193 million Talent Management • Expanded development and succession plans for top 50 positions Capital Allocation • New build projects of 2,000 MW • Adjacencies and enhancements to achieve $40 million in 2015 Pretax Contribution • Three new financial partnerships	Cost and Efficiency Targets • Overall overhead cost savings from 2011 base: $226 million Talent Management • Succession/development plans expanded to top 50 positions Capital Allocation • New build projects of 2,105 MW • Adjacencies and enhancements to achieve $51 million in 2015 PTC • Four new financial partnerships	10%	135% (qualitative assessment)
Overall AES Performance Score 82%

(1)	Actual results shown above reflect adjustments based on pre-established guidelines to address impact of certain portfolio changes.
US SBU 2014 Actual Results
In February 2015, the AES Compensation Committee determined that AES had achieved positive EBITDA of $4,145 million, which reflected a level of performance such that awards would be payable under the PI Plan. The US SBU performance for 2014 was assessed based on a number of factors, which are described in the following chart. Taking these factors together as a whole, the US SBU performance for 2014 was determined to be 111%.

Measurement Category	Target	Actual Result	Weight	Final Score (as % of Target)
Safety	• Fatalities: 0 • LTI Rate for AES people and contractors • Safety meeting attendance • Safety walks	• Fatalities: 0 • 2014 LTI case rate slightly below target • Monthly safety meeting attendance exceeded target • Number of safety walks exceeded target	10%	110% (qualitative assessment)
Financial	• Adjusted Pretax Contribution (42% weight) • Proportional Free Cash Flow (33% weight) • Subsidiary Distributions (25% weight) The US SBU financial criteria considered take into account financial performance of AES sister companies other than IPALCO and have not otherwise been publicly disclosed. These targets were considered to be highly challenging and required improvement over prior performance. No single criterion is determinative of PI payouts.	• Adjusted PTC above target • Proportional Free Cash Flow above target • Subsidiary Distributions above target	60%	118%
Operational KPIs	Distribution KPIs (6% weight) • System Average Interruption Duration Index (38.39% weight) • System Average Interruption Frequency Index (26.63% weight) • Non-technical losses (5.87% weight) • Customer service (18.54% weight) • Days sales outstanding (10.57% weight) Generation KPIs Thermal (12.1% weight) • Equivalent forced outage factor (31% weight) • Commercial availability (42% weight) • Heart rate (Btu/kWh) (26% weight) Wind (1.9% weight) • Equivalent forced outage factor (18% weight) • Net capacity factor (9% weight) • Commercial availability (73% weight)	• Operational KPI score (distribution and generation)	20%	81%
Enterprise Objectives	• Overall overhead cost savings • Succession/development plans expanded to top 50 positions • New build projects • Adjacencies and enhancements	• Overall overhead cost savings • Succession/development plans expanded to top 50 positions • New build projects • Adjacencies and enhancements	10%	127% (qualitative assessment)
Overall US SBU Performance Score 111%

NEO Individual Strategic Objectives
The annual incentive award payouts for each NEO may be differentiated based on performance taking into account individual strategic considerations. Specific individual strategic objectives pertaining to each NEO, and applicable to IPL, IPALCO or the US SBU, are shown below. It was determined that, based on their contributions and performance, the award payout as a percentage of target should be consistent across the NEOs in 2014.
Mr. Zagzebski:

•	advance safety culture

•	achieve financial goals

•	develop IPL people

•	execute on IPL’s platform enhancements, such as environmental construction projects, wastewater treatment plan approvals and gas conversion projects

•	execute plan for new construction of combined cycle gas turbine at existing facility

•	improve operational performance of IPL generating plants and the transmission and distribution performance
Mr. Jackson:

•	optimize capital structure at IPL

•	achieve financial goals

•	assist with rate case strategy

•	develop IPL people
Mr. Horrocks:

•	improve operational performance of IPL generating plants and the transmission and distribution performance

•	execute on IPL’s platform enhancements, such as environmental construction projects, wastewater treatment plan approvals and gas conversion projects

•	improve safety performance at IPL

•	improve leadership performance of operational teams

•	develop IPL people
Ms. Huntington:

•	optimize IPL financials

•	develop IPL people

•	prepare rate case strategy for IPL

•	ensure timely regulatory recovery

•	stakeholder management

•	develop Indiana growth strategy
Mr. Mizell:

•	manage IPL New Source Review before the EPA

•	resolve IPL NERC audit

•	develop IPL people

•	assist with IPL rate case
Mr. Mizell’s 2014 objectives were set in conjunction with his role as General Counsel during 2014.
Our NEOs receive bonus amounts based on a bonus payout factor formula that considers both AES corporate performance (25%) and US SBU performance as a whole, which includes IPL and IPALCO (75%).
In determining the individual bonus amounts for each NEO, other than our CEO, the Executive Compensation Review Team considered a broad range of performance indicators, none of which was determinative, including the NEO’s individual contributions to the success of the US SBU in achieving the performance objectives outlined above, the performance of the NEO’s respective division or line of business, and the leadership displayed by the NEO. In determining the bonus amount for Mr. Zagzebski, Mr. Da Santos considered AES’ operational, strategic, and financial performance, including with respect to safety, cash flow, performance improvement, and corporate performance measures for 2014, in addition to the performance indicators described above for our other NEOs.
The following table sets forth the amounts of the awards under the PI Plan earned by our NEOs in 2014, which were paid in early 2015.

Name	2014 Performance Incentive Plan Awards
Kenneth Zagzebski	$411,900
Craig Jackson	$199,691
Andrew Horrocks	$135,348
Kelly Huntington	$177,790
Michael Mizell	$175,728

2003 Long-Term Compensation Plan
We grant a mix of cash- and equity-based awards under the LTC Plan. We provide these awards to attract and retain key individuals who are critical to the success of our business. Grants to our NEOs under the LTC Plan, whether in cash or stock, vest over a three-year period and are determined based on a percentage of the individual’s base salary. In 2014, our NEOs other than our CEO received awards 50% in cash in the form of Performance Units and 50% in stock in the form of Restricted Stock Units. Our CEO received all of his awards in equity, with 50% granted in the form of Performance Stock Units, 20% granted in the form of Restricted Stock Units, and 30% granted in the form of stock options.
Performance Units, or PUs, represent the right to receive cash subject to performance- and service-based vesting conditions. Each unit granted has a $1 target value. If performance is at 75% of target, 0% of the units vest. Maximum performance is attained at 125% of target, which would trigger a vesting of 200% of the granted units. Between these levels, straight-line interpolation is used to determine the vesting percentage for the award. PUs vest in equal installments over a three-year period. Performance is based on EBITDA less Maintenance and Environmental Capital Expenditures (“CapEx”) (“EBITDA less CapEx”) versus target achieved over the three-year measurement period. If the required performance metric is achieved, awards, to the extent service vested, are paid out in the calendar year immediately following the date on which the performance period ends. The AES Compensation Committee approved an EBITDA less CapEx target for the 2014 PUs that was considered to be highly challenging and will require improvement over prior performance.
EBITDA less CapEx is a measure of long-term cash generation driven by increasing revenue, reducing costs, improving productivity, and efficiently utilizing capital. Growth-related CapEx is excluded, since the EBITDA less CapEx measure is intended to assess AES operating efficiency and the amount of cash generated for capital allocation. In addition, environmental capital projects that generate a regulated rate of return are excluded from the definition of Environmental CapEx. EBITDA less CapEx is defined as Gross Margin; plus Depreciation and Amortization; plus Intercompany Management Fees; minus SG&A to equal EBITDA. An adjustment is made to reduce EBITDA by Maintenance and Environmental CapEx. The Environmental CapEx for this adjustment is reduced by those projects with tracker returns that, through a regulatory mechanism, provide for the recovery of, and return on, certain utility investments. As a final step in the calculation, the total EBITDA less CapEx is adjusted by AES’ ownership percentage (which reflects AES’ direct or indirect ownership in a particular business).
The following table illustrates the vesting percentage at each EBITDA less CapEx level for targets set for the PUs for the 2014-2016 performance period:

Performance Level	Vesting Percentage
Below 75% of Performance Target	0%
Equal to 100% of Performance Target	100%
Equal to or greater than 125% of Performance Target	200%

Between the EBITDA less CapEx levels listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn PUs is also generally subject to the continued employment of the NEO through the vesting date.
Performance Stock Units, or PSUs. Two types of PSUs were granted to Mr. Zagzebski in 2014: one type vests based on EBITDA less CapEx, and one type vests based on Total Stockholder Return. PSUs represent the right to receive a single share of AES Common Stock, subject to performance and service-based vesting conditions. Half of Mr. Zagzebski’s PSUs granted in 2014 are eligible to vest subject to performance against the three-year cumulative EBITDA less CapEx metric at the AES level. The EBITDA less CapEx target is set for the three-year performance period and is subject to predefined, objective adjustments during the three-year performance period, based on certain changes to the AES portfolio, such as an asset divesture or the sale of a portion of equity in a subsidiary. The final value of the PSU award depends upon the level of EBITDA less CapEx achieved over the three-year measurement period as well as AES’ stock price performance over the period since the award is stock-settled. If a threshold level of EBITDA less CapEx is achieved, units vest and are settled in the calendar year that immediately follows the performance period end. The AES Compensation Committee approved an EBITDA less CapEx target for the 2014 PSUs that was considered to be highly challenging and will require improvement over prior performance. The EBITDA less CapEx measure is also used for the PUs and is described in further detail above.
The following table illustrates the vesting percentage at each EBITDA less CapEx level for targets set for the PSUs 2014- 2016 performance period:

Performance Level	Vesting Percentage
Below 75% of Performance Target	0%
Equal to 100% of Performance Target	100%
Equal to or greater than 125% of Performance Target	200%

Between the EBITDA less CapEx levels listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn PSUs is also generally subject to the continued employment of the NEO through the vesting date.
For the other half of the PSUs granted to Mr. Zagzebski in 2014, vesting is subject to AES’ three-year cumulative Total Stockholder Return from January 1, 2014 through December 31, 2016 relative to companies in the S&P 500 Utilities Index. AES uses Total Stockholder Return as a performance measure to align Mr. Zagzebski’s compensation with AES stockholders’ interests, since the ability to earn the award is linked directly to AES’ stock price and dividend performance over a period of time.
Total Stockholder Return is defined as the appreciation in AES’ stock price and dividends paid over the performance period as a percentage of the beginning stock price. To determine stock price appreciation, AES uses a 90-day average stock price for AES and the S&P 500 Utilities Index companies at the beginning and the end of the three-year performance period. This eliminates the impact of short-term volatility on the calculation.
The final value of the PSU award depends upon AES’ percentile rank against the S&P 500 Utilities index companies as well as the performance of AES’ stock price over the period, since the award is stock-settled. If AES’ Total Stockholder Return is above the threshold percentile rank established for the performance period, units vest and are settled in AES Common Stock in the calendar year that immediately follows the end of the performance period. The following table illustrates the vesting percentage at each percentile rank for the 2014-2016 performance period:

AES 3-Year Total Stockholder Return Percentile Rank	Vesting Percentage
Below 30th percentile	0%
Equal to 30th percentile	50%
Equal to 50th percentile	100%
Equal to or above the 90th percentile	200%

Between the percentile ranks listed in the above table, straight-line interpolation is used to determine the vesting percentage for the award. The ability to earn these PSUs is subject to the continued employment of the CEO through the vesting date.
Restricted Stock Units, or RSUs, represent the right to receive a single share of AES Common Stock subject to three-year service-based vesting conditions. AES grants RSUs to assist in retaining executives and also to increase their ownership of AES Common Stock, which further aligns executives’ interests with those of AES stockholders. RSUs vest based on continued service with AES in three equal installments, beginning on the first anniversary of the grant date.
A stock option represents an individual’s right to purchase shares of AES Common Stock at a fixed exercise price, once the stock option vests. AES awards stock options to align executives’ interests by providing an incentive to increase the price of AES Common Stock subsequent to grant; a stock option only has value to the holder if the AES stock price exceeds the stock option’s exercise price after it vests. Stock options vest based on continued service with AES in three equal installments, beginning on the first anniversary of the grant date. Stock options are granted at an exercise price equal to the closing price of AES Common Stock on the grant date.
2014 Long-Term Compensation Grants
As in previous years, the allocation of long-term compensation components granted in 2014 was based on a review of market practice conducted by AES and is aligned with the objective of fostering the long-term corporate performance of our parent company and rewarding individual performance.
The following table sets forth the expected target grant value for grants under the LTC Plan made to our NEOs in 2014. The expected target grant values are based on the Black-Scholes value of the stock options, assuming the options are exercised at the end of the full contractual term, and, for PSUs and RSUs, the grant date closing price of AES Common Stock on the date of grant.

	February 2014 Long-Term Compensation Expected Target Grant Value
Name	As % of Base Salary	Dollar Amount
Kenneth Zagzebski	115%	$402,502
Craig Jackson	65%	$162,500
Andrew Horrocks	60%	$137,473
Kelly Huntington	65%	$165,201
Michael Mizell	65%	$162,500

Further detail on all long-term compensation grants to our NEOs can be found in the Summary Compensation Table and the Grants of Plan-Based Awards Table of this prospectus.
Prior Year Performance Unit Vesting in 2014
All NEOs except for Mr. Mizell received a grant of PUs in February 2012. PUs represent the right to receive cash, subject to performance- and service-based vesting conditions. The 2012 PU grant vested based on the same vesting conditions as the PUs granted in 2014, which terms are described in further detail above. Further details on the 2012-2014 PU payout can be found in the Summary Compensation Table of this prospectus.

Other Relevant Compensation Elements and Policies
Perquisites
We generally do not provide any perquisites to our NEOs. In 2014, Mr. Horrocks received certain benefits in connection with his relocation to the United States, as well as additional expatriate benefits, such as an auto allowance, home visits, and housing. Messrs. Jackson and Mizell received certain benefits in connection with their relocations to Indianapolis, Indiana.
Retirement and Other Broad-Based Employee Benefits
Our NEOs, as well as our other employees, are eligible for the following benefits: participation in a defined contribution (401(k)) plan, group health insurance (including medical, dental, and vision), long- and short-term disability insurance, basic life insurance and paid time off. Messrs. Jackson and Mizell participate in the DP&L Retirement Income Plan. Our NEOs are eligible to participate in the RSRP, a nonqualified deferred compensation plan, which is intended to restore benefits that are limited under our broad-based retirement plans due to statutory limits imposed by the United States Internal Revenue Code (the “Code”). Contributions to the RSRP are included with All Other Compensation column of the Summary Compensation Table of this prospectus.
Severance and Change in Control Arrangements
AES maintains certain severance and change in control arrangements, including the AES Corporation Severance Plan (the “Severance Plan”) and change in control provisions in the long-term compensation award agreements. Upon a change in control of AES, unvested long-term compensation awards held by our NEOs would fully vest and become payable immediately. Any PUs and PSUs would vest based on attainment of target levels of performance. In addition, all NEOs are entitled to payments and benefits under the Severance Plan, in the event of qualifying terminations of employment. Finally, upon a termination of service or in the event of a change in control, participants’ account balances in the RSRP would be paid out, either as a lump-sum payment or according to the participant’s election. Please see “Potential Payments upon Termination and Change in Control” below for a more detailed summary of these payments and benefits and described in the 2014 Nonqualified Deferred Compensation Table below.
Employment Agreements and Other Arrangements
Our NEOs do not have any employment agreements or other arrangements, except as disclosed herein.
Non-GAAP Measures
In this Compensation Discussion and Analysis, we reference certain non-GAAP measures, including Adjusted Earnings Per Share (“Adjusted EPS”), Adjusted Pretax Contribution (“Adjusted PTC”), Subsidiary Distributions, and Proportional Free Cash Flow, which are publicly disclosed in AES’ periodic filings with the SEC or in other materials posted on the AES website. These measures are reconciled to the nearest GAAP measure in the information below.
Adjusted Earnings Per Share (Adjusted EPS). The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES defines Adjusted EPS as diluted earnings per share from continuing operations excluding gains or losses of both consolidated entities and entities accounted for under the equity method due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt.
Adjusted Pretax Contribution (Adjusted PTC). The GAAP measure most comparable to Adjusted PTC is income from continuing operations attributable to AES. AES uses Adjusted PTC as its primary segment performance measure. AES defines Adjusted PTC as pretax income from continuing operations attributable to AES excluding gains or losses of the consolidated entity due to (a) unrealized gains or losses related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) gains or losses due to dispositions and acquisitions of business interests, (d) losses due to impairments, and (e) costs due to the early retirement of debt. Adjusted PTC also includes net equity in earnings of affiliates on an after-tax basis, adjusted for the aforementioned items.
Subsidiary Distributions. The GAAP measure most comparable to Subsidiary Distributions is net cash provided by operating activities. The difference between Subsidiary Distributions and net cash provided by operating activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons, which are both discretionary and non-discretionary in nature. Subsidiary Distributions are important to AES because AES is a holding company that does not derive any significant direct revenues from its own activities, but instead relies on its subsidiaries’ business activities and the resultant distributions to fund its debt service, investment and other cash needs.
Proportional Free Cash Flow. The GAAP measure most comparable to Proportional Free Cash Flow is cash flows from operating activities. AES defines Proportional Free Cash Flow as cash flows from operating activities less maintenance capital expenditures (including non-recoverable environmental capital expenditures), adjusted for the estimated impact of noncontrolling interests. Environmental capital expenditures that are expected to be recovered through regulatory, contractual or other mechanisms are excluded. An example of recoverable environmental capital expenditures is IPL’s investment in MATS-related environmental upgrades that are recovered through a tracker.
For purposes of the 2014 PI Plan target goals and actual results, we have included certain further adjustments to Proportional Free Cash Flow, which were approved by the AES Compensation Committee. These adjustments are made in order to reflect certain changes in the AES portfolio during the year, such as sales of businesses, discontinued operations, and acquisitions.
Compensation Risk
We believe that the applicable compensation programs and policies are designed and administered with the appropriate mix of compensation elements and balance current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with our executives and their roles. As a result, we believe that the risks arising from our employee compensation program are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE (2014, 2013 and 2012)

Name and Principal Position (a)	Year (b)	Salary ($) (c)(2)	Stock Awards ($) (d)(3)	Option Awards ($) (e)(4)	Non-Equity Incentive Plan Compensation ($) (f)(5)	Change In Pension Value ($) (g)(6)	All Other Compensation ($) (h)(7)	Total ($) (i)
Kenneth Zagzebski President and CEO	2014	$360,219	$285,596	$100,171	$545,927	$—	$34,323	$1,326,236
	2013	$355,388	$270,690	$78,236	$453,255	$—	$31,282	$1,188,851
	2012	$308,862	$137,507	$—	$295,339	$—	$32,748	$774,456
Craig Jackson CFO	2014	$257,299	$81,255	$—	$219,477	$132,286	$16,492	$706,809
	2013	$244,635	$70,505	$—	$260,400	$—	$22,024	$597,564
	2012	$222,692	$20,303	$—	$159,624	$86,443	$5,245	$494,307
Andrew Horrocks COO, US SBU	2014	$237,994	$68,732	$—	$203,577	$—	$267,222	$777,525
Kelly Huntington President and CEO, IPL(1)	2014	$260,226	$82,601	$—	$246,506	$—	$35,613	$624,946
	2013	$253,016	$74,024	$—	$246,713	$—	$35,973	$609,726
	2012	$244,943	$70,500	$—	$210,712	$—	$34,794	$560,949
Michael Mizell General Counsel(1)	2014	$257,299	$81,255	$—	$175,728	$8,798	$20,787	$543,867
	2013	$250,000	$56,252	$—	$189,720	$6,236	$124,671	$626,879

(1)	Ms. Huntington’s employment with IPL terminated effective June 2015. Mr. Mizell’s role as General Counsel of IPALCO and IPL ended in March 2015.

(2)
The base salary earned by each NEO during fiscal years 2014, 2013 or 2012, as applicable. This is the first year that any of these individuals are NEOs of IPALCO. We have included 2013 and 2012 compensation for any individual who was an executive officer of IPALCO in prior years. The compensation disclosed in this table represents the full amount of compensation paid to each NEO and is not limited to the portion of each NEO’s compensation that was allocated to and paid by IPALCO. Mr. Horrocks assumed his current position in April 2014 and was not an executive officer of IPALCO during 2013 or 2012. Mr. Mizell served as General Counsel for IPL, IPALCO and the US SBU prior to March 2015, and as Midwest Market Business Leader for the US SBU effective March 24, 2015. Mr. Mizell joined the US SBU in 2013 and was not an executive officer of IPALCO during 2012.

(3)
Aggregate grant date fair value of performance stock units granted to Mr. Zagzebski in 2014 and 2013, and restricted stock units granted to all NEOs in the year, which are computed in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”), disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in the financial statements, footnote 18 to the financial statements, included in this prospectus, or “Management’s Discussion & Analysis of Financial Condition and Results of Operations,” as appropriate, which also includes information for 2012 and 2013. Based on the stock price at grant and assuming the maximum market and financial performance conditions are achieved, the maximum value of the performance stock units granted to Mr. Zagzebski in fiscal year 2014 and payable following completion of the 2014-2016 performance period is 27,512 units or $402,501.

(4)
Aggregate grant date fair value of stock options granted in the year, which are computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value disregards any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in the financial statements included in this prospectus, footnote 18 to the financial statements, or “Management’s Discussion & Analysis of Financial Condition and Results of Operations,” as appropriate, which also includes information for 2013.

(5)
The value of all non-equity incentive plan awards earned during the 2014, 2013, and 2012 fiscal years and paid in 2015, 2014, and 2013, respectively, which includes awards earned under our PI Plan (our annual incentive plan) and awards earned for the three-year performance periods ending December 31, 2014, 2013 and 2012, respectively, for our cash-based performance units granted under the LTC Plan. For example, payouts for 2014 performance unit awards are for the 2012-2014 performance period. The following chart shows the breakdown of awards under these two plans for each NEO.

Name	Year	Annual Incentive Plan Award	Payouts for Performance Unit Award	Total Non- Equity Incentive Plan Compensation
Kenneth Zagzebski	2014	$411,900	$134,027	$545,927
	2013	$424,236	$29,019	$453,255
	2012	$244,011	$51,328	$295,339
Craig Jackson	2014	$199,691	$19,786	$219,477
	2013	$260,400	$—	$260,400
	2012	$159,624	$—	$159,624
Andrew Horrocks	2014	$135,348	$68,229	$203,577
Kelly Huntington	2014	$177,790	$68,716	$246,506
	2013	$212,873	$33,840	$246,713
	2012	$150,616	$60,096	$210,712
Michael Mizell	2014	$175,728	$—	$175,728
	2013	$189,720	$—	$189,720

(6)
Messrs. Jackson and Mizell participate in the DP&L Retirement Income Plan. The pension plan change in value for Messrs. Jackson and Mizell is provided for the years indicated. For 2013 and 2012, Mercer, actuary for the DP&L Retirement Income Plan, has calculated the 2013 and 2012 Change in Pension Value by first calculating the Present Value of Accumulated Benefits as of December 31, 2013, 2012 and 2011 based on the valuation census data and the assumptions as documented and set forth under the Pension Benefits table in this prospectus. While the accrued benefit increased from December 31, 2012 to December 31, 2013, the pension value decreased by $7,256 over the same period due to an increase in the discount rate from 4.04% to 4.86%. Messrs. Zagzebski and Horrocks do not participate in an employer sponsored pension plan, and Ms. Huntington did not participate in such a pension plan.

(7)
All Other Compensation includes employer contributions to both qualified and nonqualified defined contribution retirement plans. The following chart shows the breakdown of contributions under these plans for each NEO. Other compensation for Mr. Horrocks is relocation and related expenses for relocating to the United States, together with compensation he receives as an expatriate such as an auto allowance, home visits and housing. Other compensation for Messrs. Jackson and Mizell is relocation and related expenses for relocating to Indianapolis, Indiana.

Name	Year	Employer Contribution to Qualified Defined Contribution Plans	Employer Contribution to Nonqualified Defined Contribution Plans	Other	Total Other Compensation
Kenneth Zagzebski	2014	$28,300	$6,023	$—	$34,323
	2013	$27,750	$3,532	$—	$31,282
	2012	$32,100	$648	$—	$32,748
Craig Jackson	2014	$8,723	$—	$7,769	$16,492
	2013	$7,414	$—	$14,610	$22,024
	2012	$5,245	$—	$—	$5,245
Andrew Horrocks	2014	$—	$21,919	$245,303	$267,222
Kelly Huntington	2014	$28,181	$7,432	$—	$35,613
	2013	$27,447	$8,526	$—	$35,973
	2012	$30,532	$4,262	$—	$34,794
Michael Mizell	2014	$9,100	$—	$11,687	$20,787
	2013	$6,515	$—	$118,156	$124,671

GRANTS OF PLAN-BASED AWARDS (2014)
The following table provides information about the multiple year cash awards and awards of AES equity made to the NEOs in 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units(#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Units	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Kenneth Zagzebski			$153,214	$306,427	$612,853	(1)
	21-Feb-14						3,439	13,756	27,512				$205,102
	21-Feb-14									5,502			$80,494
	21-Feb-14										$30,263	$14.63	$100,171
Craig Jackson			$77,250	$154,500	$309,000	(1)
	21-Feb-14	81,250	$—	$81,250	$162,500	(2)
	21-Feb-14									5,554			$81,255
Andrew Horrocks			$59,499	$118,997	$237,994	(1)
	21-Feb-14	68,737	$—	$68,737	$137,474	(2)
	21-Feb-14									4,698			$68,732
Kelly Huntington			$78,156	$156,312	$312,624	(1)
	21-Feb-14	82,601	$—	$82,601	$165,202	(2)
	21-Feb-14									5,646			$82,601
Michael Mizell			$77,250	$154,500	$309,000	(1)
	21-Feb-14	81,250	$—	$81,250	$162,500	(2)
	21-Feb-14									5,554			$81,255

(1)
Each NEO received an award under the PI Plan (our annual incentive plan) in 2014. The first row of data for each NEO shows the threshold, target and maximum award under the PI Plan. For the PI Plan, the threshold award is 50% of the target award, and the maximum award is 200% of the target award. The extent to which awards are payable depends upon AES’ performance against goals established in the first quarter of the fiscal year, as described in the Compensation Discussion and Analysis, above. This award was paid in the first quarter of 2015 and the actual payout amounts are shown in footnote 4 to the Summary Compensation Table.

(2)
Each NEO other than Mr. Zagzebski received a grant of performance units on February 21, 2014, which were awarded under the LTC Plan. These units vest based on both market and financial performance conditions, and service conditions. The financial performance condition is based on the EBITDA less CapEx metric for the three-year period ending December 31, 2016 (as more fully described in the Compensation Discussion and Analysis of this prospectus). At threshold, the vesting percentage is 0%. At maximum performance, the vesting percentage is 200%. Straight-line interpolation is applied for performance between the threshold and target and between the target and maximum.

(3)
Mr. Zagzebski received a grant of performance stock units on February 21, 2014 awarded under the LTC Plan. As described in the Compensation Discussion and Analysis, these units vest based on both market and financial performance conditions, and service conditions. The market condition, which applies to half the award, is based on the AES Total Stockholder Return as compared to the Total Stockholder Return of the S&P 500 Utility companies for the three-year period ending December 31, 2016 (as more fully described in the Compensation Discussion and Analysis of this prospectus). The financial performance condition which applies to the other half of the award is based on the EBITDA less CapEx metric for the three-year period ending December 31, 2016 (as more fully described in the Compensation Discussion and Analysis of this prospectus). At threshold performance the vesting percentage is 25%. At maximum performance, the vesting percentage is 200%. Straight-line interpolation is applied for performance between the threshold and target and between the target and maximum.

With respect to the service-based condition, voluntary termination or termination for cause prior to the end of the three-year performance period will result in the forfeiture of all outstanding performance stock units. Involuntary termination or a qualified retirement, which requires the NEO to reach 60 years of age and seven years of service with the Company, allow prorated time-vesting in increments of one-third or two-thirds vesting if the NEO has completed one or two years of service from the grant date, respectively. Service-based vesting is contingent on at least one of the two performance conditions being achieved at a minimum of threshold performance.

(4)
Each NEO received a grant of restricted stock units on February 21, 2014 awarded under the LTC Plan. These units vest on a service-based condition in which one-third of the restricted stock units vest on each of the first three anniversaries of the grant.

(5)
Mr. Zagzebski received a grant of stock options on February 21, 2014 awarded under the LTC Plan. The stock options vest on a service-based condition in which one-third of the stock options vest and become exercisable on each of the first three anniversaries of the grant.

(6)
Aggregate grant date fair value of performance stock units, restricted stock units and stock options granted during 2014, which are computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuations may be found in footnote 18 to the financial statements, included in this prospectus, or Management’s Discussion & Analysis, as appropriate.

Based on the stock price at grant and assuming the maximum market and financial performance conditions are achieved, the maximum value of the performance stock units granted in fiscal year 2014 and payable following completion of the 2014-2016 performance period is shown in footnote 2 of the Summary Compensation Table of this prospectus.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2014)
The following table contains information concerning exercisable and unexercisable stock options and unvested stock awards with respect to AES stock granted to the NEOs that were outstanding on December 31, 2014. The market value of stock awards is based on the closing price of a share of AES Common Stock on December 31, 2014 of $13.77. The NEOs do not hold any equity in IPALCO.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Kenneth Zagzebski	4,902	—		$18.87	22-Feb-18
	11,800	23,601	(1)	$11.17	15-Feb-23
	—	30,263	(2)	$14.63	21-Feb-24	13,172	$181,378	29,972	$412,714
Craig Jackson						10,256	$141,225
Andrew Horrocks	2,374	—		$16.81	25-Feb-15
	4,045	—		$17.58	24-Feb-16
	3,544	—		$22.28	23-Feb-17
	3,690	—		$18.87	22-Feb-18	10,411	$143,359
Kelly Huntington	1,002	—		$17.22	25-Feb-15
	2,385	—		$17.58	24-Feb-16
	2,655	—		$22.28	23-Feb-17
	4,085	—		$18.87	22-Feb-18	11,780	$162,211
Michael Mizell						8,912	$122,718

(1)	Option grant made on February 15, 2013, which vests in three equal installments on the following dates: February 15, 2014, February 15, 2015 and February 15, 2016.

(2)	Option grant made on February 21, 2014, which vests in three equal installments on the following dates: February 21, 2015, February 21, 2016 and February 21, 2017.

(3)	Included in this column are grants of restricted stock units that vest in three equal installments on the first three anniversaries of grant. These awards include:
A restricted stock unit grant made to all NEOs excluding Mr. Mizell on February 17, 2012 that will vest in one remaining installment on February 17, 2015.
A restricted stock unit grant made to all NEOs on February 15, 2013 that will vest in two remaining equal installments on February 15, 2015 and February 15, 2016.
A restricted stock unit grant made to all NEOs on February 21, 2014 that will vest in three equal installments on February 21, 2015, February 21, 2016 and February 21, 2017.

(4)
Included in this column are performance stock units granted to Mr. Zagzebski on February 15, 2013 and February 21, 2014, which vest based on market and financial performance conditions (AES three-year cumulative Total Stockholder Return relative to S&P 500 Utility companies and EBITDA less CapEx, each weighted 50%) and three-year service conditions (but only when and to the extent the market and financial performance conditions are met).

Based on AES’ performance through the end of fiscal year 2014 relative to the performance criteria, the AES current period to-date results for the ongoing performance periods are between threshold and target, and, thus, the target number of performance stock units granted in 2013 and 2014 are included above.
OPTION EXERCISES AND STOCK VESTED (2014)
The following table contains information concerning the exercise of AES stock options and the vesting of AES restricted stock unit awards by the NEOs during 2014.

	Option Awards		Stock Awards (1)
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Kenneth Zagzebski	—	$—	7,116	$104,261
Craig Jackson	—	$—	2,598	$37,982
Andrew Horrocks	—	$—	5,616	$82,373
Kelly Huntington	—	$—	5,799	$85,044
Michael Mizell	—	$—	1,678	$24,532

(1)	Vesting of stock awards in 2014 consisted of three separate grants, as set forth in the following tables:
Number of Shares Acquired on Vesting (#)

Name	2/18/11 RSUs (1)	2/17/12 RSUs (2)	2/15/13 RSUs (3)	Total
Kenneth Zagzebski	1,608	3,346	2,162	7,116
Craig Jackson	—	494	2,104	2,598
Andrew Horrocks	1,909	1,703	2,004	5,616
Kelly Huntington	1,875	1,715	2,209	5,799
Michael Mizell	—	—	1,678	1,678

Value Realized on Vesting ($)

Name	2/18/11 RSUs (1)	2/17/12 RSUs (2)	2/15/13 RSUs (3)	Total
Kenneth Zagzebski	$23,734	$48,919	$31,608	$104,261
Craig Jackson	$—	$7,222	$30,760	$37,982
Andrew Horrocks	$28,177	$24,898	$29,298	$82,373
Kelly Huntington	$27,675	$25,073	$32,296	$85,044
Michael Mizell	$—	$—	$24,532	$24,532

(1)
The February 18, 2011 restricted stock unit grant vested in three equal installments on the first three anniversaries of the grant date. The final vesting event occurred on February 18, 2014, on which date the AES stock price was $14.76.

(2)
The February 17, 2012 restricted stock unit grant vested in three equal installments on the first three anniversaries of the grant date. The second vesting event occurred on February 17, 2014, on which date the AES stock price was $14.62.

(3)
The February 15, 2013 restricted stock unit grant vested in three equal installments on the first three anniversaries of the grant date. The first vesting event occurred on February 15, 2014, on which date the AES stock price was $14.62.

PENSION BENEFITS (2014)
The following table provides information with respect to each defined benefit pension plan in which any of the NEOs participate. During 2014, no payments or benefits were paid to any of the NEOs under any defined benefit pension plan.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)(2)	Present Value of Accumulated Benefit ($) (d)(3)(4)
Kenneth Zagzebski(1)	—	—	$—
Craig Jackson	DP&L Retirement Income Plan	14	$349,973
Andrew Horrocks(1)	—	—	$—
Kelly Huntington(1)	—	—	$—
Michael Mizell	DP&L Retirement Income Plan	2	$15,034

(1)	Messrs. Zagzebski and Horrocks do not participate in an employer-sponsored pension plan, and Ms. Huntington did not participate in such a pension plan.

(2)	Assumes 1,000 hours earned in plan years 2000-2014 for Mr. Jackson, and for plan years 2013-2014 for Mr. Mizell.

(3)	Based on the census data as reported by DPL for valuation purposes and the following assumptions:

Measurement Date	12/31/2014	12/31/2013	12/31/2012	12/31/2011
Discount Rate	4.02%	4.86%	4.04%	4.88%
Cash Balance Interest Credit	3.80%	3.79%	N/A	N/A
Post-retirement Mortality	MRP 2007 projected generationally with MSS-2007	RP 2000 projected generationally with Scale AA	RP 2000 projected generationally with Scale AA	RP 2000 projected generationally with Scale AA
Pre-retirement Mortality	None	None	None	None
Withdrawal	None	None	None	None
Retirement Age – Pre - 2011	62	62	62	62
Form of Payment – Pre - 2011 hires	Single Life Annuity	Single Life Annuity	Single Life Annuity	Single Life Annuity
Retirement Age – Post - 2010	65	65	65	65
Form of Payment – Post - 2010 hires	Lump Sum	Lump Sum	Lump Sum	Lump Sum

Additionally, these calculations assume census information as follows:

	Date of Birth	Date of Hire
Mr. Jackson	9/29/72	2/14/2000
Mr. Mizell	4/27/67	11/13/12

Compensation:

Year	Mr. Jackson	Mr. Mizell	IRS Maximum Compensation
2014	$260,000	$260,000	$260,000
2013	$244,635	$250,000	$255,000
2012	$222,692	$4,808	$250,000
2011	$200,877	N/A	$245,000
2010	$189,731	N/A	$245,000
2009	$173,654	N/A	$245,000

(4)
For Mr. Jackson, the Present Value of Accumulated Benefit calculations includes the $187.50 monthly supplemental benefit payable from age 62 to age 65. For Mr. Mizell, the estimated cash balance account at December 31, 2014 is posted as the Present Value of Accumulated Benefits.

Employee Retirement Plans
The DP&L Retirement Income Plan (the “Plan”) is a qualified defined benefit plan that provides retirement benefits to employees of DP&L and its affiliates who are participating employers who meet the participation requirements, including Messrs. Jackson and Mizell. DP&L is a sister company to IPALCO and NEOs may receive benefits under DP&L plans because they previously were (or concurrently are) employed there. The Plan covers both union (unit) and nonunion (management) employees. Plan provisions differ by union, management pre-2011 hires (Legacy), and management post-2010 hires. Mr. Jackson is in the management pre-2011 hires, and Mr. Mizell is in the management post-2010 hires. Messrs. Jackson and Mizell are not currently eligible for early retirement benefits under the Plan.
Management – pre-2011 hires
Eligible participants must be at least 21 years old and have completed at least one year of service. Participants earn one year of service for each plan year during which they work at least 1,000 hours. In general, employees receive pension benefits in an amount equal to (a) 1.25% of the average of the employee’s highest three consecutive annual base salaries for the five years immediately preceding the employee’s termination of employment, plus 0.45% of such average pay in excess of the employee’s 35-year average of Social Security wages, multiplied by (b) the employee’s years of service (not exceeding 30 years). Employees become vested in their pension benefits after five years of service. Generally, an employee’s normal pension retirement benefits are fully available on his or her 65th birthday. If an employee is no longer employed by a participating employer prior to vesting in the DP&L Retirement Income Plan, the employee forfeits his or her pension benefits. Early retirement benefits are available to employees at any time once they reach age 55 and have completed 10 years of service. However, if pension payments start before an employee reaches age 62, the monthly benefit is reduced by 3/12% for each month before the employee reaches age 62. Participants retiring early receive an additional $187.50 per month until age 65, in addition to the regular pension benefit. Generally, pension benefits under the DP&L Retirement Income Plan are paid in monthly installments upon retirement; however, such benefits may be paid in a lump sum depending on the amount of pension benefits available to the employee. Employees have a right to choose a surviving spouse benefit option. If this option is chosen, pension benefits to the employee are reduced.
Management – post-2010 hires
Eligible participants must be at least 21 years old and have completed at least one year of service. Participants earn one year of service for each plan year during which they work at least 1,000 hours. The pension benefit is based on a cash balance formula. Both a pay credit and an interest credit are added to the participant’s beginning of year cash balance account for each year of service. Pay credits range from 3% to 7%, depending on years of service earned after 12/31/2010. The interest credit is based on the greater of 3.79% and the 30-year Treasury Security yield with a 2-month look back, both adjusted to reflect quarterly allocations. Employees become vested in their pension benefits after three years of service. Generally, an employee’s normal pension retirement benefits are fully available on his or her 65th birthday. If an employee is no longer employed by a participating employer prior to vesting in the DP&L Retirement Income Plan, the employee forfeits his or her pension benefits. A vested cash balance employee who terminates is eligible to receive his or her vested account and to elect an annuity starting date immediately, but not earlier than the termination date. Generally, pension benefits under the DP&L Retirement Income Plan are paid in monthly installments upon retirement; however, the cash balance account may be paid in a lump sum equal to the cash balance account. Preretirement death benefits are paid to the surviving spouse of a cash balance participant.

NONQUALIFIED DEFERRED COMPENSATION (2014)
The following table contains information for the NEOs for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name (a)(1)	Executive Contributions in Last Fiscal Year ($) (b)(2)	Employer Contributions in Last Fiscal Year ($) (c)(3)	Aggregate Earnings in Last Fiscal Year ($) (d)(4)	Aggregate Withdrawals/ Distributions ($) (e)(5)	Aggregate Balance at Last FYE ($) (f)(6)
Kenneth Zagzebski	$2,500	$6,023	$(4,201)	$(68,850)	$13,343
Craig Jackson	$—	$—	$—	$—	$—
Andrew Horrocks	$—	$—	$(3,249)	$(60,450)	$—
Kelly Huntington	$5,026	$7,432	$(3,396)	$(80,610)	$40,217
Michael Mizell	$—	$—	$—	$—	$—

(1)	Messrs. Jackson and Mizell are eligible to participate in the RSRP but do not currently participate in this plan.

(2)	Represents elective contributions by the NEOs to the RSRP in 2014.

(3)
Represents employer contributions to the RSRP in the 2014. The amounts reported in this column, as well as the employer’s additional contributions to the AES and DPL 401(k) plans, are included in the amounts reported in the 2014 row of the “All Other Compensation” column of the Summary Compensation Table.

(4)	Represents investment earnings under the RSRP and earnings on the mandatory deferrals of earned restricted stock units. A breakdown of amounts reported in this column is as follows:

Name	Investment Earnings Under Restoration Supplemental Retirement Plan	Earnings on Deferred Restricted Stock Units	Total Earnings in Last Fiscal Year
Kenneth Zagzebski	$(501)	$(3,700)	$(4,201)
Craig Jackson	$—	$—	$—
Andrew Horrocks	$—	$(3,249)	$(3,249)
Kelly Huntington	$936	$(4,332)	$(3,396)
Michael Mizell	$—	$—	$—

(5)
Represents distributions from the RSRP and the value of the 2010 restricted stock units released from the mandatory deferral period as of December 31, 2014 (based on the closing price AES stock price of $13.77). A breakdown of amounts reported in this column is as follows:

Name	Distributions From RSRP	2010 Restricted Stock Unit Distribution	Total Aggregate Withdrawals/ Distributions
Kenneth Zagzebski	$—	$(68,850)	$(68,850)
Craig Jackson	$—	$—	$—
Andrew Horrocks	$—	$(60,450)	$(60,450)
Kelly Huntington	$—	$(80,610)	$(80,610)
Michael Mizell	$—	$—	$—

(6)	Represents the balance of amounts in the RSRP accounts at the end of 2014.

Narrative Disclosure Relating to the Nonqualified Deferred Compensation Table
The AES Corporation Restoration Supplemental Retirement Plan (RSRP)
The Code places statutory limits on the amount that participants, such as our NEOs, can contribute to the AES Corporation Retirement Savings Plan (the “AES 401(k) Plan”). As a result of these regulations, matching contributions made to the AES 401(k) Plan accounts of our NEOs who participated in that plan in fiscal year 2014 were limited. To address the fact that participant and employer contributions are restricted by the statutory limits imposed by the Code, our NEOs and other highly compensated employees are eligible to participate in the RSRP, which is designed primarily to restore benefits limited under our broad-based retirement plans due to statutory limits imposed by the Code.
Under the AES 401(k) Plan, eligible employees, including certain of our NEOs, can elect to defer a portion of their compensation into the AES 401(k) Plan, subject to certain statutory limitations imposed by the Code such as the limitations imposed by Sections 402(g) and 401(a)(17) of the Code. The Company matches, dollar-for-dollar, the first 5% of compensation that an individual contributes to the AES 401(k) Plan. In addition, individuals who participate in the RSRP may defer up to 80% of their compensation (excluding bonuses) and up to 100% of their annual bonus under the RSRP. The Company provides a matching contribution to the RSRP for individuals who actively defer and who are also subject to the statutory limits described above.
On an annual basis, AES may choose to make discretionary retirement savings contributions (a “profit-sharing contribution”) to all eligible participants in the AES 401(k) Plan. The profit-sharing contribution, made in the form of AES Common Stock, is provided to individuals as a percentage of their compensation, subject to certain statutory limitations imposed by the Code, such as the limitations imposed by Sections 401(a)(17) and 415 of the Code.
Eligible individuals participating in the RSRP also receive a supplemental profit-sharing contribution. The amount of the supplemental profit-sharing contribution is equal to the difference between the profit-sharing contribution provided by the Company under the AES 401(k) Plan and the profit-sharing contribution that would have been made by the Company under the AES 401(k) Plan if no Code limits applied.
Participants in the RSRP may designate up to four separate deferral accounts, each of which may have a different distribution date and a different distribution option. A participant may elect to have distributions made in a lump-sum payment or annually over a period of two to 15 years. All distributions are made in cash.
Individuals have the ability to select from a list of hypothetical investments, which currently includes an AES stock hypothetical investment option. The investment options are functionally equivalent to the investments made available to all participants in the AES 401(k) Plan. Individuals may change their hypothetical investments within the time periods that are permitted by the AES Compensation Committee, provided that they are entitled to change such designations at least quarterly.
Earnings or losses are credited to the deferral accounts based on the amount that would have been earned or lost if the amounts had actually been invested.
Individual RSRP account balances are always 100% vested.
Restricted Stock Units and Performance Stock Units
Under the terms of the AES Long Term Compensation Plan, the shares underlying restricted stock unit and performance stock unit awards granted prior to 2011 were not issued until two years after they had vested. Beginning with grants made in 2011, shares subject to restricted stock unit and performance stock unit awards are issued immediately after they become vested. The final distribution of the vested units from the 2010 restricted stock unit awards were distributed at the end of 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (2014)
The following table contains estimated payments and benefits to each of the NEOs in connection with a termination of employment or a change in control of AES. None of the NEOs would be entitled to compensation upon a change in control of IPALCO. The following amounts assume that a termination or change in control of AES occurred on December 31, 2014, and, where applicable, uses the closing price of AES Common Stock of $13.77 (as reported on the NYSE on December 31, 2014).

	Termination
Name	Voluntary or for Cause	Without Cause	In Connection with Change in Control	Death	Disability	Change in Control Only (No Termination)
Kenneth Zagzebski
Cash Severance(1)	$—	$360,219	$720,438	$—	$—	$—
Accelerated Vesting of LTC(2)	—	655,455	655,455	655,455	655,455	655,455
Benefits Continuation(3)	—	14,678	22,017	—	—	—
Outplacement Assistance(4)	—	25,000	25,000	—	—	—
Total	$—	$1,055,352	$1,422,910	$655,455	$655,455	$655,455

Craig Jackson
Cash Severance(1)	$—	$257,299	$514,598	$—	$—	$—
Accelerated Vesting of LTC(2)	—	292,975	292,975	292,975	292,975	292,975
Benefits Continuation(3)	—	13,419	20,128	—	—	—
Outplacement Assistance(4)	—	25,000	25,000	—	—	—
Total	$—	$588,693	$852,701	$292,975	$292,975	$292,975

Andrew Horrocks
Cash Severance(1)	$—	$178,495	$178,495	$—	$—	$—
Accelerated Vesting of LTC(2)	—	279,272	279,272	279,272	279,272	279,272
Benefits Continuation(3)	—	6,925	6,925	—	—	—
Outplacement Assistance(4)	—	—	—	—	—	—
Total	$—	$464,692	$464,692	$279,272	$279,272	$279,272

Kelly Huntington
Cash Severance(1)	$—	$260,226	$520,452	$—	$—	$—
Accelerated Vesting of LTC(2)	—	318,837	318,837	318,837	318,837	318,837
Benefits Continuation(3)	—	23,051	34,576	—	—	—
Outplacement Assistance(4)	—	25,000	25,000	—	—	—
Total	$—	$627,114	$898,865	$318,837	$318,837	$318,837

Michael Mizell
Cash Severance(1)	$—	$257,299	$514,598	$—	$—	$—
Accelerated Vesting of LTC(2)	—	260,218	260,218	260,218	260,218	260,218
Benefits Continuation(3)	—	14,678	22,017	—	—	—
Outplacement Assistance(4)	—	25,000	25,000	—	—	—
Total	$—	$557,195	$821,833	$260,218	$260,218	$260,218

(1)
In addition to the amounts reflected in the above table, a pro rata bonus, to the extent earned, would be payable to all NEOs, except for Mr. Horrocks, upon a termination without cause or a qualifying termination following a change in control. Pro rata bonus amounts are not included in the above table because, as of December 31, 2014, the service and performance conditions under AES’ 2014 annual incentive plan would have been satisfied, so such amounts will be paid irrespective of whether a termination or change in control occurs.

(2)	Accelerated vesting of Long-Term Compensation (“LTC”) includes:
•    The in-the-money value of unvested stock options granted in February 2013;
•    The value of outstanding performance stock units granted in February 2013 and 2014, at the target payout level;

•    The value of outstanding restricted stock units granted in February 2012, 2013 and 2014; and
•    The value of unvested performance units granted in February 2013 and 2014, at the target payout level.
The following table provides further detail on accelerated vesting of LTC awards by award type.

Name	Zagzebski	Jackson	Horrocks	Huntington	Mizell
Long-Term Award Type:
Stock Options	$61,363	$—	$—	$—	$—
Performance Stock Units	412,714	—	—	—	—
Restricted Stock Units	181,378	141,225	143,359	162,211	122,718
Performance Units	—	151,750	135,913	156,626	137,500
Total Accelerated LTC Vesting	$655,455	$292,975	$279,272	$318,837	$260,218

(3)
Upon a termination without cause or a qualifying termination following a change in control, the NEO may receive continued medical, dental and vision benefits. The value of this benefits continuation is based on the share of premiums paid by the employer on each NEO’s behalf in 2014, based on the coverage in place at the end of December 2014. For the benefit continuation period, each NEO is responsible for paying the portion of premiums previously paid as an employee.

(4)
Upon a termination without cause or a qualifying termination following a change in control, the NEOs, except for Mr. Horrocks, are eligible for outplacement benefits. The estimated value of this benefit is $25,000.

Additional Information Relating to Potential Payments upon Termination of Employment or Change in Control
The following narrative outlining our compensatory arrangements with our NEOs is in addition to other summaries of their terms found in the Compensation Discussion and Analysis of this prospectus.
Potential Payments upon Termination Under the AES Corporation Severance Plan
The Severance Plan provides for certain payments and benefits to participants upon the involuntary termination of their employment under certain circumstances. All of our NEOs were entitled to the benefits provided by the Severance Plan in 2014.
Salary continuation, applicable benefits and severance payments are provided under the Severance Plan if the employee’s employment is involuntarily terminated due to a reduction in force, the permanent elimination of a position, the restructuring or reorganization of a business unit, division, department, or other business segment, a termination by mutual consent due to unsatisfactory job performance with our agreement that the employee is entitled to benefits, or declining an offer to relocate to a new job position more than 50 miles from the employee’s current location. If the employee’s job is eliminated and the employee declines a new position, regardless of location, the individual will not be entitled to receive benefits in accordance with the Severance Plan.
Upon the termination of his or her employment under the above circumstances, our NEOs, other than Mr. Horrocks, would be entitled to receive the following:

•	Salary continuation payments equal to the NEO’s annual base salary, which would be paid over time in accordance with our payroll practices and the terms of the Severance Plan;

•
An additional payment equal to a pro rata portion of the NEO’s bonus, to the extent earned, based upon the time the NEO was employed during the year in which his or her employment terminates, provided that applicable performance conditions are met;

•
In the event that the NEO elects COBRA coverage under the health plan in which he or she participates, we would pay an amount of the premium he or she pays for such coverage (for up to 12 months) equal to the premium we pay for active employees. The Company would also provide the NEO with continuation of dental and vision benefit programs, with the NEO paying the same portion of the premiums as were previously paid as an employee;

•
The NEO will be provided with outplacement services provided by an independent agency, provided that the benefit is incurred by and may not extend beyond December 31 of the second calendar year following the calendar year in which the termination occurred;

•
In the event that termination of the NEO’s employment occurs due to the circumstances described above and within two years after a “change in control,” the amount of the NEO’s salary continuation payment will be doubled, and the length of the healthcare benefit continuation period will also be doubled, but can never be more than 18 months; and

•
Benefits are not available under the Severance Plan if the NEO’s employment is terminated in connection with the sale of a business, if the NEO is employed by the purchaser or if the NEO is offered employment with the purchaser with substantially equivalent benefits and salary package (provided the offer does not require relocation more than 50 miles from the current location).

In the event of a qualifying termination under the Severance Plan, Mr. Horrocks would be entitled to 39 weeks’ prorated annual compensation and continuation of health benefits during this 39-week period.
The obligation to provide these payments and benefits to the NEOs under the Severance Plan would be conditioned upon the execution and delivery of a written release of claims against the Company and AES. At our discretion, the release may also contain such noncompetition, nonsolicitation and nondisclosure provisions as we may consider necessary or appropriate.
Payment of Long-Term Compensation Awards in the Event of Termination or Change in Control as Determined by the Provisions Set Forth in the 2003 Long Term Compensation Plan (for all NEOs)
The vesting of performance stock units, restricted stock units, stock options and performance units and the ability of our NEOs to exercise or receive payments under those awards may be accelerated upon (1) the termination of an NEO’s employment or (2) as a result of a change in control. The vesting conditions are defined by the provisions set forth in the 2003 Long Term Compensation Plan as outlined below:
Performance Stock Units, Restricted Stock Units and Performance Units
Our CEO holds outstanding performance stock units, and all of our NEOs hold outstanding restricted stock units and performance units. If an NEO’s employment is terminated by reason of death or disability prior to the third anniversary of the grant date of a performance stock unit or a restricted stock unit, the performance stock units (at target), and/or restricted stock units will immediately vest and be delivered.
If the NEO’s employment is terminated for any reason other than death or disability prior to the third anniversary of the grant date of a performance stock unit granted before 2013 or a restricted stock unit, the NEO will forfeit all performance stock units and/or restricted stock units for which the service-based vesting condition has not been met.
Beginning with the 2013 performance stock unit grants, voluntary termination or termination for cause prior to the end of the three-year performance period will result in the forfeiture of all outstanding performance stock units. Involuntary termination other than for cause or a qualified retirement, which requires the NEO to reach 60 years of age and have at least seven years of service with the employer, allow prorated time-vesting in increments of one-third or two-thirds vesting if the NEO has completed one or two years of service from the grant date, respectively.
If a change in control occurs prior to the payment date of a performance stock unit, restricted stock unit award, or performance unit award, outstanding performance stock units (at target), restricted stock units, and performance units will become fully vested, and the delivery date will occur contemporaneous with the completion of the change in control.
Stock Options
In 2014, each of Messrs. Zagzebski and Horrocks and Ms. Huntington held outstanding stock options. If an NEO’s employment is terminated by reason of death or disability, the stock options shall be immediately accelerated and become fully vested, exercisable, and payable, but such options will expire one year after the termination date or, if earlier, on the original expiration date of such stock option had the NEO remained employed through such date.
If the NEO’s employment is terminated for Cause, all unvested stock options will be forfeited, and all vested stock options will expire three months after the termination date or, if earlier, on the original expiration date of such stock option.
If the NEO’s employment is terminated for any other reason, all of the unvested stock options will be forfeited and all vested stock options will expire 180 days after the termination date or, if earlier, on the original expiration date of such stock option.
In the event of a change in control, all of the NEO’s stock options will vest and become fully exercisable. However, the AES Compensation Committee may cancel outstanding stock options (1) for consideration equal to an amount to which the

NEO would otherwise be entitled to receive in the change in control transaction if the NEO exercised the stock options, less the exercise price of such stock options, or, (2) if the amount determined pursuant to (1) would be negative, for no consideration. Any such payment may be made in cash, securities, or other property.
The AES Corporation Restoration Supplemental Retirement Plan (RSRP)
In the event of a termination of the NEO’s employment (other than by reason of death) prior to reaching retirement eligibility, or, in the event of a change in control (defined in the same manner as the term “change in control” in the RSRP described below), the balances of all of the NEO’s deferral accounts under the RSRP will be paid in a lump sum. In the event of an NEO’s death or retirement, the balances in the NEO’s deferral accounts will be paid according to his or her elections if the NEO was 59 1/2 or more years old at the time of his or her death or retirement. In the event of the NEO’s death or retirement before age 59 1/2 , the value of the deferral account will be paid in a lump sum.
Director Compensation
None of our Directors who are also employees of IPL, AES, or any of its affiliates, receive any additional payment for their services on the Board. We did not have any non-employee directors who received compensation for their services on the Board in 2014. During 2014, CT Corporation was paid an annual fee of $2,300 for services in providing an independent director on our Board. The representative from CT Corporation resigned effective February 11, 2015.
Compensation Committee Interlocks and Insider Participation
There are no committees of the Board of Directors of IPALCO. Please see the compensation discussion and analysis in this prospectus for a discussion of the process undertaken in setting executive compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Insurance, Employee Benefit Plans and Tax Arrangements with AES
IPL participates in a property insurance program in which IPL buys insurance from AES Global Insurance Company, a wholly owned subsidiary of AES. IPL is not self-insured on property insurance with the exception of a $5 million self-insured retention per occurrence. Except for IPL’s large substations, IPL does not carry insurance on transmission and distribution assets, which are considered to be outside the scope of property insurance. AES and other AES subsidiaries, including IPALCO, also participate in the AES global insurance program. IPL pays premiums for a policy that is written and administered by a third-party insurance company. The premiums paid to this third-party administrator by the participants are deposited into a trust fund owned by AES Global Insurance Company, but controlled by the third-party administrator. The cost to IPL of coverage under this program was approximately $3.2 million, $3.1 million, and $2.9 million in 2014, 2013 and 2012, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of June 30, 2015, December 31, 2014 and 2013, we had prepaid approximately $2.2 million, $3.1 million and $2.5 million, respectively, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.
IPL participates in an agreement with Health and Welfare Benefit Plans LLC, an affiliate of AES, to participate in a group benefits program, including but not limited to, health, dental, vision and life benefits. Health and Welfare Benefit Plans LLC administers the financial aspects of the group insurance program, receives all premium payments from the participating affiliates, and makes all vendor payments. The cost of coverage under this program was approximately $20.1 million, $22.3 million, and $22.8 million in 2014, 2013 and 2012, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of June 30, 2015, December 31, 2014 and 2013 we had prepaid approximately $0.2 million, $0.1 million and $2.2 million, respectively, for coverage under this plan, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.
AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries. Under a tax sharing agreement with AES, IPALCO is responsible for the income taxes associated with its own taxable income and records the provision for income taxes using a separate return method. IPALCO had a receivable balance under this agreement of $0.3 million and $1.5 million as of December 31, 2014 and 2013, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets. As of June 30, 2015, we had a receivable balance of $25.1 million, which included in Prepayments and the current assets on the accompanying Consolidated Balance Sheets.
Long  Term Compensation Plan
During 2014, 2013 and 2012, many of IPL’s non-union employees received benefits under the AES Long-term Compensation Plan, a deferred compensation program. This type of plan is a common employee retention tool used in our industry. Benefits under this plan are granted in the form of performance units payable in cash and AES restricted stock units and options to purchase shares of AES common stock. All such components vest in thirds over a three-year period. In addition, the performance units payable in cash are subject to certain AES performance criteria. Total deferred compensation expense recorded during 2014, 2013 and 2012 was $0.7 million, $1.1 million and $0.8 million, respectively, and was $0.4 million for the six months ended June 30, 2015, and was included in Other Operating Expenses on IPALCO’s Consolidated Statements of Income. The value of these benefits is being recognized over the 36 month vesting period and a portion is recorded as miscellaneous deferred credits with the remainder recorded as Paid in capital on IPALCO’s Consolidated Balance Sheets in accordance with ASC 718 “Compensation – Stock Compensation.”
Service Company
In December 2013, an agreement was signed, effective January 1, 2014, whereby the Service Company began providing services including operations, accounting, legal, human resources, information technology and other corporate services on behalf of companies that are part of the U.S. SBU, including among other companies, IPALCO and IPL. The Service Company allocates the costs for these services based on cost drivers designed to result in fair and equitable allocations. This includes ensuring that the regulated utilities served, including IPL, are not subsidizing costs incurred for the benefit of non-regulated businesses. Total costs incurred by the Service Company on behalf of IPALCO were $12.2 million and $13.6 million during the six-month periods ended June 30, 2015 and 2014, respectively. Total costs incurred by IPALCO on behalf of the Service Company were $3.7 million and $2.1 million during the six-month periods ended June 30, 2015 and 2014, respectively. IPALCO had a prepaid balance with the Service Company of $3.5 million and $0.4 million as of June 30, 2015 and December 31, 2014, respectively.

Shareholders’ Agreement
AES US Investments, IPALCO and CDP Infrastructure Fund GP, a wholly owned subsidiary of La Caisse de dépȏt et placement du Québec (the “Investor”), are parties to a Shareholders’ Agreement (the “Shareholders’ Agreement”) dated February 11, 2015. The Shareholders’ Agreement provides the Investor with the right to nominate two directors of the IPALCO Board of Directors, which right the Investor exercised in connection with the nomination of Messrs. Renault and Faucher to our Board of Directors in February 2015. The Investor’s right to nominate two directors of the IPALCO Board of Directors is subject to the conditions and adjustments set forth in the Shareholders’ Agreement, such as certain minimum ownership thresholds below which the Investor will be entitled to nominate only one director or no directors. The Shareholders’ Agreement contains restrictions on IPALCO taking certain major decisions without the prior affirmative vote of a majority of the IPALCO Board of Directors. In addition, for so long as the Investor holds at least 5% of the IPALCO shares, the Investor will have review and consultation rights with respect to certain actions of IPALCO. Certain transfer restrictions and other transfer rights also apply to the Investor and AES US Investments under the Shareholders’ Agreement, including certain rights of first offer, drag along rights, tag along rights, put rights and rights of first refusal. The Shareholders’ Agreement will terminate at the earliest of: (a) the mutual written consent of the parties, (b) the date on which only one or none of the shareholders holds shares of IPALCO, (c) on December 31, 2016, if the Investor has not made any capital contribution at such time other than the initial amount invested on February 11, 2015 or (d) the dissolution of IPALCO. Subsequent to the entry into the Shareholders’ Agreement, the Investor made an additional capital contribution on April 1, 2015; therefore, clause (c) of the termination provision detailed in the immediately preceding sentence is no longer applicable.
Related Person Policies and Procedures
IPL and IPALCO utilize a due diligence questionnaire with business partners, vendors and suppliers as part of the corporate compliance program to ensure that the highest ethical and legal standards are upheld in all business transactions. The corporate compliance program includes a “know your business partner” program which requires us to conduct due diligence on prospective business partners prior to entering into a business agreement.
The due diligence questionnaire gathers information on owners, principals, members of the Board of Directors, officers, employees, affiliates and family members in order to determine if a related person transaction exists. Any due diligence questionnaire that indicates a potential issue with a related party is brought to the attention of the Office of the General Counsel for further due diligence and analysis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following two tables set forth information regarding the beneficial ownership of IPALCO’s Common Stock and the Common Stock of The AES Corporation as of September 15, 2015 by (a) each current Director and NEO, (b) all Directors and Executive Officers as a group and (c) all persons who are known by IPALCO to be the beneficial owner of more than five percent (5%) of the Common Stock of IPALCO and of AES (based on their public filings with the SEC as of September 15, 2015 or as otherwise known to IPALCO). Under SEC Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the power to dispose or direct the disposition of the shares), whether or not the shares are held for individual benefit. Under these rules, more than one person may be deemed the beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated shares of the AES Common Stock.
Except as otherwise indicated, the address for each person below is c/o IPALCO Enterprises, Inc., One Monument Circle, Indianapolis, Indiana 46204.
Common Stock of IPALCO

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percent of IPALCO Common Stock Outstanding
AES U.S. Investments, Inc.	89,685,177	88.36%
CDP Infrastructure Fund, GP	11,818,928	11.64%
All Directors and Executive Officers as a Group (12 people)	0	0%

Common Stock of The AES Corporation

Name/Address	Position Held With the Company	Shares of Common Stock Beneficially Owned (1)(2)		Percent of Class (1)(2)
Renaud Faucher	Director	0		0%
Paul L. Freedman	Director	14,852		*
Andrew J. Horrocks	Director and Executive Officer	21,920		*
Craig L. Jackson	Director and Executive Officer	17,616		*
Michael S. Mizell	Director and Executive Officer	12,420		*
Thomas M. O’Flynn	Director and Chairman of the Board	507,818		*
Olivier Renault	Director	0		0%
Judi L. Sobecki	Executive Officer	18,292
Richard A. Sturges	Director	27,532		*
Margaret E. Tigre	Director	34,027		*
James Valdez	Executive Officer	8,152
Kenneth J. Zagzebski	Director and Executive Officer	80,229		*
All Directors and Executive Officers as a Group (12 people)		742,858	(2)	*

*	Shares held represent less than 1% of the total number of outstanding shares of AES Common Stock.

(1)
The shares of AES Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, shares of AES Common Stock, which are subject to options, units or other securities that are exercisable or convertible into shares of AES Common Stock within 60 days of September 15, 2015, are deemed to be outstanding and beneficially owned by the persons holding such options, units or other securities. Such underlying shares of Common Stock are deemed to be outstanding for the purpose of computing such person’s ownership percentage, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes (a) the following shares issuable upon exercise of options outstanding as of September 15, 2015 that are able to be exercised within 60 days of September 15, 2015: Mr. Faucher – 0 shares; Mr. Freedman – 2,042 shares; Mr. O’Flynn – 308,928 shares; Mr. Renault – 0 shares; Mr. Sturges – 3,796 shares; Ms. Tigre – 19,212 shares; Mr. Zagzebski – 38,589 shares; Mr. Jackson – 0 shares; Mr. Horrocks – 11,279 shares; Mr. Mizell – 0 shares; Ms. Sobecki – 0 shares; Mr. Valdez – 0 shares; all directors and executive officers as a group – 383,846 shares; (b) the following shares held in The AES Retirement Savings Plan: Mr. Freedman – 867 shares; Mr. O’Flynn –7,133 shares; Mr. Sturges – 2,491 shares; Ms. Tigre – 2,362 shares; Mr. Zagzebski – 11,467 shares; Mr. Jackson – 0 shares; Mr. Horrocks – 0 shares; Mr. Mizell – 0 shares; Ms. Sobecki – 0 shares; Mr. Valdez – 1,760 shares; all directors and executive officers as a group – 26,080 shares.

DESCRIPTION OF THE NOTES
In this Description of Notes, “IPALCO,” “the Company,” “we,” “us” and “our” refer only to IPALCO Enterprises, Inc., and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “—Certain Definitions.”
We will issue the notes under an indenture between us and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the indenture are available as described under “Where You Can Find More Information.”
Basic Terms of Notes
The notes

•
are secured by a pledge by us of all the outstanding common stock of Indianapolis Power & Light Company, subject to any requirement that the IURC and FERC consent to or approve the exercise of remedies by the collateral agent, as described below under the caption “—Collateral”;

•	are our secured senior obligations;

•	rank equally with all our other existing and future secured senior obligations (to the extent secured by the same collateral);

•	rank senior, to the extent of the value of the collateral, to any of our existing and future unsubordinated and unsecured obligations;

•	are senior to all our existing and future subordinated indebtedness;

•	rank junior to all Indebtedness and other liabilities of IPL and our other subsidiaries;

•	are issued in an original aggregate principal amount of $405 million;

•	mature on July 15, 2020; and

•
bear interest commencing the date of issue at 3.45%, payable semiannually on each January 15 and July 15, commencing January 15, 2016, to holders of record on the January 1 or July 1 immediately preceding the interest payment date.

Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Because we are a holding company, our rights and the rights of our creditors, including holders of the notes, in respect of claims on the assets of each of our subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, each such subsidiary’s preferred stockholders and creditors (including trade creditors of and holders of debt issued by such subsidiary). At June 30, 2015, our direct and indirect subsidiaries had total long-term debt (net of current maturities of $131.9 million), current liabilities and preferred stock of approximately $1.6 billion, all of which would be effectively senior to the notes.
Our ability to pay interest on the notes is dependent upon the receipt of dividends and other distributions from our direct and indirect subsidiaries, including IPL in particular. The availability of distributions from our subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries’ existing and future financing documents.
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities under the indenture governing the notes having the same terms as, and ranking equally with, the notes in all respects (except for the offering price and issue date), provided that such debt securities are fungible with the previously issued and outstanding debt securities for U.S. federal income tax purposes.

Collateral
The notes will be secured through a pledge by us of all the outstanding common stock of Indianapolis Power & Light Company and any proceeds thereof (the “Pledged Stock”), subject to any requirement that the IURC and FERC consent to or approve the exercise of remedies by the collateral agent as described below. The lien on the Pledged Stock will be shared equally and ratably with our existing senior secured notes, and, subject to certain limitations, we may secure other Indebtedness equally and ratably with the notes. As of June 30, 2015, we had $838.5 million aggregate principal amount of senior secured notes outstanding.
We will be able to vote, as we see fit in our sole discretion, the Pledged Stock, unless an Event of Default (as defined herein) has occurred and is continuing.
If we meet the conditions to our defeasance option or our covenant defeasance option with respect to the notes, as described below under the caption “—Defeasance and Discharge,” or the indenture is otherwise discharged, the lien on the Pledged Stock will terminate with respect to the notes.
If an Event of Default occurs and is continuing under the indenture, the collateral agent, on behalf of the holders of the notes in addition to any rights or remedies available to it under the pledge agreement, may take such action as it deems advisable to protect and enforce its right in the collateral, including the institution of foreclosure proceedings, subject to any requirement that the IURC and FERC consent to or approve the exercise of remedies by the collateral agent as described below. Such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the Pledged Stock will be controlled by holders of a majority of the aggregate principal amount of the then outstanding obligations which are equally and ratably secured by the Pledged Stock. The proceeds received by the collateral agent from any foreclosure will be applied by the collateral agent, first, to pay the expenses of such foreclosure and fees and other amounts then payable to the collateral agent under the pledge agreement and, thereafter, to pay the notes on a pro rata basis based on the aggregate amount outstanding of the obligations that are equally and ratably secured by the Pledged Stock. There can be no assurance that any proceeds from the foreclosure of the Pledged Stock will be sufficient to satisfy the amounts due under the notes.
Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock upon the occurrence of an Event of Default. Because IPL is a regulated public utility, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the Pledged Stock may be limited and subject to regulatory approval. IPL is subject to regulation at the state level by the IURC. At the federal level, it is subject to regulation by FERC. See “Business—Regulatory Matters”. Regulation by the IURC and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the Pledged Stock could require (1) FERC approval to the extent such actions resulted in a change in control or a transfer of the ownership of the Pledged Stock and (2) IURC approval to the extent such actions resulted in a transfer of the ownership of the Pledged Stock to another Indiana utility. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.
The notes are not secured by any lien on, or other security interest in, any of our other properties or assets of our subsidiaries. The security interest in the Pledged Stock will not alter the effective subordination of the notes to the creditors of our subsidiaries.
Optional Redemption
The notes will be redeemable prior to June 15, 2020 (one month prior to the maturity date), at any time in whole or from time to time in part, at our option at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes being redeemed; and

(2)
the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed (excluding interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 30 basis points;

plus, for (1) or (2) above, whichever is applicable, accrued interest on such notes to, but not including, the date of redemption.
At any time on or after June 15, 2020, the notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to, but not including, the date of redemption.

Definitions
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
“Quotation Agent” means any Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
The redemption price will be calculated by the Quotation Agent and we, the trustee and any paying agent for the notes will be entitled to rely on such calculation.
Notice of redemption must be given not less than 30 days nor more than 60 days prior to the date of redemption. If fewer than all the notes are to be redeemed, selection of notes for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.
Unless we default in payment of the redemption price from and after the redemption date, the notes or portions of them called for redemption will cease to bear interest, and the holders of the notes will have no right in respect to such notes except the right to receive the redemption price for them.
No Mandatory Redemption or Sinking Fund
There will be no mandatory redemption or sinking fund payments for the notes.
Repurchase at the Option of Holders
If a Change of Control Triggering Event (as defined herein) occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (no note of a principal amount of $2,000 or less will be repurchased in part) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to send a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent, which shall initially be the trustee, an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted.
The definitions of Change of Control (as defined herein) and Parent Company Change of Control (as defined herein) include a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person may be uncertain.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation), other than any transaction the result of which is a Parent Company Change of Control, the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder (as defined herein) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors of the Company.
“Change of Control Triggering Event” means the occurrence of a Rating Event and either (a) a Change of Control, or (b) a Parent Company Change of Control.
“Continuing Directors” means, as of any date of determination, any member of the applicable Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by vote of the Board of Directors or by approval of the stockholders, or, if applicable, after receipt of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
“Fitch” means Fitch Ratings, Inc.
“Moody’s” means Moody’s Investors Service, Inc.
“Parent Company” means The AES Corporation, a Delaware corporation.
“Parent Company Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Company and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Parent Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Parent Company’s Voting Stock; or (3) the first day on which a majority of the members of the Parent Company’s Board of Directors are not Continuing Directors of the Parent Company.
“Permitted Holder” means, at any time, the Parent Company and its affiliates. In addition, any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its affiliates, constitute an additional Permitted Holder.
“Rating Agencies” means (a) each of Fitch, Moody’s and S&P, and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement Rating Agency for a former Rating Agency.
“Rating Event” means (x) the rating on the notes is lowered and (y) the notes are rated below an investment grade rating, in either case, by two of the three Rating Agencies on any day within the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control or a Parent Company Change of Control and (b) public notice of the occurrence of a Change of Control or a Parent Company Change of Control or our intention to effect a Change of Control or the Parent Company’s intention to effect a Parent Company Change of Control and ending 60 days following the consummation of such Change of Control or Parent Company Change of Control (which Trigger Period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies); provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control or a particular Parent Company Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agency making the reduction in rating to which this definition would otherwise apply publicly announces or informs the trustee in writing at our request that the reduction was not the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control or Parent Company Change of Control (whether or not the applicable Change of Control or Parent Company Change of Control has occurred at the time of the Rating Event).
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
“Voting Stock” of any specified person means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.
Ranking
Structural Subordination. Substantially all of our operations are conducted through our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of our subsidiaries. As of June 30, 2015, our direct and indirect subsidiaries had total long-term debt (net of current maturities of $131.9 million), current liabilities and preferred stock of approximately $1.6 billion, all of which would be effectively senior to the notes. Moreover, the indenture does not impose any limitation on the incurrence by subsidiaries of additional liabilities or the issuance of additional preferred stock or minority interests.
The notes will rank equally in right of payment with all existing and future secured senior obligations (including our 5.00% Senior Secured Notes due 2018) and, to the extent of the value of the collateral, senior to any of our existing or future unsecured obligations and our subordinated obligations.
Moreover, as a holding company, we do not directly own any assets, other than our ownership interests in our subsidiaries. None of our subsidiaries is obligated under the notes and none of our subsidiaries will guarantee the notes. Our principal asset is our ownership interest in Indianapolis Power & Light Company. IPL is a regulated public utility, and is subject to regulation at both the state and federal level. At the state level, it is subject to regulation by the IURC. At the federal level, it is subject to regulation by FERC. See “Business—Regulatory Matters”. Regulation by the IURC and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. Accordingly, if the trustee under the indenture or the holders of the notes institute proceedings against us with respect to the notes, the remedies available to them may be limited and may be subject to the approval by the IURC and FERC.
Covenants
Except as otherwise set forth under “—Defeasance and Discharge” below, for so long as any notes remain outstanding or any amount remains unpaid on any of the notes, we will comply with the terms of the covenants set forth below.
Payment of Principal and Interest
We will duly and punctually pay the principal of and interest on the notes in accordance with the terms of the notes and the indenture.

Merger, Consolidation, Sale, Lease or Conveyance
The indenture will provide that we will not (i)(a) consolidate with or merge with or into any other person, or permit any person to merge into or consolidate with us, or convey, transfer or lease our consolidated properties and assets substantially as an entirety (in one transaction or in a series of related transactions), (b) convey, transfer or lease our consolidated electric transmission and distribution assets and operations substantially as an entirety (in one transaction or in a series of related transactions), or (c) convey, transfer or lease all or substantially all of our consolidated electric generation assets and operations (in one transaction or a series of transactions), to any person or (ii) permit any of our subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of (x) our consolidated properties and assets substantially as an entirety, (y) our consolidated electric transmission and distribution assets and operations substantially as an entirety or (z) all or substantially all of our consolidated electric generation assets and operations unless, in each case:

•	we will be the surviving entity; or

•	the successor corporation or person that acquires all or substantially all of our assets:

•	will be an entity organized under the laws of the United States of America, one of its States or the District of Columbia; and

•
expressly assumes by supplemental indenture our obligations under the notes and the indenture; provided, however, that in the event following a conveyance, transfer or lease of our consolidated properties and assets substantially as an entirety or a conveyance, transfer or lease of all or substantially all of our consolidated electric generation assets and operations, we continue to own, directly or indirectly, our consolidated electric transmission and distribution assets and operations that we held immediately preceding such conveyance, transfer or lease substantially as an entirety, the notes and the indenture shall remain the obligations of us and shall not be assumed by the surviving person; and,

•	in each case, immediately after the merger, consolidation, sale, lease or conveyance, we, that person or the surviving entity will not be in default under the indenture.
In addition to the indenture limitations, regulatory approval would be required for such transactions.
Limitations on Liens
Liens on the Indianapolis Power & Light Company Stock.
We may not secure any Indebtedness of any person, other than IPALCO Indebtedness, by a Lien (as defined herein) upon any common stock of Indianapolis Power & Light Company.
Liens on Property or Assets other than the IPL Stock
Neither we nor any Significant Subsidiary (as defined herein) may issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than any capital stock of Indianapolis Power & Light Company or cash or cash equivalents) of us or such Significant Subsidiary, as applicable, without effectively providing that the outstanding notes (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the notes) will be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness is so secured.
The foregoing limitation on Liens will not, however, apply to:

(1)	Liens in existence on the date of original issue of the notes;

(2)	any Lien created or arising over any property which is acquired, constructed or created by us or any of our Significant Subsidiaries, but only if:

(a)
such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation to that property or a guarantee given in respect of that property;

(b)	such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation; and

(c)	such Lien is confined solely to the property so acquired, constructed or created;

(3)
(a)    rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or a Significant Subsidiary or in connection with the issuance of letters of credit for our benefit and/or a Significant Subsidiary;

(b)	any Lien on accounts receivable securing our Indebtedness and/or a Significant Subsidiary incurred in connection with the financing of such accounts receivable;

(c)
any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (1) any mechanic’s, materialmen’s, carrier’s, workmen’s, vendors’ and other like Liens and (2) any Liens securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security;

(d)
any Lien upon specific items of inventory or other goods of us and/or a Significant Subsidiary and the proceeds thereof securing obligations of us and/or a Significant Subsidiary in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(e)
any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;

(f)
any Lien created by us or a Significant Subsidiary under or in connection with or arising out of a Currency, Interest Rate or Commodity Agreement (as defined herein) or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry, including a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;

(g)	any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and

(h)
any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

(4)	Liens in favor of us or a subsidiary of ours;

(5)
(a)    Liens on any property or assets acquired from an entity which is merged with or into us or a Significant Subsidiary or any Liens on the property or assets of any entity existing at the time such entity becomes a subsidiary of ours and, in either case, is not created in anticipation of the transaction, unless the Lien was created to secure or provide for the payment of any part of the purchase price of that entity;

(b)
any Lien on any property or assets existing at the time of its acquisition and which is not created in anticipation of such acquisition, unless the Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets; and

(c)
any Lien created or outstanding on or over any asset of any entity which becomes a Significant Subsidiary on or after the date of the issuance of the notes, where the Lien is created prior to the date on which that entity becomes a Significant Subsidiary;

(6)
(a)    Liens required by any contract, statute or regulation in order to permit us or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any governmental department, agency or instrumentality, or to secure partial, progress, advance or any other payments by us or a Significant Subsidiary to such governmental unit under the provisions of any contract, statute or regulation;

(b)
any Lien securing industrial revenue, development, pollution control, solid waste disposal or similar bonds issued by or for our benefit or a Significant Subsidiary, provided that such industrial revenue, development, pollution control or similar bonds do not provide recourse generally to us and/or such Significant Subsidiary; and

(c)	any Lien securing taxes or assessments or other applicable governmental charges or levies;

(7)
any Lien which arises under any order of attachment, restraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising under such legal process is effectively stayed and the claims secured by that Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses;

(8)
any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets);

(9)	any Lien created in connection with Project Finance Debt (as defined herein);

(10)	any Lien created by IPL or its subsidiaries securing Indebtedness of IPL or its subsidiaries;

(11)
any Lien created in connection with the securitization of some or all of the assets of IPL and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses; and

(12)
any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, provided that any such financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of IPL or any successor entity to IPL.

Reports and Other Information
At any time that we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or do not otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the indenture requires us to make available to the trustee and to holders of the notes, without cost to any holder:

(1)	within 90 days after the end of each fiscal year, audited financial statements; and

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly unaudited financial statements.
Events of Default
An Event of Default with respect to the notes is defined in the indenture as being:

(1)	default for 30 days in the payment of any interest on the notes;

(2)	default in the payment of principal of or any premium on, the notes at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

(3)
default in the performance, or breach, of any covenant or obligation in the indenture and continuance of the default or breach for a period of 30 days after written notice specifying the default is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes;

(4)
default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, issued by us, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money, of us or any Significant Subsidiary if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to us or any Significant Subsidiary, which default for payment of principal is in an aggregate principal amount exceeding $40 million when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended (until such time as such payment default is remedied, cured or waived);

(5)	a court having jurisdiction enters a decree or order for:

•	relief in respect of us or any of our Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect;

•
appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries; or

•	the winding up or liquidation of our affairs or any of our Significant Subsidiaries;
and, in either case, such decree or order remains unstayed and in effect for a period of 60 consecutive days;
(6)    we or any of our Significant Subsidiaries:

•
commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

•
consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries; or

•	effects any general assignment for the benefit of creditors; or

(7)	the collateral agent fails to have a perfected security interest in the Pledged Stock of IPL for a period of 10 days.
If an Event of Default (other than an Event of Default specified in clause (5) or (6) with respect to us) occurs with respect to the notes and continues, then the trustee or the holders of at least 25% in principal amount of the notes then outstanding may, by written notice to us, and the trustee at the request of at least 25% in principal amount of the notes then outstanding will, declare the principal, premium, if any, and accrued interest on the outstanding notes to be immediately due and payable. Upon a declaration of acceleration, the principal, premium, if any, and accrued interest shall be immediately due and payable.
If an Event of Default specified in clause (5) or (6) above occurs with respect to us, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable, without any declaration or other act on the part of the trustee or any holder.
The holders of at least a majority in principal amount of the notes may, by written notice to us and to the trustee, waive all past defaults with respect to the notes and rescind and annul a declaration of acceleration with respect to the notes and its consequences if:

•
all existing Events of Default applicable to the notes other than the nonpayment of the principal, premium, if any, and interest on the notes that have become due solely by that declaration of acceleration, have been cured or waived; and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
No holder of the notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the notes;

•
the holders of not less than 25% in principal amount of the notes shall have made written request to a responsible officer of the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•	such holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes.

However, these limitations do not apply to the right of any holder of a note to receive payment of the principal, premium, if any, or interest on, that note or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.
The indenture requires that certain of our officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture; provided, however, that a failure by us to deliver such notice of a default shall not constitute a default under the indenture, if we have remedied such default within any applicable cure period.
No Liability of Directors, Officers, Employees, Incorporators and Stockholders
No director, officer, employee, incorporator or stockholder of us, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Amendments and Waivers
Amendments Without Consent of Holders
We and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder:

(1)	to cure any ambiguity, defect or inconsistency in the indenture or the notes;

(2)	to comply with “—Merger, Consolidation, Sale, Lease or Conveyance;”

(3)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

(5)
to provide for any guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the notes when such release, termination or discharge is permitted by the indenture;

(6)	to provide for or confirm the issuance of additional notes; or

(7)	to make any other change that does not materially and adversely affect the rights of any holder.
Amendments With Consent of Holders

(a)
Except as otherwise provided in “–Events of Default” or paragraph (b), we and the trustee may amend the indenture with respect to the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by us with any provision of the indenture with respect to the notes.

(b)	Notwithstanding the provisions of paragraph (a), without the consent of each holder of notes, an amendment or waiver may not:

(1)	reduce the principal amount of or change the stated maturity of any installment of principal of the notes;

(2)	reduce the rate of or change the stated maturity of any interest payment on the notes;

(3)
reduce the amount payable upon the redemption of the notes, in respect of an optional redemption, change the times at which the notes may be redeemed or, once notice of redemption has been given, the time at which they must thereupon be redeemed;

(4)	make the notes payable in money other than that stated in the notes;

(5)
impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment

(6)	make any change in the percentage of the principal amount of the notes required for amendments or waivers; or

(7)	modify or change any provision of the indenture affecting the ranking of the notes in a manner adverse to the holders of the notes.
It is not necessary for holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.
Neither we nor any of our Subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.
Defeasance and Discharge
The indenture provides that we are deemed to have paid and will be discharged from all obligations in respect of the notes on the 123rd day after the deposit referred to below has been made, and that the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

(1)
we have deposited with the trustee, in trust, money and/or U.S. Government Obligations (as defined herein) that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be, in accordance with the terms of the indenture;

(2)	we have delivered to the trustee either:

•
an opinion of counsel to the effect that beneficial owners of notes will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of our option under this “Defeasance and Discharge” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the indenture, or

•	a ruling directed to the Company received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel;

(3)
we have delivered to the trustee an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(4)
immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

(5)
if at that time any notes are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of a deposit, defeasance and discharge.

As more fully described in the indenture, the indenture also provides for defeasance of certain covenants.

Concerning the Trustee
U.S. Bank National Association is the trustee under the indenture. The trustee is a full service financial institution which currently lends to affiliates of the Company. The trustee also provides various investment banking services to certain of our affiliates in the ordinary course of business.
Except during the continuance of an Event of Default, the trustee needs to perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties or in the exercise of its rights or powers thereunder. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.
The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us and our affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.
Form, Denomination and Registration of Notes
Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The Global Notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Regulation S Global Notes may be may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”
In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, nor any agent of ours or the trustee’s has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)
DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case we fail to appoint a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

(2)
we determine not to have the Notes represented by a Global Note and provide written notice thereof to the trustee; provided that in no event shall a Temporary Regulation S Global Note be exchanged for certificated Notes prior to the expiration of the distribution compliance period and the receipt of any required Regulation S Certification; or

(3)	there shall have occurred and be continuing a Default or Event of Default with respect to the notes.
In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.
Governing Law
The indenture and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
Set forth below are certain defined terms used in the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the offering prospectus for which no definition is provided.
“Capitalized Lease Obligations” means all lease obligations of us and our subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligation accounted for as indebtedness in conformity with those principles.
“Currency, Interest Rate or Commodity Agreements” means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it being understood, for purposes of this definition, that the term “energy” will include, without limitation, coal, gas, oil and electricity.
“DTC” means The Depository Trust Company.
“Excluded Subsidiary” means any subsidiary of us:

(1)
in respect of which neither we nor any subsidiary of ours (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the subsidiaries of which are all Excluded Subsidiaries; and

(2)
which has been designated as such by us by written notice to the trustee; provided that we may give written notice to the trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary whereupon it shall cease to be an Excluded Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Group” means IPALCO and its subsidiaries and “member of the Group” shall be construed accordingly.
“Indebtedness” means, with respect to us or any of our subsidiaries at any date of determination (without duplication):

(1)	all Indebtedness for Borrowed Money (excluding any credit which is available but undrawn);

(2)	all obligations in respect of letters of credit (including reimbursement obligations with respect to letters of credit);

(3)
all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title to the property or the completion of such services, except trade payables;

(4)	all Capitalized Lease Obligations;

(5)
all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of us or any of our subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness must be the lesser of: (a) the fair market value of such asset at such date of determination and (b) the amount of the secured indebtedness;

(6)	all indebtedness of other persons of the types specified in the preceding clauses (1) through (5), to the extent such indebtedness is guaranteed by us or any of our subsidiaries; and

(7)	to the extent not otherwise included in this definition, net obligations under Currency, Interest Rate or Commodity Agreements.
The amount of Indebtedness at any date will be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (1) through (7) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.
“Indebtedness for Borrowed Money” means any indebtedness (whether being principal, premium, interest or other amounts) for:

•	money borrowed;

•	payment obligations under or in respect of any trade acceptance or trade acceptance credit; or

•
any notes, bonds, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;

provided, however, in each case, that such term will exclude:

•	any indebtedness relating to any accounts receivable securitizations;

•	any Indebtedness of the type permitted to be secured by Liens pursuant to clause (12) under the caption “—Limitation on Liens” described above; and

•
any Preferred Securities which are issued and outstanding on the date of original issue of the notes or any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Preferred Securities so extended, renewed or replaced.

“IPALCO Indebtedness” means any Indebtedness of the Company; provided that the aggregate outstanding principal amount of such Indebtedness that is secured by a Lien upon any common stock of Indianapolis Power & Light Company may not exceed $1.2 billion and that the proceeds of such secured Indebtedness may not be used to pay any dividend to the Parent Company and, provided further, that the aggregate outstanding principal amount of such Indebtedness shall be calculated exclusive of secured Indebtedness that is being concurrently redeemed, repaid, defeased or otherwise retired with the proceeds of an offering of secured Indebtedness.
“Lien” means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term “Lien” does not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in title.
“Preferred Securities” means, without duplication, any trust preferred or preferred securities or related debt or guaranties of us or any of our subsidiaries.

“Project Finance Debt” means:

•
any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary; and

•
any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment of that Indebtedness other than: (i) recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or (ii) recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving from the project (or given by any shareholder or the like, or other investor in, the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or (iii) recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation, or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

“Significant Subsidiary” means, at any particular time, any subsidiary of ours whose gross assets or gross revenues (having regard to our direct and/or indirect beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of us.
“Subsidiary” means, with respect to any person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned, directly or indirectly, by (1) such person, (2) such person and one or more subsidiaries of such person or (3) one or more subsidiaries of such person.
“U.S. Government Obligation” means any:

(1)
security which is: (a) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b), is not callable or redeemable at the option of the issuer of the obligation, and

(2)
depositary receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any security specified in clause (1) above and held by such bank for the account of the holder of such depositary receipt or with respect to any specific payment of principal of or interest on any such security held by any such bank, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

THE EXCHANGE OFFER
General
We hereby offer to exchange a like principal amount of new notes for any or all outstanding old notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We often refer to this offer as the “exchange offer.” You may tender some or all of your outstanding old notes pursuant to this exchange offer. As of the date of this prospectus, $405,000,000 aggregate principal amount of the old notes is outstanding. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions set forth hereunder.
Purpose and Effect of the Exchange Offer
In connection with the offering of the old notes, which was consummated on June 25, 2015, we entered into a registration rights agreement with the initial purchasers of the old notes, under which we agreed:
(1)    to use our reasonable best efforts to cause to be filed a registration statement with respect to an offer to exchange the old notes for a new issue of securities, with terms substantially the same as of the old notes but registered under the Securities Act;
(2)    to use our best efforts to cause the registration statement to be declared effective by the SEC on or prior to 210 days after the closing of the old notes offering; and
(3)    to use our reasonable best efforts to consummate the exchange offer and issue the new notes within 30 business days after the registration statement is declared effective.
The registration rights agreement provides that, in the event that the registration statement is not effective on or prior to the date that is 210 days after the closing date or consummate the exchange offer within 240 days, the interest rate for the notes will increase by a rate of 0.50% per annum from the effectiveness deadline until the exchange offer registration statement or the shelf registration statement is declared effective. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes. The additional interest rate for the old notes will not any time exceed 0.50% per annum notwithstanding our failure to meet more than one of these requirements.
The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of old notes that wishes to exchange their old notes for new notes in this exchange offer will be required to make certain representations as set forth herein.
Terms of the Exchange Offer; Period for Tendering old notes
This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•
When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•
For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•
We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•
The exchange offer expires at midnight, New York City time, on , 2015; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2015 or, if extended by us, the latest time and date to which the exchange offer is extended.

•
As of the date of this prospectus, $405,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•
We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•
We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•
We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service or other similar news service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•
Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”
Important rules concerning the exchange offer
You should note that:

•
All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by IPALCO Enterprises, Inc. in its sole discretion, which determination shall be final and binding.

•
We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•
We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•
Neither IPALCO Enterprises, Inc., the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering old notes
What to submit and how
If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must contact a DTC participant to complete the book-entry transfer procedures described below, or otherwise complete and transmit a properly completed and duly executed letter of transmittal to U.S. Bank National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.
In addition,
(1)    certificates for old notes must be received by the exchange agent along with the letter of transmittal or
(2)    a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or
(3)    you must comply with the guaranteed delivery procedures described below.
The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to IPALCO Enterprises, Inc.
How to sign your letter of transmittal and other documents
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or
(2)    for the account of an eligible institution.
If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States
If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.
If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by IPALCO Enterprises, Inc., proper evidence satisfactory to IPALCO Enterprises, Inc. of its authority to so act must be submitted.
Acceptance of old notes for Exchange; Delivery of New Notes
Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.
In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.
If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.
Book-Entry Transfer
The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.
Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.
If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.
Guaranteed Delivery Procedures
If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

•	the tender is made through an eligible institution,

•
prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes;

•	the amount of old notes tendered;

•	the tender is being made by delivering that notice; and

•
guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

•
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights
You can withdraw your tender of old notes at any time on or prior to the expiration date.
For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn,

•	the principal amount of the old notes to be withdrawn,

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder,

•
if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution, and

•
if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.
If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering old notes” above at any time on or prior to the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.
That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offer.
In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.
Exchange Agent
U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:
Deliver To:
By Registered, Regular or Certified Mail or Overnight Delivery:
U.S. Bank National Association
Attn: Corporate Trust-Specialized Finance
111 Fillmore Avenue E
St. Paul, Minnesota 55107

Facsimile Transmissions:
651-466-7367
To Confirm by Email:
cts.specfinance@usbank.com
To Confirm by Telephone or for Information:
800-934-6802
Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.
Fees and Expenses
The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.
The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $375,000.
Accounting Treatment
We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will capitalize the expenses of this exchange offer and amortize them over the life of the notes.
Transfer Taxes
Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.
Resale of the New Notes
Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.
However, any purchaser of old notes who is an “affiliate” of IPALCO Enterprises, Inc. or who intends to participate in the exchange offer for the purpose of distributing the new notes
(1)    will not be able to rely on the interpretation of the staff of the SEC,
(2)    will not be able to tender its old notes in the exchange offer, and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:
(1)    it is not our “affiliate”,

(2)    any new notes to be received by it were acquired in the ordinary course of its business, and

(3)
it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.
Failure to Exchange
Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise set forth in the confidential offering memorandum distributed in connection with the private offering of the old notes.
Other
Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are strongly urged to consult your financial, legal and tax advisors in making your own decision on what action to take.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER
The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old security for a new security in the exchange offer, the holder will have the same adjusted basis and holding period in the new security as in the old security immediately before the exchange.
Persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION
Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.
We will not receive any proceeds from any sale of new notes by broker-dealers.
New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale,
at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.
Any resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.
Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES
Davis Polk & Wardwell LLP will opine for us on whether the new notes are valid and binding obligations of IPALCO Enterprises, Inc. and will rely on the opinion of Barnes & Thornburg LLP with respect to certain matters under the laws of the State of Indiana.
EXPERTS
The consolidated financial statements and related schedules of IPALCO Enterprises, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and related schedule of Indianapolis Power & Light Company and subsidiary as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at http://www.sec.gov.
If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or we do not otherwise report on an annual or quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we are still required under the indenture to deliver (which may be accomplished through posting on the internet) to the trustee and to holders of the notes, without any cost to any holder: (1) within 90 days after the end of each fiscal year, audited financial statements and (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly unaudited financial statements. We are also required under the indenture to provide without charge upon the written request of (1) a holder of any notes or (2) a prospective holder of any of the notes who is a “qualified institutional buyer” within the meaning of Rule 144A and is designated by an existing holder of any of the notes with the information with respect to the Company required to be delivered under Rule 144A(d)(f) under the Securities Act to enable resales of the notes to be made pursuant to Rule 144A. Any such requests should be directed to us at: IPALCO Enterprises, Inc., One Monument Circle, Indianapolis, Indiana 46204, Phone: (317) 261-8261, Attention: Treasurer.
We also maintain an Internet site at http://www.iplpower.com. Our website and the information contained therein or connected thereto shall not be deemed to be a part of this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
IPALCO Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of IPALCO Enterprises, Inc. and Subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, common shareholder’s equity (deficit) and noncontrolling interest, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedules listed in the Index at Item 15a. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IPALCO Enterprises, Inc. and Subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
February 25, 2015

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Consolidated Statements of Income
For the Years Ended December 31, 2014, 2013 and 2012
(In Thousands)
	2014	2013	2012
UTILITY OPERATING REVENUES	$1,321,674	$1,255,734	$1,229,777
UTILITY OPERATING EXPENSES:
Operation:
Fuel	411,217	376,450	340,647
Other operating expenses	218,932	235,082	217,124
Power purchased	116,648	94,265	121,238
Maintenance	113,248	112,913	99,568
Depreciation and amortization	185,263	182,305	176,843
Taxes other than income taxes	45,218	45,425	44,295
Income taxes - net	70,235	58,548	67,162
Total utility operating expenses	1,160,761	1,104,988	1,066,877
UTILITY OPERATING INCOME	160,913	150,746	162,900
OTHER INCOME AND (DEDUCTIONS):
Allowance for equity funds used during construction	7,381	4,331	1,087
Miscellaneous income and (deductions) - net	(2,236)	(2,880)	(2,290)
Income tax benefit applicable to nonoperating income	22,191	20,806	19,463
Total other income and (deductions) - net	27,336	22,257	18,260
INTEREST AND OTHER CHARGES:
Interest on long-term debt	108,104	104,602	103,435
Other interest	1,865	1,794	1,913
Allowance for borrowed funds used during construction	(4,963)	(2,517)	(1,059)
Amortization of redemption premiums and expense on debt	5,275	5,075	4,875
Total interest and other charges - net	110,281	108,954	109,164
NET INCOME	77,968	64,049	71,996
LESS: PREFERRED DIVIDENDS OF SUBSIDIARY	3,213	3,213	3,213
NET INCOME APPLICABLE TO COMMON STOCK	$74,755	$60,836	$68,783

See notes to consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Consolidated Balance Sheets
(In Thousands)
	December 31, 2014	December 31, 2013
ASSETS
UTILITY PLANT:
Utility plant in service	$4,658,023	$4,478,752
Less accumulated depreciation	2,264,606	2,149,994
Utility plant in service - net	2,393,417	2,328,758
Construction work in progress	447,399	207,727
Spare parts inventory	14,816	15,774
Property held for future use	1,002	1,002
Utility plant - net	2,856,634	2,553,261
OTHER ASSETS:
Nonutility property - at cost, less accumulated depreciation	522	528
Other long-term assets	6,221	5,902
Other assets - net	6,743	6,430
CURRENT ASSETS:
Cash and cash equivalents	26,933	19,067
Accounts receivable and unbilled revenue (less allowance
for doubtful accounts of $2,076 and $1,982, respectively)	139,709	143,408
Fuel inventories - at average cost	47,550	54,763
Materials and supplies - at average cost	60,185	58,067
Deferred tax asset - current	61,782	11,990
Regulatory assets	93	2,409
Prepayments and other current assets	23,161	23,247
Total current assets	359,413	312,951
DEFERRED DEBITS:
Regulatory assets	419,193	369,447
Miscellaneous	25,835	31,976
Total deferred debits	445,028	401,423
TOTAL	$3,667,818	$3,274,065
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder's equity:
Paid in capital	$168,610	$61,468
Accumulated deficit	(17,339)	(13,694)
Total common shareholder's equity	151,271	47,774
Cumulative preferred stock of subsidiary	59,784	59,784
Long-term debt (Note 9)	1,951,013	1,821,713
Total capitalization	2,162,068	1,929,271
CURRENT LIABILITIES:
Short-term debt (Note 9)	50,000	50,000
Accounts payable	110,623	99,966
Accrued expenses	25,187	27,417
Accrued real estate and personal property taxes	19,177	19,224
Regulatory liabilities	27,943	12,436
Accrued interest	30,726	29,691
Customer deposits	28,337	26,241
Other current liabilities	12,881	12,200
Total current liabilities	304,874	277,175
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
Regulatory liabilities	610,917	585,753
Deferred income taxes - net	421,127	332,363
Non-current income tax liability	7,042	6,734
Unamortized investment tax credit	5,229	6,661
Accrued pension and other postretirement benefits	96,464	93,680
Asset retirement obligations	59,098	41,381
Miscellaneous	999	1,047
Total deferred credits and other long-term liabilities	1,200,876	1,067,619
COMMITMENTS AND CONTINGENCIES (Note 12)
TOTAL	$3,667,818	$3,274,065

See notes to consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2014, 2013 and 2012
(In Thousands)
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$77,968	$64,049	$71,996
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188,477	182,663	178,412
Amortization of regulatory assets	1,123	3,686	2,206
Amortization of debt premium	942	865	805
Deferred income taxes and investment tax credit adjustments - net	47,455	(10,284)	(4,370)
Charges related to early extinguishment of debt	—	377	—
Allowance for equity funds used during construction	(7,136)	(4,088)	(881)
Gain on sale of nonutility property	—	(297)	—
Change in certain assets and liabilities:
Accounts receivable	3,699	(1,900)	(5,501)
Fuel, materials and supplies	5,094	(10,337)	4,339
Income taxes receivable or payable	590	3,026	(6,681)
Financial transmission rights	(1,947)	(1,869)	360
Accounts payable and accrued expenses	(24,322)	16,124	(2,947)
Accrued real estate and personal property taxes	(47)	(181)	1,945
Accrued interest	1,034	(2,288)	971
Pension and other postretirement benefit expenses	2,785	(180,337)	15,846
Short-term and long-term regulatory assets and liabilities	(44,252)	148,169	(43,514)
Prepaids and other current assets	1,725	(2,986)	(935)
Other - net	809	6,983	2,715
Net cash provided by operating activities	253,997	211,375	214,766
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures - utility	(381,626)	(242,124)	(129,747)
Project development costs	(9,657)	(6,047)	(6,781)
Proceeds from the sales of assets	—	225	1
Grants under the American Recovery and Reinvestment Act of 2009	—	923	6,028
Cost of removal, net of salvage	(6,036)	(7,553)	(9,251)
Other	(39)	57	173
Net cash used in investing activities	(397,358)	(254,519)	(139,577)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt borrowings	105,000	150,500	73,000
Short-term debt repayments	(105,000)	(150,500)	(87,000)
Long-term borrowings, net of discount	128,358	169,728	—
Retirement of long-term debt and early tender premium	—	(110,377)	—
Dividends on common stock	(78,400)	(59,500)	(66,600)
Equity contribution from AES	106,400	49,091	—
Preferred dividends of subsidiary	(3,213)	(3,213)	(3,213)
Deferred financing costs paid	(1,724)	(1,996)	(166)
Other	(194)	(9)	(6)
Net cash provided by (used in) financing activities	151,227	43,724	(83,985)
Net change in cash and cash equivalents	7,866	580	(8,796)
Cash and cash equivalents at beginning of period	19,067	18,487	27,283
Cash and cash equivalents at end of period	$26,933	$19,067	$18,487

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$103,938	$106,175	$103,254
Income taxes	$—	$45,000	$58,750
	As of December 31,
	2014	2013	2012
Non-cash investing activities:
Accruals for capital expenditures	$37,293	$17,957	$16,658

See notes to consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Consolidated Statements of Common Shareholder's Equity (Deficit)
and Noncontrolling Interest
(In Thousands)
	Paid in Capital	Accumulated Deficit	Total Common Shareholder's Equity (Deficit)	Cumulative Preferred Stock of Subsidiary
Balance at January 1, 2012	$11,367	$(17,213)	$(5,846)	$59,784
Net income		68,783	68,783	3,213
Preferred stock dividends				(3,213)
Distributions to AES		(66,600)	(66,600)
Contributions from AES	444		444
Balance at December 31, 2012	$11,811	$(15,030)	$(3,219)	$59,784
Net income		60,836	60,836	3,213
Preferred stock dividends				(3,213)
Distributions to AES		(59,500)	(59,500)
Contributions from AES	49,657		49,657
Balance at December 31, 2013	$61,468	$(13,694)	$47,774	$59,784
Net income		74,755	74,755	3,213
Preferred stock dividends				(3,213)
Distributions to AES		(78,400)	(78,400)
Contributions from AES	107,142		107,142
Balance at December 31, 2014	$168,610	$(17,339)	$151,271	$59,784

See notes to consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2014,  2013 and 2012

1. ORGANIZATION

IPALCO is a holding company incorporated under the laws of the state of Indiana. IPALCO, acquired by AES in March 2001, is owned by AES U.S. Investments and CDPQ, IPALCO’s new minority interest holder (see “Agreement to Sell Minority Interest in IPALCO” below for details). AES U.S. Investments is owned by AES (85%) and CDPQ (15%). IPALCO owns all of the outstanding common stock of IPL. Substantially all of IPALCO’s business consists of the generation, transmission, distribution and sale of electric energy conducted through its principal subsidiary, IPL.  IPL was incorporated under the laws of the state of Indiana in 1926. IPL has approximately 480,000 retail customers in the city of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the state of Indiana, with the most distant point being approximately forty miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL owns and operates two primarily coal-fired generating plants, one combination coal and gas-fired plant and two combustion turbines at a separate site that are all used for generating electricity. IPL’s net electric generation capacity for winter is 3,241 MW and net summer capacity is 3,123 MW.

IPALCO’s other direct subsidiary is Mid-America. Mid-America is the holding company for IPALCO’s unregulated activities, which have not been material to the financial statements in the periods covered by this report. IPALCO’s regulated business is conducted through IPL. IPALCO has two business segments: utility and nonutility. The utility segment consists of the operations of IPL and everything else is included in the nonutility segment.

Agreement to Sell Minority Interest in IPALCO

On December 15, 2014, AES announced that it entered into an agreement with CDPQ, a long-term institutional investor headquartered in Quebec, Canada.  Pursuant to the agreement, on February 11, 2015 CDPQ purchased from AES 15% of AES U.S. Investments and 100 shares of IPALCO’s common stock were issued to CDPQ. In addition, CDPQ agreed to invest approximately $349 million in IPALCO through 2016, in exchange for a 17.65% equity stake, funding existing growth and environmental projects at IPL.

After completion of these transactions, CDPQ’s direct and indirect interests in IPALCO will total 30%, AES will own 85% of AES U.S. Investments, and AES U.S. Investments will own 82.35% of IPALCO.  There will be no significant change in management or operational control of AES U.S. Investments, IPALCO or IPL as a result of these transactions.

In connection with the initial closing under the agreement, CDPQ,  AES U.S. Investments, and IPALCO entered into a Shareholders’ Agreement. The Shareholders’ Agreement established the general framework governing the relationship between and among CDPQ and AES U.S. Investments, and their respective successors and transferees, as shareholders of IPALCO.  Pursuant to the Shareholders’ Agreement, the board of directors of IPALCO will initially consist of 11 directors, two nominated by CDPQ and 9 nominated by AES U.S. Investments. The Shareholders’ Agreement contains restrictions on IPALCO  making certain major decisions without the prior affirmative vote of a majority of the board of directors of IPALCO.  In addition, for so long as CDPQ holds at least 5% of IPALCO’s common shares, CDPQ will have review and consultation rights with respect to certain actions of IPALCO.  Certain transfer restrictions and other transfer rights apply to CDPQ and AES U.S. Investments under the Shareholders’ Agreement, including certain rights of first offer, drag along rights, tag along rights, put rights and rights of first refusal.

On February 11, 2015, in connection with the initial closing under the Subscription Agreement and the entry into the Shareholder’s Agreement, IPALCO submitted the Third Amended and Restated Articles of Incorporation for filing with the Indiana Secretary of State, as approved and adopted by the IPALCO Board. The purpose of the Third Amended and Restated Articles of Incorporation is to amend, among other things, Article VI of the Second Amended and Restated Articles of Incorporation of IPALCO in order to effectuate changes to the size and composition of the IPALCO Board in furtherance of the terms and conditions of the IPALCO Shareholder’s Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

IPALCO’s consolidated financial statements are prepared in accordance with GAAP and in conjunction with the rules and regulations of the SEC. The consolidated financial statements include the accounts of IPALCO, its regulated utility subsidiary, IPL, and its unregulated subsidiary, Mid-America. All intercompany items have been eliminated in consolidation. Certain costs for shared resources amongst IPL and IPALCO, such as labor and benefits, are allocated to each entity based on allocation methodologies that management believes to be reasonable. We have evaluated subsequent events through the date these financial statements were issued.

All income of Mid-America, as well as nonoperating income of IPL, are included below UTILITY OPERATING INCOME in the accompanying Consolidated Statements of Income.

Use of Management Estimates

The preparation of financial statements in conformity with GAAP requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

Regulation

The retail utility operations of IPL are subject to the jurisdiction of the IURC. IPL’s wholesale power transactions are subject to the jurisdiction of the FERC. These agencies regulate IPL’s utility business operations, tariffs, accounting, depreciation allowances, services, issuances of securities and the sale and acquisition of utility properties. The financial statements of IPL are based on GAAP, including the provisions of FASB ASC 980 “Regulated Operations,” which gives recognition to the ratemaking and accounting practices of these agencies. See also Note 6, “Regulatory Assets and Liabilities” for a discussion of specific regulatory assets and liabilities.

Revenues and Accounts Receivable

Revenues related to the sale of energy are generally recognized when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers is based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to certain customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is accrued. In making its estimates of unbilled revenue, IPL uses complex models that consider various factors including daily generation volumes; known amounts of energy usage by nearly all residential, small commercial and industrial customers; estimated line losses; and estimated customer rates based on prior period billings. Given the use of these models, and that customers are billed on a monthly cycle, we believe it is unlikely that materially different results will occur in future periods when revenue is billed. At December 31, 2014 and 2013, customer accounts receivable include unbilled energy revenues of $48.4 million and $50.1 million, respectively, on a base of annual revenue of $1.3 billion in 2014 and 2013. An allowance for potential credit losses is maintained and amounts are written off when normal collection efforts have been exhausted. Our provision for doubtful accounts included in Other operating expenses on the accompanying Consolidated Statements of Income was $4.9 million, $3.8 million and $3.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

IPL’s basic rates include a provision for fuel costs as established in IPL’s most recent rate proceeding, which last adjusted IPL’s rates in 1996. IPL is permitted to recover actual costs of purchased power and fuel consumed, subject to certain restrictions. This is accomplished through quarterly FAC proceedings, in which IPL estimates the amount of fuel and purchased power costs in future periods. Through these proceedings, IPL is also permitted to recover, in future rates, underestimated fuel and purchased power costs from prior periods, subject to certain restrictions, and therefore the over or underestimated costs are deferred or accrued and amortized into fuel expense in the same period that IPL’s rates are adjusted. See also Note 3, “Regulatory Matters,” for a discussion of other costs that IPL is permitted to recover through periodic rate adjustment proceedings.

In addition, we are one of many transmission system owner members of the MISO, a regional transmission organization which maintains functional control over the combined transmission systems of its members and manages one of the largest energy markets in the U.S. In the MISO market, IPL offers its generation and bids its demand into the market on an hourly basis. MISO settles these hourly offers and bids based on locational marginal prices, which is pricing for energy at a given location based on a market clearing price that takes into account physical limitations, generation, and demand throughout the MISO region. MISO evaluates the market participants’ energy offers and demand bids to economically and reliably dispatch the entire MISO system. IPL accounts for these hourly offers and bids, on a net basis,  in UTILITY OPERATING REVENUES when in a net selling position and in UTILITY OPERATING EXPENSES – Power Purchased when in a net purchasing position.

Contingencies

IPALCO accrues for loss contingencies when the amount of the loss is probable and estimable. IPL is subject to various environmental regulations, and is involved in certain legal proceedings. If IPL’s actual environmental and/or legal obligations are different from our estimates, the recognition of the actual amounts may have a material impact on our results of operations, financial condition and cash flows; although that has not been the case during the periods covered by this report. As of December 31, 2014 and 2013, total loss contingencies accrued were $5.2 million and $4.3 million, respectively, which were included in Other Current Liabilities on the accompanying Consolidated Balance Sheets.

Concentrations of Risk

Substantially all of IPL’s customers are located within the Indianapolis area. In addition, approximately 66% of IPL’s full-time employees are covered by collective bargaining agreements in two bargaining units: a physical unit and a clerical-technical unit. IPL’s contract with the physical unit expires on December 14, 2015, and the contract with the clerical-technical unit expires February 20, 2017.  Additionally, IPL has long-term coal contracts with four suppliers, with about 45% of our existing coal under contract for the three-year period ending December 31, 2017 coming from one supplier. Substantially all of the coal is currently mined in the state of Indiana.

Allowance For Funds Used During Construction

In accordance with the Uniform System of Accounts prescribed by FERC, IPL capitalizes an allowance for the net cost of funds (interest on borrowed funds and a reasonable rate of return on equity funds) used for construction purposes during the period of construction with a corresponding credit to income. IPL capitalized amounts using pretax composite rates of 8.3%,  8.6%,  and 8.4% during 2014,  2013 and 2012, respectively. For the Eagle Valley CCGT and Harding Street refueling project, IPL capitalized amounts using a pretax composite rate of 7.6% starting in 2014.

Utility Plant and Depreciation

Utility plant is stated at original cost as defined for regulatory purposes. The cost of additions to utility plant and replacements of retirement units of property are charged to plant accounts. Units of property replaced or abandoned in the ordinary course of business are retired from the plant accounts at cost; such amounts, less salvage, are charged to accumulated depreciation. Depreciation is computed by the straight-line method based on functional rates approved by the IURC and averaged 4.1%, 4.0%, and 4.0% during 2014, 2013 and 2012, respectively. Depreciation expense was $185.9 million, $180.0 million, and $175.9 million for the years ended December 31, 2014, 2013 and 2012, respectively, which includes depreciation expense that has been deferred as a regulatory asset.

Derivatives

We have only limited involvement with derivative financial instruments and do not use them for trading purposes. IPALCO accounts for its derivatives in accordance with ASC 815 “Derivatives and Hedging.” In addition, IPL has entered into contracts involving the physical delivery of energy and fuel. Because these contracts qualify for the normal purchases and normal sales scope exception in ASC 815,  IPL has elected to account for them as accrual contracts, which are not adjusted for changes in fair value.

Fuel, Materials and Supplies

We maintain coal, fuel oil, materials and supplies inventories for use in the production of electricity. These inventories are accounted for at the lower of cost or market, using the average cost.

Impairment of Long-lived Assets

GAAP requires that we measure long-lived assets for impairment when indicators of impairment exist. If an asset is deemed to be impaired, we are required to write down the asset to its fair value with a charge to current earnings. The net book value of our utility plant assets was $2.9 billion and $2.6 billion as of December 31, 2014 and 2013, respectively. We do not believe any of these assets are currently impaired. In making this assessment, we consider such factors as: the overall condition and generating and distribution capacity of the assets; the expected ability to recover additional expenditures in the assets, such as CCT projects; the anticipated demand and relative pricing of retail electricity in our service territory and wholesale electricity in the region; and the cost of fuel.

Income Taxes

IPALCO includes any applicable interest and penalties related to income tax deficiencies or overpayments in the provision for income taxes in its Consolidated Statements of Income. There were no interest or penalties applicable to the periods contained in this report.

Deferred taxes are provided for all significant temporary differences between book and taxable income. The effects of income taxes are measured based on enacted laws and rates. Such differences include the use of accelerated depreciation methods for tax purposes, the use of different book and tax depreciable lives, rates and in-service dates and the accelerated tax amortization of pollution control facilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting basis of assets and liabilities. Those income taxes payable which are includable in allowable costs for ratemaking purposes in future years are recorded as regulatory assets with a corresponding deferred tax liability. Investment tax credits that reduced federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment. Contingent liabilities related to income taxes are recorded in accordance with ASC 740 “Income Taxes.”

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents.

Repair and Maintenance Costs

Repair and maintenance costs are expensed as incurred.

Per Share Data

IPALCO is owned by AES U.S. Investments and CDPQ, IPALCO’s new minority interest holder. IPALCO does not report earnings on a per-share basis.

New Accounting Pronouncements

ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” effective for annual and interim periods beginning after December 15, 2014. ASU 2014-08 updates the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. In addition, an entity will be required to expand disclosures for discontinued operations by providing more information about the assets, liabilities, revenues and expenses of discontinued operations both on the face of the financial statements and in the notes to the financial statements. For the disposal of an individually significant component of an entity that does not qualify for discontinued operations reporting, such entity will be required to disclose the pretax profit or loss of the component in the notes to the financial statements. Our early adoption of ASU No. 2014-08 in the third quarter of 2014 did not have any impact on our overall results of operations, financial position or cash flows.

ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” effective for annual and interim periods beginning after December 15, 2016, with retrospective application. The core principle of this ASU is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Because the guidance in this ASU is principles-based, it can be applied to all contracts with customers regardless of industry-specific or transaction-specific fact patterns. Additionally, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. We have not yet determined the extent, if any, to which our overall results of operations, financial position or cash flows may be affected by the implementation of this accounting standard.

ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern),” effective for annual and interim periods ending after December 15, 2016. ASU 2014-15 requires management to evaluate whether there are conditions or events, considered in aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. There are required disclosures if substantial doubt is identified including documentation of principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans), management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern. This ASU is not expected to have any impact on our overall results of operations, financial position or cash flows.

3. REGULATORY MATTERS

General

IPL is subject to regulation by the IURC as to its services and facilities, the valuation of property, the construction, purchase, or lease of electric generating facilities, the classification of accounts, rates of depreciation, retail rates and charges, the issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue), the acquisition and sale of some public utility properties or securities and certain other matters.

In addition, IPL is subject to the jurisdiction of the FERC with respect to short-term borrowing not regulated by the IURC, the sale of electricity at wholesale and the transmission of electric energy in interstate commerce, the classification of accounts, reliability standards, and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act. As a regulated entity, IPL is required to use certain accounting methods prescribed by regulatory bodies which may differ from those accounting methods required to be used by unregulated entities.

IPL is also affected by the regulatory jurisdiction of the EPA at the federal level, and the IDEM at the state level. Other significant regulatory agencies affecting IPL include, but are not limited to, the NERC, the U.S. Department of Labor and the IOSHA.

Basic Rates and Charges

Our basic rates and charges represent the largest component of our annual revenues. Our basic rates and charges are determined after giving consideration, on a pro-forma basis, to all allowable costs for ratemaking purposes including a fair return on the fair value of the utility property used and useful in providing service to customers. These basic rates and charges are set and approved by the IURC after public hearings. Such proceedings, which have occurred at irregular intervals, involve IPL, the Indiana Office of Utility Consumer Counselor, and other interested stakeholders. Pursuant to statute, the IURC is to conduct a periodic review of the basic rates and charges of all Indiana utilities at least once every four years, but the IURC has the authority to review the rates of any Indiana utility at any time. Once set, the basic rates and charges authorized do not assure the realization of a fair return on the fair value of property.

Our basic rates and charges were last adjusted in 1996; however, IPL filed a petition with the IURC on December 29, 2014, for authority to increase its basic rates and charges by approximately $67.8 million annually, or 5.6%. An order on this proceeding will likely be issued by the IURC in the fourth quarter of 2015 with any rate change expected to become effective by early

2016. The petition also includes requests to implement rate adjustment mechanisms for short term recovery of fluctuations in the following costs: (1) capacity purchase costs; (2) off-systems sales margins; and (3)MISO non-fuel charges (MISO fuel charges are already included in the FAC rate mechanism as described below). No assurances can be given as to the outcome of this proceeding.

Our declining block rate structure generally provides for residential and commercial customers to be charged a lower per kWh rate at higher consumption levels. Therefore, as volumes increase, the weighted average price per kWh decreases. Numerous factors including, but not limited to, weather, inflation, customer growth and usage, the level of actual operating and maintenance expenditures, capital expenditures including those required by environmental regulations, fuel costs, generating unit availability and purchased power costs, can affect the return realized.

FAC and Authorized Annual Jurisdictional Net Operating Income

IPL may apply to the IURC for a change in IPL’s fuel charge every three months to recover IPL’s estimated fuel costs, including the energy portion of purchased power costs, which may be above or below the levels included in IPL’s basic rates and charges. IPL must present evidence in each FAC proceeding that it has made every reasonable effort to acquire fuel and generate or purchase power or both so as to provide electricity to its retail customers at the lowest fuel cost reasonably possible.
Independent of the IURC’s ability to review basic rates and charges, Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income test requirements as a condition for approval of requested changes in the FAC. Additionally, customer refunds may result if a utility’s rolling twelve-month operating income, determined at quarterly measurement dates, exceeds a utility’s authorized annual jurisdictional net operating income and there are not sufficient applicable cumulative net operating income deficiencies against which the excess rolling twelve-month jurisdictional net operating income can be offset.

ECCRA

IPL may apply to the IURC for approval of a rate adjustment known as the ECCRA every six months to recover costs to install and/or upgrade CCT equipment. The total amount of IPL’s CCT equipment approved for ECCRA recovery as of December 31, 2014 was $827.0 million. The jurisdictional revenue requirement that was approved by the IURC to be included in IPL’s rates for the six-month period from September 2014 through February 2015 was $56.8 million. During the years ended December 31, 2014, 2013 and 2012, we made total CCT expenditures of $176.3 million, $126.6 million, and $15.0 million, respectively. The vast majority of such costs are recoverable through our ECCRA filings. Also, see “Environmental Matters” for discussion of recovery of costs to comply with current and expected environmental laws and regulations.

DSM

In March 2014, legislation, referred to as the SEA 340, was approved that effectively ended the IURC’s energy efficiency targets established in a 2009 statewide Generic DSM Order. Although SEA 340 puts an end to established efficiency targets, IPL will continue to offer cost-effective energy efficiency and demand response programs as one of many resources to meet future demand for electricity.

In December 2014, we received approval from the IURC of our 2015-2016 DSM plan. The approval includes cost recovery on a set of DSM programs to be offered in 2015-2016 that is similar to the 2014 set of programs. Similar to the current DSM framework, we are eligible to receive performance incentives dependent upon the level of success of the programs. Additionally, we were granted authority to record a regulatory asset for recovery in a future base rate case proceeding for lost margins which result from decreased kWh related to implementation of these DSM programs.

IPL’s Smart Energy Project

In 2010, IPL was awarded a smart grid investment grant for $20.0 million as part of its $48.9 million Smart Energy Project (including smart grid technology), which provides IPL’s customers with tools to help them more efficiently use electricity and included an upgrade of IPL’s electric delivery system infrastructure. Under the grant, the U.S. Department of Energy provided $20.0 million of nontaxable reimbursements to IPL for capitalized costs associated with IPL’s Smart Energy Project. These reimbursements were accounted for as a reduction of the capitalized Smart Energy Project costs. We received the final grant reimbursement in 2013.

Wind and Solar Power Purchase Agreements

We are committed under a power purchase agreement to purchase approximately 100 MW of wind-generated electricity through 2029 from a wind project in Indiana. We are also committed under another agreement to purchase approximately 200 MW of wind-generated electricity for 20 years from a project in Minnesota, which began commercial operation in October 2011. In addition, we have 97 MW of solar-generated electricity in our service territory under contract in 2015, of which 82 MW was in operation as of December 31, 2014. We have authority from the IURC to recover the costs for all of these agreements through an adjustment mechanism administered within the FAC.

MISO Real Time RSG

MISO collects RSG charges from market participants to pay for generation dispatched when the costs of such generation are not recovered in the market clearing price. Over the past several years, there have been disagreements between interested parties regarding the calculation methodology for RSG charges and how such charges should be allocated among the individual MISO participants. Under the methodology currently in effect, RSG charges have little effect on IPL’s financial statements as the vast majority of such charges are considered to be fuel costs and are recoverable through IPL’s FAC, while the remainder is being deferred for future recovery in accordance with GAAP. However, the IURC’s orders in IPL’s FAC 77, 78 and 79 proceedings approved IPL’s FAC factor on an interim basis, subject to refund, pending the outcome of a FERC proceeding regarding RSG charges and any subsequent appeals therefrom. In a recent FAC proceeding, IPL requested that the subject to refund designation be removed and that FAC 77, 78 and 79 proceedings be made final with no modifications. In February 2014, the IURC issued an order approving IPL’s request.

MISO Transmission Expansion Cost Sharing and FERC Order 1000

Beginning in 2007, MISO transmission system owner members including IPL began to share the costs of transmission expansion projects with other transmission system owner members after such projects were approved by the MISO board of directors. Upon approval by the MISO board of directors the transmission system owner members must make a good faith effort to build and/or pay for the projects. Costs allocated to IPL for the projects of other transmission system owner members are collected by MISO per their tariff.

On July 21, 2011, the FERC issued Order 1000, amending the transmission planning and cost allocation requirements established in Order No. 890. Through Order 1000, the FERC:

(1)	requires public utility transmission providers to participate in a regional transmission planning process and produce a regional transmission plan;

(2)
requires public utility transmission providers to amend their open access transmission tariffs to describe how public policy requirements will be considered in local and regional transmission planning processes;

(3)	removes the federal right of first refusal for certain transmission facilities; and

(4)	seeks to improve coordination between neighboring transmission planning regions for interregional facilities.

MISO’s approved tariff in part already complies with Order 1000. However, Order 1000 resulted in changes to transmission expansion costs charged to us by MISO. Such changes relate to public policy requirements for transmission expansion within the MISO footprint, such as to comply with renewable mandates of other states within the footprint. These charges are difficult to estimate, but are expected to be material to us within a few years; however, it is probable, but not certain, that these costs will be recoverable, subject to IURC approval. Through December 31, 2014, we have deferred as a regulatory asset $7.6 million of MISO transmission expansion costs.

Senate Bill 560

In April 2013, Senate Bill 560 became law in Indiana. This law provides more regulatory flexibility to the process for reviewing necessary utility system improvements and determining appropriate rates. Senate Bill 560 allows utilities to propose a seven-year infrastructure plan for distribution, transmission and storage to the IURC and, if the plan is considered reasonable by the IURC, the utility could recover its investment in facilities identified in the plan in a timely manner. In addition, when Indiana utilities apply for a change in their basic rates and charges, if new rates are not approved by the IURC within 300 days after the utility filed its case-in-chief, the bill allows the utility to implement temporary rates including 50% of the proposed increase. Such temporary rates would be subject to a reconciliation implemented via a credit or surcharge in equal amounts each month for six months, if the IURC’s final order established rates were to differ from the temporary rates previously placed into effect. The IURC would be allowed to extend the 300-day deadline by 60 days, for good cause. Both provisions, as well as an additional provision that allows utilities to utilize a forward-looking test year in rate cases, recognize the capital-intensive nature of the energy industry and seek to reduce time between a utility’s investment and the opportunity to recover the investment through rates.

4.  UTILITY PLANT IN SERVICE

The original cost of utility plant in service segregated by functional classifications follows:

	As of December 31,
	2014	2013
	(In Thousands)
Production	$2,862,579	$2,743,677
Transmission	268,594	256,892
Distribution	1,323,190	1,283,391
General plant	203,660	194,792
Total utility plant in service	$4,658,023	$4,478,752

Substantially all of IPL’s property is subject to a  $1,155.3 million direct first mortgage lien, as of December 31, 2014, securing IPL’s first mortgage bonds. Property under capital leases as of December 31, 2014 and 2013 was insignificant. Total non-contractually or legally required removal costs of utility plant in service at December 31, 2014 and 2013 were $636.8 million and $605.2 million, respectively and total contractually or legally required removal costs of utility plant in service at December 31, 2014 and 2013 were $59.1 million and $41.4 million, respectively. Please see Note 7, “ARO”  for further information.

IPL anticipates material additional costs to comply with various pending and final federal legislation and regulations and it is IPL’s intent to seek recovery of any additional costs. The majority of the expenditures for construction projects designed to reduce SO2 and mercury emissions are recoverable from jurisdictional retail customers as part of IPL’s CCT projects; however, since jurisdictional retail rates are subject to regulatory approval, there can be no assurance that all costs will be recovered in rates.

5. FAIR VALUE MEASUREMENTS

Fair Value Hierarchy

ASC 820 defined and established a framework for measuring fair value and expands disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value, based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820 as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market;

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets; and

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Whenever possible, quoted prices in active markets are used to determine the fair value of our financial instruments. Our financial instruments are not held for trading or other speculative purposes. The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash Equivalents

As of December 31, 2014 and 2013, our cash equivalents consisted of money market funds. The fair value of cash equivalents approximates their book value due to their short maturity (Level 1), which was $5.1 million and $5.4 million as of December 31, 2014 and 2013, respectively.

Pension Assets

As of December 31, 2014 and 2013, IPL’s pension assets are recognized at fair value in the determination of our net accrued pension obligation in accordance with the guidelines established in ASC 715 and ASC 820, which is described below. For a complete discussion of the impact of recognizing pension assets at fair value, please refer to Note 11,  “Pension and Other Postretirement Benefits.”

Indebtedness

The fair value of our outstanding fixed rate debt has been determined on the basis of the quoted market prices of the specific securities issued and outstanding. In certain circumstances, the market for such securities was inactive and therefore the valuation was adjusted to consider changes in market spreads for similar securities. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced.

The following table shows the face value and the fair value of fixed rate and variable rate indebtedness (Level 2) for the periods ending:

	December 31, 2014		December 31, 2013
	Face Value	Fair Value	Face Value	Fair Value
	(In Millions)
Fixed-rate	$1,955.3	$2,231.2	$1,825.3	$1,941.8
Variable-rate	50.0	50.0	50.0	50.0
Total indebtedness	$2,005.3	$2,281.2	$1,875.3	$1,991.8

The difference between the face value and the carrying value of this indebtedness represents unamortized discounts of $4.3 million and $3.6 million at December 31, 2014 and December 31, 2013, respectively.

Other Financial Assets and Liabilities

As of December 31, 2014 and 2013, all (excluding pension assets – see Note 11, “Pension and Other Postretirement Benefits”)  of IPALCO’s financial assets or liabilities measured at fair value on a recurring basis were considered Level 3, based on the fair value hierarchy. The following table presents those financial assets and liabilities:

	Fair Value Measurements Using Level 3 at
	December 31, 2014	December 31, 2013
	(In Thousands)
Financial assets:
Financial transmission rights	$6,235	$4,288
Total financial assets measured at fair value	$6,235	$4,288
Financial liabilities:
Other derivative liabilities	$140	$155
Total financial liabilities measured at fair value	$140	$155

The following table sets forth a reconciliation of financial instruments, measured at fair value on a recurring basis, classified as Level 3 in the fair value hierarchy  (note, amounts in this table indicate carrying values, which approximate fair values):

Derivative Financial Instruments, net Liability
(In Thousands)
Balance at January 1, 2012	$2,598
Unrealized gain recognized in earnings	11
Issuances	8,832
Settlements	(9,192)
Balance at December 31, 2012	$2,249
Unrealized gain recognized in earnings	15
Issuances	13,621
Settlements	(11,752)
Balance at December 31, 2013	$4,133
Unrealized gain recognized in earnings	16
Issuances	15,710
Settlements	(13,764)
Balance at December 31, 2014	$6,095

Valuation Techniques

FTRs

In connection with IPL’s participation in MISO, in the second quarter of each year IPL is granted financial instruments that can be converted into cash or FTRs based on IPL’s forecasted peak load for the period. FTRs are used in the MISO market to hedge IPL’s exposure to congestion charges, which result from constraints on the transmission system. IPL converts all of these financial instruments into FTRs. IPL’s FTRs are valued at the cleared auction prices for FTRs in the MISO’s annual auction. Because of the infrequent nature of this valuation, the fair value assigned to the FTRs is considered a Level 3 input under the fair value hierarchy required by ASC 820. An offsetting regulatory liability has been recorded as these revenues or costs will be flowed through to customers through the FAC. As such, there is no impact on our Consolidated Statements of Income.

Other Non-Recurring Fair Value Measurements

ASC 410 “Asset Retirement and Environmental Obligations” addresses financial accounting and reporting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation. A legal obligation for purposes of ASC 410 is an obligation that a party is required to settle as a result of an existing law, statute, ordinance, written or oral contract or the doctrine of promissory estoppel. IPL’s ARO liabilities relate primarily to environmental issues involving asbestos-containing materials, ash ponds, landfills and miscellaneous contaminants associated with its generating plants, transmission system and distribution system. We use the cost approach to determine the fair value of IPL’s ARO liabilities, which is estimated by discounting expected cash outflows to their present value at the initial recording of the liabilities. Cash outflows are based on the approximate future disposal costs as determined by market information, historical information or other management estimates. These inputs to the fair value of the ARO liabilities would be considered Level 3 inputs under the fair value hierarchy. Additions to the ARO liabilities were $15.4 million and $22.7 million during 2014 and 2013, respectively. As of December 31, 2014 and December 31, 2013, ARO liabilities were $59.1 million and $41.4 million, respectively.

6. REGULATORY ASSETS AND LIABILITIES

Regulatory assets represent deferred costs or credits that have been included as allowable costs or credits for ratemaking purposes. IPL has recorded regulatory assets or liabilities relating to certain costs or credits as authorized by the IURC or established regulatory practices in accordance with ASC 980. IPL is amortizing non tax‑related regulatory assets to expense over periods ranging from 1 to 35 years. Tax-related regulatory assets represent the net income tax costs to be considered in future regulatory proceedings generally as the tax-related amounts are paid.
The amounts of regulatory assets and regulatory liabilities at December 31 are as follows:

	2014	2013	Recovery Period
	(In Thousands)
Regulatory Assets
Current:
Environmental project costs	$—	$2,409	Through 2015 (1)
Green Power	93	—	Through 2015 (1)
Total current regulatory assets	$93	$2,409
Long-term:
Unrecognized pension and other
postretirement benefit plan costs	$229,590	$183,757	Various
Income taxes recoverable through rates	31,335	41,970	Various
Deferred MISO costs	110,500	97,540	To be determined(2)
Unamortized Petersburg Unit 4 carrying
charges and certain other costs	12,302	14,244	Through 2026 (1)(3)
Unamortized reacquisition premium on debt	24,585	25,893	Over remaining life of debt
Environmental project costs	7,671	5,505	Through 2021(1)
Other miscellaneous	3,210	538	To be determined(2)
Total long-term regulatory assets	$419,193	$369,447
Total regulatory assets	$419,286	$371,856
Regulatory Liabilities
Current:
Deferred fuel	$17,837	$2,600	Through 2015 (1)
FTR’s	6,235	4,288	Through 2015 (1)
Fuel related	—	2,500	Through 2015 (4)
DSM program costs	2,001	3,048	Through 2015 (1)
Environmental projects	1,870	—	Through 2015 (1)
Total current regulatory liabilities	$27,943	$12,436
Long-term:
ARO and accrued asset removal costs	607,628	580,865	Not Applicable
Unamortized investment tax credit	3,289	4,317	Through 2021
Fuel related	—	571	To be determined(4)
Total long-term regulatory liabilities	$610,917	$585,753
Total regulatory liabilities	$638,860	$598,189

(1) Recovered (credited) per specific rate orders
(2) Recovery is probable but timing not yet determined
(3) Recovered with a current return
(4) Per IURC Order, offset MISO transmission expansion costs beginning October 2011

Deferred Fuel

Deferred fuel costs are a component of current regulatory assets and are expected to be recovered through future FAC proceedings. IPL records deferred fuel in accordance with standards prescribed by the FERC. The deferred fuel adjustment is the result of variances between estimated fuel and purchased power costs in IPL’s FAC and actual fuel and purchased power costs. IPL is generally permitted to recover underestimated fuel and purchased power costs in future rates through the FAC proceedings and therefore the costs are deferred when incurred and amortized into fuel expense in the same period that IPL’s rates are adjusted to reflect these costs.

Deferred fuel was a regulatory liability of $17.8 million and $2.6 million as of December 31, 2014 and December 31, 2013.  The deferred fuel liability increased $15.2 million in 2014 as a result of IPL charging more for fuel than our actual costs to our jurisdictional customers.

Unrecognized Pension and Postretirement Benefit Plan Costs

In accordance with ASC 715 “Compensation – Retirement Benefits” and ASC 980, we recognize a regulatory asset equal to the unrecognized actuarial gains and losses and prior service costs. Pension expenses are recorded based on the benefit plan’s actuarially determined pension liability and associated level of annual expenses to be recognized. The other postretirement benefit plan’s deferred benefit cost is the excess of the other postretirement benefit liability over the amount previously recognized.

Income Taxes Recoverable Through Rates

This amount represents the portion of deferred income taxes that we believe will be recovered through future rates, based upon established regulatory practices, which permit the recovery of current taxes. Accordingly, this regulatory asset is offset by a deferred tax liability and is expected to be recovered, without interest, over the period underlying book-tax timing differences reverse and become current taxes.

Deferred MISO Costs

These consist of administrative costs for transmission services, transmission expansion cost sharing, and certain other operational and administrative costs from the MISO market. IPL received orders from the IURC that granted authority for IPL to defer such costs and seek recovery in a future basic rate case. Recovery of these costs is believed to be probable, but not certain. See Note 3, “Regulatory Matters.”

ARO and Accrued Asset Removal Costs

In accordance with ASC 715 and ASC 980, IPL recognizes the cost of removal component of its depreciation reserve that does not have an associated legal retirement obligation as a deferred liability. This amount is net of the portion of legal ARO costs that is currently being recovered in rates.

7. ARO

ASC 410  “Asset Retirement and Environmental Obligations” addresses financial accounting and reporting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation. A legal obligation for purposes of ASC 410 is an obligation that a party is required to settle as a result of an existing law, statute, ordinance, written or oral contract or the doctrine of promissory estoppel.

IPL’s ARO relates primarily to environmental issues involving asbestos, ash ponds, landfills and miscellaneous contaminants associated with its generating plants, transmission system and distribution system. The following is a reconciliation of the ARO legal liability year end balances:

	2014	2013
	(In Millions)
Balance as of January 1	$41.4	$17.6
Liabilities incurred - ash pond adjustments	15.4	22.7
Accretion expense	2.3	1.1
Balance as of December 31	$59.1	$41.4

Additional liabilities of $15.4 million and $22.7 million were incurred in 2014 and 2013, respectively, for adjustments recorded to the estimated ARO liability for IPL’s ash ponds. As of December 31, 2014 and 2013,  IPL did not have any assets that are legally restricted for settling its ARO liability.

8. SHAREHOLDER’S EQUITY

Capital Stock

There have been no changes to IPALCO’s capital stock balances during the three years ended December 31, 2014.

Paid In Capital

On June 27, 2014, and July 31, 2013, IPALCO received equity capital contributions of $106.4 million and $49.1 million, respectively, from AES for funding needs related to IPL’s environmental and replacement generation projects. IPALCO then made the same equity capital contributions to IPL.

Dividend Restrictions

IPL’s mortgage and deed of trust and its amended articles of incorporation contain restrictions on IPL’s ability to issue certain securities or pay cash dividends. So long as any of the several series of bonds of IPL issued under its mortgage remains outstanding, and subject to certain exceptions, IPL is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock of any class, or in the purchase or redemption of such shares, to the aggregate of its net income, as defined in the mortgage, after December 31, 1939. The amount which these mortgage provisions would have permitted IPL to declare and pay as dividends at December 31, 2014, exceeded IPL’s retained earnings at that date. In addition, pursuant to IPL’s articles, no dividends may be paid or accrued and no other distribution may be made on IPL’s common stock unless dividends on all outstanding shares of IPL preferred stock have been paid or declared and set apart for payment.

IPL is also restricted in its ability to pay dividends if it is in default under the terms of its credit agreement, which could happen if IPL fails to comply with certain covenants. These covenants, among other things, require IPL to maintain a ratio of total debt to total capitalization not in excess of 0.65 to 1, in order to pay dividends. As of December 31, 2014 and as of the date these financial statements were issued, IPL was in compliance with all covenants and no event of default existed.

Cumulative Preferred Stock of Subsidiary

IPL has five separate series of cumulative preferred stock. Holders of preferred stock are entitled to receive dividends at rates per annum ranging from 4.0% to 5.65%. During each year ended December 31, 2014,  2013 and 2012, total preferred stock dividends declared were $3.2 million. Holders of preferred stock are entitled to two votes per share for IPL matters, and if four full quarterly dividends are in default on all shares of the preferred stock then outstanding, they are entitled to elect the smallest number of IPL directors to constitute a majority of IPL’s board of directors. Based on the preferred stockholders’ ability to elect a majority of IPL’s board of directors in this circumstance, the redemption of the preferred shares is considered to be not solely within the control of the issuer and the preferred stock was considered temporary equity and presented in the mezzanine level of the audited consolidated balance sheets in accordance with the relevant accounting guidance for non-controlling interests and redeemable securities. IPL has issued and outstanding 500,000 shares of 5.65% preferred stock, which are now redeemable at par value, subject to certain restrictions, in whole or in part. Additionally, IPL has 91,353 shares of preferred stock which are redeemable solely at the option of IPL and can be redeemed in whole or in part at any time at specific call prices.

At December 31, 2014,  2013 and 2012, preferred stock consisted of the following:

	December 31, 2014		December 31,
	Shares Outstanding	Call Price	2014	2013	2012
			Par Value, plus premium, if applicable
			(In Thousands)
Cumulative $100 par value,
authorized 2,000,000 shares
4% Series	47,611	$118.00	$5,410	$5,410	$5,410
4.2% Series	19,331	103.00	1,933	1,933	1,933
4.6% Series	2,481	103.00	248	248	248
4.8% Series	21,930	101.00	2,193	2,193	2,193
5.65% Series	500,000	100.00	50,000	50,000	50,000
Total cumulative preferred stock	591,353		$59,784	$59,784	$59,784

Agreement to Sell Minority Interest in IPALCO

See Note 1, “Organization – Agreement to Sell Minority Interest in IPALCO” for details.

9.  INDEBTEDNESS

Restrictions on Issuance of Debt

All of IPL’s long-term borrowings must first be approved by the IURC and the aggregate amount of IPL’s short-term indebtedness must be approved by the FERC. IPL has approval from FERC to borrow up to $500.0 million of short-term indebtedness outstanding at any time through July 28, 2016. As of December 31, 2014, IPL also has authority from the IURC to, among other things, issue up to $425.0 million in aggregate principal amount of long-term debt (inclusive of $130.0 million of IPL first mortgage bonds issued in June 2014) and refinance up to $171.9 million in existing indebtedness through December 31, 2016, and to have up to $500.0 million of long-term credit agreements and liquidity facilities outstanding at any one time. IPL also has restrictions on the amount of new debt that may be issued due to contractual obligations of AES and by financial covenant restrictions under our existing debt obligations. Under such restrictions, IPL is generally allowed to fully draw the amounts available on its credit facility, refinance existing debt and issue new debt approved by the IURC and issue certain other indebtedness.

Credit Ratings

Our ability to borrow money or to refinance existing indebtedness and the interest rates at which we can borrow money or refinance existing indebtedness are affected by our credit ratings. In addition, the applicable interest rates on IPL’s credit facility (as well as the amount of certain other fees on the credit facility) are dependent upon the credit ratings of IPL. Downgrades in the credit ratings of AES could result in IPL’s and/or IPALCO’s credit ratings being downgraded.

Long-Term Debt

The following table presents our long-term indebtedness:

		December 31,
Series	Due	2014	2013
		(In Thousands)
IPL first mortgage bonds (see below):
4.90% (1)	January 2016	30,000	30,000
4.90% (1)	January 2016	41,850	41,850
4.90% (1)	January 2016	60,000	60,000
5.40% (2)	August 2017	24,650	24,650
3.875% (1)	August 2021	55,000	55,000
3.875% (1)	August 2021	40,000	40,000
4.55% (1)	December 2024	40,000	40,000
6.60%	January 2034	100,000	100,000
6.05%	October 2036	158,800	158,800
6.60%	June 2037	165,000	165,000
4.875%	November 2041	140,000	140,000
4.65%	June 2043	170,000	170,000
4.50%	June 2044	130,000	—
Unamortized discount – net		(2,940)	(1,339)
Total IPL first mortgage bonds		1,152,360	1,023,961
Total Long-term Debt – IPL		1,152,360	1,023,961
Long-term Debt – IPALCO:
7.25% Senior Secured Notes	April 2016	400,000	400,000
5.00% Senior Secured Notes	May 2018	400,000	400,000
Unamortized discount – net		(1,347)	(2,248)
Total Long-term Debt – IPALCO		798,653	797,752
Total Consolidated IPALCO Long-term Debt		1,951,013	1,821,713
Less: Current Portion of Long-term Debt		—	—
Net Consolidated IPALCO Long-term Debt		$1,951,013	$1,821,713

(1)
First mortgage bonds are issued to the Indiana Finance Authority, to secure the loan of proceeds from the tax-exempt bonds issued by the Indiana Finance Authority.
(2)
First mortgage bonds are issued to the city of Petersburg, Indiana, to secure the loan proceeds from various tax-exempt instruments issued by the city.

IPL First Mortgage Bonds

The mortgage and deed of trust of IPL, together with the supplemental indentures thereto, secure the first mortgage bonds issued by IPL. Pursuant to the terms of the mortgage, substantially all property owned by IPL is subject to a first mortgage lien securing indebtedness of $1,155.3 million as of December 31, 2014. The IPL first mortgage bonds require net earnings as calculated thereunder be at least two and one-half times the annual interest requirements before additional bonds can be authenticated on the basis of property additions. IPL was in compliance with such requirements as of December 31, 2014.

In June 2013, IPL issued $170 million aggregate principal amount of first mortgage bonds, 4.65% Series, due June 2043. Net proceeds from this offering were approximately $167.9 million, after deducting the initial purchasers’ discounts, fees and expenses for the offering payable by IPL. The net proceeds from the offering were used in June of 2013 to finance the redemption of $110 million aggregate principal amount of IPL first mortgage bonds, 6.30% Series, due July 2013, and to pay related fees, expenses and applicable redemption prices. We used all remaining proceeds to finance a portion of our environmental construction program and for other general corporate purposes.

In June 2014, IPL issued $130 million aggregate principal amount of first mortgage bonds, 4.50% Series, due June 2044. Net proceeds from this offering were approximately $126.8 million, after deducting the initial purchasers’ discounts, fees and expenses for the offering payable by IPL. The net proceeds from the offering were used: (i) to finance a portion of IPL’s construction program; (ii) to finance a portion of IPL’s capital costs related to environmental and replacement generation projects; and (iii) for other general corporate purposes.

IPALCO’s Senior Secured Notes

The 2016 IPALCO Notes and 2018 IPALCO Notes are secured by IPALCO’s pledge of all of the outstanding common stock of IPL.

Accounts Receivable Securitization

IPL formed IPL Funding in 1996 as a special-purpose entity to purchase receivables originated by IPL pursuant to a receivables purchase agreement between IPL and IPL Funding. IPL Funding also entered into a sale facility as defined in the Receivables Sale Agreement, which matured as extended on October 24, 2012. At that time, the Purchasers, replaced The Royal Bank of Scotland plc and Windmill Funding Corporation as Agent and Investor, respectively.  On October 20, 2014, Citibank, as the sole Liquidity Provider, and CRC Funding entered into a Transfer Supplement pursuant to which Citibank assigned to CRC Funding, and CRC Funding assumed, all of Citibank’s Commitment and Purchase Interest, and accordingly, CRC Funding is now both the Investor and a Liquidity Provider, referred to as the “Purchaser.” This agreement has been renewed annually and, as such, currently is set to mature on October 19, 2015.

Pursuant to the terms of the Receivables Sale Agreement, the Purchasers agree to purchase from IPL Funding, on a revolving basis, interests in the pool of receivables purchased from IPL up to the lesser of (1) an amount determined pursuant to the sale facility that takes into account certain eligibility requirements and reserves relating to the receivables, or (2) $50.0 million. That amount was $50.0 million as of December 31, 2014 and December 31, 2013. As collections reduce accounts receivable included in the pool, IPL Funding sells ownership interests in additional receivables acquired from IPL to return the ownership interests sold to the maximum amount permitted by the sale facility. IPL Funding is included in the Consolidated Financial Statements of IPALCO.

ASC 860 requires specific disclosures for transfers of financial assets to the extent they are considered material to the financial statements. Taking into consideration the obligation to the Purchasers is treated as debt on IPALCO’s consolidated balance sheet, the following discussion addresses those disclosures that management believes are material to the financial statements.

IPL retains servicing responsibilities in its role as collection agent on the amounts due on the sold receivables. Per the terms of the purchase agreement IPL Funding pays IPL $0.6 million annually in servicing fees.  Also in accordance with the purchase agreement, the receivables are purchased from IPL at a discounted rate of 3.5% as of December 31, 2014, facilitating IPL Funding’s ability to pay its expenses such as the servicing fee described above. No servicing asset or liability is recorded since the servicing fee paid to IPL approximates a market rate. However, the Purchasers assume the risk of collection on the purchased receivables without recourse to IPL in the event of a loss.

The total fees paid to the Purchasers recognized on the sales of receivables were $0.4 million, $0.4 million and $0.6 million for the years ended December 31, 2014, 2013 and 2012, respectively. These amounts were included in Other interest on the Consolidated Statements of Income.
IPL and IPL Funding have indemnified the Purchasers on an after-tax basis for any and all damages, losses, claims, etc., arising out of the facility, subject to certain limitations defined in the Receivables Sale Agreement, in the event that there is a breach of representations and warranties made with respect to the purchased receivables and/or certain other circumstances as described in the Receivables Sale Agreement.

Under the sale facility, if IPL fails to maintain a certain debt-to-capital ratio, it would constitute a “termination event.” As of December 31, 2014, IPL was in compliance with such covenant.

In the event that IPL’s long-term senior unsecured credit rating falls below BBB- at S&P and Baa3 at Moody’s Investors Service, the facility agent has the ability to (i) replace IPL as the collection agent; and (ii) declare a “lock-box” event. Under a lock-box event or a termination event, the facility agent has the ability to require all proceeds of purchased receivables of IPL to be directed to lock‑box accounts within 45 days of notifying IPL. A termination event would also (i) give the facility agent the option to take control of the lock-box account, and (ii) give the Purchasers the option to discontinue the purchase of additional interests in receivables and cause all proceeds of the purchased interests to be used to reduce the Purchaser’s investment and to pay other amounts owed to the Purchasers and the facility agent. This would have the effect of reducing the operating capital available to IPL by the aggregate amount of such purchased interests in receivables ($50 million as of December 31, 2014).

Line of Credit

In May 2014, IPL entered into an amendment and restatement of its 5-year $250.0 million revolving credit facility (the “Credit Agreement”) with a syndication of banks. This Credit Agreement is an unsecured committed line of credit to be used: (i) to finance capital expenditures; (ii) to refinance indebtedness under the existing credit agreement; (iii) to support working capital; and (iv) for general corporate purposes. This agreement matures on May 6, 2019, and bears interest at variable rates as described in the Credit Agreement. It includes an uncommitted $150.0 million accordion feature to provide IPL with an option to request an increase in the size of the facility at any time during the term of the agreement, subject to approval by the lenders. Prior to execution, IPL and IPALCO had existing general banking relationships with the parties in this agreement. As of December 31, 2014 and 2013, IPL had no outstanding borrowings on the committed line of credit.

Debt Maturities

Maturities on long-term indebtedness subsequent to December 31, 2014, are as follows:

Year	Amount
(in Thousands)
2015	$—
2016	531,850
2017	24,650
2018	400,000
2019	—
Thereafter	998,800
Total	$1,955,300

10. INCOME TAXES

IPALCO follows a policy of comprehensive interperiod income tax allocation. Investment tax credits related to utility property have been deferred and are being amortized over the estimated useful lives of the related property.

AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries. Under a tax sharing agreement with AES, IPALCO is responsible for the income taxes associated with its own taxable income and records the provision for income taxes as if IPALCO and its subsidiaries each filed separate income tax returns. IPALCO is no longer subject to U.S. or state income tax examinations for tax years through March 27, 2001, but is open for all subsequent periods.

On March 25, 2014, the State of Indiana enacted Senate Bill 001, which phases in an additional 1.6% reduction to the state corporate income tax rate that was initially being reduced by 2% in accordance with Indiana Code 6-3-2-1.    While the statutory state income tax rate remained at 7.25% for the calendar year 2014, the deferred tax balances were adjusted according to the anticipated reversal of temporary differences.  The change in required deferred taxes on plant and plant-related temporary differences resulted in a reduction to the associated regulatory asset of $5.6 million.  The change in required deferred taxes on non-property related temporary differences which are not probable to cause a reduction in future base customer rates resulted in a tax benefit of $1.2 million.

In the fourth quarter of each tax year until the tax rate becomes final with the 2022 tax year, the reversal of the temporary differences is to be re-evaluated and the appropriate adjustment to the deferred tax balances is to be recorded. The change in required deferred taxes on plant and plant-related temporary differences for 2014 tax year re-evaluation resulted in a reduction of the associated regulatory asset of $6.1 million, which is primarily due to the election of the final IRS regulations on tangible property discussed below.  The change in required deferred taxes on non-property related temporary differences which are not probable to cause a reduction in future base customer rates resulted in a tax benefit of $0.05 million in 2014. The statutory state corporate income tax rate will be 6.75% for 2015.

On September 13, 2013, the Internal Revenue Service released final regulations addressing the acquisition, production and improvement of tangible property and proposed regulations addressing the disposition of property. These regulations replace previously issued temporary regulations and are effective for tax years beginning on or after January 1, 2014. IPL management has opted to fully implement the new regulations effective with its 2014 income tax return. IPL has recorded the tax effect of a $245.9 million favorable Internal Revenue Code Section 481(a) adjustment to its balance sheet as a result of the regulations.

This amount represents the cumulative effective of accelerated deductions related to repairs of tangible property through December 31, 2013. The adjustment does not impact the income statement.

The following is a reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	(In Thousands)
Unrecognized tax benefits at January 1	$6,734	$6,138	$5,354
Gross increases – current period tax positions	975	986	997
Gross decreases – prior period tax positions	(667)	(390)	(213)
Unrecognized tax benefits at December 31	$7,042	$6,734	$6,138

The unrecognized tax benefits at December 31, 2014 represent tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the timing of the deductions will not affect the annual effective tax rate but would accelerate the tax payments to an earlier period.
Tax-related interest expense and income is reported as part of the provision for federal and state income taxes. Penalties, if incurred, would also be recognized as a component of tax expense. There are no interest or penalties applicable to the periods contained in this report.

Federal and state income taxes charged to income are as follows:

	2014	2013	2012
	(In Thousands)
Charged to utility operating expenses:
Current income taxes:
Federal	$944	$53,937	$55,201
State	110	15,191	16,641
Total current income taxes	1,054	69,128	71,842
Deferred income taxes:
Federal	58,114	(8,048)	(3,285)
State	12,498	(1,031)	204
Total deferred income taxes	70,612	(9,079)	(3,081)
Net amortization of investment credit	(1,431)	(1,501)	(1,599)
Total charge to utility operating expenses	70,235	58,548	67,162
Charged to other income and deductions:
Current income taxes:
Federal	(459)	(16,909)	(15,646)
State	(5)	(4,193)	(4,127)
Total current income taxes	(464)	(21,102)	(19,773)
Deferred income taxes:
Federal	(18,082)	246	251
State	(3,645)	50	59
Total deferred income taxes	(21,727)	296	310
Net provision to other income and deductions	(22,191)	(20,806)	(19,463)
Total federal and state income tax provisions	$48,044	$37,742	$47,699

The provision for income taxes (including net investment tax credit adjustments) is different than the amount computed by applying the statutory tax rate to pretax income. The reasons for the difference, stated as a percentage of pretax income, are as follows:

	2014	2013	2012
Federal statutory tax rate	35.0%	35.0%	35.0%
State income tax, net of federal tax benefit	4.8%	6.7%	7.2%
Amortization of investment tax credits	(1.2)%	(1.5)%	(1.4)%
Preferred dividends of subsidiary	0.9%	1.1%	1.0%
Depreciation flow through and amortization	(0.3)%	(0.3)%	(0.2)%
Additional funds used during construction - equity	(0.3)%	0.6%	1.6%
Manufacturers’ Production Deduction (Sec. 199)	—%	(3.8)%	(3.7)%
Other – net	0.2%	0.5%	1.4%
Effective tax rate	39.1%	38.3%	40.9%

Internal Revenue Code Section 199 permits taxpayers to claim a deduction from taxable income attributable to certain domestic production activities. IPL’s electric production activities qualify for this deduction. Beginning in 2010 and thereafter, the deduction is equal to 9% of the taxable income attributable to qualifying production activity. The tax benefit associated with the Internal Revenue Code Section 199 domestic production deduction for 2013 and 2012 was $3.7 million and $4.3 million, respectively. There is no benefit for 2014, primarily due to the election of the final tangible property regulations.

The significant items comprising IPALCO’s net accumulated deferred tax liability recognized on the audited Consolidated Balance Sheets as of December 31, 2014 and 2013, are as follows:

	2014	2013
	(In Thousands)
Deferred tax liabilities:
Relating to utility property, net	$539,318	$462,049
Regulatory assets recoverable through future rates	161,697	141,678
Other	14,211	15,280
Total deferred tax liabilities	715,226	619,007
Deferred tax assets:
Investment tax credit	2,019	2,619
Regulatory liabilities including ARO	247,118	239,713
Employee benefit plans	45,091	45,712
Net operating loss	51,364	—
Other	10,289	10,590
Total deferred tax assets	355,881	298,634
Net deferred tax liability	359,345	320,373
Less: deferred tax asset - current	(61,782)	(11,990)
Deferred income taxes – net	$421,127	$332,363

11. PENSION AND OTHER POSTRETIREMENT BENEFITS

Approximately 86% of IPL’s active employees are covered by the Defined Benefit Pension Plan as well as the Thrift Plan. The Defined Benefit Pension Plan is a qualified defined benefit plan, while the Thrift Plan is a qualified defined contribution plan. The remaining 14% of active employees are covered by the RSP. The RSP is a qualified defined contribution plan containing a profit sharing component. All non-union new hires are covered under the RSP, while IBEW physical unit union new hires are covered under the Defined Benefit Pension Plan and Thrift Plan. The IBEW clerical-technical unit new hires are no longer covered under the Defined Benefit Pension Plan but do receive an annual lump sum company contribution into the Thrift Plan. This lump sum is in addition to the IPL match of participant contributions up to 6% of base compensation. The Defined Benefit

Pension Plan is noncontributory and is funded through a trust. Benefits are based on each individual employee’s pension band and years of service as opposed to their compensation. Pension bands are based primarily on job duties and responsibilities.

Additionally, a small group of former officers and their surviving spouses are covered under a funded non-qualified Supplemental Retirement Plan. The total number of participants in the plan as of December 31, 2014 was 25. The plan is closed to new participants.

IPL also provides postretirement health care benefits to certain active or retired employees and the spouses of certain active or retired employees. Approximately 175 active employees and 38 retirees (including spouses) were receiving such benefits or entitled to future benefits as of January 1, 2014. The plan is unfunded. These postretirement health care benefits and the related obligation were not material to the consolidated financial statements in the periods covered by this report.

The following table presents information relating to the Pension Plans:

	Pension benefits as of December 31,
	2014	2013
	(In Thousands)
Change in benefit obligation:
Projected benefit obligation at beginning Measurement Date (see below)	$650,713	$763,600
Service cost	7,231	9,195
Interest cost	31,154	28,363
Actuarial loss (gain)	90,693	(99,455)
Amendments (primarily increases in pension bands)	1,233	(1)
Benefits paid	(32,603)	(50,989)
Projected benefit obligation at ending Measurement Date	748,421	650,713
Change in plan assets:
Fair value of plan assets at beginning Measurement Date	561,586	495,082
Actual return on plan assets	74,147	67,791
Employer contributions	54,109	49,702
Benefits paid	(32,603)	(50,989)
Fair value of plan assets at ending Measurement Date	657,239	561,586
Unfunded status	$(91,182)	$(89,127)
Amounts recognized in the statement of financial position under ASC 715:
Current liabilities
Noncurrent liabilities	(91,182)	(89,127)
Net amount recognized	$(91,182)	$(89,127)
Sources of change in regulatory assets(1):
Prior service cost arising during period	$1,233	$—
Net loss (gain) arising during period	58,439	(128,960)
Amortization of prior service cost	(4,853)	(4,916)
Amortization of loss	(9,710)	(22,735)
Total recognized in regulatory assets(1)	$45,109	$(156,611)
Total amounts included in accumulated other comprehensive income (loss)	NA(1)	NA(1)
Amounts included in regulatory assets and liabilities(1):
Net loss	$211,592	$162,863
Prior service cost	25,299	28,920
Total amounts included in regulatory assets	$236,891	$191,783

(1) Represents amounts included in regulatory assets (liabilities) yet to be recognized as components of net prepaid (accrued) benefit costs.
Effect of ASC 715

ASC 715 requires a portion of pension and other postretirement liabilities to be classified as current liabilities to the extent the following year’s expected benefit payments are in excess of the fair value of plan assets. As each Pension Plan has assets with fair values in excess of the following year’s expected benefit payments, no amounts have been classified as current. Therefore, the entire net amount recognized in IPALCO’s Consolidated Balance Sheets of $91.2 million is classified as a long-term liability.

Information for Pension Plans with a projected benefit obligation in excess of plan assets

	Pension benefits as of December 31,
	2014	2013
	(In Thousands)
Benefit obligation	$748,421	$650,713
Plan assets	657,239	561,586
Benefit obligation in excess of plan assets	$91,182	$89,127

IPL’s total benefit obligation in excess of plan assets was $91.2 million as of December 31, 2014 ($90.1 million Defined Benefit Pension Plan and $1.1 million Supplemental Retirement Plan).

Information for Pension Plans with an accumulated benefit obligation in excess of plan assets

	Pension benefits as of December 31,
	2014	2013
	(In Thousands)
Accumulated benefit obligation	$734,328	$638,048
Plan assets	657,239	561,586
Accumulated benefit obligation in excess of plan assets	$77,089	$76,462

IPL’s total accumulated benefit obligation in excess of plan assets was $77.1 million as of December 31, 2014 ($76.0 million Defined Benefit Pension Plan and $1.1 million Supplemental Retirement Plan).

Pension Benefits and Expense

The 2014 net actuarial loss of $58.4 million is comprised of two parts: (1) a $90.7 million pension liability actuarial loss primarily due to a decrease in the discount rate used to value pension liabilities (resulting in a loss of $73.4 million) and the adoption of a new mortality table (resulting in a loss of $19.4 million); partially offset by (2) a $32.3 million pension asset actuarial gain primarily due to higher than expected return on assets. The unrecognized net loss of $211.6 million in the Pension Plans has accumulated over time primarily due to the long-term declining trend in corporate bond rates, the lower than expected return on assets during the year 2008, and the adoption of new mortality tables which increased the expected benefit obligation due to the longer expected lives of plan participants, since ASC 715 was adopted.  During 2014, the accumulated net loss was increased due to a combination of lower discount rates used to value pension liabilities and the adoption of a new mortality table to reflect the longer expected lives of plan participants, which was partially offset by a greater than expected return on pension assets.  The unrecognized net loss, to the extent that it exceeds 10% of the greater of the benefit obligation or the assets, will be amortized and included as a component of net periodic benefit cost in future years. The amortization period is approximately 9.75 years based on estimated demographic data as of December 31, 2014. The projected benefit obligation of $748.4 million, less the fair value of assets of $657.2 million results in an unfunded status of $91.2 million at December 31, 2014.

	Pension benefits for years ended December 31,
	2014	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$7,231	$9,195	$7,986
Interest cost	31,154	28,363	30,232
Expected return on plan assets	(41,893)	(38,287)	(32,554)
Amortization of prior service cost	4,853	4,916	4,246
Recognized actuarial loss	9,710	22,735	19,471
Total pension cost	11,055	26,922	29,381
Less: amounts capitalized	1,426	2,881	2,497
Amount charged to expense	$9,629	$24,041	$26,884
Rates relevant to each year’s expense calculations:
Discount rate – defined benefit pension plan	4.92%	3.80%	4.56%
Discount rate – supplemental retirement plan	4.64%	3.41%	4.37%
Expected return on defined benefit pension plan assets	7.00%	7.25%	7.50%
Expected return on supplemental retirement plan assets	7.00%	7.25%	7.50%

Pension expense for the following year is determined as of the December 31st measurement date based on the fair value of the Pension Plans’ assets, the expected long-term rate of return on plan assets, a mortality table assumption that reflects the life expectancy of plan participants, and a discount rate used to determine the projected benefit obligation. In establishing our expected long-term rate of return assumption, we utilize a methodology developed by the plan’s investment consultant who maintains a capital market assumption model that takes into consideration risk, return, and correlation assumptions across asset classes. For 2014, pension expense was determined using an assumed long-term rate of return on plan assets of 7.00%. As of the December 31, 2014 measurement date, IPL decreased the discount rate from 4.92% to 4.06% for the Defined Benefit Pension Plan and decreased the discount rate from 4.64% to 3.82% for the Supplemental Retirement Plan. The discount rate assumption affects the pension expense determined for 2015. In addition, IPL decreased the expected long-term rate of return on plan assets from 7.00% to 6.75% effective January 1, 2015. The expected long-term rate of return assumption affects the pension expense determined for 2015. The effect on 2015 total pension expense of a 25 basis point increase and decrease in the assumed discount rate is $(1.7) million and $1.7 million respectively. The effect on 2015 total pension expense of a 100 basis point increase and decrease in the expected long-term rate of return on plan assets is $(6.7) million and $6.7 million, respectively.

Expected amortization

The estimated net loss and prior service cost for the Pension Plans that will be amortized from the regulatory asset into net periodic benefit cost over the 2015 plan year are $13.9 million and $4.9 million, respectively (Defined Benefit Pension Plan of $13.8 million and $4.9 million, respectively; and the Supplemental Retirement Plan of $0.1 million and $0.0 million, respectively).

Pension Assets

Fair Value Measurements

Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3) as discussed in Note 2.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments bought and sold, as well as held, during the year.

A description of the valuation methodologies used for each major class of assets and liabilities measured at fair value follows:

•
Other than common/collective trust funds, hedge funds and non U.S. treasury debt securities, all the Plan’s investments have quoted market prices and are categorized as Level 1 in the fair value hierarchy.

•
The Plan’s hedge fund investment is valued at net asset value of units held by the Plan. Unit value is determined primarily by references to the fund’s underlying assets, which are principally investments in another hedge fund which invests in U.S. and international equities. The Plan may redeem its ownership interest in the hedge fund at net asset value, with 60 days’ notice, on quarterly terms.

•
The Plan’s investments in common/collective trust funds are valued at the net asset value of the units of the common/collective trust funds held by the Plan at year-end. The Plan may redeem its units of the common/collective trust funds at net asset value daily. The objective of the common/collective trust funds the Plan is invested in is to track the performance of the Russell 1000 Growth or Russell 1000 Value index. These net asset values have been determined based on the market value of the underlying equity securities held by the common/collective trust funds.

•
The Plan’s investments in corporate bonds, municipal bonds, and U.S. Government agency fixed income securities are valued from third-party pricing sources, but they generally do not represent transaction prices for the identical security in an active market nor does it represent data obtained from an exchange.

•
The Plan’s investments in hedge funds, common/collective trust funds, and non U.S. treasury debt securities have been recorded at fair value and are all categorized as Level 2 investments in the fair value hierarchy.

The primary objective of the Plan is to provide a source of retirement income for its participants and beneficiaries, while the primary financial objective is to improve the unfunded status of the Plan.  A secondary financial objective is, where possible, to minimize pension expense volatility.  The objective is based on a long-term investment horizon, so that interim fluctuations should be viewed with appropriate perspective.  There can be no assurance that these objectives will be met.

In establishing our expected long-term rate of return assumption, we utilize a methodology developed by the plan’s investment consultant who maintains a capital market assumption model that takes into consideration risk, return and correlation assumptions across asset classes.  A combination of quantitative analysis of historical data and qualitative judgment is used to capture trends, structural changes and potential scenarios not reflected in historical data.

The result of the analyses is a series of inputs that produce a picture of how the plan consultant believes portfolios are likely to behave through time.  Capital market assumptions are intended to reflect the behavior of asset classes observed over several market cycles.  Stress assumptions are also examined, since the characteristics of asset classes are constantly changing.  A dynamic model is employed to manage the numerous assumptions required to estimate portfolio characteristics under different base currencies, time horizons, and inflation expectations.

The Plan consultant develops forward-looking, long-term capital market assumptions for risk, return, and correlations for a variety of global asset classes, interest rates, and inflation.  These assumptions are created using a combination of historical analysis, current market environment assessment and by applying the consultant’s own judgment.  The consultant then determines an equilibrium long-term rate of return.  We then take into consideration the investment manager/consultant expenses, as well as any other expenses expected to be paid out of the Plan’s trust. Finally, we have the plan’s actuary perform a tolerance test of the consultant’s equilibrium expected long-term rate of return.  We use an equilibrium expected long-term rate of return compatible with the actuary’s tolerance level.

The following table summarizes the Company’s target pension plan allocation for 2014:

Asset Category:	Target Allocations
Equity Securities	60%
Debt Securities	40%

	Fair Value Measurements at
	December 31, 2014
	(in thousands)
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs
Asset Category	Total	(Level 1)	(Level 2)%
Short-term investments	$2,575	$2,575	$—	—%
Mutual funds:
U.S. equities	325,370	325,370	—	50%
International equities	56,662	56,662	—	9%
Fixed income	205,409	205,409	—	31%
Fixed income securities:
U.S. Treasury securities	66,913	66,913	—	10%
Hedge funds	310	—	310	—%
Total	$657,239	$656,929	$310	100%

	Fair Value Measurements at
	December 31, 2013
	(in thousands)
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs
Asset Category	Total	(Level 1)	(Level 2)%
Short-term investments	$55,273	$55,273	$—	10%
Corporate stocks - common	45,875	45,875	—	8%
Mutual funds:
U.S. equities	182,251	182,251	—	33%
International equities	37,125	37,125	—	7%
Fixed income	1,568	1,568	—	—%
Fixed income securities:
U.S. Treasury securities	23,649	23,649	—	4%
U.S. Government agency securities	8,103	—	8,103	2%
Corporate bonds	159,393	—	159,393	28%
Hedge funds	7,750	—	7,750	1%
Other funds	40,599	40,599	—	7%
Total	$561,586	$386,340	$175,246	100%

Pension Funding

We contributed $54.1 million, $49.7 million, and $48.3 million to the Pension Plans in 2014, 2013 and 2012, respectively. Funding for the qualified Defined Benefit Pension Plan is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under ERISA, as amended by the Pension Protection Act of 2006, as well as targeted funding levels necessary to meet certain thresholds.

From an ERISA funding perspective, IPL’s funding target liability shortfall is estimated to be approximately $19 million as of January 1, 2015. The shortfall must be funded over seven years. In addition, IPL must also contribute the normal service cost earned by active participants during the plan year. The funding of normal cost is expected to be about $7.8 million in 2015, which includes $3.0 million for plan expenses.   Each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over a new seven-year period.  IPL elected to fund $25.0 million in January 2015, which satisfies all funding requirements for the calendar year 2015.  IPL’s funding policy for the Pension Plans is to contribute annually no less than the minimum required by applicable law, and no more than the maximum amount that can be deducted for federal income tax purposes.

Benefit payments made from the Pension Plans for the years ended December 31, 2014 and 2013 were $32.6 million and $51.0 million respectively. Projected benefit payments are expected to be paid out of the Pension Plans as follows:

Year	Pension Benefits
(In Thousands)
2015	$36,339
2016	37,803
2017	39,372
2018	40,674
2019	42,086
2020 through 2024 (in total)	227,282

Defined Contribution Plans

All of IPL’s employees are covered by one of two defined contribution plans, the Thrift Plan or the RSP:

The Thrift Plan

Approximately 86% of IPL’s active employees are covered by the Thrift Plan, a qualified defined contribution plan. All union new hires are covered under the Thrift Plan, while non-union new hires are covered by the RSP.

Participants elect to make contributions to the Thrift Plan based on a percentage of their base compensation. Each participant’s contribution is matched up to certain thresholds. The IBEW clerical-technical union new hires receive an annual lump sum company contribution into the Thrift Plan in addition to the IPL match. Employer contributions to the Thrift Plan were $3.0 million,  $3.0 million and $2.9 million for 2014, 2013 and 2012, respectively.

The RSP

Approximately 14% of IPL’s active employees are covered by the RSP, a qualified defined contribution plan containing a profit sharing component. Participants elect to make contributions to the RSP based on a percentage of their taxable compensation. Each participant’s contribution is matched in amounts up to, but not exceeding, 5% of the participant’s taxable compensation. In addition, the RSP has a profit sharing component whereby IPL contributes a percentage of each employee’s annual salary into the plan on a pre-tax basis. The profit sharing percentage is determined by the AES board of directors on an annual basis. Employer payroll-matching and profit sharing contributions (by IPL) relating to the RSP were $1.5 million, $1.8 million and $2.2 million for 2014, 2013 and 2012, respectively. The decline in 2014 is attributable to the RSP participants who were moved to the Service Company.

12. COMMITMENTS AND CONTINGENCIES

Legal Loss Contingencies

IPALCO and IPL are involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPALCO’s results of operations, financial condition and cash flows. Amounts accrued or expensed for legal or environmental contingencies collectively during the periods covered by this report have not been material to IPALCO’s audited Consolidated Financial Statements.

Environmental Loss Contingencies

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits.

New Source Review

In October 2009, IPL received a NOV and Finding of Violation from the EPA pursuant to the Federal Clean Air Act Section 113(a). The NOV alleges violations of the Federal Clean Air Act at IPL’s three primarily coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the PSD and nonattainment New Source Review requirements under the Federal Clean Air Act. Since receiving the letter, IPL management has met with the EPA staff regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, retire existing generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard. IPL has recorded a contingent liability related to this matter.

13.  RELATED PARTY TRANSACTIONS

IPL participates in a property insurance program in which IPL buys insurance from AES Global Insurance Company, a wholly‑owned subsidiary of AES. IPL is not self-insured on property insurance with the exception of a $5 million self-insured retention per occurrence. Except for IPL’s large substations, IPL does not carry insurance on transmission and distribution assets, which are considered to be outside the scope of property insurance.  AES and other AES subsidiaries, including IPALCO, also participate in the AES global insurance program. IPL pays premiums for a policy that is written and administered by a third-party insurance company. The premiums paid to this third-party administrator by the participants are deposited into a trust fund owned by AES Global Insurance Company, but controlled by the third-party administrator. The cost to IPL of coverage under this program was approximately $3.2 million, $3.1 million, and $2.9 million in 2014,  2013 and 2012, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of December 31, 2014 and 2013, we had prepaid approximately $3.1 million and $2.5 million, respectively, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

IPL participates in an agreement with Health and Welfare Benefit Plans LLC, an affiliate of AES, to participate in a group benefits program, including but not limited to, health, dental, vision and life benefits. Health and Welfare Benefit Plans LLC administers the financial aspects of the group insurance program, receives all premium payments from the participating affiliates, and makes all vendor payments. The cost of coverage under this program was approximately $20.1 million, $22.3 million, and $22.8 million in 2014,  2013 and 2012, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of December 31, 2014 and 2013 we had prepaid approximately $0.1 million and $2.2 million for coverage under this plan, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries. Under a tax sharing agreement with AES, IPALCO is responsible for the income taxes associated with its own taxable income and records the provision for income taxes using a separate return method. IPALCO had a receivable balance under this agreement of $0.7 million and $1.0 million as of December 31, 2014 and 2013,  which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

Long-term Compensation Plan

During 2014,  2013 and 2012,  many of IPL’s non-union employees received benefits under the AES Long-term Compensation Plan, a deferred compensation program. This type of plan is a common employee retention tool used in our industry. Benefits under this plan are granted in the form of performance units payable in cash and AES restricted stock units and options to purchase shares of AES common stock.  All such components vest in thirds over a three-year period and the terms of the AES restricted stock unit issued prior to 2011 also include a two year minimum holding period after the awards vest. Awards made in 2011 and for subsequent years will not be subject to a two year holding period. In addition, the performance units payable in cash are subject to certain AES performance criteria. Total deferred compensation expense recorded during 2014,  2013 and 2012 was $0.7 million, $1.1 million and $0.8 million, respectively and was included in Other Operating Expenses on IPALCO’s Consolidated Statements of Income. The value of these benefits is being recognized over the 36 month vesting period and a portion is recorded as miscellaneous deferred credits with the remainder recorded as Paid in capital on IPALCO’s Consolidated Balance Sheets in accordance with ASC 718 “Compensation – Stock Compensation.”

See also Note 11,  “Pension and Other Postretirement Benefits” to the audited Consolidated Financial Statements of IPALCO for a description of benefits awarded to IPL employees by AES under the RSP.

Service Company

In December 2013, an agreement was signed, effective January 1, 2014, whereby the Service Company began providing services including accounting, legal, human resources, information technology and other corporate services on behalf of companies that are part of the U.S. SBU, including among other companies, IPALCO and IPL. The Service Company allocates the costs for these services based on cost drivers designed to result in fair and equitable allocations. This includes ensuring that the regulated utilities served, including IPL, are not subsidizing costs incurred for the benefit of non-regulated businesses. Total costs incurred by the Service Company during 2014 on behalf of IPALCO were $22.0 million. Total costs incurred by IPALCO during 2014 on behalf of the Service Company were $5.6 million. IPALCO had a prepaid balance of $0.4 million to the Service Company as of December 31, 2014.

14. SEGMENT INFORMATION

Operating segments are components of an enterprise that engage in business activities from which it may earn revenues and incur expenses, for which separate financial information is available, and is evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. Substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL which is a vertically integrated electric utility. IPALCO’s reportable business segment is its utility segment, with all other non-utility business activities aggregated separately. The non-utility category primarily includes the 2016 IPALCO Notes and the 2018 IPALCO Notes; approximately $5.9 million and $6.9 million of cash and cash equivalents, as of December 31, 2014 and 2013, respectively; long-term investments of $5.1 million and $5.0 million at December 31, 2014 and 2013, respectively; and income taxes and interest related to those items. All other assets represented less than 1% of IPALCO’s total assets as of December 31, 2014 and 2013. The accounting policies of the identified segment are consistent with those policies and procedures described in the summary of significant accounting policies. Intersegment sales, if any, are generally based on prices that reflect the current market conditions.

The following table provides information about IPALCO’s business segments (in millions):

	2014			2013			2012
	Utility	All Other	Total	Utility	All Other	Total	Utility	All Other	Total
Operating revenues	$1,322	—	$1,322	$1,256	—	$1,256	$1,230	—	$1,230
Depreciation and amortization	185	—	185	182	—	182	177	—	177
Income taxes	69	(21)	48	58	(20)	38	68	(20)	48
Net income	110	(32)	78	97	(33)	64	104	(32)	72
Utility plant - net of depreciation	2,857	—	2,857	2,553	—	2,553	2,426	—	2,426
Capital expenditures	382	—	382	242	—	242	130	—	130

\

15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Operating results for the years ended December 31, 2014 and 2013, by quarter, are as follows:

	2014
	March 31	June 30	September 30	December 31
	(In Thousands)
Utility operating revenue	$355,303	$314,160	$335,574	$316,637
Utility operating income	44,543	33,174	49,311	33,885
Net income	23,706	11,663	28,471	14,128

	2013
	March 31	June 30	September 30	December 31
	(In Thousands)
Utility operating revenue	$327,017	$299,569	$321,274	$307,874
Utility operating income	42,962	31,783	47,719	28,282
Net income	21,661	9,588	27,336	5,464

The quarterly figures reflect seasonal and weather‑related fluctuations that are normal to IPL’s operations.

************

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT

IPALCO ENTERPRISES, INC.
Schedule I – Condensed Financial Information of Registrant
Unconsolidated Balance Sheets
(In Thousands)
	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,785	$2,790
Deferred tax asset - current	20,231	40
Prepayments and other current assets	165	151
Total current assets	22,181	2,981
OTHER ASSETS:
Investment in subsidiaries	930,554	844,504
Other investments	3,178	3,078
Deferred tax asset – long term	282	27
Deferred financing costs	4,563	6,427
Total other assets	938,577	854,036
TOTAL	$960,758	$857,017
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder’s equity:
Paid in capital	$168,610	$61,468
Accumulated deficit	(17,339)	(13,694)
Total common shareholder’s equity	151,271	47,774
Long-term debt	798,653	797,752
Total capitalization	949,924	845,526
CURRENT LIABILITIES:
Accounts payable and accrued expenses	251	293
Accrued income taxes	—	590
Accrued interest	10,583	10,583
Total current liabilities	10,834	11,466
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	—	25
TOTAL	$960,758	$857,017

See notes to Schedule I

IPALCO ENTERPRISES, INC.
Schedule I – Condensed Financial Information of Registrant
Unconsolidated Statements of Income
(In Thousands)
	2014	2013	2012
Equity in earnings of subsidiaries	$106,252	$93,344	$101,023
Income tax benefit – net	21,227	19,971	20,181
Interest on long-term debt	(49,000)	(49,000)	(49,000)
Amortization of redemption premiums and expense on debt	(2,765)	(2,581)	(2,417)
Other – net	(959)	(898)	(1,004)
NET INCOME	$74,755	$60,836	$68,783

See notes to Schedule I

IPALCO ENTERPRISES, INC.
Schedule I – Condensed Financial Information of Registrant
Unconsolidated Statements of Cash Flows
(In Thousands)
	2014	2013	2012
CASH FLOWS FROM OPERATIONS:
Net income	$74,755	$60,836	$68,783
Adjustments to reconcile net income to net cash
provided by operating activities:
Equity in earnings of subsidiaries	(106,252)	(93,344)	(101,023)
Cash dividends received from subsidiary companies	127,400	90,150	96,914
Amortization of debt issuance costs and discounts	2,765	2,581	2,417
Deferred income taxes – net	(20,445)	81	22
Charges related to early extinguishment of debt	—	377	—
Change in certain assets and liabilities:
Income taxes receivable or payable	(501)	(681)	(533)
Accounts payable and accrued expenses	(599)	(166)	(546)
Other – net	255	(312)	166
Net cash provided by operating activities	77,378	59,522	66,200
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiaries	(106,383)	(49,073)	15
Net cash provided by (used in) investing activities	(106,383)	(49,073)	15
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends on common stock	(78,400)	(59,500)	(66,600)
Equity contribution from AES	106,400	49,091	—
Net cash used in financing activities	28,000	(10,409)	(66,600)
Net change in cash and cash equivalents	(1,005)	40	(385)
Cash and cash equivalents at beginning of period	2,790	2,750	3,135
Cash and cash equivalents at end of period	$1,785	$2,790	$2,750

See notes to Schedule I

IPALCO ENTERPRISES, INC.
Schedule I - Condensed Financial Information of Registrant
Unconsolidated Statements of Common Shareholder's Equity (Deficit)
(In Thousands)
	Paid in Capital	Accumulated Deficit	Total
2012
Beginning Balance	$11,367	$(17,213)	$(5,846)
Net income		68,783	68,783
Distributions to AES		(66,600)	(66,600)
Contributions from AES	444		444
Balance at December 31, 2012	$11,811	$(15,030)	$(3,219)
2013
Net income		60,836	60,836
Distributions to AES		(59,500)	(59,500)
Contributions from AES	49,657		49,657
Balance at December 31, 2013	$61,468	$(13,694)	$47,774
2014
Net income		74,755	74,755
Distributions to AES		(78,400)	(78,400)
Contributions from AES	107,142		107,142
Balance at December 31, 2014	$168,610	$(17,339)	$151,271

See notes to Schedule I

IPALCO ENTERPRISES, INC.
Schedule I - Condensed Financial Information of Registrant
Notes to Schedule I

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting for Subsidiaries and Affiliates – IPALCO has accounted for the earnings of its subsidiaries on the equity method in the unconsolidated condensed financial information.

2. SHAREHOLDER’S EQUITY

On June 27, 2014, and July 31, 2013, IPALCO received equity capital contributions of $106.4 million and $49.1 million, respectively, from AES for funding needs related to IPL’s environmental and replacement generation projects. IPALCO then made the same equity capital contributions to IPL.

Agreement to Sell Minority Interest in IPALCO

On December 15, 2014, AES announced that it entered into an agreement with CDPQ, a long-term institutional investor headquartered in Quebec, Canada.  Pursuant to the agreement, on February 11, 2015 CDPQ purchased from AES 15% of AES U.S. Investments and 100 shares of IPALCO’s common stock were issued to CDPQ. In addition, CDPQ agreed to invest approximately $349 million in IPALCO through 2016, in exchange for a 17.65% equity stake, funding existing growth and environmental projects at IPL.

After completion of these transactions, CDPQ’s direct and indirect interests in IPALCO will total 30%, AES will own 85% of AES U.S. Investments, and AES U.S. Investments will own 82.35% of IPALCO.  There will be no significant change in management or operational control of AES U.S. Investments, IPALCO or IPL as a result of these transactions.

In connection with the initial closing under the agreement, CDPQ,  AES U.S. Investments, and IPALCO entered into a Shareholders’ Agreement. The Shareholders’ Agreement established the general framework governing the relationship between and among CDPQ and AES U.S. Investments, and their respective successors and transferees, as shareholders of IPALCO.  Pursuant to the Shareholders’ Agreement, the board of directors of IPALCO will initially consist of 11 directors, two nominated by CDPQ and 9 nominated by AES U.S. Investments. The Shareholders’ Agreement contains restrictions on IPALCO making certain major decisions without the prior affirmative vote of a majority of the board of directors of IPALCO.  In addition, for so long as CDPQ holds at least 5% of IPALCO’s common shares, CDPQ will have review and consultation rights with respect to certain actions of IPALCO.  Certain transfer restrictions and other transfer rights apply to CDPQ and AES U.S. Investments under the Shareholders’ Agreement, including certain rights of first offer, drag along rights, tag along rights, put rights and rights of first refusal.

On February 11, 2015, in connection with the initial closing under the Subscription Agreement and the entry into the Shareholder’s Agreement, IPALCO submitted the Third Amended and Restated Articles of Incorporation for filing with the Indiana Secretary of State, as approved and adopted by the IPALCO Board. The purpose of the Third Amended and Restated Articles of Incorporation is to amend, among other things, Article VI of the Second Amended and Restated Articles of Incorporation of IPALCO in order to effectuate changes to the size and composition of the IPALCO Board in furtherance of the terms and conditions of the IPALCO Shareholder’s Agreement.

3. INDEBTEDNESS

The following table presents IPALCO’s long-term indebtedness:

		December 31,
Series	Due	2014	2013
		(In Thousands)
Long-Term Debt
7.25% Senior Secured Notes	April 2016	$400,000	$400,000
5.00% Senior Secured Notes	May 2018	400,000	400,000
Unamortized discount – net		(1,347)	(2,248)
Total Long-term Debt		798,653	797,752
Less: Current Portion of Long-term Debt		—	—
Net Long-term Debt		$798,653	$797,752

Long-term Debt

IPALCO’s Senior Secured Notes

The 2016 IPALCO Notes and 2018 IPALCO Notes are secured by IPALCO’s pledge of all of the outstanding common stock of IPL.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

IPALCO ENTERPRISES, INC. AND SUBSIDIARIES
Valuation and Qualifying Accounts and Reserves
Years ended December 31, 2014, 2013 and 2012
(In Thousands)
Column A – Description	Column B	Column C – Additions		Column D – Deductions	Column E
	Balance at Beginning of Period	Charged to Income	Charged to Other Accounts	Net Write-offs	Balance at End of Period
Year ended December 31, 2014
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$1,982	$4,852	$—	$4,758	$2,076
Year ended December 31, 2013
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$2,047	$3,790	$—	$3,855	$1,982
Year ended December 31, 2012
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$2,081	$3,397	$—	$3,431	$2,047

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In Thousands)
	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2015	2014	2015	2014

UTILITY OPERATING REVENUES	$292,477	$314,160	$624,678	$669,463

UTILITY OPERATING EXPENSES:
Operation:
Fuel	77,084	97,844	162,516	201,942
Other operating expenses	54,832	55,393	109,808	117,512
Power purchased	31,409	26,384	73,985	64,132
Maintenance	40,755	32,778	72,037	64,751
Depreciation and amortization	42,931	46,380	89,376	92,435
Taxes other than income taxes	10,559	11,004	23,492	23,212
Income taxes - net	8,781	11,203	26,982	27,762
Total utility operating expenses	266,351	280,986	558,196	591,746
UTILITY OPERATING INCOME	26,126	33,174	66,482	77,717

OTHER INCOME AND (DEDUCTIONS):
Allowance for equity funds used during construction	3,079	1,350	6,297	2,963
Loss on early extinguishment of debt	(19,323)	—	(19,323)	—
Miscellaneous income and (deductions) - net	(742)	(566)	(1,368)	(1,541)
Income tax benefit applicable to nonoperating income	12,557	5,397	18,581	11,151
Total other income and (deductions) - net	(4,429)	6,181	4,187	12,573

INTEREST AND OTHER CHARGES:
Interest on long-term debt	27,695	26,659	55,341	53,099
Other interest	499	466	948	919
Allowance for borrowed funds used during construction	(2,567)	(749)	(5,233)	(1,732)
Amortization of redemption premiums and expense on debt	1,335	1,316	2,669	2,635
Total interest and other charges - net	26,962	27,692	53,725	54,921
NET (LOSS) INCOME	(5,265)	11,663	16,944	35,369

LESS: PREFERRED DIVIDENDS OF SUBSIDIARY	804	804	1,607	1,607
NET (LOSS) INCOME APPLICABLE TO COMMON STOCK	$(6,069)	$10,859	$15,337	$33,762

See notes to unaudited condensed consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In Thousands)
	June 30,	December 31,
	2015	2014
ASSETS
UTILITY PLANT:
Utility plant in service	$4,885,709	$4,658,023
Less accumulated depreciation	2,268,586	2,264,606
Utility plant in service - net	2,617,123	2,393,417
Construction work in progress	470,409	447,399
Spare parts inventory	13,009	14,816
Property held for future use	1,002	1,002
Utility plant - net	3,101,543	2,856,634
OTHER ASSETS:
Nonutility property - at cost, less accumulated depreciation	520	522
Other long-term assets	6,399	6,221
Other assets - net	6,919	6,743
CURRENT ASSETS:
Cash and cash equivalents	56,726	26,933
Accounts receivable and unbilled revenue (less allowance
for doubtful accounts of $2,445 and $2,076, respectively)	132,911	139,709
Fuel inventories - at average cost	68,161	47,550
Materials and supplies - at average cost	60,390	60,185
Deferred tax asset - current	55,383	61,782
Regulatory assets	2,132	93
Prepayments and other current assets	39,287	23,161
Total current assets	414,990	359,413
DEFERRED DEBITS:
Regulatory assets	425,598	419,193
Miscellaneous	36,336	25,835
Total deferred debits	461,934	445,028
TOTAL	$3,985,386	$3,667,818
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholders' equity:
Paid in capital	$383,223	$168,610
Accumulated deficit	(39,566)	(17,339)
Total common shareholders' equity	343,657	151,271
Cumulative preferred stock of subsidiary	59,784	59,784
Long-term debt	1,825,071	1,951,013
Total capitalization	2,228,512	2,162,068
CURRENT LIABILITIES:
Short-term and current portion of long-term debt (Note 5)	270,380	50,000
Accounts payable	147,962	110,623
Accrued expenses	23,077	25,187
Accrued real estate and personal property taxes	19,171	19,177
Regulatory liabilities	37,473	27,943
Accrued interest	24,572	30,726
Customer deposits	29,214	28,337
Other current liabilities	12,560	12,881
Total current liabilities	564,409	304,874
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
Regulatory liabilities	624,955	610,917
Deferred income taxes - net	426,174	421,127
Non-current income tax liability	7,147	7,042
Unamortized investment tax credit	4,570	5,229
Accrued pension and other postretirement benefits	68,305	96,464
Asset retirement obligations	60,553	59,098
Miscellaneous	761	999
Total deferred credits and other long-term liabilities	1,192,465	1,200,876
COMMITMENTS AND CONTINGENCIES (Note 7)
TOTAL	$3,985,386	$3,667,818

See notes to unaudited condensed consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In Thousands)
	Six Months Ended,
	June 30,
	2015	2014
CASH FLOWS FROM OPERATIONS:
Net income	$16,944	$35,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,667	92,923
(Deferral) amortization of regulatory assets	(7,147)	1,618
Amortization of debt premium	528	465
Deferred income taxes and investment tax credit adjustments - net	8,401	10
Loss on early extinguishment of debt	19,323	—
Allowance for equity funds used during construction	(6,160)	(2,840)
Change in certain assets and liabilities:
Accounts receivable	6,798	(1,216)
Fuel, materials and supplies	(20,817)	3,477
Income taxes receivable or payable	—	16,602
Financial transmission rights	(8,174)	(10,167)
Accounts payable and accrued expenses	6,660	(23,094)
Accrued real estate and personal property taxes	(6)	(374)
Accrued interest	(6,154)	694
Pension and other postretirement benefit expenses	(28,159)	(55,603)
Short-term and long-term regulatory assets and liabilities	10,340	4,299
Prepaids and other current assets	(7,889)	(5,955)
Other - net	192	(228)
Net cash provided by operating activities	83,347	55,980
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures - utility	(286,261)	(118,007)
Project development costs	(6,503)	(15,445)
Cost of removal, net of salvage	(6,205)	(2,479)
Other	29	(46)
Net cash used in investing activities	(298,940)	(135,977)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt borrowings	132,000	105,000
Short-term debt repayments	(77,000)	(105,000)
Long-term borrowings, net of discount	404,712	128,358
Retirement of long-term debt, including make whole provision	(384,324)	—
Dividends on common stock	(37,564)	(42,800)
Issuance of common stock	214,366	—
Equity contribution from AES	—	106,400
Preferred dividends of subsidiary	(1,607)	(1,607)
Deferred financing costs paid	(4,111)	(1,548)
Retention payments on capital expenditures	(718)	—
Other	(368)	(87)
Net cash provided by financing activities	245,386	188,716
Net change in cash and cash equivalents	29,793	108,719
Cash and cash equivalents at beginning of period	26,933	19,067
Cash and cash equivalents at end of period	$56,726	$127,786

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$57,191	$51,575
Income taxes	$—	$—
	As of June 30,
	2015	2014
Non-cash investing activities:
Accruals for capital expenditures	$57,829	$24,548

See notes to unaudited condensed consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Three Months and Six Months Ended June 30, 2015

1. ORGANIZATION

IPALCO is a holding company incorporated under the laws of the state of Indiana. IPALCO, acquired by AES in March 2001, is owned by AES U.S. Investments (88.4%) and CDPQ (11.6%). As of June 30, 2015, AES U.S. Investments is owned by AES U.S. Holdings, LLC (85%) and CDPQ (15%). IPALCO owns all of the outstanding common stock of IPL. Substantially all of IPALCO’s business consists of the generation, transmission, distribution and sale of electric energy conducted through its principal subsidiary, IPL. IPL was incorporated under the laws of the state of Indiana in 1926. IPL has approximately 480,000 retail customers in the city of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the state of Indiana, with the most distant point being approximately forty miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL owns and operates two primarily coal-fired generating plants, one combination coal and gas-fired plant and two combustion turbines at a separate site that are all used for generating electricity. IPL’s net electric generation capacity for winter is 3,233 MW and net summer capacity is 3,115 MW.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Financial Statements include the accounts of IPALCO, IPL and Mid-America Capital Resources, Inc., a non-regulated wholly-owned subsidiary of IPALCO. All significant intercompany amounts have been eliminated. The accompanying Financial Statements are unaudited; however, they have been prepared in accordance with GAAP for interim financial information and in conjunction with the rules and regulations of the SEC. Accordingly, they do not include all of the disclosures required by GAAP for annual fiscal reporting periods. In the opinion of management, all adjustments of a normal recurring nature necessary for fair presentation have been included. The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, the operating revenues and associated operating expenses are not generated evenly by month during the year. These unaudited Financial Statements have been prepared in accordance with the accounting policies described in the Audited Consolidated Financial Statements of IPALCO, included in this prospectus, and should be read in conjunction therewith.

Use of Management Estimates

The preparation of financial statements in conformity with GAAP requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions that management is required to make. Actual results may differ from those estimates.

New Accounting Pronouncements

ASU No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30)

In April 2015, the FASB issued ASU No. 2015-03, which simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. The standard is effective for annual reporting periods beginning after December 15, 2015 and interim periods therein, and requires the use of the full retrospective approach. Early adoption is permitted for financial statements that have not been previously issued. As of June 30, 2015, the Company had approximately $19.3 million in deferred financing costs classified in other noncurrent assets that would be reclassified to reduce the related debt liabilities upon adoption of ASU No. 2015-03.

ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB issued ASU No. 2014-09 which clarifies principles for recognizing revenue and will result in a common revenue standard for GAAP and International Financial Reporting Standards. The objective of the new standard is to provide a single and comprehensive revenue recognition model for all contracts with customers to improve comparability, and it supersedes prior, industry-specific guidance. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The standard requires an entity to recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. In July 2015, the FASB decided to defer the effective date by one year, resulting in the new revenue standard being effective for annual reporting periods beginning after December 15, 2017 and interim periods therein. Early adoption is now permitted only as of the original effective date for public entities (that is, no earlier than 2017 for calendar year-end entities). The standard permits the use of two transition methods: either a full retrospective or modified retrospective approach. The Company has not yet selected a transition method and is currently evaluating the impact of adopting the standard on its consolidated financial statements effective January 1, 2018.

ASU No. 2015-11, Simplifying the Measurement of Inventory (Topic 330)

In July 2015, the FASB issued ASU No. 2015-11, which simplifies the subsequent measurement of inventory. It replaces the current lower of cost or market test with a lower of cost or net realizable value test for inventory measured using the first-in, first-out or average cost methods. The standard is effective for public entities for annual reporting periods beginning after December 15, 2016, and interim periods therein. Early adoption is permitted. The new guidance must be applied prospectively. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements effective January 1, 2017.

3. FAIR VALUE MEASUREMENTS

Fair Value Hierarchy

ASC 820 defined and established a framework for measuring fair value and expands disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value, based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820 as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market;

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets; and

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

As of June 30, 2015 and December 31, 2014, all of IPALCO’s financial assets or liabilities adjusted to fair value on a recurring basis (excluding pension assets – see Note 6, “Pension and Other Postretirement Benefits”) were considered Level 3, based on the above fair value hierarchy. These primarily consisted of financial transmission rights, which are used to offset MISO congestion charges. Because the benefit associated with financial transmission rights is a flow-through to IPL’s jurisdictional customers, IPL records a regulatory liability matching the value of the financial transmission rights. In addition, IPALCO had one financial asset, a nonutility investment accounted for using the cost method of accounting, which is measured at fair value on a nonrecurring basis, again using Level 3 measurements. No adjustments were made to this asset during the periods covered by this report. All of these financial assets and liabilities were not material to the Financial Statements in the periods covered by this report, individually or in the aggregate.

Whenever possible, quoted prices in active markets are used to determine the fair value of our financial instruments. Our financial instruments are not held for trading or other speculative purposes. The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash Equivalents

As of June 30, 2015 and December 31, 2014, our cash equivalents consisted of money market funds. The fair value of cash equivalents approximates their book value due to their short maturity (Level 1), which was $1.2 million and $5.1 million as of June 30, 2015 and December 31, 2014, respectively.

Indebtedness

The fair value of our outstanding fixed-rate debt has been determined on the basis of the quoted market prices of the specific securities issued and outstanding. Because trading of our debt occurs somewhat infrequently, we consider the fair values to be Level 2. It is not the purpose of this disclosure to approximate the value on the basis of how the debt might be refinanced.
The following table shows the face value and the fair value of fixed-rate and variable-rate indebtedness for the periods ending:

	June 30, 2015		December 31, 2014
	Face Value	Fair Value	Face Value	Fair Value
	(In Millions)
Fixed-rate	$1,993.8	$2,138.2	$1,955.3	$2,231.2
Variable-rate	105.0	105.0	50.0	50.0
Total indebtedness	$2,098.8	$2,243.2	$2,005.3	$2,281.2

The difference between the face value and the carrying value of this indebtedness represents unamortized discounts of $3.4 million and $4.3 million at June 30, 2015 and December 31, 2014, respectively.

Other Non-Recurring Fair Value Measurements

ASC 410 “Asset Retirement and Environmental Obligations” addresses financial accounting and reporting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation. A legal obligation for purposes of ASC 410 is an obligation that a party is required to settle as a result of an existing law, statute, ordinance, written or oral contract or the doctrine of promissory estoppel. IPL’s ARO liabilities relate primarily to environmental issues involving asbestos-containing materials, ash ponds, landfills and miscellaneous contaminants associated with its generating plants, transmission system and distribution system. We use the cost approach to determine the fair value of IPL’s ARO liabilities, which is estimated by discounting expected cash outflows to their present value at the initial recording of the liabilities. Cash outflows are based on the approximate future disposal costs as determined by market information, historical information or other management estimates. These inputs to the fair value of the ARO liabilities would be considered Level 3 inputs under the fair value hierarchy. As of June 30, 2015 and December 31, 2014, ARO liabilities were $60.6 million and $59.1 million, respectively.

4. SHAREHOLDERS' EQUITY

On April 1, 2015, IPALCO issued and sold 11,818,828 shares of IPALCO's common stock to CDPQ for $214.4 million for funding needs primarily related to IPL's environmental construction program. IPALCO then made the same investment in IPL. As a result of this transaction, CDPQ's direct ownership interest in IPALCO is 11.6% and CDPQ's combined direct and indirect ownership interest in IPALCO is 24.9%.

5. INDEBTEDNESS

Long-Term Debt

The following table presents our long-term indebtedness:

		June 30,	December 31,
Series	Due	2015	2014
		(In Thousands)
IPL first mortgage bonds (see below):
4.90% (1)	January 2016	$30,000	$30,000
4.90% (1)	January 2016	41,850	41,850
4.90% (1)	January 2016	60,000	60,000
5.40% (2)	August 2017	24,650	24,650
3.875% (1)	August 2021	55,000	55,000
3.875% (1)	August 2021	40,000	40,000
4.55% (1)	December 2024	40,000	40,000
6.60%	January 2034	100,000	100,000
6.05%	October 2036	158,800	158,800
6.60%	June 2037	165,000	165,000
4.875%	November 2041	140,000	140,000
4.65%	June 2043	170,000	170,000
4.50%	June 2044	130,000	130,000
Unamortized discount – net		(2,898)	(2,940)
Total IPL first mortgage bonds		1,152,402	1,152,360
Total Long-term Debt – IPL		1,152,402	1,152,360
Long-term Debt – IPALCO:
7.25% Senior Secured Notes	April 2016	33,530	400,000
5.00% Senior Secured Notes	May 2018	400,000	400,000
3.45% Senior Secured Notes	July 2020	405,000	—
Unamortized discount – net		(481)	(1,347)
Total Long-term Debt – IPALCO		838,049	798,653
Total Consolidated IPALCO Long-term Debt		1,990,451	1,951,013
Less: Current Portion of Long-term Debt		165,380	—
Net Consolidated IPALCO Long-term Debt		$1,825,071	$1,951,013

(1)	First mortgage bonds are issued to the Indiana Finance Authority, to secure the loan of proceeds from the tax-exempt bonds issued by the Indiana Finance Authority.

(2)	First mortgage bonds are issued to the city of Petersburg, Indiana, to secure the loan proceeds from various tax-exempt instruments issued by the city.

Line of Credit

In May 2014, IPL entered into an amendment and restatement of its 5-year $250 million revolving credit facility (the “Credit Agreement”) with a syndication of banks. This Credit Agreement is an unsecured committed line of credit to be used: (i) to finance capital expenditures; (ii) to refinance indebtedness under the existing credit agreement; (iii) to support working capital; and (iv) for general corporate purposes. This agreement matures on May 6, 2019, and bears interest at variable rates as described in the Credit Agreement. It includes an uncommitted $150 million accordion feature to provide IPL with an option to request an increase in the size of the facility at any time during the term of the agreement, subject to approval by the lenders. Prior to execution, IPL and IPALCO had existing general banking relationships with the parties in this agreement. As of June 30, 2015 and December 31, 2014, IPL had $55.0 million and $0.0 million of outstanding borrowings on the committed line of credit, respectively.

IPL First Mortgage Bonds

IPALCO has classified its outstanding $131.9 million aggregate principal amount of 4.90% IPL first mortgage bonds as short-term indebtedness as they are due January 2016. Management plans to refinance these bonds with new debt. In the event that we are unable to refinance these bonds on acceptable terms, IPL has available borrowing capacity on its revolving credit facility that could be used to satisfy the obligation.

IPALCO's Senior Secured Notes

In June 2015, IPALCO completed the sale of the 2020 IPALCO Notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The 2020 IPALCO Notes were issued pursuant to an Indenture dated June 25, 2015, by and between IPALCO and U.S. Bank, National Association, as trustee. The 2020 IPALCO Notes were priced to the public at 99.929% of the principal amount. Net proceeds to IPALCO were approximately $399.5 million after deducting underwriting costs and estimated offering expenses. These costs are being amortized to the maturity date using the effective interest method. We used the net proceeds from this offering to fund the purchase of the 2016 IPALCO Notes validly tendered and pay for a related consent solicitation, to redeem any 2016 IPALCO Notes that remained outstanding after the completion of the tender, and to pay certain related fees, expenses and make-whole premiums. Of the 2016 IPALCO Notes outstanding, $366.5 million were tendered in June 2015. The remainder, $33.5 million, was classified as short-term indebtedness and redeemed in July 2015. An early tender premium was paid related to the tender offer and a redemption premium was paid related to the redemption of the 2016 IPALCO Notes. A loss on early extinguishment of debt of $19.3 million for the 2016 IPALCO Notes tendered in June 2015 is included as a separate line item within Other Income and (Deductions) in the accompanying Unaudited Condensed Consolidated Statements of Operations.

The 2020 IPALCO Notes are secured by IPALCO's pledge of all of the outstanding common stock of IPL. The lien on the pledged shares is shared equally and ratably with IPALCO's existing senior secured notes. IPALCO has entered into a Pledge Agreement Supplement with the Bank of New York Mellon Trust Company, N.A., as Collateral Agent, dated June 25, 2015, to the Pledge Agreement between IPALCO and The Bank of New York Mellon Trust Company, N.A., dated November 14, 2001, as supplemented by a Pledge Agreement Supplement dated April 15, 2008 and a Pledge Agreement Supplement dated May 18, 2011, each by IPALCO in favor of the Collateral Agent. IPALCO has also agreed to register the 2020 IPALCO Notes under the Securities Act by filing an exchange offer registration statement or, under specified circumstances, a shelf registration statement with the SEC pursuant to a Registration Rights Agreement that IPALCO entered into with J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the initial purchasers of the 2020 IPALCO Notes.

6. PENSION AND OTHER POSTRETIREMENT BENEFITS

The following table (in thousands) presents information for the six months ended June 30, 2015, relating to the Pension Plans:

Net unfunded status of plans:
Net unfunded status at December 31, 2014, before tax adjustments	$(91,182)
Net benefit cost components reflected in net funded status during first quarter:
Service cost	(2,079)
Interest cost	(7,408)
Expected return on assets	11,206
Employer contributions during quarter	25,000
Net unfunded status at March 31, 2015, before tax adjustments	$(64,463)
Net benefit cost components reflected in net funded status during second quarter:
Service cost	(2,078)
Interest cost	(7,408)
Expected return on assets	11,206
Net unfunded status at June 30, 2015, before tax adjustments	$(62,743)

Regulatory assets related to pensions(1):
Regulatory assets at December 31, 2014, before tax adjustments	$236,891
Amount reclassified through net benefit cost:
Amortization of prior service cost	(1,216)
Amortization of net actuarial loss	(3,475)
Regulatory assets at March 31, 2015, before tax adjustments	$232,200
Amount reclassified through net benefit cost:
Amortization of prior service cost	(1,217)
Amortization of net actuarial loss	(3,475)
Regulatory assets at June 30, 2015, before tax adjustments	$227,508

(1)
Amounts that would otherwise be charged/credited to Accumulated Other Comprehensive Income or Loss upon application of ASC 715, “Compensation – Retirement Benefits,” are recorded as a regulatory asset or liability because IPL has historically recovered and currently recovers pension and other postretirement benefit expenses in rates. These are unrecognized amounts yet to be recognized as components of net periodic benefit costs.

Pension Expense

The following table presents net periodic benefit cost information relating to the Pension Plans combined:

	For the Three Months Ended,		For the Six Months Ended,
	June 30,		June 30,
	2015	2014	2015	2014
	(In Thousands)		(In Thousands)
Components of net periodic benefit cost:
Service cost	$2,078	$1,807	$4,157	$3,615
Interest cost	7,408	7,789	14,816	15,577
Expected return on plan assets	(11,206)	(10,473)	(22,412)	(20,946)
Amortization of prior service cost	1,217	1,213	2,433	2,426
Amortization of actuarial loss	3,475	2,426	6,950	4,855
Net periodic benefit cost	$2,972	$2,762	$5,944	$5,527

In addition, IPL provides postretirement health care benefits to certain active or retired employees and the spouses of certain active or retired employees. These postretirement health care benefits and the related unfunded obligation was $5.7 million and $5.4 million at June 30, 2015 and December 31, 2014, respectively.  The related expense was not material to the Financial Statements in the periods covered by this report.

7. COMMITMENTS AND CONTINGENCIES

Legal Loss Contingencies

IPALCO and IPL are involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPALCO’s results of operations, financial condition and cash flows. Amounts accrued or expensed for legal or environmental contingencies collectively during the periods covered by this report have not been material to the Financial Statements of IPALCO.

Environmental Loss Contingencies

We are subject to various federal, state, regional and local environmental protection and health and safety laws, as well as regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits.

New Source Review

In October 2009, IPL received a NOV and Finding of Violation from the EPA pursuant to the CAA Section 113(a). The NOV alleges violations of the CAA at IPL’s three primarily coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the PSD and nonattainment New Source Review requirements under the CAA. Since receiving the letter, IPL management has met with the EPA staff regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, retire existing generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard. IPL has recorded a contingent liability related to this matter.

8. INCOME TAXES

IPALCO’s effective combined state and federal income tax rates were 38.4% and 35.4% for the three and six months ended June 30, 2015, respectively, as compared to 34.8% and 33.0% for the three and six months ended June 30, 2014, respectively. The increase in the effective tax rates versus the comparable periods was primarily the result of an increase in state income tax expense (net of the federal tax benefit) and the disallowance of the domestic manufacturing deduction (Internal Revenue Code Section 199). The state tax expense in the current period is greater than the prior period due to the prior period containing an adjustment for a reduction in the enacted Indiana state tax rate. Due to the election of the final tangible property regulations in the prior year, IPALCO will not receive the benefit of the manufacturers’ deduction until the Net Operating Loss carryover caused by the election is used in its entirety. These increases in the rate were also partially offset by the increase in the allowance for equity funds used during construction in 2015.

9. RELATED PARTY TRANSACTIONS

In December 2013, an agreement was signed, effective January 1, 2014, whereby the Service Company began providing services including accounting, legal, human resources, information technology and other corporate services on behalf of companies that are part of the U.S. SBU, including among other companies, IPALCO and IPL. The Service Company allocates the costs for these services based on cost drivers designed to result in fair and equitable allocations. This includes ensuring that the regulated utilities served, including IPL, are not subsidizing costs incurred for the benefit of non-regulated businesses. Total costs incurred by the Service Company on behalf of IPALCO were $12.2 million and $13.6 million during the six-month periods ended June 30, 2015 and 2014, respectively. Total costs incurred by IPALCO on behalf of the Service Company were $3.7 million and $2.1 million during the six-month periods ended June 30, 2015 and 2014, respectively. IPALCO had a prepaid balance with the Service Company of $3.5 million and $0.4 million as of June 30, 2015 and December 31, 2014, respectively.

10. SEGMENT INFORMATION

Operating segments are components of an enterprise that engage in business activities from which it may earn revenues and incur expenses, for which separate financial information is available, and is evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. Substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL which is a vertically integrated electric utility. IPALCO’s reportable business segment is its utility segment, with all other non-utility business activities aggregated separately. The non-utility category primarily includes the remaining $33.5 million of 7.25% Senior Secured Notes due April 1, 2016, the $400 million of 5.00% Senior Secured Notes due May 1, 2018, and the $405 million of 3.45% Senior Secured Notes due July 15, 2020; approximately $43.7 million and $5.9 million of cash and cash equivalents, as of June 30, 2015 and December 31, 2014, respectively; long-term investments of $5.2 million and $5.1 million at June 30, 2015 and December 31, 2014, respectively; and income taxes and interest related to those items. All other non-utility assets represented approximately 2% of IPALCO’s total assets as of June 30, 2015 and approximately 1% of IPALCO's total assets as of December 31, 2014. Net income for the utility segment was $45.0 million and $51.2 million for the six-month periods ended June 30, 2015 and 2014, respectively, and $15.3 million and $19.8 million for the three-month periods ended June 30, 2015 and 2014, respectively. The accounting policies of the identified segment are consistent with those policies and procedures described in the summary of significant accounting policies. Intersegment sales, if any, are generally based on prices that reflect the current market conditions.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Indianapolis Power & Light Company

We have audited the accompanying consolidated balance sheets of Indianapolis Power & Light Company and subsidiary (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15a. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Indianapolis Power & Light Company and subsidiary at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
February 25, 2015

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Consolidated Statements of Income
For the Years Ended December 31, 2014, 2013 and 2012
(In Thousands)
	2014	2013	2012
OPERATING REVENUES	$1,321,674	$1,255,734	$1,229,777
OPERATING EXPENSES:
Operation:
Fuel	411,217	376,450	340,647
Other operating expenses	218,932	235,082	217,124
Power purchased	116,648	94,265	121,238
Maintenance	113,248	112,913	99,568
Depreciation and amortization	185,263	182,305	176,843
Taxes other than income taxes	45,218	45,425	44,295
Income taxes - net	70,235	58,548	67,162
Total operating expenses	1,160,761	1,104,988	1,066,877
OPERATING INCOME	160,913	150,746	162,900
OTHER INCOME AND (DEDUCTIONS):
Allowance for equity funds used during construction	7,381	4,331	1,087
Miscellaneous income and (deductions) - net	(1,203)	(1,981)	(1,457)
Income tax (expense) benefit applicable to nonoperating income	953	828	(654)
Total other income and (deductions) - net	7,131	3,178	(1,024)
INTEREST AND OTHER CHARGES:
Interest on long-term debt	59,104	55,602	54,435
Other interest	1,865	1,794	1,913
Allowance for borrowed funds used during construction	(4,963)	(2,517)	(1,059)
Amortization of redemption premiums and expense on debt	2,510	2,493	2,458
Total interest and other charges - net	58,516	57,372	57,747
NET INCOME	109,528	96,552	104,129
LESS: PREFERRED DIVIDEND REQUIREMENTS	3,213	3,213	3,213
NET INCOME APPLICABLE TO COMMON STOCK	$106,315	$93,339	$100,916

See notes to consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Consolidated Balance Sheets
(In Thousands)
	December 31, 2014	December 31, 2013
ASSETS
UTILITY PLANT:
Utility plant in service	$4,658,023	$4,478,752
Less accumulated depreciation	2,264,606	2,149,994
Utility plant in service - net	2,393,417	2,328,758
Construction work in progress	447,399	207,727
Spare parts inventory	14,816	15,774
Property held for future use	1,002	1,002
Utility plant - net	2,856,634	2,553,261
OTHER ASSETS:
At cost, less accumulated depreciation	1,648	1,434
CURRENT ASSETS:
Cash and cash equivalents	20,999	12,120
Accounts receivable and unbilled revenue (less allowance for
doubtful accounts of $2,076 and $1,982, respectively)	139,709	143,408
Fuel inventories - at average cost	47,550	54,763
Materials and supplies - at average cost	60,185	58,067
Deferred tax asset - current	41,551	11,950
Regulatory assets	93	2,409
Prepayments and other current assets	23,031	23,729
Total current assets	333,118	306,446
DEFERRED DEBITS:
Regulatory assets	419,193	369,447
Miscellaneous	21,284	25,530
Total deferred debits	440,477	394,977
TOTAL	$3,631,877	$3,256,118
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder's equity:
Common stock	$324,537	$324,537
Paid in capital	170,306	63,173
Retained earnings	430,266	451,351
Total common shareholder's equity	925,109	839,061
Cumulative preferred stock	59,784	59,784
Long-term debt (Note 9)	1,152,360	1,023,961
Total capitalization	2,137,253	1,922,806
CURRENT LIABILITIES:
Short-term debt (Note 9)	50,000	50,000
Accounts payable	110,606	99,799
Accrued expenses	25,084	27,315
Accrued real estate and personal property taxes	19,177	19,224
Regulatory liabilities	27,943	12,436
Accrued interest	20,108	19,074
Customer deposits	28,337	26,241
Other current liabilities	12,581	11,900
Total current liabilities	293,836	265,989
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
Deferred income taxes - net	421,044	332,094
Non-current income tax liability	7,042	6,734
Regulatory liabilities	610,917	585,753
Unamortized investment tax credit	5,229	6,661
Accrued pension and other postretirement benefits	96,464	93,680
Asset retirement obligations	59,098	41,381
Miscellaneous	994	1,020
Total deferred credits and other long-term liabilities	1,200,788	1,067,323
COMMITMENTS AND CONTINGENCIES (Note 12)
TOTAL	$3,631,877	$3,256,118

See notes to consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2014, 2013 and 2012
(In Thousands)
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$109,528	$96,552	$104,129
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	186,614	180,917	176,771
Amortization of regulatory assets	1,123	3,686	2,206
Amortization of debt premium	40	30	29
Deferred income taxes and investment tax credit adjustments - net	67,831	(10,594)	(4,666)
Allowance for equity funds used during construction	(7,136)	(4,088)	(881)
Gains on sales of assets	—	(297)	—
Change in certain assets and liabilities:
Accounts receivable	3,699	(1,900)	(5,501)
Fuel, materials and supplies	5,094	(10,337)	4,339
Income taxes receivable or payable	1,171	3,510	(5,920)
Financial transmission rights	(1,947)	(1,869)	360
Accounts payable and accrued expenses	(23,723)	16,290	(2,401)
Accrued real estate and personal property taxes	(47)	(181)	1,945
Accrued interest	1,034	(2,288)	971
Pension and other postretirement benefit expenses	2,785	(180,338)	15,846
Short-term and long-term regulatory assets and liabilities	(44,252)	148,169	(43,514)
Prepaids and other current assets	(170)	(2,917)	(958)
Other - net	2,385	7,195	2,525
Net cash provided by operating activities	304,029	241,540	245,280
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(381,626)	(242,124)	(129,747)
Project development costs	(9,657)	(6,047)	(6,781)
Proceeds from sales of assets	—	225	1
Grants under the American Recovery and Reinvestment Act of 2009	—	923	6,028
Asset removal costs	(6,036)	(7,553)	(9,251)
Other	(56)	39	(9)
Net cash used in investing activities	(397,375)	(254,537)	(139,759)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt borrowings	105,000	150,500	73,000
Short-term debt repayments	(105,000)	(150,500)	(87,000)
Long-term borrowings	128,358	169,728	—
Retirement of long-term debt	—	(110,377)	—
Dividends on common stock	(127,400)	(90,150)	(96,700)
Dividends on preferred stock	(3,213)	(3,213)	(3,213)
Equity contribution from IPALCO	106,400	49,091	—
Other	(1,920)	(2,004)	(172)
Net cash provided by (used in) financing activities	102,225	13,075	(114,085)
Net change in cash and cash equivalents	8,879	78	(8,564)
Cash and cash equivalents at beginning of period	12,120	12,042	20,606
Cash and cash equivalents at end of period	$20,999	$12,120	$12,042

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$54,938	$57,175	$54,254
Income taxes	$—	$64,950	$78,402
	As of December 31,
	2014	2013	2012
Non-cash investing activities:
Accruals for capital expenditures	$37,293	$17,957	$16,658

See notes to consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Consolidated Statements of Common Shareholder's Equity
(In Thousands)
	Common Stock	Paid in Capital	Retained Earnings	Total
Balance at January 1, 2012	$324,537	$13,114	$443,946	$781,597
Net income			104,129	104,129
Preferred stock dividends			(3,213)	(3,213)
Cash dividends declared on common stock			(96,700)	(96,700)
Contributions from IPALCO		422		422
Balance at December 31, 2012	$324,537	$13,536	$448,162	$786,235
Net income			96,552	96,552
Preferred stock dividends			(3,213)	(3,213)
Cash dividends declared on common stock			(90,150)	(90,150)
Contributions from IPALCO		49,637		49,637
Balance at December 31, 2013	$324,537	$63,173	$451,351	$839,061
Net income			109,528	109,528
Preferred stock dividends			(3,213)	(3,213)
Cash dividends declared on common stock			(127,400)	(127,400)
Contributions from IPALCO		107,133		107,133
Balance at December 31, 2014	$324,537	$170,306	$430,266	$925,109

See notes to consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2014, 2013 and 2012

1. ORGANIZATION

IPL was incorporated under the laws of the state of Indiana in 1926. All of the outstanding common stock of IPL is owned by IPALCO. IPALCO, acquired by AES in March 2001, is owned by AES U.S. Investments and CDPQ, IPALCO’s new minority interest holder. AES U.S. Investments is owned by AES (85%) and CDPQ (15%).  IPL is engaged primarily in generating, transmitting, distributing and selling electric energy to approximately 480,000 retail customers in the city of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the state of Indiana, with the most distant point being approximately forty miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL owns and operates two primarily coal-fired generating plants, one combination coal and gas-fired plant and two combustion turbines at a separate site that are all used for generating electricity. IPL’s net electric generation capacity for winter is 3,241 MW and net summer capacity is 3,123 MW.

IPL Funding is a special-purpose entity and a wholly-owned subsidiary of IPL and is included in the audited Consolidated Financial Statements of IPL. IPL formed IPL Funding in 1996 to sell, on a revolving basis, up to $50 million of the retail accounts receivable and related collections of IPL to third-party purchasers in exchange for cash (see Accounts Receivable Securitization in Note 9, “Indebtedness”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

IPL’s consolidated financial statements are prepared in accordance with GAAP and in conjunction with the rules and regulations of the SEC. The consolidated financial statements include the accounts of IPL and its unregulated subsidiary, IPL Funding. All intercompany items have been eliminated in consolidation. Certain costs for shared resources amongst IPL and IPALCO, such as labor and benefits, are allocated to each entity based on allocation methodologies that management believes to be reasonable. We have evaluated subsequent events through the date these financial statements were issued.

Use of Management Estimates

The preparation of financial statements in conformity with GAAP requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

Regulation

The retail utility operations of IPL are subject to the jurisdiction of the IURC. IPL’s wholesale power transactions are subject to the jurisdiction of the FERC. These agencies regulate IPL’s utility business operations, tariffs, accounting, depreciation allowances, services, issuances of securities and the sale and acquisition of utility properties. The financial statements of IPL are based on GAAP, including the provisions of FASB ASC 980 “Regulated Operations,” which gives recognition to the ratemaking and accounting practices of these agencies. See also Note 6, “Regulatory Assets and Liabilities” for a discussion of specific regulatory assets and liabilities.

Revenues and Accounts Receivable

Revenues related to the sale of energy are generally recognized when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers is based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to certain customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is accrued. In making its estimates of unbilled revenue, IPL uses complex models that consider various factors including daily generation volumes; known amounts of energy usage by nearly all residential, small commercial and industrial customers; estimated line losses; and estimated customer rates based on prior period billings. Given the use of these models, and that customers are billed on a monthly cycle, we believe it is unlikely that materially different results will occur in future periods when revenue is billed.  At December 31, 2014 and 2013, customer accounts receivable include unbilled energy revenues of $48.4 million and $50.1 million, respectively, on a base of annual revenue of $1.3 billion in 2014 and 2013.  An allowance for potential credit losses is maintained and amounts are written off when normal collection efforts have been exhausted. Our provision for doubtful accounts included in Other operating expenses on the accompanying Consolidated Statements of Income was $4.9 million,  $3.8 million and $3.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

IPL’s basic rates include a provision for fuel costs as established in IPL’s most recent rate proceeding, which last adjusted IPL’s rates in 1996. IPL is permitted to recover actual costs of purchased power and fuel consumed, subject to certain restrictions. This is accomplished through quarterly FAC proceedings, in which IPL estimates the amount of fuel and purchased power costs in future periods. Through these proceedings, IPL is also permitted to recover, in future rates, underestimated fuel and purchased power costs from prior periods, subject to certain restrictions, and therefore the over or underestimated costs are deferred or accrued and amortized into fuel expense in the same period that IPL’s rates are adjusted. See also Note 3, “Regulatory Matters,” for a discussion of other costs that IPL is permitted to recover through periodic rate adjustment proceedings

In addition, we are one of many transmission system owner members of the MISO, a regional transmission organization which maintains functional control over the combined transmission systems of its members and manages one of the largest energy markets in the U.S. In the MISO market, IPL offers its generation and bids its demand into the market on an hourly basis. MISO settles these hourly offers and bids based on locational marginal prices, which is pricing for energy at a given location based on a market clearing price that takes into account physical limitations, generation, and demand throughout the MISO region. MISO evaluates the market participants’ energy offers and demand bids to economically and reliably dispatch the entire MISO system. IPL accounts for these hourly offers and bids, on a net basis, in UTILITY OPERATING REVENUES when in a net selling position and in UTILITY OPERATING EXPENSES – Power Purchased when in a net purchasing position.

Contingencies

IPL accrues for loss contingencies when the amount of the loss is probable and estimable. IPL is subject to various environmental regulations, and is involved in certain legal proceedings. If IPL’s actual environmental and/or legal obligations are different from our estimates, the recognition of the actual amounts may have a material impact on our results of operations, financial condition and cash flows; although that has not been the case during the periods covered by this report. As of December 31, 2014 and 2013, total loss contingencies accrued were $5.2 million and $4.3 million, respectively, which were included in Other Current Liabilities on the accompanying Consolidated Balance Sheets.

Concentrations of Risk

Substantially all of IPL’s customers are located within the Indianapolis area. In addition, approximately 66% of IPL’s full-time employees are covered by collective bargaining agreements in two bargaining units: a physical unit and a clerical-technical unit. IPL’s contract with the physical unit expires on December 14, 2015, and the contract with the clerical-technical unit expires February 20, 2017. Additionally, IPL has long-term coal contracts with four suppliers, with about 45% of our existing coal under contract for the three-year period ending December 31, 2017 coming from one supplier. Substantially all of the coal is currently mined in the state of Indiana.

Allowance For Funds Used During Construction

In accordance with the Uniform System of Accounts prescribed by FERC, IPL capitalizes an allowance for the net cost of funds (interest on borrowed funds and a reasonable rate of return on equity funds) used for construction purposes during the period of construction with a corresponding credit to income. IPL capitalized amounts using pretax composite rates of 8.3%, 8.6%, and 8.4% during 2014, 2013 and 2012, respectively. For the Eagle Valley CCGT and Harding Street refueling project, IPL capitalized amounts using a pretax composite rate of 7.6% starting in 2014.

Utility Plant and Depreciation

Utility plant is stated at original cost as defined for regulatory purposes. The cost of additions to utility plant and replacements of retirement units of property are charged to plant accounts. Units of property replaced or abandoned in the ordinary course of business are retired from the plant accounts at cost; such amounts, less salvage, are charged to accumulated depreciation. Depreciation is computed by the straight-line method based on functional rates approved by the IURC and averaged 4.1%,  4.0%, and 4.0% during 2014, 2013 and 2012, respectively. Depreciation expense was $185.9 million, $180.0 million, and

$175.9 million for the years ended December 31, 2014, 2013 and 2012, respectively, which includes depreciation expense that has been deferred as a regulatory asset.

Derivatives

We have only limited involvement with derivative financial instruments and do not use them for trading purposes. IPL accounts for its derivatives in accordance with ASC 815 “Derivatives and Hedging.” In addition, IPL has entered into contracts involving the physical delivery of energy and fuel. Because these contracts qualify for the normal purchases and normal sales scope exception in ASC 815, IPL has elected to account for them as accrual contracts, which are not adjusted for changes in fair value.

Fuel, Materials and Supplies

We maintain coal, fuel oil, materials and supplies inventories for use in the production of electricity. These inventories are accounted for at the lower of cost or market, using the average cost.

Impairment of Long-lived Assets

GAAP requires that we measure long-lived assets for impairment when indicators of impairment exist. If an asset is deemed to be impaired, we are required to write down the asset to its fair value with a charge to current earnings. The net book value of our utility plant assets was $2.9 billion and $2.6 billion as of December 31, 2014 and 2013, respectively. We do not believe any of these assets are currently impaired. In making this assessment, we consider such factors as: the overall condition and generating and distribution capacity of the assets; the expected ability to recover additional expenditures in the assets, such as CCT projects; the anticipated demand and relative pricing of retail electricity in our service territory and wholesale electricity in the region; and the cost of fuel.

Income Taxes

IPL includes any applicable interest and penalties related to income tax deficiencies or overpayments in the provision for income taxes in its Consolidated Statements of Income. There were no interest or penalties applicable to the periods contained in this report.

Deferred taxes are provided for all significant temporary differences between book and taxable income. The effects of income taxes are measured based on enacted laws and rates. Such differences include the use of accelerated depreciation methods for tax purposes, the use of different book and tax depreciable lives, rates and in-service dates and the accelerated tax amortization of pollution control facilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting basis of assets and liabilities. Those income taxes payable which are includable in allowable costs for ratemaking purposes in future years are recorded as regulatory assets with a corresponding deferred tax liability. Investment tax credits that reduced federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment. Contingent liabilities related to income taxes are recorded in accordance with ASC 740 “Income Taxes.”

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents.

Repair and Maintenance Costs

Repair and maintenance costs are expensed as incurred.

Per Share Data

IPL is a wholly-owned subsidiary of IPALCO and does not report earnings on a per-share basis.

New Accounting Pronouncements

ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” effective for annual and interim periods beginning after December 15, 2014. ASU 2014-08 updates the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. In addition, an entity will be required to expand disclosures for discontinued operations by providing more information about the assets, liabilities, revenues and expenses of discontinued operations both on the face of the financial statements and in the notes to the financial statements. For the disposal of an individually significant component of an entity that does not qualify for discontinued operations reporting, such entity will be required to disclose the pretax profit or loss of the component in the notes to the financial statements. Our early adoption of ASU No. 2014-08 in the third quarter of 2014 did not have any impact on our overall results of operations, financial position or cash flows.

ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” effective for annual and interim periods beginning after December 15, 2016, with retrospective application. The core principle of this ASU is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Because the guidance in this ASU is principles-based, it can be applied to all contracts with customers regardless of industry-specific or transaction-specific fact patterns. Additionally, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. We have not yet determined the extent, if any, to which our overall results of operations, financial position or cash flows may be affected by the implementation of this accounting standard.

ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern),” effective for annual and interim periods ending after December 15, 2016. ASU 2014-15 requires management to evaluate whether there are conditions or events, considered in aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. There are required disclosures if substantial doubt is identified including documentation of principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans), management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, and management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern. This ASU is not expected to have any impact on our overall results of operations, financial position or cash flows.

3. REGULATORY MATTERS

General

IPL is subject to regulation by the IURC as to its services and facilities, the valuation of property, the construction, purchase, or lease of electric generating facilities, the classification of accounts, rates of depreciation, retail rates and charges, the issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue), the acquisition and sale of some public utility properties or securities and certain other matters.

In addition, IPL is subject to the jurisdiction of the FERC with respect to short-term borrowing not regulated by the IURC, the sale of electricity at wholesale and the transmission of electric energy in interstate commerce, the classification of accounts, reliability standards, and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act. As a regulated entity, IPL is required to use certain accounting methods prescribed by regulatory bodies which may differ from those accounting methods required to be used by unregulated entities.

IPL is also affected by the regulatory jurisdiction of the EPA at the federal level, and the IDEM at the state level. Other significant regulatory agencies affecting IPL include, but are not limited to, the NERC, the U.S. Department of Labor and the IOSHA.

Basic Rates and Charges

Our basic rates and charges represent the largest component of our annual revenues. Our basic rates and charges are determined after giving consideration, on a pro-forma basis, to all allowable costs for ratemaking purposes including a fair return on the fair value of the utility property used and useful in providing service to customers. These basic rates and charges are set and approved by the IURC after public hearings. Such proceedings, which have occurred at irregular intervals, involve IPL, the Indiana Office of Utility Consumer Counselor, and other interested stakeholders. Pursuant to statute, the IURC is to conduct a periodic review of the basic rates and charges of all Indiana utilities at least once every four years, but the IURC has the authority to review the rates of any Indiana utility at any time. Once set, the basic rates and charges authorized do not assure the realization of a fair return on the fair value of property.

Our basic rates and charges were last adjusted in 1996; however, IPL filed a petition with the IURC on December 29, 2014, for authority to increase its basic rates and charges by approximately $67.8 million annually, or 5.6%. An order on this proceeding will likely be issued by the IURC in the fourth quarter of 2015 with any rate change expected to become effective by early 2016. The petition also includes requests to implement rate adjustment mechanisms for short term recovery of fluctuations in the following costs: (1) capacity purchase costs; (2) off-systems sales margins; and (3)MISO non-fuel charges (MISO fuel charges are already included in the FAC rate mechanism as described below). No assurances can be given as to the outcome of this proceeding.

Our declining block rate structure generally provides for residential and commercial customers to be charged a lower per kWh rate at higher consumption levels. Therefore, as volumes increase, the weighted average price per kWh decreases. Numerous factors including, but not limited to, weather, inflation, customer growth and usage, the level of actual operating and maintenance expenditures, capital expenditures including those required by environmental regulations, fuel costs, generating unit availability and purchased power costs, can affect the return realized.

FAC and Authorized Annual Jurisdictional Net Operating Income

IPL may apply to the IURC for a change in IPL’s fuel charge every three months to recover IPL’s estimated fuel costs, including the energy portion of purchased power costs, which may be above or below the levels included in IPL’s basic rates and charges. IPL must present evidence in each FAC proceeding that it has made every reasonable effort to acquire fuel and generate or purchase power or both so as to provide electricity to its retail customers at the lowest fuel cost reasonably possible.

Independent of the IURC’s ability to review basic rates and charges, Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income test requirements as a condition for approval of requested changes in the FAC. Additionally, customer refunds may result if a utility’s rolling twelve-month operating income, determined at quarterly measurement dates, exceeds a utility’s authorized annual jurisdictional net operating income and there are not sufficient applicable cumulative net operating income deficiencies against which the excess rolling twelve-month jurisdictional net operating income can be offset.

ECCRA

IPL may apply to the IURC for approval of a rate adjustment known as the ECCRA every six months to recover costs to install and/or upgrade CCT equipment.  The total amount of IPL’s CCT equipment approved for ECCRA recovery as of December 31, 2014 was $827 million. The jurisdictional revenue requirement that was approved by the IURC to be included in IPL’s rates for the six-month period from September 2014 through February 2015 was $56.8 million. During the years ended December 31, 2014, 2013 and 2012, we made total CCT expenditures of $176.3 million, $126.6 million, and $15.0 million, respectively. The vast majority of such costs are recoverable through our ECCRA filings. Also, see “Environmental Matters” for discussion of recovery of costs to comply with current and expected environmental laws and regulations.

DSM

In March 2014, legislation, referred to as the SEA 340, was approved that effectively ended the IURC’s energy efficiency targets established in a 2009 statewide Generic DSM Order. Although SEA 340 puts an end to established efficiency targets, IPL will continue to offer cost-effective energy efficiency and demand response programs as one of many resources to meet future demand for electricity.

In December 2014, we received approval from the IURC of our 2015-2016 DSM plan. The approval includes cost recovery on a set of DSM programs to be offered in 2015-2016 that is similar to the 2014 set of programs. Similar to the current DSM framework, we are eligible to receive performance incentives dependent upon the level of success of the programs.

Additionally, we were granted authority to record a regulatory asset for recovery in a future base rate case proceeding for lost margins which result from decreased kWh related to implementation of these DSM programs.

IPL’s Smart Energy Project

In 2010, IPL was awarded a smart grid investment grant for $20 million as part of its $48.9 million Smart Energy Project (including smart grid technology), which provides IPL’s customers with tools to help them more efficiently use electricity and included an upgrade of IPL’s electric delivery system infrastructure. Under the grant, the U.S. Department of Energy provided $20 million of nontaxable reimbursements to IPL for capitalized costs associated with IPL’s Smart Energy Project. These reimbursements were accounted for as a reduction of the capitalized Smart Energy Project costs. We received the final grant reimbursement in 2013.

Wind and Solar Power Purchase Agreements

We are committed under a power purchase agreement to purchase approximately 100 MW of wind-generated electricity through 2029 from a wind project in Indiana. We are also committed under another agreement to purchase approximately 200 MW of wind-generated electricity for 20 years from a project in Minnesota, which began commercial operation in October 2011. In addition, we have 97 MW of solar-generated electricity in our service territory under contract in 2015, of which 82 MW was in operation as of December 31, 2014. We have authority from the IURC to recover the costs for all of these agreements through an adjustment mechanism administered within the FAC.

MISO Real Time RSG

MISO collects RSG charges from market participants to pay for generation dispatched when the costs of such generation are not recovered in the market clearing price. Over the past several years, there have been disagreements between interested parties regarding the calculation methodology for RSG charges and how such charges should be allocated among the individual MISO participants. Under the methodology currently in effect, RSG charges have little effect on IPL’s financial statements as the vast majority of such charges are considered to be fuel costs and are recoverable through IPL’s FAC, while the remainder is being deferred for future recovery in accordance with GAAP. However, the IURC’s orders in IPL’s FAC 77, 78 and 79 proceedings approved IPL’s FAC factor on an interim basis, subject to refund, pending the outcome of a FERC proceeding regarding RSG charges and any subsequent appeals therefrom. In a recent FAC proceeding, IPL requested that the subject to refund designation be removed and that FAC 77, 78 and 79 proceedings be made final with no modifications. In February 2014, the IURC issued an order approving IPL’s request.

MISO Transmission Expansion Cost Sharing and FERC Order 1000

Beginning in 2007, MISO transmission system owner members including IPL began to share the costs of transmission expansion projects with other transmission system owner members after such projects were approved by the MISO board of directors. Upon approval by the MISO board of directors the transmission system owner members must make a good faith effort to build and/or pay for the projects. Costs allocated to IPL for the projects of other transmission system owner members are collected by MISO per their tariff.

On July 21, 2011, the FERC issued Order 1000, amending the transmission planning and cost allocation requirements established in Order No. 890. Through Order 1000, the FERC:

(1)	requires public utility transmission providers to participate in a regional transmission planning process and produce a regional transmission plan;

(2)
requires public utility transmission providers to amend their open access transmission tariffs to describe how public policy requirements will be considered in local and regional transmission planning processes;

(3)	removes the federal right of first refusal for certain transmission facilities; and

(4)	seeks to improve coordination between neighboring transmission planning regions for interregional facilities.

MISO’s approved tariff in part already complies with Order 1000. However, Order 1000 resulted in changes to transmission expansion costs charged to us by MISO. Such changes relate to public policy requirements for transmission expansion within the MISO footprint, such as to comply with renewable mandates of other states within the footprint. These charges are difficult to estimate, but are expected to be material to us within a few years; however, it is probable, but not certain, that these costs will be recoverable, subject to IURC approval. Through December 31, 2014, we have deferred as a regulatory asset $7.6 million of MISO transmission expansion costs.

Senate Bill 560

In April 2013, Senate Bill 560became law in Indiana. This law provides more regulatory flexibility to the process for reviewing necessary utility system improvements and determining appropriate rates. Senate Bill 560 allows utilities to propose a seven-year infrastructure plan for distribution, transmission and storage to the IURC and, if the plan is considered reasonable by the IURC, the utility could recover its investment in facilities identified in the plan in a timely manner. In addition, when Indiana utilities apply for a change in their basic rates and charges, if new rates are not approved by the IURC within 300 days after the utility filed its case-in-chief, the bill allows the utility to implement temporary rates including 50% of the proposed increase. Such temporary rates would be subject to a reconciliation implemented via a credit or surcharge in equal amounts each month for six months, if the IURC’s final order established rates were to differ from the temporary rates previously placed into effect. The IURC would be allowed to extend the 300-day deadline by 60 days, for good cause. Both provisions, as well as an additional provision that allows utilities to utilize a forward-looking test year in rate cases, recognize the capital-intensive nature of the energy industry and seek to reduce time between a utility’s investment and the opportunity to recover the investment through rates.

4. UTILITY PLANT IN SERVICE

The original cost of utility plant in service segregated by functional classifications follows:

	As of December 31,
	2014	2013
	(In Thousands)
Production	$2,862,579	$2,743,677
Transmission	268,594	256,892
Distribution	1,323,190	1,283,391
General plant	203,660	194,792
Total utility plant in service	$4,658,023	$4,478,752

Substantially all of IPL’s property is subject to a $1,155.3 million direct first mortgage lien, as of December 31, 2014, securing IPL’s first mortgage bonds. Property under capital leases as of December 31, 2014 and 2013 was insignificant. Total non-contractually or legally required removal costs of utility plant in service at December 31, 2014 and 2013 were $636.8 million and $605.2 million, respectively and total contractually or legally required removal costs of utility plant in service at December 31, 2014 and 2013 were $59.1 million and $41.4 million, respectively. Please see Note 7, “ARO”  for further information.

IPL anticipates material additional costs to comply with various pending and final federal legislation and regulations and it is IPL’s intent to seek recovery of any additional costs. The majority of the expenditures for construction projects designed to reduce SO2 and mercury emissions are recoverable from jurisdictional retail customers as part of IPL’s CCT projects; however, since jurisdictional retail rates are subject to regulatory approval, there can be no assurance that all costs will be recovered in rates.

5. FAIR VALUE MEASUREMENTS

Fair Value Hierarchy

ASC 820 defined and established a framework for measuring fair value and expands disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value, based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820 as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market;

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets; and

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Whenever possible, quoted prices in active markets are used to determine the fair value of our financial instruments. Our financial instruments are not held for trading or other speculative purposes. The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash Equivalents

As of December 31, 2014 and 2013, our cash equivalents consisted of money market funds. The fair value of cash equivalents approximates their book value due to their short maturity (Level 1), which was $0.2 million and $0.2 million as of December 31, 2014 and 2013, respectively.

Pension Assets

As of December 31, 2014 and 2013, IPL’s pension assets are recognized at fair value in the determination of our net accrued pension obligation in accordance with the guidelines established in ASC 715 and ASC 820, which is described below. For a complete discussion of the impact of recognizing pension assets at fair value, please refer to Note 11,  “Pension and Other Postretirement Benefits.”

Indebtedness

The fair value of our outstanding fixed rate debt has been determined on the basis of the quoted market prices of the specific securities issued and outstanding. In certain circumstances, the market for such securities was inactive and therefore the valuation was adjusted to consider changes in market spreads for similar securities. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced.

The following table shows the face value and the fair value of fixed rate and variable rate indebtedness (Level 2) for the periods ending:

	December 31, 2014		December 31, 2013
	Face Value	Fair Value	Face Value	Fair Value
	(In Millions)
Fixed-rate	$1,155.3	$1,386.2	$1,025.3	$1,077.1
Variable-rate	50.0	50.0	50.0	50.0
Total indebtedness	$1,205.3	$1,436.2	$1,075.3	$1,127.1

The difference between the face value and the carrying value of this indebtedness represents unamortized discounts of $2.9 million and $1.3 million at December 31, 2014 and December 31, 2013, respectively.

Other Financial Assets and Liabilities

IPL did not have any financial assets or liabilities measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the periods covered by this report. As of December 31, 2014 and 2013, all (excluding pension assets – see Note 11, “Pension and Other Postretirement Benefits”) of IPL’s financial assets or liabilities measured at fair value on a recurring basis were considered Level 3, based on the fair value hierarchy. The following table presents those financial assets and liabilities:

	Fair Value Measurements Using Level 3 at
	December 31, 2014	December 31, 2013
	(In Thousands)
Financial assets:
Financial transmission rights	$6,235	$4,288
Total financial assets measured at fair value	$6,235	$4,288
Financial liabilities:
Other derivative liabilities	$140	$155
Total financial liabilities measured at fair value	$140	$155

The following table sets forth a reconciliation of financial instruments, measured at fair value on a recurring basis, classified as Level 3 in the fair value hierarchy (note, amounts in this table indicate carrying values, which approximate fair values):

Derivative Financial Instruments, net Liability
(In Thousands)
Balance at January 1, 2012	$2,598
Unrealized gain recognized in earnings	11
Issuances	8,832
Settlements	(9,192)
Balance at December 31, 2012	$2,249
Unrealized gain recognized in earnings	15
Issuances	13,621
Settlements	(11,752)
Balance at December 31, 2013	$4,133
Unrealized gain recognized in earnings	16
Issuances	15,710
Settlements	(13,764)
Balance at December 31, 2014	$6,095

Valuation Techniques

FTRs

In connection with IPL’s participation in MISO, in the second quarter of each year IPL is granted financial instruments that can be converted into cash or FTRs based on IPL’s forecasted peak load for the period. FTRs are used in the MISO market to hedge IPL’s exposure to congestion charges, which result from constraints on the transmission system. IPL converts all of these financial instruments into FTRs. IPL’s FTRs are valued at the cleared auction prices for FTRs in the MISO’s annual auction. Because of the infrequent nature of this valuation, the fair value assigned to the FTRs is considered a Level 3 input under the fair value hierarchy required by ASC 820. An offsetting regulatory liability has been recorded as these revenues or costs will be flowed through to customers through the FAC. As such, there is no impact on our Consolidated Statements of Income.

Other Non-Recurring Fair Value Measurements

ASC 410 “Asset Retirement and Environmental Obligations” addresses financial accounting and reporting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation. A legal obligation for purposes of ASC 410 is an obligation that a party is required to settle as a result of an existing law, statute, ordinance, written or oral contract or the doctrine of promissory estoppel. IPL’s ARO liabilities relate primarily to environmental issues involving asbestos-containing materials, ash ponds, landfills and miscellaneous contaminants associated with its generating plants, transmission system and distribution system. We use the cost approach to determine the fair value of

IPL’s ARO liabilities, which is estimated by discounting expected cash outflows to their present value at the initial recording of the liabilities. Cash outflows are based on the approximate future disposal costs as determined by market information, historical information or other management estimates. These inputs to the fair value of the ARO liabilities would be considered Level 3 inputs under the fair value hierarchy. Additions to the ARO liabilities were $15.4 million and $22.7 million during 2014 and 2013, respectively. As of December 31, 2014 and December 31, 2013, ARO liabilities were $59.1 million and $41.4 million, respectively.

6. REGULATORY ASSETS AND LIABILITIES

Regulatory assets represent deferred costs or credits that have been included as allowable costs or credits for ratemaking purposes. IPL has recorded regulatory assets or liabilities relating to certain costs or credits as authorized by the IURC or established regulatory practices in accordance with ASC 980. IPL is amortizing non tax‑related regulatory assets to expense over periods ranging from 1 to 35 years. Tax-related regulatory assets represent the net income tax costs to be considered in future regulatory proceedings generally as the tax-related amounts are paid.

The amounts of regulatory assets and regulatory liabilities at December 31 are as follows:

	2014	2013	Recovery Period
	(In Thousands)
Regulatory Assets
Current:
Environmental project costs	$—	$2,409	Through 2015 (1)
Green Power	93	—	Through 2015 (1)
Total current regulatory assets	$93	$2,409
Long-term:
Unrecognized pension and other
postretirement benefit plan costs	$229,590	$183,757	Various
Income taxes recoverable through rates	31,335	41,970	Various
Deferred MISO costs	110,500	97,540	To be determined (2)
Unamortized Petersburg Unit 4 carrying
charges and certain other costs	12,302	14,244	Through 2026 (1)(3)
Unamortized reacquisition premium on debt	24,585	25,893	Over remaining life of debt (1)
Environmental project costs	7,671	5,505	Through 2021 (2)
Other miscellaneous	3,210	538	To be determined
Total long-term regulatory assets	$419,193	$369,447
Total regulatory assets	$419,286	$371,856
Regulatory Liabilities
Current:
Deferred fuel	$17,837	$2,600	Through 2015 (1)
FTR’s	6,235	4,288	Through 2015 (1)
Fuel related	—	2,500	Through 2015 (4)
DSM program costs	2,001	3,048
Environmental projects	1,870	—	Through 2015 (1)
Total current regulatory liabilities	$27,943	$12,436
Long-term:
ARO and accrued asset removal costs	607,628	580,865	Not Applicable
Unamortized investment tax credit	3,289	4,317	Through 2021
Fuel related	—	571	To be determined (4)
Total long-term regulatory liabilities	$610,917	$585,753
Total regulatory liabilities	$638,860	$598,189

 (1) Recovered (credited) per specific rate orders
(2) Recovery is probable but timing not yet determined
(3) Recovered with a current return
(4) Per IURC Order, offset MISO transmission expansion costs beginning October 2011

Deferred Fuel

Deferred fuel costs are a component of current regulatory assets and are expected to be recovered through future FAC proceedings. IPL records deferred fuel in accordance with standards prescribed by the FERC. The deferred fuel adjustment is the result of variances between estimated fuel and purchased power costs in IPL’s FAC and actual fuel and purchased power costs. IPL is generally permitted to recover underestimated fuel and purchased power costs in future rates through the FAC proceedings and therefore the costs are deferred when incurred and amortized into fuel expense in the same period that IPL’s rates are adjusted to reflect these costs.

Deferred fuel was a regulatory liability of $17.8 million and $2.6 million as of December 31, 2014 and December 31, 2013. The deferred fuel liability increased $15.2 million in 2014 as a result of IPL charging more for fuel than our actual costs to our jurisdictional customers.

Unrecognized Pension and Postretirement Benefit Plan Costs

In accordance with ASC 715 “Compensation – Retirement Benefits” and ASC 980, we recognize a regulatory asset equal to the unrecognized actuarial gains and losses and prior service costs. Pension expenses are recorded based on the benefit plan’s actuarially determined pension liability and associated level of annual expenses to be recognized. The other postretirement benefit plan’s deferred benefit cost is the excess of the other postretirement benefit liability over the amount previously recognized.

Income Taxes Recoverable Through Rates

This amount represents the portion of deferred income taxes that we believe will be recovered through future rates, based upon established regulatory practices, which permit the recovery of current taxes. Accordingly, this regulatory asset is offset by a deferred tax liability and is expected to be recovered, without interest, over the period underlying book-tax timing differences reverse and become current taxes.

Deferred MISO Costs

These consist of administrative costs for transmission services, transmission expansion cost sharing, and certain other operational and administrative costs from the MISO market. IPL received orders from the IURC that granted authority for IPL to defer such costs and seek recovery in a future basic rate case. Recovery of these costs is believed to be probable, but not certain. See Note 3, “Regulatory Matters.”

ARO and Accrued Asset Removal Costs

In accordance with ASC 715 and ASC 980, IPL recognizes the cost of removal component of its depreciation reserve that does not have an associated legal retirement obligation as a deferred liability. This amount is net of the portion of legal ARO costs that is currently being recovered in rates.

7. ARO

ASC 410  “Asset Retirement and Environmental Obligations” addresses financial accounting and reporting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation. A legal obligation for purposes of ASC 410 is an obligation that a party is required to settle as a result of an existing law, statute, ordinance, written or oral contract or the doctrine of promissory estoppel.

IPL’s ARO relates primarily to environmental issues involving asbestos, ash ponds, landfills and miscellaneous contaminants associated with its generating plants, transmission system and distribution system. The following is a reconciliation of the ARO legal liability year end balances:

	2014	2013
	(In Millions)
Balance as of January 1	$41.4	$17.6
Liabilities incurred - ash pond adjustments	15.4	22.7
Accretion expense	2.3	1.1
Balance as of December 31	$59.1	$41.4

Additional liabilities of $15.4 million and $22.7 million were incurred in 2014 and 2013 , respectively, for adjustments recorded to the estimated ARO liability for IPL’s ash ponds. As of December 31, 2014 and 2013,  IPL did not have any assets that are legally restricted for settling its ARO liability.

8. SHAREHOLDER’S EQUITY

Capital Stock

All of the outstanding common stock of IPL is owned by IPALCO. IPL’s common stock is pledged under the 2016 IPALCO Notes and 2018 IPALCO Notes. There have been no changes in the capital stock of IPL during the three years ended December 31, 2014.

Paid In Capital

On June 27, 2014, and July 31, 2013, IPALCO received equity capital contributions of $106.4 million and $49.1 million, respectively, from AES for funding needs related to IPL’s environmental and replacement generation projects. IPALCO then made the same equity capital contributions to IPL.

Dividend Restrictions

IPL’s mortgage and deed of trust and its amended articles of incorporation contain restrictions on IPL’s ability to issue certain securities or pay cash dividends. So long as any of the several series of bonds of IPL issued under its mortgage remains outstanding, and subject to certain exceptions, IPL is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock of any class, or in the purchase or redemption of such shares, to the aggregate of its net income, as defined in the mortgage, after December 31, 1939. The amount which these mortgage provisions would have permitted IPL to declare and pay as dividends at December 31, 2014, exceeded IPL’s retained earnings at that date. In addition, pursuant to IPL’s articles, no dividends may be paid or accrued and no other distribution may be made on IPL’s common stock unless dividends on all outstanding shares of IPL preferred stock have been paid or declared and set apart for payment.

IPL is also restricted in its ability to pay dividends if it is in default under the terms of its credit agreement, which could happen if IPL fails to comply with certain covenants. These covenants, among other things, require IPL to maintain a ratio of total debt to total capitalization not in excess of 0.65 to 1, in order to pay dividends. As of December 31, 2014 and as of the date these financial statements were issued, IPL was in compliance with all covenants and no event of default existed.

Cumulative Preferred Stock

IPL has five separate series of cumulative preferred stock. Holders of preferred stock are entitled to receive dividends at rates per annum ranging from 4.0% to 5.65%. During each year ended December 31, 2014, 2013 and 2012, total preferred stock dividends declared were $3.2 million. Holders of preferred stock are entitled to two votes per share for IPL matters, and if four full quarterly dividends are in default on all shares of the preferred stock then outstanding, they are entitled to elect the smallest number of IPL directors to constitute a majority of IPL’s board of directors. Based on the preferred stockholders’ ability to elect a majority of IPL’s board of directors in this circumstance, the redemption of the preferred shares is considered to be not solely within the control of the issuer and the preferred stock was considered temporary equity and presented in the mezzanine level of the audited consolidated balance sheets in accordance with the relevant accounting guidance for non-controlling interests and redeemable securities. IPL has issued and outstanding 500,000 shares of 5.65% preferred stock, which are now redeemable at par value, subject to certain restrictions, in whole or in part. Additionally, IPL has 91,353 shares of preferred stock which are redeemable solely at the option of IPL and can be redeemed in whole or in part at any time at specific call prices.

At December 31, 2014, 2013 and 2012, preferred stock consisted of the following:

	December 31, 2014		December 31,
	Shares Outstanding	Call Price	2014	2013	2012
			Par Value, plus premium, if applicable
			(In Thousands)
Cumulative $100 par value,
authorized 2,000,000 shares
4% Series	47,611	$118.00	$5,410	$5,410	$5,410
4.2% Series	19,331	103.00	1,933	1,933	1,933
4.6% Series	2,481	103.00	248	248	248
4.8% Series	21,930	101.00	2,193	2,193	2,193
5.65% Series	500,000	100.00	50,000	50,000	50,000
Total cumulative preferred stock	591,353		$59,784	$59,784	$59,784

9. INDEBTEDNESS

Restrictions on Issuance of Debt

All of IPL’s long-term borrowings must first be approved by the IURC and the aggregate amount of IPL’s short-term indebtedness must be approved by the FERC. IPL has approval from FERC to borrow up to $500 million of short-term indebtedness outstanding at any time through July 28, 2016. As of December 31, 2014, IPL also has authority from the IURC to, among other things, issue up to $425 million in aggregate principal amount of long-term debt (inclusive of $130 million of IPL first mortgage bonds issued in June 2014) and refinance up to $171.9 million in existing indebtedness through December 31, 2016, and to have up to $500 million of long-term credit agreements and liquidity facilities outstanding at any one time. IPL also has restrictions on the amount of new debt that may be issued due to contractual obligations of AES and by financial covenant restrictions under our existing debt obligations. Under such restrictions, IPL is generally allowed to fully draw the amounts available on its credit facility, refinance existing debt and issue new debt approved by the IURC and issue certain other indebtedness.

Credit Ratings

Our ability to borrow money or to refinance existing indebtedness and the interest rates at which we can borrow money or refinance existing indebtedness are affected by our credit ratings. In addition, the applicable interest rates on IPL’s credit facility (as well as the amount of certain other fees on the credit facility) are dependent upon the credit ratings of IPL. Downgrades in the credit ratings of AES and/or IPALCO could result in IPL’s credit ratings being downgraded.

Long-Term Debt

The following table presents our long-term indebtedness:

		December 31,
Series	Due	2014	2013
		(In Thousands)
IPL first mortgage bonds (see below):
4.90% (1)	January 2016	30,000	30,000
4.90% (1)	January 2016	41,850	41,850
4.90% (1)	January 2016	60,000	60,000
5.40% (2)	August 2017	24,650	24,650
3.875% (1)	August 2021	55,000	55,000
3.875% (1)	August 2021	40,000	40,000
4.55% (1)	December 2024	40,000	40,000
6.60%	January 2034	100,000	100,000
6.05%	October 2036	158,800	158,800
6.60%	June 2037	165,000	165,000
4.875%	November 2041	140,000	140,000
4.65%	June 2043	170,000	170,000
4.50%	June 2044	130,000	—
Unamortized discount – net		(2,940)	(1,339)
Total IPL first mortgage bonds		1,152,360	1,023,961
Less: Current Portion of Long-term Debt		—	—
Net Consolidated IPL Long-term Debt		1,152,360	1,023,961

(1)	First mortgage bonds are issued to the Indiana Finance Authority, to secure the loan of proceeds from the tax-exempt bonds issued by the Indiana Finance Authority.

(2)	First mortgage bonds are issued to the city of Petersburg, Indiana, to secure the loan of proceeds from various tax-exempt instruments issued by the city.

IPL First Mortgage Bonds

The mortgage and deed of trust of IPL, together with the supplemental indentures thereto, secure the first mortgage bonds issued by IPL. Pursuant to the terms of the mortgage, substantially all property owned by IPL is subject to a first mortgage lien securing indebtedness of $1,155.3 million as of December 31, 2014. The IPL first mortgage bonds require net earnings as calculated thereunder be at least two and one-half times the annual interest requirements before additional bonds can be authenticated on the basis of property additions. IPL was in compliance with such requirements as of December 31, 2014.

In June 2013, IPL issued $170 million aggregate principal amount of first mortgage bonds, 4.65% Series, due June 2043. Net proceeds from this offering were approximately $167.9 million, after deducting the initial purchasers’ discounts, fees and expenses for the offering payable by IPL. The net proceeds from the offering were used in June of 2013 to finance the redemption of $110 million aggregate principal amount of IPL first mortgage bonds, 6.30% Series, due July 2013, and to pay related fees, expenses and applicable redemption prices. We used all remaining proceeds to finance a portion of our environmental construction program and for other general corporate purposes.

In June 2014, IPL issued $130 million aggregate principal amount of first mortgage bonds, 4.50% Series, due June 2044. Net proceeds from this offering were approximately $126.8 million, after deducting the initial purchasers’ discounts, fees and expenses for the offering payable by IPL. The net proceeds from the offering were used: (i) to finance a portion of IPL’s construction program; (ii) to finance a portion of IPL’s capital costs related to environmental and replacement generation projects; and (iii) for other general corporate purposes.

Accounts Receivable Securitization

IPL formed IPL Funding in 1996 as a special-purpose entity to purchase receivables originated by IPL pursuant to a receivables purchase agreement between IPL and IPL Funding. IPL Funding also entered into a sale facility as defined in the Receivables Sale Agreement, which matured as extended on October 24, 2012. At that time, the Purchasers, replaced The Royal Bank of

Scotland plc and Windmill Funding Corporation as Agent and Investor, respectively.  On October 20, 2014, Citibank, as the sole Liquidity Provider, and CRC Funding entered into a Transfer Supplement pursuant to which Citibank assigned to CRC Funding, and CRC Funding assumed, all of Citibank’s Commitment and Purchase Interest, and accordingly, CRC Funding is now both the Investor and a Liquidity Provider, referred to as the “Purchaser.” This agreement has been renewed annually and, as such, currently is set to mature on October 19, 2015.

Pursuant to the terms of the Receivables Sale Agreement, the “Purchasers agree to purchase from IPL Funding, on a revolving basis, interests in the pool of receivables purchased from IPL up to the lesser of (1) an amount determined pursuant to the sale facility that takes into account certain eligibility requirements and reserves relating to the receivables, or (2) $50 million. That amount was $50 million as of December 31, 2014 and December 31, 2013. As collections reduce accounts receivable included in the pool, IPL Funding sells ownership interests in additional receivables acquired from IPL to return the ownership interests sold to the maximum amount permitted by the sale facility. IPL Funding is included in the Consolidated Financial Statements of IPL.

ASC 860 requires specific disclosures for transfers of financial assets to the extent they are considered material to the financial statements. Taking into consideration the obligation to the Purchasers is treated as debt on IPALCO’s consolidated balance sheet, the following discussion addresses those disclosures that management believes are material to the financial statements.

IPL retains servicing responsibilities in its role as collection agent on the amounts due on the sold receivables. Per the terms of the purchase agreement IPL Funding pays IPL $0.6 million annually in servicing fees.  Also in accordance with the purchase agreement, the receivables are purchased from IPL at a discounted rate of 3.5% as of December 31, 2014, facilitating IPL Funding’s ability to pay its expenses such as the servicing fee described above. No servicing asset or liability is recorded since the servicing fee paid to IPL approximates a market rate. However, the Purchasers assume the risk of collection on the purchased receivables without recourse to IPL in the event of a loss.

The total fees paid to the Purchasers recognized on the sales of receivables were $0.4 million, $0.4 million and $0.6 million for the years ended December 31, 2014, 2013 and 2012, respectively. These amounts were included in Other interest on the Consolidated Statements of Income.

IPL and IPL Funding have indemnified the Purchasers on an after-tax basis for any and all damages, losses, claims, etc., arising out of the facility, subject to certain limitations defined in the Receivables Sale Agreement, in the event that there is a breach of representations and warranties made with respect to the purchased receivables and/or certain other circumstances as described in the Receivables Sale Agreement.

Under the sale facility, if IPL fails to maintain a certain debt-to-capital ratio, it would constitute a “termination event.” As of December 31, 2014, IPL was in compliance with such covenant.

In the event that IPL’s long-term senior unsecured credit rating falls below BBB- at S&P and Baa3 at Moody’s Investors Service, the facility agent has the ability to (i) replace IPL as the collection agent; and (ii) declare a “lock-box” event. Under a lock-box event or a termination event, the facility agent has the ability to require all proceeds of purchased receivables of IPL to be directed to lock‑box accounts within 45 days of notifying IPL. A termination event would also (i) give the facility agent the option to take control of the lock-box account, and (ii) give the Purchasers the option to discontinue the purchase of additional interests in receivables and cause all proceeds of the purchased interests to be used to reduce the Purchaser’s investment and to pay other amounts owed to the Purchasers and the facility agent. This would have the effect of reducing the operating capital available to IPL by the aggregate amount of such purchased interests in receivables ($50 million as of December 31, 2014).

Line of Credit

In May 2014, IPL entered into an amendment and restatement of its 5-year $250 million revolving credit facility (the “Credit Agreement”) with a syndication of banks. This Credit Agreement is an unsecured committed line of credit to be used: (i) to finance capital expenditures; (ii) to refinance indebtedness under the existing credit agreement; (iii) to support working capital; and (iv) for general corporate purposes. This agreement matures on May 6, 2019, and bears interest at variable rates as described in the Credit Agreement. It includes an uncommitted $150 million accordion feature to provide IPL with an option to request an increase in the size of the facility at any time during the term of the agreement, subject to approval by the lenders. Prior to execution, IPL had existing general banking relationships with the parties in this agreement. As of December 31, 2014 and 2013, IPL had no outstanding borrowings on the committed line of credit.

Debt Maturities

Maturities on long-term indebtedness subsequent to December 31, 2014, are as follows:

Year	Amount
(In Thousands)
2015	$—
2016	131,850
2017	24,650
2018	—
2019	—
Thereafter	998,800
Total	$1,155,300

10. INCOME TAXES

IPL follows a policy of comprehensive interperiod income tax allocation. Investment tax credits related to utility property have been deferred and are being amortized over the estimated useful lives of the related property.

AES files federal and state income tax returns which consolidate IPALCO and IPL. Under a tax sharing agreement with IPALCO, IPL is responsible for the income taxes associated with its own taxable income and records the provision for income taxes as if IPL filed separate income tax returns. IPL is no longer subject to U.S. or state income tax examinations for tax years through March 27, 2001, but is open for all subsequent periods.

On March 25, 2014, the State of Indiana enacted Senate Bill 001, which phases in an additional 1.6% reduction to the state corporate income tax rate that was initially being reduced by 2% in accordance with Indiana Code 6-3-2-1.    While the statutory state income tax rate remained at 7.25% for the calendar year 2014, the deferred tax balances were adjusted according to the anticipated reversal of temporary differences.  The change in required deferred taxes on plant and plant-related temporary differences resulted in a reduction to the associated regulatory asset of $5.6 million.  The change in required deferred taxes on non-property related temporary differences which are not probable to cause a reduction in future base customer rates resulted in a tax benefit of $1.2 million.

In the fourth quarter of each tax year until the tax rate becomes final with the 2022 tax year, the reversal of the temporary differences is to be re-evaluated and the appropriate adjustment to the deferred tax balances is to be recorded. The change in required deferred taxes on plant and plant-related temporary differences for 2014 tax year re-evaluation resulted in a reduction of the associated regulatory asset of $6.1 million, which is primarily due to the election of the final IRS regulations on tangible property discussed below.  The change in required deferred taxes on non-property related temporary differences which are not probable to cause a reduction in future base customer rates resulted in a tax benefit of $0.1 million in 2014. The statutory state corporate income tax rate will be 6.75% for 2015.

On September 13, 2013, the Internal Revenue Service released final regulations addressing the acquisition, production and improvement of tangible property and proposed regulations addressing the disposition of property. These regulations replace previously issued temporary regulations and are effective for tax years beginning on or after January 1, 2014. IPL management has opted to fully implement the new regulations effective with its 2014 income tax return. IPL has recorded the tax effect of a $245.9 million favorable Internal Revenue Code Section 481(a) adjustment to its balance sheet as a result of the regulations. This amount represents the cumulative effective of accelerated deductions related to repairs of tangible property through December 31, 2013. The adjustment does not impact the income statement.

The following is a reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
	(In Thousands)
Unrecognized tax benefits at January 1	$6,734	$6,138	$5,354
Gross increases – current period tax positions	975	986	997
Gross decreases – prior period tax positions	(667)	(390)	(213)
Unrecognized tax benefits at December 31	$7,042	$6,734	$6,138

The unrecognized tax benefits at December 31, 2014 represent tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the timing of the deductions will not affect the annual effective tax rate but would accelerate the tax payments to an earlier period.

Tax-related interest expense and income is reported as part of the provision for federal and state income taxes. Penalties, if incurred, would also be recognized as a component of tax expense. There are no interest or penalties applicable to the periods contained in this report.

Federal and state income taxes charged to income are as follows:

	2014	2013	2012
	(In Thousands)
Charged to utility operating expenses:
Current income taxes:
Federal	$944	$53,937	$55,201
State	110	15,191	16,641
Total current income taxes	1,054	69,128	71,842
Deferred income taxes:
Federal	58,114	(8,048)	(3,285)
State	12,498	(1,031)	204
Total deferred income taxes	70,612	(9,079)	(3,081)
Net amortization of investment credit	(1,431)	(1,501)	(1,599)
Total charge to utility operating expenses	70,235	58,548	67,162
Charged to other income and deductions:
Current income taxes:
Federal	329	(752)	395
State	69	(62)	245
Total current income taxes	398	(814)	640
Deferred income taxes:
Federal	(1,202)	(13)	10
State	(148)	(1)	4
Total deferred income taxes	(1,350)	(14)	14
Net provision to other income and deductions	(952)	(828)	654
Total federal and state income tax provisions	$69,283	$57,720	$67,816

The provision for income taxes (including net investment tax credit adjustments) is different than the amount computed by applying the statutory tax rate to pretax income. The reasons for the difference, stated as a percentage of pretax income, are as follows:

	2014	2013	2012
Federal statutory tax rate	35.0%	35.0%	35.0%
State income tax, net of federal tax benefit	4.6%	6.0%	6.5%
Amortization of investment tax credits	(0.8)%	(1.0)%	(0.9)%
Depreciation flow through and amortization	(0.2)%	(0.2)%	(0.1)%
Additional funds used during construction - equity	(0.2)%	0.4%	1.1%
Manufacturers’ Production Deduction (Sec. 199)	—%	(3.2)%	(3.0)%
Other – net	0.4%	0.4%	0.9%
Effective tax rate	38.8%	37.4%	39.5%

Internal Revenue Code Section 199 permits taxpayers to claim a deduction from taxable income attributable to certain domestic production activities. IPL’s electric production activities qualify for this deduction. Beginning in 2010 and thereafter, the deduction is equal to 9% of the taxable income attributable to qualifying production activity. The tax benefit associated with the Internal Revenue Code Section 199 domestic production deduction for 2013 and 2012 was $4.4 million and $5.1 million, respectively. There is no benefit for 2014, primarily due to the election of the final tangible property regulations.

The significant items comprising IPL’s net accumulated deferred tax liability recognized on the audited Consolidated Balance Sheets as of December 31, 2014 and 2013, are as follows:

	2014	2013
	(In Thousands)
Deferred tax liabilities:
Relating to utility property, net	$539,318	$462,049
Regulatory assets recoverable through future rates	161,697	141,679
Other	13,885	15,005
Total deferred tax liabilities	714,900	618,733
Deferred tax assets:
Investment tax credit	2,019	2,619
Regulatory liabilities including ARO	247,118	239,713
Employee benefit plans	45,090	45,712
Net operating loss	31,172	—
Other	10,008	10,545
Total deferred tax assets	335,407	298,589
Net deferred tax liability	379,493	320,144
Less: deferred tax asset - current	(41,551)	(11,950)
Deferred income taxes – net	$421,044	$332,094

11. PENSION AND OTHER POSTRETIREMENT BENEFITS

Approximately 86% of IPL’s active employees are covered by the Defined Benefit Pension Plan as well as the Thrift Plan. The Defined Benefit Pension Plan is a qualified defined benefit plan, while the Thrift Plan is a qualified defined contribution plan. The remaining 14% of active employees are covered by the RSP. The RSP is a qualified defined contribution plan containing a profit sharing component. All non-union new hires are covered under the RSP, while IBEW physical unit union new hires are covered under the Defined Benefit Pension Plan and Thrift Plan. The IBEW clerical-technical unit new hires are no longer covered under the Defined Benefit Pension Plan but do receive an annual lump sum company contribution into the Thrift Plan. This lump sum is in addition to the IPL match of participant contributions up to 6% of base compensation. The Defined Benefit Pension Plan is noncontributory and is funded through a trust. Benefits are based on each individual employee’s pension band and years of service as opposed to their compensation. Pension bands are based primarily on job duties and responsibilities.

Additionally, a small group of former officers and their surviving spouses are covered under a funded non-qualified Supplemental Retirement Plan. The total number of participants in the plan as of December 31, 2014 was 25. The plan is closed to new participants.

IPL also provides postretirement health care benefits to certain active or retired employees and the spouses of certain active or retired employees. Approximately 175 active employees and 38 retirees (including spouses) were receiving such benefits or entitled to future benefits as of January 1, 2014. The plan is unfunded. These postretirement health care benefits and the related obligation were not material to the consolidated financial statements in the periods covered by this report.

The following table presents information relating to the Pension Plans:

	Pension benefits as of December 31,
	2014	2013
	(In Thousands)
Change in benefit obligation:
Projected benefit obligation at beginning Measurement Date (see below)	$650,713	$763,600
Service cost	7,231	9,195
Interest cost	31,154	28,363
Actuarial loss (gain)	90,693	(99,455)
Amendments (primarily increases in pension bands)	1,233	(1)
Benefits paid	(32,603)	(50,989)
Projected benefit obligation at ending Measurement Date	748,421	650,713
Change in plan assets:
Fair value of plan assets at beginning Measurement Date	561,586	495,082
Actual return on plan assets	74,147	67,791
Employer contributions	54,109	49,702
Benefits paid	(32,603)	(50,989)
Fair value of plan assets at ending Measurement Date	657,239	561,586
Unfunded status	$(91,182)	$(89,127)
Amounts recognized in the statement of financial position under ASC 715:
Current liabilities	$—	$—
Noncurrent liabilities	(91,182)	(89,127)
Net amount recognized	$(91,182)	$(89,127)
Sources of change in regulatory assets(1)
Prior service cost arising during period	$1,233	$—
Net loss (gain) arising during period	58,439	(128,960)
Amortization of prior service cost	(4,853)	(4,916)
Amortization of loss	(9,710)	(22,735)
Total recognized in regulatory assets(1)	$45,109	$(156,611)
Total amounts included in accumulated other comprehensive income (loss)	NA(1)	NA(1)
Amounts included in regulatory assets and liabilities(1):
Net loss	$211,592	$162,863
Prior service cost	25,299	28,920
Total amounts included in regulatory assets	$236,891	$191,783

(1) Represents amounts included in regulatory assets (liabilities) yet to be recognized as components of net prepaid (accrued) benefit costs.

Effect of ASC 715

ASC 715 requires a portion of pension and other postretirement liabilities to be classified as current liabilities to the extent the following year’s expected benefit payments are in excess of the fair value of plan assets. As each Pension Plan has assets with fair values in excess of the following year’s expected benefit payments, no amounts have been classified as current. Therefore, the entire net amount recognized in IPL’s Consolidated Balance Sheets of $91.2 million is classified as a long-term liability.

Information for Pension Plans with a projected benefit obligation in excess of plan assets

	Pension benefits as of December 31,
	2014	2013
	(In Thousands)
Benefit obligation	$748,421	$650,713
Plan assets	657,239	561,586
Benefit obligation in excess of plan assets	$91,182	$89,127

IPL’s total benefit obligation in excess of plan assets was $91.2 million as of December 31, 2014 ($90.1 million Defined Benefit Pension Plan and $1.1 million Supplemental Retirement Plan).

Information for Pension Plans with an accumulated benefit obligation in excess of plan assets

	Pension benefits as of December 31,
	2014	2013
	(In Thousands)
Accumulated benefit obligation	$734,328	$638,048
Plan assets	657,239	561,586
Accumulated benefit obligation in excess of plan assets	$77,089	$76,462

IPL’s total accumulated benefit obligation in excess of plan assets was $77.1 million as of December 31, 2014 ($76.0 million Defined Benefit Pension Plan and $1.1 million Supplemental Retirement Plan).

Pension Benefits and Expense

The 2014 net actuarial loss of $58.4 million is comprised of two parts: (1) a $90.7 million pension liability actuarial loss primarily due to a decrease in the discount rate used to value pension liabilities (resulting in a loss of $73.4 million) and the adoption of a new mortality table (resulting in a loss of $19.4 million); partially offset by (2) a $32.3 million pension asset actuarial gain primarily due to higher than expected return on assets. The unrecognized net loss of $211.6 million in the Pension Plans has accumulated over time primarily due to the long-term declining trend in corporate bond rates, the lower than expected return on assets during the year 2008, and the adoption of new mortality tables which increased the expected benefit obligation due to the longer expected lives of plan participants, since ASC 715 was adopted.  During 2014, the accumulated net loss was increased due to a combination of lower discount rates used to value pension liabilities and the adoption of a new mortality table to reflect the longer expected lives of plan participants, which was partially offset by a greater than expected return on pension assets.  The unrecognized net loss, to the extent that it exceeds 10% of the greater of the benefit obligation or the assets, will be amortized and included as a component of net periodic benefit cost in future years. The amortization period is approximately 9.75 years based on estimated demographic data as of December 31, 2014. The projected benefit obligation of $748.4 million, less the fair value of assets of $657.2 million results in an unfunded status of $(91.2) million at December 31, 2014.

	Pension benefits for years ended December 31,
	2014	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$7,231	$9,195	$7,986
Interest cost	31,154	28,363	30,232
Expected return on plan assets	(41,893)	(38,287)	(32,554)
Amortization of prior service cost	4,853	4,916	4,246
Recognized actuarial loss	9,710	22,735	19,471
Total pension cost	11,055	26,922	29,381
Less: amounts capitalized	1,426	2,881	2,497
Amount charged to expense	$9,629	$24,041	$26,884
Rates relevant to each year’s expense calculations:
Discount rate – defined benefit pension plan	4.92%	3.80%	4.56%
Discount rate – supplemental retirement plan	4.64%	3.41%	4.37%
Expected return on defined benefit pension plan assets	7.00%	7.25%	7.50%
Expected return on supplemental retirement plan assets	7.00%	7.25%	7.50%

Pension expense for the following year is determined as of the December 31st measurement date based on the fair value of the Pension Plans’ assets, the expected long-term rate of return on plan assets, a mortality table assumption that reflects the life expectancy of plan participants, and a discount rate used to determine the projected benefit obligation. In establishing our expected long-term rate of return assumption, we utilize a methodology developed by the plan’s investment consultant who maintains a capital market assumption model that takes into consideration risk, return and correlation assumptions across asset classes. For 2014, pension expense was determined using an assumed long-term rate of return on plan assets of 7.00%. As of the December 31, 2014 measurement date, IPL decreased the discount rate from 4.92% to 4.06% for the Defined Benefit Pension Plan and decreased the discount rate from 4.64% to 3.82% for the Supplemental Retirement Plan. The discount rate assumption affects the pension expense determined for 2015. In addition, IPL decreased the expected long-term rate of return on plan assets from 7.00% to 6.75% effective January 1, 2015. The expected long-term rate of return assumption affects the pension expense determined for 2015. The effect on 2015 total pension expense of a 25 basis point increase and decrease in the assumed discount rate is $(1.7) million and $1.7 million, respectively. The effect on 2015 total pension expense of a 100 basis point increase and decrease in the expected long-term rate of return on plan assets is $(6.7) million and $6.7 million, respectively.

Expected amortization

The estimated net loss and prior service cost for the Pension Plans that will be amortized from the regulatory asset into net periodic benefit cost over the 2015 plan year are $13.9 million and $4.9 million, respectively (Defined Benefit Pension Plan of $13.8 million and $4.9 million, respectively; and the Supplemental Retirement Plan of $0.1 million and $0.0 million, respectively).

Pension Assets

Fair Value Measurements

Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3) as discussed in Note 2.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments bought and sold, as well as held, during the year.

A description of the valuation methodologies used for each major class of assets and liabilities measured at fair value follows:

•
Other than common/collective trust funds, hedge funds and non U.S. treasury debt securities, all the Plan’s investments have quoted market prices and are categorized as Level 1 in the fair value hierarchy.

•
The Plan’s hedge fund investment is valued at net asset value of units held by the Plan. Unit value is determined primarily by references to the fund’s underlying assets, which are principally investments in another hedge fund which invests in U.S. and international equities. The Plan may redeem its ownership interest in the hedge fund at net asset value, with 60 days’ notice, on quarterly terms.

•
The Plan’s investments in common/collective trust funds are valued at the net asset value of the units of the common/collective trust funds held by the Plan at year-end. The Plan may redeem its units of the common/collective trust funds at net asset value daily. The objective of the common/collective trust funds the Plan is invested in is to track the performance of the Russell 1000 Growth or Russell 1000 Value index. These net asset values have been determined based on the market value of the underlying equity securities held by the common/collective trust funds.

•
The Plan’s investments in corporate bonds, municipal bonds, and U.S. Government agency fixed income securities are valued from third-party pricing sources, but they generally do not represent transaction prices for the identical security in an active market nor does it represent data obtained from an exchange.

•
The Plan’s investments in hedge funds, common/collective trust funds, and non U.S. treasury debt securities have been recorded at fair value and are all categorized as Level 2 investments in the fair value hierarchy.

The primary objective of the Plan is to provide a source of retirement income for its participants and beneficiaries, while the primary financial objective is to improve the unfunded status of the Plan.  A secondary financial objective is, where possible, to minimize pension expense volatility.  The objective is based on a long-term investment horizon, so that interim fluctuations should be viewed with appropriate perspective.  There can be no assurance that these objectives will be met.

In establishing our expected long-term rate of return assumption, we utilize a methodology developed by the plan’s investment consultant who maintains a capital market assumption model that takes into consideration risk, return and correlation assumptions across asset classes.  A combination of quantitative analysis of historical data and qualitative judgment is used to capture trends, structural changes and potential scenarios not reflected in historical data.

The result of the analyses is a series of inputs that produce a picture of how the plan consultant believes portfolios are likely to behave through time.  Capital market assumptions are intended to reflect the behavior of asset classes observed over several market cycles.  Stress assumptions are also examined, since the characteristics of asset classes are constantly changing.  A dynamic model is employed to manage the numerous assumptions required to estimate portfolio characteristics under different base currencies, time horizons, and inflation expectations.

The Plan consultant develops forward-looking, long-term capital market assumptions for risk, return, and correlations for a variety of global asset classes, interest rates, and inflation.  These assumptions are created using a combination of historical analysis, current market environment assessment and by applying the consultant’s own judgment.  The consultant then determines an equilibrium long-term rate of return.  We then take into consideration the investment manager/consultant expenses, as well as any other expenses expected to be paid out of the Plan’s trust. Finally, we have the plan’s actuary perform a tolerance test of the consultant’s equilibrium expected long-term rate of return.  We use an equilibrium expected long-term rate of return compatible with the actuary’s tolerance level.

The following table summarizes the Company’s target pension plan allocation for 2014:

Asset Category	Target Allocations
Equity Securities	60%
Debt Securities	40%

	Fair Value Measurements at
	December 31, 2014
	(in thousands)
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs
Asset Category	Total	(Level 1)	(Level 2)%
Short-term investments	$2,575	$2,575	$—	—%
Mutual funds:
U.S. equities	325,370	325,370	—	50%
International equities	56,662	56,662	—	9%
Fixed income	205,409	205,409	—	31%
Fixed income securities:
U.S. Treasury securities	66,913	66,913	—	10%
Hedge funds	310	—	310	—%
Total	$657,239	$656,929	$310	100%

	Fair Value Measurements at
	December 31, 2013
	(in thousands)
		Quoted Prices in Active Markets for Identical Assets	Significant Observable Inputs
Asset Category	Total	(Level 1)	(Level 2)%
Short-term investments	$55,273	$55,273	$—	10%
Corporate stocks - common	45,875	45,875	—	8%
Mutual funds:
U.S. equities	182,251	182,251	—	33%
International equities	37,125	37,125	—	7%
Fixed income	1,568	1,568	—	—%
Fixed income securities:
U.S. Treasury securities	23,649	23,649	—	4%
U.S. Government agency securities	8,103	—	8,103	2%
Corporate bonds	159,393	—	159,393	28%
Hedge funds	7,750	—	7,750	1%
Other funds	40,599	40,599	—	7%
Total	$561,586	$386,340	$175,246	100%

Pension Funding

We contributed $54.1 million, $49.7 million, and $48.3 million to the Pension Plans in 2014, 2013 and 2012, respectively. Funding for the qualified Defined Benefit Pension Plan is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under ERISA, as amended by the Pension Protection Act of 2006, as well as targeted funding levels necessary to meet certain thresholds.

From an ERISA funding perspective, IPL’s funding target liability shortfall is estimated to be approximately $19 million as of January 1, 2015. The shortfall must be funded over 7 years. In addition, IPL must also contribute the normal service cost earned by active participants during the plan year. The funding of normal cost is expected to be about $7.8 million in 2015, which includes $3.0 million for plan expenses.   Each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over a new seven-year period.  IPL elected to fund $25.0 million in January 2015, which satisfies all funding requirements for the calendar year 2015.  IPL’s funding policy for the Pension Plans is to contribute annually no less than the minimum required by applicable law, and no more than the maximum amount that can be deducted for federal income tax purposes.

Benefit payments made from the Pension Plans for the years ended December 31, 2014 and 2013 were $32.6 million and $51.0 million respectively. Projected benefit payments are expected to be paid out of the Pension Plans as follows:

Year	Pension Benefits
(In Thousands)
2015	$36,339
2016	37,803
2017	39,372
2018	40,674
2019	42,086
2020 through 2024 (in total)	227,282

Defined Contribution Plans

All of IPL’s employees are covered by one of two defined contribution plans, the Thrift Plan or the RSP:

The Thrift Plan

Approximately 86% of IPL’s active employees are covered by the Thrift Plan, a qualified defined contribution plan. All union new hires are covered under the Thrift Plan, while non-union new hires are covered by the RSP.

Participants elect to make contributions to the Thrift Plan based on a percentage of their base compensation. Each participant’s contribution is matched up to certain thresholds. The IBEW clerical-technical union new hires receive an annual lump sum company contribution into the Thrift Plan in addition to the IPL match. Employer contributions to the Thrift Plan were $3.0 million, $3.0 million and $2.9 million for 2014, 2013 and 2012, respectively.

The RSP

Approximately 14% of IPL’s active employees are covered by the RSP, a qualified defined contribution plan containing a profit sharing component. Participants elect to make contributions to the RSP based on a percentage of their taxable compensation. Each participant’s contribution is matched in amounts up to, but not exceeding, 5% of the participant’s taxable compensation. In addition, the RSP has a profit sharing component whereby IPL contributes a percentage of each employee’s annual salary into the plan on a pre-tax basis. The profit sharing percentage is determined by the AES board of directors on an annual basis. Employer payroll-matching and profit sharing contributions (by IPL) relating to the RSP were $1.5 million,  $1.8 million and $2.2 million for 2014, 2013 and 2012, respectively. The decline in 2014 is attributable to the RSP participants who were moved to the Service Company.

12. COMMITMENTS AND CONTINGENCIES

Legal Loss Contingencies

IPL is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPL’s results of operations, financial condition and cash flows. Amounts accrued or expensed for legal or environmental contingencies collectively during the periods covered by this report have not been material to IPL’s audited Consolidated Financial Statements.

Environmental Loss Contingencies

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees.

These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits.

New Source Review

In October 2009, IPL received a NOV and Finding of Violation from the EPA pursuant to the Federal Clean Air Act Section 113(a). The NOV alleges violations of the Federal Clean Air Act at IPL’s three primarily coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the PSD and nonattainment New Source Review requirements under the Federal Clean Air Act. Since receiving the letter, IPL management has met with the EPA staff regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, retire existing generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard. IPL has recorded a contingent liability related to this matter.

13. RELATED PARTY TRANSACTIONS

IPL participates in a property insurance program in which IPL buys insurance from AES Global Insurance Company, a wholly‑owned subsidiary of AES. IPL is not self-insured on property insurance with the exception of a $5 million self-insured retention per occurrence. Except for IPL’s large substations, IPL does not carry insurance on transmission and distribution assets, which are considered to be outside the scope of property insurance. AES and other AES subsidiaries, including IPL, also participate in the AES global insurance program. IPL pays premiums for a policy that is written and administered by a third-party insurance company. The premiums paid to this third-party administrator by the participants are deposited into a trust fund owned by AES Global Insurance Company, but controlled by the third-party administrator. The cost to IPL of coverage under this program was approximately $3.2 million, $3.1 million, and $2.9 million in 2014, 2013 and 2012, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of December 31, 2014 and 2013, we had prepaid approximately $3.1 million and $2.5 million, respectively, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

IPL participates in an agreement with Health and Welfare Benefit Plans LLC, an affiliate of AES, to participate in a group benefits program, including but not limited to, health, dental, vision and life benefits. Health and Welfare Benefit Plans LLC administers the financial aspects of the group insurance program, receives all premium payments from the participating affiliates, and makes all vendor payments. The cost of coverage under this program was approximately $20.1 million, $22.3 million, and $22.8 million in 2014, 2013 and 2012, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of December 31, 2014 and 2013 we had prepaid approximately $0.1 million and $2.2 million for coverage under this plan, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries, including IPL. Under a tax sharing agreement with IPALCO, IPL is responsible for the income taxes associated with its own taxable income and records the provision for income taxes using a separate return method. IPL had a receivable balance under this agreement of $0.3 million and $1.5 million as of December 31, 2014 and 2013,  which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

Long-term Compensation Plan

During 2014, 2013 and 2012, many of IPL’s non-union employees received benefits under the AES Long-term Compensation Plan, a deferred compensation program. This type of plan is a common employee retention tool used in our industry. Benefits under this plan are granted in the form of performance units payable in cash and AES restricted stock units and options to purchase shares of AES common stock. All such components vest in thirds over a three-year period and the terms of the AES restricted stock unit issued prior to 2011 also include a two year minimum holding period after the awards vest. Awards made in 2011 and for subsequent years will not be subject to a two year holding period. In addition, the performance units payable in cash are subject to certain AES performance criteria. Total deferred compensation expense recorded during 2014, 2013 and 2012 was $0.7 million, $1.1 million and $0.8 million, respectively and was included in Other Operating Expenses on IPL’s Consolidated Statements of Income. The value of these benefits is being recognized over the 36 month vesting period and a portion is recorded as miscellaneous deferred credits with the remainder recorded as Paid in capital on IPL’s Consolidated Balance Sheets in accordance with ASC 718 “Compensation – Stock Compensation.”

See also Note 11, “Pension and Other Postretirement Benefits” to the audited Consolidated Financial Statements of IPL for a description of benefits awarded to IPL employees by AES under the RSP.

Service Company

In December 2013, an agreement was signed, effective January 1, 2014, whereby the Service Company began providing services including accounting, legal, human resources, information technology and other corporate services on behalf of companies that are part of the U.S. SBU, including among other companies, IPL. The Service Company allocates the costs for these services based on cost drivers designed to result in fair and equitable allocations. This includes ensuring that the regulated utilities served, including IPL, are not subsidizing costs incurred for the benefit of non-regulated businesses. Total costs incurred by the Service Company during 2014 on behalf of IPL were $22.0 million. Total costs incurred by IPL during 2014 on behalf of the Service Company were $5.6 million. IPL had a prepaid balance of $0.4 million to the Service Company as of December 31, 2014.

14. SEGMENT INFORMATION

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. All of IPL’s current business consists of the generation, transmission, distribution and sale of electric energy, and therefore IPL had only one reportable segment.

15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Operating results for the years ended December 31, 2014 and 2013, by quarter, are as follows:

	2014
	March 31	June 30	September 30	December 31
	(In Thousands)
Operating revenue	$355,303	$314,160	$335,574	$316,637
Operating income	44,543	33,174	49,311	33,885
Net income	31,387	19,797	36,319	22,025

	2013
	March 31	June 30	September 30	December 31
	(In Thousands)
Operating revenue	$327,017	$299,569	$321,274	$307,874
Operating income	42,962	31,783	47,719	28,282
Net income	29,106	17,762	35,100	14,584

The quarterly figures reflect seasonal and weather‑related fluctuations that are normal to IPL’s operations.
************

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Valuation and Qualifying Accounts and Reserves
Years ended December 31, 2014, 2013 and 2012
(In Thousands)
Column A – Description	Column B	Column C – Additions		Column D – Deductions	Column E
	Balance at Beginning of Period	Charged to Income	Charged to Other Accounts	Net Write-offs	Balance at End of Period
Year ended December 31, 2014
Accumulated Provisions Deducted from
Assets – Doubtful Accounts	$1,982	$4,852	$—	$4,758	$2,076
Year ended December 31, 2013
Accumulated Provisions Deducted from
Assets – Doubtful Accounts	$2,047	$3,790	$—	$3,855	$1,982
Year ended December 31, 2012
Accumulated Provisions Deducted from
Assets –Doubtful Accounts	$2,081	$3,397	$—	$3,431	$2,047

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Unaudited Condensed Consolidated Statements of Operations
(In Thousands)
	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2015	2014	2015	2014

OPERATING REVENUES	$292,477	$314,160	$624,678	$669,463

OPERATING EXPENSES:
Operation:
Fuel	77,084	97,844	162,516	201,942
Other operating expenses	54,832	55,393	109,808	117,512
Power purchased	31,409	26,384	73,985	64,132
Maintenance	40,755	32,778	72,037	64,751
Depreciation and amortization	42,931	46,380	89,376	92,435
Taxes other than income taxes	10,559	11,004	23,492	23,212
Income taxes - net	8,781	11,203	26,982	27,762
Total operating expenses	266,351	280,986	558,196	591,746
OPERATING INCOME	26,126	33,174	66,482	77,717

OTHER INCOME AND (DEDUCTIONS):
Allowance for equity funds used during construction	3,079	1,350	6,297	2,963
Miscellaneous income and (deductions) - net	(296)	(304)	(627)	(1,008)
Income tax benefit applicable to nonoperating income	248	328	478	551
Total other income and (deductions) - net	3,031	1,374	6,148	2,506

INTEREST AND OTHER CHARGES:
Interest on long-term debt	15,286	14,409	30,682	28,599
Other interest	499	466	948	919
Allowance for borrowed funds used during construction	(2,567)	(749)	(5,233)	(1,732)
Amortization of redemption premiums and expense on debt	595	625	1,188	1,253
Total interest and other charges - net	13,813	14,751	27,585	29,039
NET INCOME	15,344	19,797	45,045	51,184

LESS: PREFERRED DIVIDENDS OF SUBSIDIARY	804	804	1,607	1,607

NET INCOME APPLICABLE TO COMMON STOCK	$14,540	$18,993	$43,438	$49,577

See notes to unaudited condensed consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Unaudited Condensed Consolidated Balance Sheets
(In Thousands)
	June 30,	December 31,
	2015	2014
ASSETS
UTILITY PLANT:
Utility plant in service	$4,885,709	$4,658,023
Less accumulated depreciation	2,268,586	2,264,606
Utility plant in service - net	2,617,123	2,393,417
Construction work in progress	470,409	447,399
Spare parts inventory	13,009	14,816
Property held for future use	1,002	1,002
Utility plant - net	3,101,543	2,856,634
OTHER ASSETS:
At cost, less accumulated depreciation	1,768	1,648
Other assets - net	1,768	1,648
CURRENT ASSETS:
Cash and cash equivalents	12,995	20,999
Accounts receivable and unbilled revenue (less allowance
for doubtful accounts of $2,445 and $2,076, respectively)	132,911	139,709
Fuel inventories - at average cost	68,161	47,550
Materials and supplies - at average cost	60,391	60,185
Deferred tax asset - current	17,302	41,551
Regulatory assets	2,132	93
Prepayments and other current assets	63,975	23,031
Total current assets	357,867	333,118
DEFERRED DEBITS:
Regulatory assets	425,598	419,193
Miscellaneous	27,996	21,284
Total deferred debits	453,594	440,477
TOTAL	$3,914,772	$3,631,877
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder's equity:
Common stock	$324,537	$324,537
Paid in capital	384,915	170,306
Retained earnings	407,957	430,266
Total common shareholder's equity	1,117,409	925,109
Cumulative preferred stock of subsidiary	59,784	59,784
Long-term debt (Note 5)	1,020,552	1,152,360
Total capitalization	2,197,745	2,137,253
CURRENT LIABILITIES:
Short-term and current portion of long-term debt (Note 5)	236,850	50,000
Accounts payable	147,838	110,606
Accrued expenses	21,446	25,084
Accrued real estate and personal property taxes	19,171	19,177
Regulatory liabilities	37,473	27,943
Accrued interest	20,364	20,108
Customer deposits	29,214	28,337
Other current liabilities	12,259	12,581
Total current liabilities	524,615	293,836
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
Deferred income taxes - net	426,123	421,044
Non-current income tax liability	7,147	7,042
Regulatory liabilities	624,955	610,917
Unamortized investment tax credit	4,570	5,229
Accrued pension and other postretirement benefits	68,305	96,464
Asset retirement obligations	60,553	59,098
Miscellaneous	759	994
Total deferred credits and other long-term liabilities	1,192,412	1,200,788
COMMITMENTS AND CONTINGENCIES (Note 7)
TOTAL	$3,914,772	$3,631,877

See notes to unaudited condensed consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Unaudited Condensed Consolidated Statements of Cash Flows
(In Thousands)
	Six Months Ended,
	June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$45,045	$51,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97,672	91,991
Amortization of debt premium	42	15
Amortization (deferral) of regulatory assets	(7,147)	1,618
Deferred income taxes and investment tax credit adjustments - net	26,283	74
Allowance for equity funds used during construction	(6,160)	(2,840)
Change in certain assets and liabilities:
Accounts receivable	6,798	(1,216)
Fuel, materials and supplies	(20,817)	3,477
Income taxes receivable or payable	(24,780)	27,138
Financial transmission rights	(8,174)	(10,167)
Accounts payable and accrued expenses	6,765	(22,232)
Accrued real estate and personal property taxes	(6)	(374)
Accrued interest	255	694
Pension and other postretirement benefit expenses	(28,159)	(55,603)
Short-term and long-term regulatory assets and liabilities	10,340	4,299
Prepaids and other current assets	(7,592)	(6,880)
Other - net	(657)	87
Net cash provided by operating activities	89,708	81,265
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(286,261)	(130,534)
Project development costs	(6,503)	(2,917)
Asset removal costs	(6,205)	(2,479)
Other	(51)	(50)
Net cash used in investing activities	(299,020)	(135,980)
CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt borrowings	132,000	105,000
Short-term debt repayments	(77,000)	(105,000)
Long-term borrowings, net of discount	—	128,358
Dividends on common stock	(65,747)	(67,300)
Dividends on preferred stock	(1,607)	(1,607)
Equity contribution from IPALCO	214,609	106,400
Retention payments on capital expenditures	(718)	—
Other	(229)	(1,636)
Net cash provided by financing activities	201,308	164,215
Net change in cash and cash equivalents	(8,004)	109,500
Cash and cash equivalents at beginning of period	20,999	12,120
Cash and cash equivalents at end of period	$12,995	$121,620

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$26,123	$27,075
Income taxes	$25,000	$—
	As of June 30,
	2015	2014
Non-cash investing activities:
Accruals for capital expenditures	$57,829	$24,548

See notes to unaudited condensed consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements
For the Three Months and Six Months Ended June 30, 2015

1. ORGANIZATION

IPL was incorporated under the laws of the state of Indiana in 1926. All of the outstanding common stock of IPL is owned by IPALCO. IPALCO, acquired by AES in March 2001, is owned by AES U.S. Investments and CDPQ. IPL is engaged primarily in generating, transmitting, distributing and selling electric energy to approximately 480,000 retail customers in the city of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the state of Indiana, with the most distant point being approximately forty miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL owns and operates two primarily coal-fired generating plants, one combination coal and gas-fired plant and two combustion turbines at a separate site that are all used for generating electricity. IPL’s net electric generation capacity for winter is 3,233 MW and net summer capacity is 3,115 MW.

IPL Funding is a special-purpose entity and a wholly-owned subsidiary of IPL and is included in the consolidated financial statements of IPL. IPL formed IPL Funding in 1996 to sell, on a revolving basis, up to $50 million of the retail accounts receivable and related collections of IPL to third-party purchasers in exchange for cash.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Unaudited Condensed Consolidated Financial Statements include the accounts of IPL and its unregulated subsidiary, IPL Funding. All significant intercompany amounts have been eliminated. The accompanying financial statements are unaudited; however, they have been prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the disclosures required by GAAP for annual fiscal reporting periods. In the opinion of management, all adjustments of a normal recurring nature necessary for fair presentation have been included. The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, the operating revenues and associated operating expenses are not generated evenly by month during the year. These unaudited financial statements have been prepared in accordance with the accounting policies described in IPL’s consolidated financial statements included in the Audited Consolidated Financial Statements of IPL for the year ended December 31, 2014, included in this prospectus, and should be read in conjunction therewith. We have evaluated subsequent events through the date these financial statements were issued.

Use of Management Estimates

The preparation of financial statements in conformity with GAAP requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions that management is required to make. Actual results may differ from those estimates.

New Accounting Pronouncements

ASU No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30)

In April 2015, the FASB issued ASU No. 2015-03, which simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. The standard is effective for annual reporting periods beginning after December 15, 2015 and interim periods therein, and requires the use of the full retrospective approach. Early adoption is permitted for financial statements that have not been previously issued. As of June 30, 2015, the Company had approximately $10.9 million in deferred financing costs classified in other noncurrent assets that would be reclassified to reduce the related debt liabilities upon adoption of ASU No. 2015-03.

ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB issued ASU No. 2014-09 which clarifies principles for recognizing revenue and will result in a common revenue standard for GAAP and International Financial Reporting Standards. The objective of the new standard is to provide a single and comprehensive revenue recognition model for all contracts with customers to improve comparability, and it supersedes prior, industry-specific guidance. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The standard requires an entity to recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. In July 2015, the FASB decided to defer the effective date by one year, resulting in the new revenue standard being effective for annual reporting periods beginning after December 15, 2017 and interim periods therein. Early adoption is now permitted only as of the original effective date for public entities (that is, no earlier than 2017 for calendar year-end entities). The standard permits the use of two transition methods: either a full retrospective or modified retrospective approach. The Company has not yet selected a transition method and is currently evaluating the impact of adopting the standard on its consolidated financial statements effective January 1, 2018.

ASU No. 2015-11, Simplifying the Measurement of Inventory (Topic 330)

In July 2015, the FASB issued ASU No. 2015-11, which simplifies the subsequent measurement of inventory. It replaces the current lower of cost or market test with a lower of cost or net realizable value test for inventory measured using the first-in, first-out or average cost methods. The standard is effective for public entities for annual reporting periods beginning after December 15, 2016, and interim periods therein. Early adoption is permitted. The new guidance must be applied prospectively. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements effective January 1, 2017.

3. FAIR VALUE MEASUREMENTS

Fair Value Hierarchy

ASC 820 defined and established a framework for measuring fair value and expands disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value, based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820 as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market;

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets; and

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

IPL did not have any financial assets or liabilities measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the periods covered by this report. As of June 30, 2015 and December 31, 2014, all of IPL’s financial assets or liabilities adjusted to fair value on a recurring basis (excluding pension assets – see Note 6, “Pension and Other Postretirement Benefits”) were considered Level 3, based on the above fair value hierarchy. These primarily consisted of financial transmission rights, which are used to offset MISO congestion charges. Because the benefit associated with financial transmission rights is a flow-through to IPL’s jurisdictional customers, IPL records a regulatory liability matching the value of the financial transmission rights. All of these financial assets and liabilities were not material to the Financial Statements in the periods covered by this report, individually or in the aggregate.

Whenever possible, quoted prices in active markets are used to determine the fair value of our financial instruments. Our financial instruments are not held for trading or other speculative purposes. The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash Equivalents

As of June 30, 2015 and December 31, 2014, our cash equivalents consisted of money market funds. The fair value of cash equivalents approximates their book value due to their short maturity (Level 1), which was $0.0 million and $0.2 million as of June 30, 2015 and December 31, 2014, respectively.

Indebtedness

The fair value of our outstanding fixed-rate debt has been determined on the basis of the quoted market prices of the specific securities issued and outstanding. Because trading of our debt occurs somewhat infrequently, we consider the fair values to be Level 2. It is not the purpose of this disclosure to approximate the value on the basis of how the debt might be refinanced.

The following table shows the face value and the fair value of fixed-rate and variable-rate indebtedness for the periods ending:

	June 30, 2015		December 31, 2014
	Face Value	Fair Value	Face Value	Fair Value
	(In Millions)
Fixed-rate	$1,155.3	$1,273.3	$1,155.3	$1,386.2
Variable-rate	105.0	105.0	50.0	50.0
Total indebtedness	$1,260.3	$1,378.3	$1,205.3	$1,436.2

The difference between the face value and the carrying value of this indebtedness represents unamortized discounts of $2.9 million and $2.9 million at June 30, 2015 and December 31, 2014, respectively.

Other Non-Recurring Fair Value Measurements

ASC 410 “Asset Retirement and Environmental Obligations” addresses financial accounting and reporting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation. A legal obligation for purposes of ASC 410 is an obligation that a party is required to settle as a result of an existing law, statute, ordinance, written or oral contract or the doctrine of promissory estoppel. IPL’s ARO liabilities relate primarily to environmental issues involving asbestos-containing materials, ash ponds, landfills and miscellaneous contaminants associated with its generating plants, transmission system and distribution system. We use the cost approach to determine the fair value of IPL’s ARO liabilities, which is estimated by discounting expected cash outflows to their present value at the initial recording of the liabilities. Cash outflows are based on the approximate future disposal costs as determined by market information, historical information or other management estimates. These inputs to the fair value of the ARO liabilities would be considered Level 3 inputs under the fair value hierarchy. As of June 30, 2015 and December 31, 2014, ARO liabilities were $60.6 million and $59.1 million, respectively.

4. SHAREHOLDER'S EQUITY

On April 1, 2015, IPL received an equity capital contribution of $214.4 million from IPALCO for funding needs primarily related to IPL’s environmental construction program.

5. INDEBTEDNESS

Long-Term Debt

The following table presents our long-term indebtedness:

		June 30,	December 31,
Series	Due	2015	2014
		(In Thousands)
IPL first mortgage bonds (see below):
4.90% (1)	January 2016	30,000	30,000
4.90% (1)	January 2016	41,850	41,850
4.90% (1)	January 2016	60,000	60,000
5.40% (2)	August 2017	24,650	24,650
3.875% (1)	August 2021	55,000	55,000
3.875% (1)	August 2021	40,000	40,000
4.55% (1)	December 2024	40,000	40,000
6.60%	January 2034	100,000	100,000
6.05%	October 2036	158,800	158,800
6.60%	June 2037	165,000	165,000
4.875%	November 2041	140,000	140,000
4.65%	June 2043	170,000	170,000
4.50%	June 2044	130,000	130,000
Unamortized discount - net		(2,898)	(2,940)
Total IPL first mortgage bonds		1,152,402	1,152,360
Less: Current Portion of Long-term Debt		131,850	—
Net Consolidated IPL Long-term Debt		$1,020,552	$1,152,360

(1)	First mortgage bonds are issued to the Indiana Finance Authority, to secure the loan of proceeds from the tax-exempt bonds issued by the Indiana Finance Authority.

(2)	First mortgage bonds are issued to the city of Petersburg, Indiana, to secure the loan proceeds from various tax-exempt instruments issued by the city.

Line of Credit

In May 2014, IPL entered into an amendment and restatement of its 5-year $250 million revolving credit facility with a syndication of banks. This Credit Agreement is an unsecured committed line of credit to be used: (i) to finance capital expenditures; (ii) to refinance indebtedness under the existing credit agreement; (iii) to support working capital; and (iv) for general corporate purposes. This agreement matures on May 6, 2019, and bears interest at variable rates as described in the Credit Agreement. It includes an uncommitted $150 million accordion feature to provide IPL with an option to request an increase in the size of the facility at any time during the term of the agreement, subject to approval by the lenders. Prior to execution, IPL had existing general banking relationships with the parties in this agreement. As of June 30, 2015 and December 31, 2014, IPL had $55.0 million and $0.0 million of outstanding borrowings on the committed line of credit, respectively.

IPL First Mortgage Bonds

IPL has classified its outstanding $131.9 million aggregate principal amount of 4.90% IPL first mortgage bonds as short-term indebtedness as they are due January 2016. Management plans to refinance these bonds with new debt. In the event that we are unable to refinance these bonds on acceptable terms, IPL has available borrowing capacity on its revolving credit facility that could be used to satisfy the obligation.

6. PENSION AND OTHER POSTRETIREMENT BENEFITS

The following table (in thousands) presents information for the six months ended June 30, 2015, relating to the Pension Plans:

Net unfunded status of plans:
Net unfunded status at December 31, 2014, before tax adjustments	$(91,182)
Net benefit cost components reflected in net funded status during first quarter:
Service cost	(2,079)
Interest cost	(7,408)
Expected return on assets	11,206
Employer contributions during quarter	25,000
Net unfunded status at March 31, 2015, before tax adjustments	$(64,463)
Net benefit cost components reflected in net funded status during second quarter:
Service cost	(2,078)
Interest cost	(7,408)
Expected return on assets	11,206
Net unfunded status at June 30, 2015, before tax adjustments	$(62,743)

Regulatory assets related to pensions(1):
Regulatory assets at December 31, 2014, before tax adjustments	$236,891
Amount reclassified through net benefit cost:
Amortization of prior service cost	(1,216)
Amortization of net actuarial loss	(3,475)
Regulatory assets at March 31, 2015, before tax adjustments	$232,200
Amount reclassified through net benefit cost:
Amortization of prior service cost	(1,217)
Amortization of net actuarial loss	(3,475)
Regulatory assets at June 30, 2015, before tax adjustments	$227,508

(1)
Amounts that would otherwise be charged/credited to Accumulated Other Comprehensive Income or Loss upon application of ASC 715, “Compensation - Retirement Benefits,” are recorded as a regulatory asset or liability because IPL has historically recovered and currently recovers pension and other postretirement benefit expenses in rates. These are unrecognized amounts yet to be recognized as components of net periodic benefit costs.

Pension Expense
The following table presents net  periodic benefit cost information relating to the Pension Plans combined:

	For the Three Months Ended,		For the Six Months Ended,
	June 30,		June 30,
	2015	2014	2015	2014
	(In Thousands)		(In Thousands)
Components of net periodic benefit cost:
Service cost	$2,078	$1,807	$4,157	$3,615
Interest cost	7,408	7,789	14,816	15,577
Expected return on plan assets	(11,206)	(10,473)	(22,412)	(20,946)
Amortization of prior service cost	1,217	1,213	2,433	2,426
Amortization of actuarial loss	3,475	2,426	6,950	4,855
Net periodic benefit cost	$2,972	$2,762	$5,944	$5,527

In addition, IPL provides postretirement health care benefits to certain active or retired employees and the spouses of certain active or retired employees. These postretirement health care benefits and the related unfunded obligation was $5.7 million and $5.4 million at June 30, 2015 and December 31, 2014, respectively. The related expense was not material to the Financial Statements in the periods covered by this report.

7. COMMITMENTS AND CONTINGENCIES

Legal Loss Contingencies

IPL is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPL’s results of operations, financial condition and cash flows. Amounts accrued or expensed for legal or environmental contingencies collectively during the periods covered by this report have not been material to IPL’s consolidated financial statements.

Environmental Loss Contingencies

We are subject to various federal, state, regional and local environmental protection and health and safety laws, as well as regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits.

New Source Review

In October 2009, IPL received a NOV and Finding of Violation from the EPA pursuant to the CAA Section 113(a). The NOV alleges violations of the CAA at IPL’s three primarily coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the PSD and nonattainment New Source Review requirements under the CAA. Since receiving the letter, IPL management has met with the EPA staff regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, retire existing generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard. IPL has recorded a contingent liability related to this matter.

8. INCOME TAXES

IPL’s effective combined state and federal income tax rates were 35.7% and 37.0% for the three and six months ended June 30, 2015, respectively, as compared to 35.5% and 34.7% for the three and six months ended June 30, 2014, respectively. The increase in the effective tax rates versus the comparable periods was primarily the result of an increase in state income tax expense (net of the federal tax benefit) and the disallowance of the domestic manufacturing deduction (Internal Revenue Code Section 199). The state tax expense in the current period is greater than the prior period due to the prior period containing an adjustment for a reduction in the enacted Indiana state tax rate. Due to the election of the final tangible property regulations in the prior year, IPL will not receive the benefit of the manufacturers’ deduction until the Net Operating Loss carryover caused by the election is used in its entirety. These increases in the rate were also partially offset by the increase in the allowance for equity funds used during construction in 2015.

9. RELATED PARTY TRANSACTIONS

In December 2013, an agreement was signed, effective January 1, 2014, whereby the Service Company began providing services including accounting, legal, human resources, information technology and other corporate services on behalf of companies that are part of the U.S. SBU, including among other companies, IPL. The Service Company allocates the costs for these services based on cost drivers designed to result in fair and equitable allocations. This includes ensuring that the regulated utilities served, including IPL, are not subsidizing costs incurred for the benefit of non-regulated businesses. Total costs incurred by the Service Company on behalf of IPL were $11.9 million and $13.0 million during the six-month periods ended June 30, 2015 and 2014, respectively. Total costs incurred by IPL on behalf of the Service Company were $3.7 million and $2.1 million during the six-month periods ended June 30, 2015 and 2014, respectively. IPL had a prepaid balance with the Service Company of $3.5 million and $0.4 million as of June 30, 2015 and December 31, 2014, respectively.

IPALCO ENTERPRISES, INC.

Offer to Exchange
3.45% Senior Secured Notes due 2020
for
New 3.45% Senior Secured Notes due 2020

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

, 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Chapter 37 of the Indiana Business Corporation Law, as amended (the “IBCL”), authorizes every Indiana corporation to indemnify its directors and officers under certain circumstances against liability and expenses. A corporation may indemnify against liability incurred in a proceeding a director or an officer who is made a party to the proceeding because of the individual’s position as a director or an officer of the corporation if the individual’s conduct was in good faith and the individual reasonably believed, if conduct was in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual also must have had either reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful.
IBCL Chapter 37 also provides for a corporation’s “mandatory indemnification,” unless limited by the articles of incorporation, against reasonable expenses incurred by a director or an officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party by reason of the individual’s position as being or having been a director or officer of the corporation. A corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director or an officer who is a party to a proceeding if the individual furnishes the corporation with a written affirmation of the individual’s good faith belief that he or she met the indemnification standard of conduct described in the preceding paragraph; the individual furnishes the corporation with a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct; and those making the decision to reimburse the director or officer determine that the facts then known would not preclude indemnification under IBCL Chapter 37.
IBCL Chapter 37 permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.
The Third Amended and Restated Articles of Incorporation of IPALCO Enterprises, Inc. provide that, to the extent not inconsistent with applicable law, IPALCO Enterprises, Inc. shall indemnify against all liability and reasonable expense a person who is a director, officer, employee or agent of IPALCO Enterprises, Inc. or who is or was serving at the request of IPALCO Enterprises, Inc. as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity (an “Eligible Person”) resulting from any pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of IPALCO Enterprises, Inc. or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise, by reason of his or her being or having been an Eligible Person, or by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such liability or expense shall have been incurred (a “Claim”), (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible Person is determined to have acted in good faith in what he or she reasonably believed to be the best interests of IPALCO Enterprises, Inc. or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. For purposes of this indemnification provision, the term “Wholly Successful” means: (i) the termination of any Claim against an Eligible Person without any finding of liability or guilt against him or her; (ii) the approval by a court or agency, with knowledge of the above indemnity provisions, of a settlement of any Claim; or (iii) the expiration of a reasonable period of time after the threatened making of any Claim without commencement of an action, suit or proceeding and without any payment or promise made to induce a settlement.
The Registration Rights Agreement filed as Exhibit 4.10 to this Registration Statement provides for indemnification of directors and officers of IPALCO Enterprises, Inc. by the initial purchasers against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document
3.1	Third Amended and Restated Articles of Incorporation of IPALCO Enterprises, Inc. (Incorporated by reference to Exhibit No. 3.1 to IPALCO’s Form 8-K dated as of February 18, 2015).
3.2	Amended and Restated By-Laws of IPALCO Enterprises, Inc. (Incorporated by reference to Exhibit No. 3.2 to IPALCO’s Form 8-K dated as of February 18, 2015).
4.1*	Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A. dated as of November 14, 2001.
4.2*
Mortgage and Deed of Trust, dated as of May 1, 1940, between IPL and the Bank of New York Mellon Trust Company, NA, as successor in interest to American National Bank & Trust Company of Chicago, Trustee.

4.3	The following supplemental indentures to the Mortgage and Deed of Trust referenced in 4.2 above:
*Third Supplemental Indenture, dated as of April 1, 1949
*Tenth Supplemental Indenture, dated as of October 1, 1960
*Eighteenth Supplemental Indenture, dated as of February 15, 1974
*Thirty-Seventh Supplemental Indenture, dated as of October 1, 1993
*Forty-Eighth Supplemental Indenture, dated as of January 1, 2004
*Fifty-Second Supplemental Indenture, dated as of September 1, 2006
*Fifty-Third Supplemental Indenture, dated as of October 1, 2006
*Fifty-Fourth Supplemental Indenture, dated as of June 1, 2007
*Fifty-Fifth Supplemental Indenture, dated as of May 1, 2009
*Fifty-Sixth Supplemental Indenture, dated as of May 1, 2009
*Fifty-Seventh Supplemental Indenture, dated as of May 1, 2009
*Fifty-Eighth Supplemental Indenture, dated as of August 1, 2011
*Fifty-Ninth Supplemental Indenture, dated as of August 1, 2011
Sixtieth Supplemental Indenture, dated as of November 1, 2011 (Incorporated by reference to Exhibit No. 4.3 to IPALCO’s December 31, 2011 Form 10-K).
Sixty-First Supplemental Indenture, dated as of June 1, 2013 (Incorporated by reference to Exhibit No. 4.1 to IPALCO’s June 30, 2013 Form 10-Q).
Sixty-Second Supplemental Indenture, dated as of June 1, 2014 (Incorporated by reference to Exhibit No. 4.1 to IPALCO’s June 30, 2014 Form 10-Q)
Sixty-Third Supplemental Indenture, dated as of September 1, 2015
4.4*	Indenture between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as successor Trustee, dated April 15, 2008 for the 7.25% Senior Secured Notes Due 2016.
4.5*
Pledge Agreement Supplement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as successor Collateral Agent, dated April 15, 2008 to the Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, November 14, 2001

4.6*
Pledge Agreement Supplement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., dated May 18, 2011 to the Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., dated November 14, 2001

4.7*	Indenture between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated May 18, 2011 for the 5.00% Senior Secured Notes Due 2018
4.8
Indenture between IPALCO Enterprises, Inc. and U.S. Bank, National Association, as Trustee, dated June 25, 2015 for IPALCO’s 3.45% Senior Secured Notes due 2020 (Incorporated by reference to Exhibit 4.1 to IPALCO’s Form 8-K dated as of June 25, 2015)

4.9
Pledge Agreement Supplement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, dated June 25, 2015 to the Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company dated November 14, 2001, as amended (Incorporated by reference to Exhibit 4.2 to IPALCO’s Form 8-K dated as of June 25, 2015)

4.10
Registration Rights Agreement, dated June 25, 2015, among IPALCO Enterprises, Inc. and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the initial purchasers (Incorporated by reference to Exhibit 4.3 to IPALCO’s Form 8-K dated as of June 25, 2015)

5.1	Opinion of Davis Polk & Wardwell LLP with respect to the new notes

Exhibit No.	Document
5.2	Opinion of Barnes & Thornburg LLP with respect to the new notes
10.1*	Interconnection Agreement, dated April 1, 2008, between American Electric Power Service Corporation, as agent for Indiana Michigan Power Company, and IPL
10.2*	Interconnection Agreement, dated December 2, 1969, between IPL and Southern Indiana Gas and Electric Company as modified through Modification Number 11
10.3*	Interconnection Agreement dated December 1, 1981, between IPL and Hoosier Energy Rural Electric Cooperative, Inc., as modified through Modification 6
10.4*	Tenth Supplemental Agreement to the Interconnection Agreement between IPL and PSI Energy, Inc., dated as of June 26, 2002, amending and completely restating prior agreements.
10.5
$250,000,000 Revolving Credit Facilities Amended and Restated Credit Agreement by and among Indianapolis Power & Light Company, The Lenders Party Hereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Sole Bookrunner and Sole Lead Arranger, Fifth Third Bank, as Syndication Agent and BMO Harris Bank N.A., as Documentation Agent, dated as of May 6, 2014 (Incorporated by reference to Exhibit 10.1 to IPALCO’s March 31, 2014 Form 10-Q).

10.6
IPALCO Shareholders’ Agreement by and among AES U.S. Investments, Inc., IPALCO Enterprises, Inc. and CDP Infrastructure Fund GP dated as of February 11, 2015 (Incorporated by reference to Exhibit 10.1 to IPALCO’s March 31, 2014 Form 10-Q)

10.7
Subscription Agreement by and between IPALCO and CDP Infrastructure Fund GP, a wholly owned subsidiary of La Caisse de dépȏt et placement du Québec dated December 14, 2014 (Incorporated by reference to Exhibit 10.10 to IPALCO’s December 31, 2014 10-K/A filed with the SEC on April 29, 2014)

12	Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Company
23.1	Consent of Davis Polk & Wardwell LLP (contained in the opinion filed as Exhibit 5.1).
23.2	Consent of Barnes & Thornburg LLP (contained in the opinion filed as Exhibit 5.2)
23.3	Consent of Ernst & Young LLP
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1.
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Clients
99.4	Form of Letter to Brokers
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*	Incorporated by reference to IPALCO’s Registration Statement on Form S-4 filed with the SEC on October 11, 2011.

Item 22. Undertakings
(a)    The undersigned hereby undertakes:
(1)    To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(d)    The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, IPALCO Enterprises, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on September 28, 2015.

IPALCO ENTERPRISES, INC.
By:	/s/ Craig L. Jackson
	Name:	Craig L. Jackson
	Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig L. Jackson and Judi L. Sobecki, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Kenneth J. Zagzebski	President and Chief Executive Officer and Director (Principal Executive Officer)	September 28, 2015
Kenneth J. Zagzebski
/s/ Thomas M. O’Flynn	Chairman of the Board and Director	September 28, 2015
Thomas M. O'Flynn
/s/ Margaret E. Tigre	Director	September 28, 2015
Margaret E. Tigre
/s/ Richard A. Sturges	Director	September 28, 2015
Richard A. Sturges
/s/ Paul L. Freedman	Director	September 28, 2015
Paul L. Freedman
/s/ Michael S. Mizell	Director	September 28, 2015
Michael S. Mizell
/s/ Andrew J. Horrocks	Director	September 28, 2015
Andrew J. Horrocks
/s/ Olivier Renault	Director	September 28, 2015
Olivier Renault
/s/ Renaud Faucher	Director	September 28, 2015
Renaud Faucher
/s/ Craig L. Jackson	Chief Financial Officer and Director (Principal Financial Officer)	September 28, 2015
Craig L. Jackson
/s/ Kurt A. Tornquist	Controller (Principal Accounting Officer)	September 28, 2015
Kurt A. Tornquist